                       SECURITIES AND EXCHANGE COMMISSION
                            SCHEDULE 14A INFORMATION

                          PROXY STATEMENT PURSUANT TO
              SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary proxy statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or
                 Rule 14a-12

                                 DONNA KARAN INTERNATIONAL INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)
      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                Common Stock, par value $0.01 per share, of Donna Karan
                International Inc.
           Class A Common Stock, par value $0.01 per share, of Donna Karan
           International Inc.
           Class B Common Stock, par value $0.01 per share, of Donna Karan
           International Inc.
           -----------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                22,038,254 shares of Common Stock, 886,431 shares of Common
                Stock subject to outstanding options, 18 shares of Class A
                Common Stock and 2 shares of Class B Common Stock.
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                The filing fee was determined based upon the sum of (a) the product of 22,038,254 shares of Common Stock and the merger consideration of $10.75 per share, (b) the difference
                between the merger consideration of $10.75 per share and the exercise price per share of each of the 886,431 shares of
                Common Stock subject to outstanding options, (c) the product of 18 shares of Class A Common Stock and the merger
                consideration of $10.75 per share and (d) the product of 2 shares of Class B Common Stock and the merger consider-
                ation of $10.75 per share. In accordance with Rule 0-11
                under the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the amount
                calculated pursuant to the preceding sentence by 1/50 of one percent.
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                $240,191,028
                ------------------------------------------------------------
           (5)  Total fee paid: $48,039
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1)  Amount previously paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement no.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                         DONNA KARAN INTERNATIONAL INC.
                               550 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10018

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON              , 2001

                            ------------------------

To the Stockholders of Donna Karan International Inc.:

    A special meeting of the stockholders of Donna Karan International Inc. will
be held at             on             , 2001 at       , local time, to consider
and vote upon the following matter:

    - A proposal to adopt the Agreement and Plan of Merger, dated as of March 31, 2001, by and among Donna Karan International Inc., LVMH Moet Hennessy Louis Vuitton Inc. and DKI Acquisition, Inc., a direct subsidiary of LVMH, and approve the merger of DKI Acquisition with and into Donna Karan International, with Donna Karan International being the surviving corporation, in accordance with the terms of the merger agreement. In the merger, each outstanding share of our common stock will be converted into the right to receive $10.75 in cash, without interest and less any applicable withholding taxes, other than shares held in our treasury, held by any of our wholly-owned subsidiaries, held by LVMH, DKI Acquisition, Sofidiv S.A., an affiliate of LVMH, or any wholly-owned subsidiary of LVMH, or held by stockholders who perfect their appraisal rights under Delaware law.

    The board of directors has specified             , 2001, at the close of
business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the special meeting. A list of the stockholders entitled to vote at the special meeting will be available for examination by any stockholder at the special meeting. For 10 days prior to the special meeting, this stockholder list will also be available for inspection by stockholders at our corporate offices at 550 Seventh Avenue, New York, New York 10018, during ordinary business hours.

    Please read the proxy statement and other materials concerning Donna Karan International and the merger, which are mailed with this notice, for a more complete statement regarding the proposal to be acted upon at the special meeting. This notice also constitutes notice of appraisal rights under Delaware law in connection with the merger, as described in the proxy statement and Appendix C thereto.

    OUR BOARD OF DIRECTORS, BASED IN PART ON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF OUR BOARD OF DIRECTORS, HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF DONNA KARAN INTERNATIONAL AND OUR STOCKHOLDERS AND THAT THE MERGER IS FAIR TO OUR STOCKHOLDERS. Accordingly, our board of directors has approved the merger agreement and the merger and recommends that you vote "FOR" adoption of the merger agreement and approval of the merger. Our board of directors expressed no opinion as to the fairness of the merger to LVMH, Donna Karan, Stephan Weiss and their respective affiliates.

    Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          By Order of the Board of Directors

                                          /s/ LYNN E. USDAN

                                          Lynn E. Usdan
                                          SECRETARY

    This proxy statement is dated             , 2001 and is first being mailed
to stockholders on or about             , 2001.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                         DONNA KARAN INTERNATIONAL INC.
                               550 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10018

                            ------------------------

                                                                          , 2001

Dear Fellow Stockholder:

    You are cordially invited to attend a special meeting of the stockholders of
Donna Karan International Inc. to be held at             on             , 2001
at       , local time. A notice of the special meeting, a proxy statement and related information about Donna Karan International and a proxy card are enclosed. All holders of the outstanding shares of our common stock as of the
close of business on             , 2001 will be entitled to notice of and to
vote at the special meeting. You may vote shares at the special meeting only if you are present in person or represented by proxy.

    At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 31, 2001, by and among Donna Karan International Inc., LVMH Moet Hennessy Louis
Vuitton Inc. and DKI Acquisition, Inc., a direct subsidiary of LVMH, and approve the merger of DKI Acquisition with and into Donna Karan International, with Donna Karan International continuing as the surviving corporation, in accordance with the terms of the merger agreement. If the merger agreement is adopted and the merger is approved then, at the effective time of the merger, each outstanding share of our common stock will be converted into the right to receive $10.75 in cash, without interest and less any applicable withholding taxes, other than shares held in our treasury, held by any of our wholly-owned subsidiaries, held by LVMH, DKI Acquisition, Sofidiv S.A., an affiliate of LVMH, or any wholly-owned subsidiary of LVMH, or held by stockholders who perfect their appraisal rights under Delaware law. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement, and we urge you to read it in its entirety.

    A special committee of the board of directors of Donna Karan International, consisting of the four non-employee members of our board of directors, has considered and evaluated the merger. The special committee has recommended to our board of directors that the merger agreement and the merger be approved. In connection with its evaluation of the merger, the special committee engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as its financial advisor and to advise the special committee. Merrill Lynch delivered its oral opinion on March 30, 2001 to the special committee and our board of directors and, following the final determination of the merger consideration to be $10.75 in cash per share, on April 2, 2001, Merrill Lynch confirmed its oral opinion with a written opinion to the effect that, as of those dates and based upon the assumptions made, matters considered and limitations on the review described in the written opinion, the merger consideration was fair from a financial point of view to our stockholders. Merrill Lynch expressed no opinion as to the fairness of the merger consideration to (1) LVMH and its subsidiaries and (2) Donna Karan, our Chairman of the Board and Chief Designer, Stephan Weiss, our Vice Chairman of the Board and Donna Karan's husband, and their affiliated trusts, with respect to shares of Donna Karan International they are exchanging prior to the merger for shares of DKI Acquisition. Donna Karan, Stephan Weiss and their affiliated trusts will not receive the $10.75 in cash per share price for the shares they are exchanging. You should carefully read the written opinion of Merrill Lynch that is attached as Appendix B to the accompanying proxy statement.

    OUR BOARD OF DIRECTORS, BASED IN PART ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF DONNA KARAN INTERNATIONAL AND OUR STOCKHOLDERS AND THAT THE MERGER IS FAIR TO OUR STOCKHOLDERS. Accordingly, our board of directors has approved the merger agreement and the merger and recommends that you vote "FOR" adoption of the merger agreement and approval of the merger. Our board of directors expressed no opinion as to the fairness of the merger to LVMH, Donna Karan, Stephan Weiss and their respective affiliates.

    Our board of directors approved and recommended adoption of the merger agreement and approval of the merger by a vote of four to one, although the one dissenting member subsequently signed a voting agreement in which he agreed to vote his shares of our common stock in favor of the merger agreement and the merger. Donna Karan and Stephan Weiss, two other members of our board, refrained from participating in the board meeting at which the merger agreement and the merger were approved because of their interests as continuing stockholders in the merger.

    In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from yours. Also, Donna Karan and Stephan Weiss have negotiated and entered into separate arrangements with LVMH that require them to exchange a portion of their shares of Donna Karan International for shares of DKI Acquisition immediately prior to the merger and provide them with rights that are different from yours. See "Special Factors--Interests of Executive Officers and Directors in the Merger" and "Special Factors--Certain Relationships Among LVMH, DKI Acquisition and the Continuing Stockholders."

    Adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority in voting power of all outstanding shares of our common stock. The following stockholders, who collectively beneficially own approximately 46.8% of our outstanding common stock, have entered into voting agreements in which they have agreed to vote their shares in favor of the adoption of the merger agreement and approval of the merger:
(1) Donna Karan, Stephan Weiss and their affiliated trusts, who collectively beneficially own approximately 23.6% of our outstanding common stock; and
(2) Frank R. Mori, Tomio Taki and Takihyo Inc., who collectively beneficially own approximately 23.2% of our outstanding common stock. LVMH also has agreed to cause Sofidiv S.A. to vote the shares that it owns, representing approximately 1% of our outstanding common stock, in favor of the adoption of the merger agreement and approval of the merger. Therefore, the merger agreement is likely to be adopted and the merger is likely to be approved. We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

    Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          By Order of the Board of Directors

                                          /s/ JOHN D. IDOL

                                          John D. Idol
                                          CHIEF EXECUTIVE OFFICER

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1

SUMMARY TERM SHEET..........................................    4
    The Companies...........................................    4
    The Special Meeting.....................................    5
      Date, Time, Place and Proposal to be Considered.......    5
      Record Date for Voting................................    5
      Vote Required for Approval............................    5
    The Merger..............................................    5
      Purpose of the Merger.................................    5
      Effects of the Merger.................................    5
      Recommendations of the Special Committee and our Board
       of Directors.........................................    6
      Opinion of Merrill Lynch..............................    6
      DKI's Position as to the Fairness of the Merger.......    7
      LVMH's, DKI Acquisition's and the Continuing
       Stockholders' Positions as to the Fairness of the
       Merger...............................................    7
      Interests of our Directors and Executive Officers in
       the Merger...........................................    8
      Accounting Treatment..................................    9
      Material U.S. Federal Income Tax Consequences.........   10
      The Merger Agreement..................................   10
      Appraisal Rights......................................   11
      Regulatory Approvals..................................   11
      Financing of the Merger...............................   11

FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE.............   12

INTRODUCTION................................................   14
    Proposal to be Considered at the Special Meeting........   14
    Voting Rights; Vote Required for Approval...............   14
    Voting and Revocation of Proxies........................   15
    Solicitation of Proxies; Expenses of Solicitation.......   16
    Comparative Market Price Data...........................   16
    Dividends...............................................   17
    Our Selected Consolidated Financial Information.........   17
    Consolidated Ratios of Earnings to Fixed Charges and
     Book Value Per Share...................................   20
    Recent Developments.....................................   20

SPECIAL FACTORS.............................................   22
    Background of the Merger................................   22
    Opinion of Merrill Lynch................................   31
    Reasons for the Recommendations of the Special Committee
     and our Board of Directors.............................   36
    Our Forecasts...........................................   39
    DKI's Position as to the Fairness of the Merger.........   40
    LVMH's and DKI Acquisition's Position as to the Fairness
     of the Merger..........................................   41
    LVMH's and DKI Acquisition's Reasons for the Merger.....   42
    The Continuing Stockholders' Position as to the Fairness
     of the Merger..........................................   42
    The Continuing Stockholders' Reasons for the Merger.....   44
    Purpose and Structure of the Merger.....................   44
    Certain Effects of the Merger; Plans or Proposals After
     the Merger.............................................   44
    Interests of Executive Officers and Directors in the
     Merger.................................................   46
    Certain Relationships Among DKI, LVMH and Karma
     Acquisition............................................   54
    Certain Relationships Among LVMH, DKI Acquisition and
     the Continuing Stockholders............................   55
    Certain Relationships Among DKI and the Continuing
     Stockholders...........................................   60

    Material U.S. Federal Income Tax Consequences of the
     Merger to our Stockholders.............................   61

THE MERGER..................................................   63
    Effective Time of Merger................................   63
    Payment of Merger Consideration and Surrender of Stock
     Certificates...........................................   63
    Accounting Treatment....................................   64
    Financing of the Merger; Fees and Expenses of the
     Merger.................................................   64
    Appraisal Rights........................................   65
    Regulatory Approvals....................................   68
    The Merger Agreement....................................   69
      General...............................................   69
      Certificate of Incorporation; Bylaws; Directors and
       Officers of the Surviving Corporation................   69
      Consideration to be Received by Our Stockholders......   69
      Stock Options; Restricted Stock.......................   69
      Our Representations and Warranties....................   69
      Our Covenants.........................................   70
      Representations, Warranties and Covenants of LVMH and
       DKI Acquisition; Obligations of LVMH and DKI
       Acquisition..........................................   74
      No Solicitation.......................................   75
      Conditions to the Merger..............................   76
      Termination of the Merger Agreement...................   77
      Termination Fees; Expenses............................   78
      Amendments to the Merger Agreement....................   79
    Voting Agreements.......................................   80
      Voting Agreement with the Continuing Stockholders.....   80
      Voting Agreement with Frank R. Mori, Tomio Taki and
       Takihyo Inc..........................................   80

OTHER MATTERS...............................................   82
    Security Ownership of Certain Beneficial Owners and
     Management.............................................   82
    Certain Voting Arrangements.............................   84
    Goldman Sachs Reports...................................   85
    Other Matters for Action at the Special Meeting.........   89
    Stockholder Proposals...................................   89
    Legal Counsel...........................................   89
    Experts.................................................   90
    Available Information...................................   90
    Information Incorporated by Reference...................   90

APPENDIX A--AGREEMENT AND PLAN OF MERGER....................  A-1

APPENDIX B--OPINION OF MERRILL LYNCH........................  B-1

APPENDIX C--SECTION 262 OF THE DELAWARE GENERAL CORPORATION
  LAW.......................................................  C-1

APPENDIX D--GABRIELLE STUDIO PURCHASE AGREEMENT.............  D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What is the date, time and place of the special meeting?

A: The special meeting of stockholders of Donna Karan International Inc. will be
    held on       , 2001 at       , local time, at             , to consider and
    vote upon the proposal to adopt the merger agreement and approve the merger.

Q: What is the proposed transaction?

A: LVMH Moet Hennessy Louis Vuitton Inc. will acquire Donna Karan
    International Inc. through the merger of DKI Acquisition, Inc., a direct subsidiary of LVMH, with and into Donna Karan International Inc., with Donna Karan International Inc. continuing as the surviving corporation and a direct majority-owned subsidiary of LVMH.

    In this proxy statement, we refer to Donna Karan International Inc., prior to the merger, as "DKI" and Donna Karan International Inc., as the surviving corporation in the merger, as "new DKI."

Q: What will I be entitled to receive in the merger?

A: If the merger is completed, each of your shares of common stock will be converted into the right to receive $10.75 in cash, without interest and less any applicable withholding taxes. You will not have any interest in new DKI after completion of the merger.

Q: Who will own new DKI after the merger?

A: New DKI will be a privately held company owned by LVMH and Donna Karan, our Chairman of the Board and Chief Designer, Stephan Weiss, our Vice Chairman of the Board and Donna Karan's husband, and their affiliated trusts. Under separately negotiated arrangements, LVMH, Donna Karan and Stephan Weiss will participate in the ownership and governance of new DKI following the merger, and will have a number of rights and obligations related to their interest in new DKI. For a discussion of the rights and obligations of LVMH, Donna Karan and Stephan Weiss, see "Special Factors--Certain Relationships Among LVMH, DKI Acquisition and the Continuing Stockholders."

    In this proxy statement, we refer to Donna Karan, Stephan Weiss and their affiliated trusts as the "continuing stockholders."

Q: What does our board of directors recommend?

A: OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER
    AGREEMENT AND APPROVAL OF THE MERGER. Our board of directors has determined, based in part on the recommendation of a special committee of our board of directors, that the merger is advisable and in the best interests of DKI and our stockholders and that the merger is fair to our stockholders. Our board of directors expressed no opinion as to the fairness of the merger to LVMH, the continuing stockholders and their respective affiliates. To review the background of and reasons for the merger, see "Special Factors--Background of the Merger" and "Special Factors--Reasons for the Recommendations of the Special Committee and our Board of Directors."

    Our board of directors approved and recommended adoption of the merger agreement and approval of the merger by a vote of four to one, although the one dissenting member subsequently signed a voting agreement in which he agreed to vote his shares of our common stock in favor of the merger agreement and the merger. Donna Karan and Stephan Weiss, two other members of our board, refrained from participating in the board meeting at which the merger agreement and the merger were approved because of their interests as continuing stockholders.

    In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from yours. See "Special Factors--Interests of Executive Officers and Directors in the Merger" and "Special Factors--Certain Relationships Among LVMH, DKI Acquisition and the Continuing Stockholders."

Q: What function did the special committee serve with respect to the merger and who are its members?

A: The principal function of the special committee of independent directors with respect to the merger was to protect your interests in evaluating and negotiating the merger agreement. The special committee is composed of M. William Benedetto, John H. Eyler, Ann McLaughlin Korologos and Frank R. Mori, none of whom is an employee of DKI or an employee or director of LVMH. The special committee independently selected and retained legal and financial advisors to assist it. For more information regarding the special committee and its evaluation and negotiation of the merger, see "Special Factors--Background of the Merger."

Q: What vote is required to adopt the merger agreement and approve the merger?

A: The affirmative vote of the holders of a majority in voting power of all outstanding shares of our common stock is required to adopt the merger agreement and approve the merger. See "Introduction--Voting Rights; Vote Required for Approval." The following stockholders, who collectively beneficially own approximately 46.8% of our outstanding common stock, have entered into voting agreements in which they have agreed to vote their shares in favor of the adoption of the merger agreement and approval of the merger: (1) the continuing stockholders, who collectively beneficially own approximately 23.6% of our outstanding common stock; and (2) Frank R. Mori, Tomio Taki and Takihyo Inc., who collectively beneficially own approximately 23.2% of our outstanding common stock. See "The Merger--Voting Agreements." LVMH also has agreed to cause its affiliate, Sofidiv S.A., to vote the shares that it owns, representing approximately 1% of our outstanding common stock, in favor of the adoption of the merger agreement and approval of the merger. Therefore, the merger agreement is likely to be adopted and the merger is likely to be approved.

Q: What should I do now? How do I vote?

A: After you read and consider carefully the information contained in this proxy statement, please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. Failure to return your proxy or vote in person at the meeting will have the same effect as a vote against the adoption of the merger agreement and approval of the merger. See "Introduction--Voting and Revocation of Proxies."

Q: What if I oppose the merger? Do I have appraisal rights?

A: Stockholders who object to the merger may elect to pursue their appraisal rights to receive the statutorily determined "fair value" of their shares, which could be more or less than the $10.75 per share merger consideration, but only if they comply with the procedures required under Delaware law. In order to qualify for these rights, you must (1) not vote in favor of the merger agreement or the merger, (2) make a written demand for appraisal prior to the taking of the vote on the merger agreement and the merger at the special meeting and (3) otherwise comply with the Delaware law procedures for exercising appraisal rights. For a summary of these Delaware law procedures, see "The Merger--Appraisal Rights." An executed proxy that is not marked "AGAINST" or

    "ABSTAIN" will be voted for adoption of the merger agreement and approval of the merger and will disqualify the stockholder submitting that proxy from demanding appraisal rights.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Yes, but only if you provide instructions to your broker on how to vote. You should fill out, sign, date and return the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See "Introduction--Voting and Revocation of Proxies."

Q: Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A: Yes, you can change your vote before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can deliver a written notice stating that you would like to revoke your proxy or a new later-dated proxy card to our corporate secretary on or before the business day prior to the special meeting. Second, you can submit a written revocation or a new later-dated proxy card to us at the special meeting prior to the vote being taken. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. See "Introduction--Voting and Revocation of Proxies."

Q: Should I send in my stock certificates now?

A: No. If the merger is completed, shortly thereafter you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to LVMH's paying agent. You should use the letter of transmittal to exchange stock certificates for the $10.75 per share merger consideration to which you are entitled as a result of the merger. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS. You should follow the procedures described in "The Merger--Payment of Merger Consideration and Surrender of Stock Certificates."

Q: When do you expect the merger to be completed? Is the merger subject to the fulfillment of any conditions?

A: We are working towards completing the merger as soon as possible. For the merger to occur, the merger agreement must be adopted and the merger must be approved by our stockholders and we must obtain governmental approvals. If our stockholders adopt the merger agreement and approve the merger, we expect to complete the merger as soon as practicable after the special meeting. See "The Merger--Regulatory Approvals" and "The Merger--The Merger Agreement--Conditions to the Merger."

Q: What are the tax consequences of the merger to me?

A: The receipt of cash in exchange for common stock surrendered in the merger will constitute a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who surrenders a share of common stock in the merger will recognize a gain or loss equal to the difference, if any, between $10.75 per share and the stockholder's adjusted tax basis in that share. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES THAT MAY RESULT FROM YOUR INDIVIDUAL CIRCUMSTANCES, AS WELL AS THE FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF SHARES IN THE MERGER. To review a summary of the material tax considerations of the merger, see "Special Factors--Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders."

Q: Who can help answer my other questions?

A: If you have more questions about the merger, you should contact our proxy solicitation agent:

    MacKenzie Partners, Inc.
    156 Fifth Avenue
    New York, New York 10010
    Call Collect: (212) 929-5500
    Call Toll-Free: (800) 322-2885

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                               SUMMARY TERM SHEET

    This summary term sheet highlights material information from this proxy statement and does not contain all of the information that is important to you. To understand the merger fully, you should read carefully this entire proxy statement, including the information incorporated by reference, the appendices and the additional documents referred to in this proxy statement.

                                 THE COMPANIES

DONNA KARAN INTERNATIONAL INC.
550 Seventh Avenue
New York, New York 10018
(212) 789-1500

    Donna Karan International Inc., a Delaware corporation, is one of the world's leading international fashion design houses. DKI designs, contracts for the manufacture of, markets, retails and distributes collections of men's and women's clothing, sportswear, accessories and shoes primarily under the DONNA KARAN NEW YORK, DKNY, DKNY JEANS and DKNY ACTIVE brand names. DKI has also selectively granted licenses for the manufacture and distribution of certain other products under its brand names, including beauty and beauty-related products, jeanswear, activewear, hosiery, intimate apparel, eyewear and children's apparel. DKI's common stock is traded on the New York Stock Exchange under the symbol "DK."

LVMH MOET HENNESSY LOUIS VUITTON INC.
19 East 57th Street
New York, New York 10022
(212) 931-2700

    LVMH Moet Hennessy Louis Vuitton Inc., a Delaware corporation, is an indirect subsidiary of LVMH Moet Hennessy Louis Vuitton S.A. LVMH S.A. is the world's largest luxury goods company. The LVMH group of companies is engaged in a variety of growing businesses involving the production and sale of prestigious luxury goods under world-famous brand names, including the following: champagne, wines and spirits (such as Dom Perignon, Moet & Chandon, Veuve Clicquot and Hennessy); fashion and leather goods (such as Louis Vuitton, Loewe, Fendi, Celine, Givenchy and Christian Lacroix); fragrances and cosmetics (such as Christian Dior, Guerlain, Givenchy and Kenzo); watches and jewelry (such as Chaumet, TAG Heuer and Ebel); and selective retail distribution channels (such as Sephora, the DFS Group, Le Bon Marche and La Samaritaine). In addition, the LVMH group has interests in fine art auction houses and concerns (including Phillips Auction Group and Etude Tajan), several Internet e-commerce businesses (including eLUXURY and Sephora.com) and in a number of business and financial media companies.

DKI ACQUISITION, INC.
19 East 57th Street
New York, New York 10022
(212) 931-2700

    DKI Acquisition, Inc., a Delaware corporation and a direct subsidiary of LVMH, was formed solely for the purpose of effecting the merger. DKI Acquisition has not engaged in any business except in furtherance of this purpose.

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                              THE SPECIAL MEETING

DATE, TIME, PLACE AND PROPOSAL TO BE CONSIDERED (see p. 14)

    The special meeting of stockholders of DKI will be held on             ,
2001 at       , local time, at             . At the special meeting,
stockholders will consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 31, 2001, by and among DKI, LVMH and DKI Acquisition and to approve the merger of DKI Acquisition with and into DKI. A copy of the merger agreement is attached as Appendix A to this proxy statement. For additional information regarding the proposal to be considered at the special meeting, see "Introduction--Proposal to be Considered at the Special Meeting."

RECORD DATE FOR VOTING (see pp. 14-15)

    Only stockholders of record at the close of business on             , 2001
are entitled to notice of and to vote at the special meeting. On that date,
there were approximately       holders of record of our common stock, par value
$.01 per share, and             shares of our common stock outstanding, of which
            shares were held by stockholders other than LVMH, LVMH's subsidiaries and affiliates and DKI's affiliates. Included in the number of common shares outstanding are 18 shares of Class A common stock, par value $.01 per share, which are held by Donna Karan, our Chairman of the Board and Chief Designer, and Stephan Weiss, our Vice Chairman of the Board and Donna Karan's husband, and two shares of Class B common stock, par value $.01 per share, which are held by Frank R. Mori, a director of DKI, and Tomio Taki, one of our founders. Each share of common stock, including the Class A common stock, entitles the holder to cast one vote at the special meeting, while each share of Class B common stock entitles the holder to cast nine votes at the special meeting. The rights of holders of our common stock, including the Class A common stock and Class B common stock, are identical in all other respects, including the right to receive $10.75 per share in cash in the merger. For additional information regarding the record date for voting, see "Introduction--Voting Rights; Vote Required for Approval."

VOTE REQUIRED FOR APPROVAL (see pp. 14-15)

    Adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority in voting power of all outstanding shares of our common stock. Abstentions and broker non-votes will have the effect of a vote "AGAINST" the adoption of the merger agreement and approval of the merger. See "Introduction--Voting Rights; Vote Required for Approval."

                                   THE MERGER

PURPOSE OF THE MERGER (see p. 44)

    The principal purpose of the merger is to enable you to receive cash for your shares at a significant premium over the $4.875 closing price per share of our common stock on December 15, 2000, the last full trading day before the public announcement on December 18, 2000 of LVMH's initial proposal to acquire us at $8.50 per share. See "Special Factors--Purpose and Structure of the Merger."

EFFECTS OF THE MERGER (see pp. 44-46)

    The merger is a "going private" transaction for DKI. Upon completion of the merger, DKI will be a direct, majority-owned, privately held subsidiary of LVMH. Following the merger, LVMH and the continuing stockholders will own all of the stock of new DKI. Other stockholders will not have any interest in new DKI, including in any future earnings and growth of new DKI and similarly will not bear the risk of any decrease in the value of new DKI after the merger. Our common stock will no longer be publicly traded or listed on the New York Stock Exchange. In addition, the registration of

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our common stock and our reporting obligations under the Securities Exchange Act of 1934 will be terminated upon application to the SEC. See "Special Factors--Certain Effects of the Merger; Plans or Proposals After the Merger."

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS (see pp. 36-39)

    A special committee of our board of directors, consisting of the four non-employee members of our board of directors, has determined that the merger is fair to our stockholders. The special committee expressed no opinion as to the fairness of the merger to LVMH, the continuing stockholders and their respective affiliates. Accordingly, the special committee, by a vote of three to one, has recommended to our board of directors that it declare the merger advisable and in the best interests of DKI and our stockholders, approve the merger agreement and the merger and recommend that our stockholders vote to adopt the merger agreement and approve the merger. Our board of directors, based in part on the recommendation of the special committee, has determined that the merger is advisable and in the best interests of DKI and our stockholders and that the merger is fair to our stockholders. Our board of directors expressed no opinion as to the fairness of the merger to LVMH, the continuing stockholders and their respective affiliates. Accordingly, our board of directors, by a vote of four to one, has approved the merger agreement and the merger and recommends that you vote "FOR" the proposal to adopt the merger agreement and approve the merger. For a discussion of the material factors considered by the special committee and our board of directors in reaching their conclusions and the reasons why the special committee and our board of directors determined that the merger is fair, see "Special Factors--Reasons for the Recommendations of the Special Committee and our Board of Directors."

    Our board of directors approved and recommended adoption of the merger agreement and approval of the merger by a vote of four to one, although the one dissenting member, Frank R. Mori, subsequently signed a voting agreement in which he agreed to vote his shares of our common stock in favor of the merger agreement and the merger. The execution of this voting agreement by Mr. Mori and his affiliates and the execution of a voting agreement by the continuing stockholders resulted in LVMH increasing the merger consideration from $10.60 to $10.75 per share. Donna Karan and Stephan Weiss, two other members of our board, refrained from participating in the board meeting at which the merger agreement and the merger were approved because of their interests as continuing stockholders. See "Special Factors--Background of the Merger."

OPINION OF MERRILL LYNCH (see pp. 31-36)

    In connection with the merger, the special committee and our board of directors considered the opinion of the special committee's financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as to the fairness of the merger consideration, from a financial point of view, to the holders of our common stock. Merrill Lynch delivered its oral opinion on March 30, 2001 to the special committee and our board of directors and, following the final determination of the merger consideration to be $10.75 in cash per share, on April 2, 2001, Merrill Lynch confirmed its oral opinion with a written opinion to the effect that, as of those dates and based upon the assumptions made, matters considered and limitations on the review described in the written opinion, the merger consideration was fair from a financial point of view to the holders of our common stock, other than (1) LVMH and its subsidiaries and
(2) the continuing stockholders with respect to shares of DKI they are exchanging prior to the merger for shares of DKI Acquisition. Merrill Lynch expressed no opinion as to the fairness of the merger consideration to (1) LVMH and its subsidiaries and (2) the continuing stockholders with respect to the shares of DKI they are exchanging prior to the merger for shares of DKI Acquisition. The continuing stockholders will not receive the $10.75 in cash per share price for the shares they are exchanging. Merrill Lynch's opinion was provided for the information of the special committee and our board of directors and does not constitute a recommendation to any stockholder with respect to any matter relating to the proposed merger. See "Special Factors--Opinion of Merrill Lynch."

    The full text of Merrill Lynch's written opinion is attached as Appendix B to this proxy statement. We encourage you to read Merrill Lynch's opinion in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

DKI'S POSITION AS TO THE FAIRNESS OF THE MERGER (see pp. 40-41)

    We believe the merger is fair to our stockholders. However, we express no opinion as to the fairness of the merger to LVMH, the continuing stockholders and their respective affiliates. In reaching our determination of fairness, we have relied on a number of factors, including:

    - the fact that the merger consideration represents a significant premium over the $4.875 closing price of our common stock on the last full trading day prior to the December 18, 2000 public announcement of LVMH's initial acquisition proposal of $8.50 per share and exceeds the market prices of our common stock for approximately 18 months prior to that date;

    - the fact that the special committee recommended the adoption of the merger agreement and the approval of the merger; and

    - the fact that Merrill Lynch delivered an opinion to the special committee and our board of directors as to the fairness, from a financial point of view, of the merger consideration to our stockholders, other than
      (1) LVMH and its subsidiaries and (2) the continuing stockholders with respect to shares of DKI they are exchanging prior to the merger for shares of DKI Acquisition. The continuing stockholders will not receive the $10.75 in cash per share price for the shares they are exchanging.

    For a more detailed discussion of the material factors upon which this belief is based, see "Special Factors--DKI's Position as to the Fairness of the Merger."

LVMH'S, DKI ACQUISITION'S AND THE CONTINUING STOCKHOLDERS' POSITIONS AS TO THE
  FAIRNESS OF THE MERGER (see pp. 41-44)

    The rules of the SEC require LVMH, DKI Acquisition and the continuing stockholders to express a belief regarding the fairness of the merger to DKI's unaffiliated stockholders. For this reason, LVMH, DKI Acquisition and the continuing stockholders have considered a number of factors, including that:

    - the merger consideration represents a significant premium over the $4.875 per share closing price of the DKI common stock prior to the public announcement of LVMH's initial proposal to acquire DKI;

    - an independent special committee of the board of directors of DKI has represented the interests of DKI's unaffiliated stockholders in connection with the merger, and the special committee retained its own financial and legal advisors and evaluated and negotiated the terms of the merger transaction; and

    - the board of directors and the special committee received the opinion of the special committee's financial advisor regarding the fairness, from a financial point of view, of the merger consideration to DKI stockholders, other than (1) LVMH and its subsidiaries and (2) the continuing stockholders with respect to shares of DKI they are exchanging prior to the merger for shares of DKI Acquisition. The continuing stockholders will not receive the $10.75 in cash per share price for the shares they are exchanging.

    Based on these factors and others discussed in "Special Factors--LVMH's and DKI Acquisition's Position as to the Fairness of the Merger" and "Special Factors--The Continuing Stockholders' Position as to the Fairness of the Merger," LVMH, DKI Acquisition and the continuing stockholders believe that the merger is fair to the unaffiliated holders of common stock of DKI. This belief, however, should not be construed as a recommendation to you as to how you should vote on the merger.

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (see pp. 46-53
  and pp. 55-60)

    In considering the recommendation of our board of directors with respect to the merger agreement and the merger, you should be aware that, in addition to the matters discussed above, our executive officers and members of our board of directors have interests in the merger that are in addition to or different from the interests of our stockholders generally. These interests create potential conflicts of interest and include the following:

    - Some of our executive officers and directors have options to purchase our common stock. The merger agreement provides that all outstanding options will become fully vested at the time of the merger, including options held by our executive officers and directors. Under the merger agreement, our executive officers and directors will be entitled to receive, for each share subject to an option, an amount in cash equal to the difference between the $10.75 per share merger consideration and the per share exercise price of each option, less any applicable withholding taxes.

    - Some of our executive officers and directors hold restricted common stock. The merger agreement provides that this restricted common stock will become fully vested at the time of the merger. Under the merger agreement, our executive officers and directors will be entitled to receive the $10.75 per share merger consideration for each share of restricted common stock that they own.

    - Our executive officers are entitled to receive payments and benefits in connection with the consummation of the merger, including in the event their employment is terminated in connection with the merger, under specified circumstances.

    - John H. Eyler, Ann McLaughlin Korologos and Frank R. Mori, members of the special committee, will each receive compensation of $50,000 in connection with serving on the special committee, plus fees of $1,000 for each meeting of the special committee attended. These amounts are payable regardless of whether the merger is consummated. The chairperson of the special committee, M. William Benedetto, will receive total compensation of $500,000 for his services, $250,000 of which has already been paid and $250,000 of which will be paid regardless of whether the merger is consummated.

    - New DKI will continue the indemnification arrangements and directors' and officers' liability insurance for our past, present and future directors and officers following the merger.

      See "Special Factors--Interests of Executive Officers and Directors in the Merger."

    - Donna Karan, Stephan Weiss and a trust for the benefit of their children have sold Gabrielle Studio, Inc., the owner of our principal trademarks, to LVMH for a price of $450 million, of which $50 million, net of agreed tax adjustments, will be returned to LVMH if the merger is consummated. The Gabrielle Studio purchase agreement provides a number of rights to the continuing stockholders if the merger is consummated. These rights were separately negotiated between LVMH, on the one hand, and Donna Karan, Stephan Weiss and their children's trust, on the other hand, in connection with the sale of Gabrielle Studio. Because there are no restrictions on the transfer of the stock of Gabrielle Studio, the sale of the outstanding shares of Gabrielle Studio to LVMH and the rights granted to the continuing stockholders in connection with that transaction were not subject to the approval of the special committee or our board of

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
      directors and are not subject to the approval of our stockholders. These rights include, among other things:

      (1) Immediately prior to the consummation of the merger, the continuing stockholders will exchange 3,115,456 shares of our outstanding common stock, representing approximately 14% of our outstanding common stock, for an equal number of shares of common stock of DKI Acquisition, valued at $10.75 per share. As part of the merger, these shares will be converted into shares of new DKI;

      (2) Immediately following the merger of DKI Acquisition with and into DKI, LVMH will merge Karma Acquisition, Inc., its direct wholly-owned subsidiary through which it consummated the Gabrielle Studio acquisition, with and into new DKI, with new DKI continuing as the surviving corporation;

      (3) The continuing stockholders have been granted the following options to purchase shares of new DKI:

         (A) Immediately following the consummation of the merger between Karma Acquisition and new DKI, the continuing stockholders may use all of the merger consideration they receive for their remaining shares of our common stock, which will equal $22,871,597, to purchase from LVMH 1,895,581 shares of common stock of new DKI;

         (B) If the option described above is exercised, the continuing stockholders may then use all of an additional $25 million of their personal funds to purchase a number of newly-issued shares of new DKI that would bring their common stock ownership in new DKI up to 14.3%;

          Following the exchange of shares by the continuing stockholders, the merger of DKI Acquisition with and into DKI and the merger of Karma Acquisition with and into new DKI, and assuming the full exercise by the continuing stockholders of both options described above, LVMH will own 100% of the Series A preferred stock and 85.7% of the common stock of new DKI and the continuing stockholders will own 14.3% of the common stock of new DKI;

      (4)  For so long as (A) either Donna Karan or Stephan Weiss is living and
           (B) the continuing stockholders and their permitted transferees maintain a common equity investment in new DKI with a value of at least $10 million, Donna Karan and Stephan Weiss will have the right to designate two members of the board of directors of new DKI and will have approval rights over specified corporate transactions;

      (5) Upon consummation of the merger, Donna Karan will enter into a new employment agreement providing for her continued employment as Chief Designer of new DKI and will retain creative control over new DKI consistent with the terms of her new employment agreement;

    A description of the rights that LVMH provided to the continuing stockholders in connection with the sale of Gabrielle Studio is contained in "Special Factors--Interests of Executive Officers and Directors in the Merger--Employment Agreements," "Special Factors--Certain Relationships Among LVMH, DKI Acquisition and the Continuing Stockholders" and in the Gabrielle Studio purchase agreement, which is attached as Appendix D to this proxy statement.

ACCOUNTING TREATMENT (see p. 64)

    The merger will be accounted for under the purchase method of accounting. For a discussion of the accounting treatment for the merger, see "The Merger--Accounting Treatment."

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
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (see pp. 61-62)

    The receipt of $10.75 in cash for each share of common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, each of our stockholders generally will realize taxable gain or loss as a result of the merger measured by the difference, if any, between the $10.75 per share merger consideration and the adjusted tax basis of each share of our common stock owned by the stockholder. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see "Special Factors--Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders."

THE MERGER AGREEMENT (see pp. 69-79)

CONDITIONS TO THE MERGER

    The obligations of DKI, LVMH and DKI Acquisition to effect the merger are subject to the satisfaction of the following conditions:

    - the merger agreement must be adopted and the merger must be approved by our stockholders;

    - the applicable waiting period under U.S. and any applicable foreign antitrust laws must expire or be terminated;

    - no law, injunction or order preventing the consummation of the merger may be in effect;

    - the parties' respective representations and warranties in the merger agreement must be materially true and correct; and

    - the parties must have materially complied with their respective covenants in the merger agreement.

    For additional information regarding the conditions of each party's obligation to effect the merger, see "The Merger--The Merger
Agreement--Conditions to the Merger."

NO SOLICITATION

    The merger agreement contains detailed provisions prohibiting us from seeking an alternative transaction to the merger. These "no solicitation" provisions prohibit us from taking any action to solicit an acquisition proposal from a third party. The merger agreement does not, however, prohibit us, our board of directors or the special committee from considering, and potentially approving and recommending, an unsolicited bona fide written superior proposal from a third party. For additional information regarding these "no solicitation" provisions, see "The Merger--The Merger Agreement--No Solicitation."

TERMINATION OF MERGER AGREEMENT

    The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement and approval of the merger by our stockholders:

    - by mutual written consent of LVMH and us;

    - by either LVMH or us, if the merger is not completed on or before December 31, 2001, so long as the failure to complete the merger is not the result of the failure by the terminating party to fulfill any of its obligations under the merger agreement;

    - by either LVMH or us, if any government action prohibits completion of the merger, so long as the parties have used their reasonable best efforts to resist the government action;

    - by either LVMH or us, if our stockholders do not adopt the merger agreement and approve the merger at the special meeting or any adjournment of the special meeting;

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
    - by LVMH, if our board of directors (1) withdraws or modifies, in any manner adverse to LVMH, its recommendation or approval of the merger or the merger agreement or (2) approves or recommends to our stockholders an alternative acquisition proposal;

    - by either LVMH or us, if the other party breaches any of its representations, warranties or covenants in the merger agreement in a material way and fails to cure the breach.

    Any termination of the merger agreement by us must first be approved by the special committee.

    For additional information regarding the ability of the parties to terminate the merger agreement, see "The Merger--The Merger Agreement--Termination of the Merger Agreement."

TERMINATION FEES; EXPENSES

    The merger agreement provides that, in specified circumstances in which the merger agreement is terminated, we must pay to LVMH a termination fee of $5,000,000 and/or reimburse LVMH's out-of-pocket expenses in connection with the merger up to $2,500,000. One effect of the termination fee and expense reimbursement provisions is to make it more expensive for any other potential acquiror of DKI to acquire control of DKI. This might discourage a potential acquiror from making an offer to acquire DKI. For additional information regarding the termination fee and expense reimbursement provisions, and the circumstances under which these amounts are payable, see "The Merger--The Merger Agreement--Termination Fees; Expenses."

APPRAISAL RIGHTS (see pp. 65-68)

    Stockholders who object to the merger may elect to pursue their appraisal rights to receive the statutorily determined "fair value" of their shares, which could be more or less than the $10.75 per share merger consideration, but only if they comply with the procedures required under Delaware law. In order to qualify for these rights, you must (1) not vote in favor of the merger agreement or the merger, (2) make a written demand for appraisal prior to the taking of the vote on the merger agreement and the merger at the special meeting and
(3) otherwise comply with the Delaware law procedures for exercising appraisal rights. For a summary of these Delaware law procedures, see "The Merger--Appraisal Rights." An executed proxy that is not marked "AGAINST" or "ABSTAIN" will be voted for adoption of the merger agreement and approval of the merger and will disqualify the stockholder submitting that proxy from demanding appraisal rights.

REGULATORY APPROVALS (see p. 68)

    LVMH and we are required to make filings with or obtain approvals from United States regulatory authorities in connection with the merger, including a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. LVMH and we each filed a notification form under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Department of Justice on May 4, 2001. The waiting period under the Hart-Scott-Rodino Act was terminated on May 15, 2000. LVMH also must make filings with, or obtain approvals from, foreign antitrust regulatory authorities in connection with the merger. For additional information regarding regulatory approvals, see "The Merger--Regulatory Approvals."

FINANCING OF THE MERGER (see pp. 64-65)

    The total amount of funds required to consummate the merger and to pay LVMH's related fees and expenses is estimated to be approximately
$      million. We are responsible for paying any fees and expenses incurred by
us, which are estimated to be approximately $      million. LVMH plans to fund
the purchase price through a combination of a capital contribution by LVMH S.A. and intercompany debt. The merger is not conditioned on any financing arrangements. For additional information regarding financing of the merger, see "The Merger--Financing of the Merger; Fees and Expenses of the Merger."

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
                FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

    Some statements contained in this proxy statement are forward-looking statements. The words and phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimates," "projects," "believes," "plans," or similar expressions, are intended to identify "forward-looking statements" and include, without limitation, our expectations regarding sales, earnings or other future financial performance and liquidity, and general statements about future operations and operating results. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations. Factors that could cause actual results to differ from expectations include, without limitation:

    - the failure of key members of our design teams or management, including Ms. Karan, to continue to be active in our business;

    - the failure to consummate the merger, the possibility of a termination of our license with Gabrielle Studio, a bankruptcy of Gabrielle Studio, transfer of the stock of Gabrielle Studio, or a change in the relationship between Gabrielle Studio and us under our license with Gabrielle Studio because of LVMH's ownership of Gabrielle Studio;

    - the timing and expense associated with, and effects of, strategic initiatives being implemented by us and risks associated with the timing, expense and/or changes in our strategic plan associated with a proposed merger;

    - risks associated with the receipt, pricing and timing of customer orders;

    - general competitive factors and risks associated with a downturn in the overall financial condition of the apparel industry, the retail industry and the general economy;

    - timing of and costs associated with new company-owned store openings and our economic ability to continue to open new stores;

    - risks associated with our increasing royalty revenues as a percent of our total revenues and net income and risks associated with a lack of operational or financial control over our licensees;

    - risks to our existing wholesale businesses from our licensing of related products;

    - a change in retailer or consumer acceptance of our products;

    - the variability of our results in any period due to seasonal nature of our business, the timing and level of our sales, the timing of launches of new products and collections and opening of new doors, fashion trends, and the timing, terms, consummation or success of any joint ventures, licenses or other dispositions of product lines;

    - consolidation and restructuring in the retail industry causing a decrease in the number of stores that sell our products, or an increase in the ownership concentration within the retail industry;

    - social, political and economic risks to our foreign operations and customers, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

    - changes in laws, regulations and policies, including changes in accounting standards, that affect, or will affect, us in the United States and abroad;

    - foreign currency fluctuations affecting our results of operations and value of our foreign assets, the relative price at which we and foreign competitors sell products in the same markets, and our operating and manufacturing costs outside of the United States;

    - shipment delays, depletion of inventory and increased production costs resulting from disruption at any of our facilities or other causes;

    - changes in product mix to ones that are less profitable;

    - infringements of our licensed trademarks and other proprietary rights, imitations or diversions of our products, or inability to obtain trademark protection outside the United States for one or more of our licensed marks;

    - political or economic instability resulting in the disruption of trade from the countries in which our contractors, suppliers, licensees or customers are located, the imposition of additional regulations relating to imports, the imposition of additional duties, taxes and other charges on imports, significant fluctuations of the value of the dollar against foreign currencies, or restriction on transfer of funds;

    - the inability of a contractor to deliver our products in a timely manner thereby causing us to miss the delivery date requirements of our customers, which in turn could result in the cancellation of orders, refusal to accept deliveries or a reduction in the selling price; or

    - the violation of labor or other laws by us, any independent manufacturer or any licensee.

We undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere whether as a result of new information, future events or otherwise.

                                  INTRODUCTION

    This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for a special meeting of stockholders to be
held on             , 2001 at       , local time, at             , or at any
adjournment or postponement of the special meeting. Shares of our common stock represented by properly executed proxies received by us will be voted at the special meeting or any adjournment or postponement of the special meeting in accordance with the terms of those proxies, unless revoked.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

    At the special meeting, you will consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 31, 2001, by and among DKI, LVMH and DKI Acquisition and to approve the merger of DKI Acquisition with and into DKI.

    At the effective time of the merger, the separate corporate existence of DKI Acquisition will cease, and DKI will be the surviving corporation and a direct majority-owned subsidiary of LVMH. In the merger:

    - each outstanding share of our common stock, including shares of restricted common stock, will be converted into the right to receive $10.75 in cash, without interest, less any applicable withholding taxes, other than shares held in our treasury, held by any of our wholly-owned subsidiaries, held by LVMH, DKI Acquisition, Sofidiv S.A., an affiliate of LVMH, or any wholly-owned subsidiary of LVMH, or held by stockholders who perfect their appraisal rights under Delaware law;

    - each outstanding option to purchase our common stock will be canceled in exchange for the right to receive a cash payment, without interest, less any applicable withholding taxes, equal to the difference between the $10.75 per share merger consideration and the per share exercise price of the option, to the extent that difference is a positive number, multiplied by the number of shares subject to the option; and

    - each outstanding share of common stock of DKI Acquisition will be converted into one share of common stock of new DKI and each outstanding share of Series A preferred stock of DKI Acquisition will be converted into one share of Series A preferred stock of new DKI.

    Stockholders who perfect their appraisal rights under Delaware law will be entitled to receive from new DKI a cash payment in the amount of the "fair value" of their shares, determined in accordance with Delaware law. After the merger, these shares will not represent any interest in new DKI other than the right to receive this cash payment. See "The Merger--Appraisal Rights."

VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL

    Only stockholders of record at the close of business on             , 2001,
referred to as the "record date," are entitled to notice of and to vote at the
special meeting. On that date, there were approximately       holders of record
of our common stock and             shares of our common stock outstanding, of
which             shares were held by stockholders other than LVMH, LVMH's
subsidiaries and affiliates and DKI's affiliates. Included in the number of common shares outstanding are 18 shares of Class A common stock, which are held by Donna Karan, our Chairman of the Board and Chief Designer, and Stephan Weiss, our Vice Chairman of the Board and Donna Karan's husband, and two shares of Class B common stock, which are held by Frank R. Mori, a director of DKI, and Tomio Taki, one of our founders. Each share of common stock, including the Class A common stock, entitles the holder to cast one vote at the special meeting, while each share of Class B common stock entitles the holder to cast nine votes at the special meeting. The rights of holders of our common stock, including the Class A common stock and Class B common stock, are identical in all other respects, including the right to receive $10.75 per share in cash in the merger.

    Any stockholder entitled to vote may vote either in person or by properly executed proxy. The presence, in person or by proxy, of the holders of a majority in voting power of the shares of our common stock outstanding on the record date is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes are counted for the purpose of establishing a quorum at the special meeting.

    The merger agreement must be adopted and the merger must be approved by the holders of at least a majority in voting power of the outstanding shares of our common stock. Abstentions and broker non-votes will have the effect of a vote "AGAINST" adoption of the merger agreement and approval of the merger. Adoption of the merger agreement and approval of the merger do not require the vote of a majority of our unaffiliated stockholders. Votes will be tabulated by our transfer agent, Mellon Investor Services, L.L.C.

    The following stockholders, who collectively beneficially own approximately 46.8% of our outstanding common stock, have entered into voting agreements in which they have agreed to vote their shares in favor of the adoption of the merger agreement and approval of the merger: (1) the continuing stockholders, who collectively beneficially own approximately 23.6% of our outstanding common stock; and (2) Messrs. Mori and Taki and Takihyo Inc., who collectively beneficially own approximately 23.2% of our outstanding common stock. See "The Merger--Voting Agreements." LVMH also has agreed to cause its affiliate, Sofidiv S.A., to vote the shares that it owns, representing approximately 1% of our outstanding common stock, in favor of the adoption of the merger agreement and approval of the merger. In addition, each of our directors and executive officers who has not entered into a voting agreement has indicated that he or she intends to vote his or her shares in favor of the adoption of the merger agreement and approval of the merger. Therefore, the merger agreement is likely to be adopted and the merger is likely to be approved. If the special committee or our board of directors withdraws or changes its recommendation of the merger agreement and the merger, and the merger agreement has not been terminated, we will still hold the special meeting for stockholders to vote on the merger agreement and the merger.

VOTING AND REVOCATION OF PROXIES

    All shares of our common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in those proxies. If no instructions are indicated, the proxies will be voted "FOR" the proposal to adopt the merger agreement and approve the merger.

    A stockholder giving the proxy may revoke it by:

    - delivering to our corporate secretary at our corporate offices at 550 Seventh Avenue, New York, New York 10018, on or before the business day prior to the special meeting, a later dated, signed proxy card or a written revocation of the proxy;

    - delivering a later dated, signed proxy card or a written revocation to us at the special meeting prior to the taking of the vote on the merger agreement and the merger;

    - attending the special meeting and voting in person; or

    - if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

    Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting.

    Our board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement. However, if other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

SOLICITATION OF PROXIES; EXPENSES OF SOLICITATION

    We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of shares which those persons hold of record. Solicitation of proxies will be made principally by mail. Proxies also may be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

    We have retained MacKenzie Partners, Inc. for a fee of $4,500, plus transaction expenses, to assist in the solicitation of proxies from stockholders, including brokerage houses and other custodians, nominees and fiduciaries. MacKenzie Partners, Inc. may solicit proxies by mail, telephone, facsimile or other means.

    We are mailing this proxy material to stockholders on or about             ,
2001.

COMPARATIVE MARKET PRICE DATA

    Our common stock trades on the New York Stock Exchange under the symbol "DK." The following table sets forth the high and low closing sales prices per share of our common stock, as reported by the New York Stock Exchange, for the quarters indicated:

FISCAL YEAR ENDING DECEMBER 29, 2001:                           HIGH       LOW
-------------------------------------                         --------   --------
Second quarter (through May 16, 2001).......................   $10.61     $10.38
First quarter...............................................     9.25       8.50

FISCAL YEAR ENDED DECEMBER 31, 2000:
------------------------------------
Fourth quarter..............................................   $ 9.00     $4.50
Third quarter...............................................     6.75      5.75
Second quarter..............................................     7.87      6.12
First quarter...............................................     9.00      6.87

FISCAL YEAR ENDED JANUARY 2, 2000:
----------------------------------
Fourth quarter..............................................   $ 9.19     $6.13
Third quarter...............................................     9.69      7.19
Second quarter..............................................    11.00      7.13
First quarter...............................................     8.88      5.56

    On December 15, 2000, the last full trading day before the public announcement of LVMH's initial proposal to acquire us at $8.50 per share, the
closing sales price per share was $4.875. On       , 2001, the most recent
practicable trading day prior to the date of this proxy statement, the closing
sales price per share was $      . You should obtain current market price
quotations for the common stock in connection with voting your shares.

DIVIDENDS

    We have not declared a dividend since our initial public offering in June 1996. Under the merger agreement, we have agreed not to declare or pay any dividends on our common stock prior to the closing of the merger or the earlier termination of the merger agreement. In addition, our existing credit agreement limits the amount of cash dividends that we may pay to our stockholders.

OUR SELECTED CONSOLIDATED FINANCIAL INFORMATION

    Set forth below is the selected historical consolidated financial information of DKI and our subsidiaries. The historical financial information was derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, from the unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2001 and from other information and data contained in the Annual Report and the Quarterly Report. More comprehensive financial information is included in the Annual Report and the Quarterly Report. The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, the Annual Report, the Quarterly Report and all of the financial statements and related notes contained in the Annual Report and the Quarterly Report, copies of which may be obtained as set forth below under the caption "Other Matters--Available Information."

                         DONNA KARAN INTERNATIONAL INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                              FISCAL YEAR ENDED                                   THREE
                                  -------------------------------------------------------------------------       MONTHS
                                  DECEMBER 31,    JANUARY 2,    JANUARY 3,    DECEMBER 28,    DECEMBER 29,        ENDED
                                      2000           2000          1999           1997            1996        APRIL 1, 2001
                                  -------------   -----------   -----------   -------------   -------------   --------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA
Net revenues(1).................   $   662,695    $   661,837   $   622,646    $   638,725     $   612,840     $   173,046
Gross profit(1)(2)(3)...........       217,915        211,151       154,087        121,407         200,776          55,761
Selling, general and
  administrative
  expenses(2)(3)(4)(5)..........       193,170        193,827       152,089        204,088         187,474          50,899
Restructuring charges (credits),
  net(2)(3).....................          (200)         2,645          (267)         8,635              --              --
                                   -----------    -----------   -----------    -----------     -----------     -----------
Operating income (loss).........        24,945         14,679         2,265        (91,316)         13,302           4,862
Equity in (loss) earnings of
  affiliate(6)..................            --             --           (65)         1,435           3,089              --
Interest expense, net...........        (2,595)        (4,090)       (2,050)        (2,515)         (8,534)            691
Gain on sale of interests in
  affiliate(6)..................            --             --            88             --              --              --
                                   -----------    -----------   -----------    -----------     -----------     -----------
Income (loss) before provision
  for income taxes..............        22,350         10,589           238        (92,396)          7,857           4,171
Provision (benefit) for income
  taxes(7)......................         3,163            553           110        (11,034)        (17,179)          1,627
                                   -----------    -----------   -----------    -----------     -----------     -----------
Net income (loss)...............   $    19,187    $    10,036   $       128    $   (81,362)    $    25,036     $     2,544
                                   ===========    ===========   ===========    ===========     ===========     ===========
Net income (loss) per common
  share(8):
  Basic.........................   $      0.89    $      0.46   $      0.01    $     (3.78)    $      0.02     $      0.12
  Diluted.......................   $      0.87    $      0.46   $      0.01    $     (3.78)    $      0.02     $      0.11
Weighted average common shares
  outstanding(8):
  Basic.........................    21,604,767     21,599,500    21,598,264     21,512,050      18,742,533      21,614,529
  Diluted.......................    22,055,974     21,702,700    21,631,664     21,512,050      18,742,533      22,298,765
BALANCE SHEET DATA:
  Working capital...............   $   110,993    $    98,857   $    91,668    $    79,989     $   146,805     $   108,753
  Total assets..................       324,214        304,291       278,729        287,488         311,695         342,818
  Total long-term debt,
    including current portion...         8,209          8,209            --             36             318           8,209
  Stockholders' equity..........       152,860        132,769       122,104        122,464         203,791         158,541

------------------------

(1) Included in the financial statements for the fiscal year ended January 2, 2000 is a one-time recognition of deferred revenue amounting to $5.0 million, relating to the beauty license with Estee Lauder Inc. consummated in fiscal 1997.

(2) Included in the financial statements for the fiscal year ended December 31, 2000 are credits of $1.6 million related to previously recorded restructuring charges that were determined to be no longer necessary. This amount is included as follows: $0.8 million as cost of sales; $0.6 million as selling, general and administrative expenses; and $0.2 million as restructuring credits. Included in the financial statements for the fiscal year ended January 2, 2000 are restructuring and other nonrecurring charges of $11.0 million as follows: $0.8 million as cost of sales; $6.1 million as selling, general and administrative expenses; and $4.1 million as restructuring charges. The restructuring charges are recorded net of $1.4 million of prior year's restructuring charges that were determined to be no longer necessary.

(3) Included in the financial statements for the fiscal year ended December 28, 1997 are restructuring charges, other charges, primarily nonrecurring, and operating losses aggregating $61.5 million as follows: restructuring charges of $8.6 million; $21.1 million related to the wind-down of our beauty business (net of a $2.2 million gain in connection with the consummation of this transaction), of which $11.7 million is recorded as cost of sales, $10.9 million is recorded as sales returns and $0.7 million is recorded as selling, general and administrative expenses; $2.3 million of operating losses of the beauty business subsequent to the consummation of this transaction; $12.5 million related to the wind-down of our DKNY Jeans business as a result of the license of the business, classified as $9.4 million of cost of sales and $3.1 million of selling, general and administrative expenses; and $17.0 million of other charges related to the realignment of a retail and distribution arrangement, additional severance costs and other costs related to strategic initiatives and cost containment, which have been classified as $15.4 million of selling, general and administrative expenses and $1.6 million of cost of sales.

(4) Included in the financial statements for the fiscal year ended December 31, 2000 and quarter ended April 1, 2001 were $2.4 million and $1.7 million, respectively, in expenses related to LVMH's acquisition proposal, which have been classified as selling, general and administrative expenses.

(5) Included in selling, general and administrative expenses for the fiscal year ended December 29, 1996 are one-time charges for bonuses relating to our initial public offering of $5.3 million, the award of 105,100 shares of our common stock to specified employees under the Donna Karan
    International Inc. 1996 Stock Incentive Plan which amounted to
    $2.5 million, and $3.2 million related to the purchase of all sales and marketing plans, patterns, samples, fabrics and other materials developed by a former licensee in connection with the termination of a license agreement.

(6) On March 31, 1995, we sold 70% of our interest in the operations of Donna Karan Japan to a nonaffiliated party. Subsequent to the sale, we accounted for our remaining 30% interest in the operations of Donna Karan Japan using the equity method of accounting. Equity in earnings (loss) of affiliate amounted to ($0.1) million, $1.4 million and $3.1 million for the quarter ended March 30, 1998 and fiscal 1997 and 1996, respectively. An agreement with Donna Karan Japan provides for a management fee payable to us based upon net sales of Donna Karan Japan, which amount is included as an offset against selling, general and administrative expenses. In March 1998, DKI and the nonaffiliated party sold all of their outstanding shares in Donna Karan Japan to a Japanese public company.

(7) The provision for income taxes for the fiscal years ended December 31, 2000 and January 2, 2000 are net of $6.0 million and $4.0 million reductions, respectively, in a previously recorded valuation allowance due to the recognition of certain deferred tax assets. The benefit for income taxes for the fiscal year ended December 28, 1997 is net of a $24.0 million valuation allowance which was recorded due to the inherent uncertainties in estimating future taxable income. The provision for income taxes for the fiscal year ended December 29, 1996 includes a $19.0 million tax benefit which was recorded by us concurrent with becoming subject to federal and additional state income taxes.

(8) Options outstanding during 1997 were not included in the calculation of earnings per share because the effect would be antidilutive. Net income per common share data for 1996 is presented on a pro forma basis. Pro forma net income per common share for the year ended December 29, 1996 is based upon the following shares outstanding for the period from January 1, 1996 to the date of our initial public offering in July 1998: (a) 10,612,934 shares of common stock outstanding during the period; (b) the number of shares of common stock (5,298,988) sold by us, at an offering price of $24.00 ($21.96 net of expenses) per share, the proceeds of which would be necessary to pay approximately $116.0 million of distribution notes previously issued, including accrued interest thereon, representing cumulative undistributed taxable income on which taxes previously had been paid; and (c) 105,100 shares of our common stock which we awarded to specified employees under the Donna Karan International Inc. 1996 Stock Incentive Plan. For the period subsequent to our initial public offering, there were 21,468,034 shares outstanding. The net income used in the calculation of pro forma per common share information excludes the reduction of interest costs of $3.5 million and the reduction in amortization of deferred financing costs of $0.8 million and the related tax effect of $1.8 million. Basic and diluted pro forma net income per common share are the same since there was no dilutive effect of options in 1996.

    Pro forma net income is as follows (in thousands):

                                                                  YEAR ENDED
                                                              DECEMBER 29, 1996
                                                              ------------------
Pro forma--unaudited
Historical income before income taxes.......................        $7,857
Pro forma adjustments other than income taxes...............         1,436
                                                                    ------

Pro forma income before income taxes........................         6,421
Pro forma provision for income taxes........................         3,537
                                                                    ------

Pro forma net income........................................        $2,884
                                                                    ======

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND BOOK VALUE PER SHARE

    Set forth below is the ratio of earnings to fixed charges for each of our last five fiscal years and for the three months ended April 1, 2001 and the book value per common share of DKI as of December 31, 2000, January 2, 2000, January 3, 1999, December 28, 1997 and December 29, 1996 and as of April 1, 2001.

                                                       FISCAL YEAR ENDED                                   THREE
                           -------------------------------------------------------------------------       MONTHS
                           DECEMBER 31,    JANUARY 2,    JANUARY 3,    DECEMBER 28,    DECEMBER 29,        ENDED
                               2000           2000          1999           1997            1996        APRIL 1, 2001
                           -------------   -----------   -----------   -------------   -------------   --------------
Ratio of Earnings to
  Fixed Charges..........       2.58X          1.70X         1.03X         (9.80)X          1.36X            2.17X
Book Value per Common
  Share Outstanding......      $6.90          $6.12         $5.64         $ 5.66          $ 9.49            $7.09

RECENT DEVELOPMENTS

CLASS ACTION LITIGATION

    In December 2000, several class actions were filed in state court in Delaware and New York in connection with LVMH's initial proposal to acquire our outstanding shares for a price of $8.50 per share. The actions filed in the Delaware Court of Chancery (New Castle County) are captioned: HARBOR FINANCE PARTNERS V. DONNA KARAN, ET AL., C.A. No. 18559-NC; DONNA HOUGHTON V. DONNA KARAN, ET AL., C.A. 18566-NC; DANIEL ORINGER V. DONNA KARAN, ET AL., C.A.
No. 18567-NC; PHIL DORFMAN V. DONNA KARAN, ET AL., C.A. No. 18568-NC; E. JANET ALLRED V. DONNA KARAN, ET AL., C.A. No. 18569-NC; and FREDERICK V. MAUER V. DONNA KARAN, ET AL., C.A. No. 18574-NC. By order of the Delaware court, these actions were consolidated under the caption IN RE DONNA KARAN
INTERNATIONAL INC. SHAREHOLDERS LITIGATION, C.A. No. 18559. The actions filed in New York Supreme Court are captioned: ALICE BERMAN V. DONNA KARAN
INTERNATIONAL INC., ET AL., Index No. 125465/00; HARBOR FINANCE PARTNERS V. DONNA KARAN, ET AL., Index No. 605638/00; and ROLLING INVESTOR GROUP, INC. V. DONNA KARAN INTERNATIONAL INC., ET AL.,

Index No. 600032/01. All of the complaints name DKI, Donna Karan, Stephan Weiss and John D. Idol, our Chief Executive Officer, as defendants. Two of the complaints also name our non-management board members as defendants and three of the complaints also name LVMH as a defendant.

    These actions generally allege that (1) the $8.50 price initially offered by LVMH to purchase our common stock is inadequate, (2) the individual defendants breached their fiduciary duties to our stockholders in connection with LVMH's proposal and (3) Donna Karan and Stephan Weiss furthered their own interests, at the expense of our interests, in allegedly negotiating with LVMH concerning the proposed sale of DKI to LVMH.

    As of May 11, 2001, the parties to these actions entered into a memorandum of understanding setting forth an agreement in principle for the proposed settlement of all of the actions. Under the memorandum of understanding:

    - LVMH acknowledged that the existence and prosecution of the actions and the positions advocated by plaintiffs' counsel and financial advisor were among the factors taken into consideration in increasing the per share consideration offered to our stockholders from $8.50 per share to $10.75 per share;

    - the members of the special committee of our board of directors acknowledged that the special committee was aware of the actions and of the views of plaintiffs' counsel and financial advisor concerning the adequacy of the price offered by LVMH in reaching the special committee's final determination to recommend that our board of directors enter into the merger agreement; and

    - DKI and LVMH agreed to provide, and did in fact provide, a draft of this proxy statement to plaintiffs' counsel for its review and to consider any comments provided by plaintiffs' counsel concerning the adequacy of the disclosures contained in this proxy statement.

The proposed settlement contemplated in the memorandum of understanding is subject to a number of conditions, including consummation of the merger, completion of confirmatory discovery by plaintiffs' counsel and final approval by the Delaware Court of Chancery. If the Court approves the proposed settlement, plaintiffs' counsel intends to apply to the Court for an award of fees and expenses. Defendants have agreed not to oppose such an application in an aggregate amount not to exceed $925,000, to be paid by us or our successor(s) in interest in the amount awarded by the Court.

SALE OF GABRIELLE STUDIO

    On January 17, 2001, LVMH, through its direct wholly-owned subsidiary, Karma Acquisition, Inc., consummated the acquisition of all of the outstanding shares of Gabrielle Studio, Inc. from Donna Karan, Stephan Weiss and a trust for the benefit of their children. Gabrielle Studio is now a direct wholly-owned subsidiary of Karma Acquisition. Gabrielle Studio owns our principal trademarks, DONNA KARAN, DONNA KARAN NEW YORK, DKNY and DK, and all variations of these marks, and licenses these trademarks and variations of these marks to us. The Gabrielle Studio purchase agreement provides that the purchase price for the acquisition of $450 million will be reduced to $400 million, net of agreed tax adjustments, if the merger is consummated. See "Special Factors--Certain Relationships Among DKI, LVMH and Karma Acquisition" and "Special Factors--Certain Relationships Among LVMH, DKI Acquisition and the Continuing Stockholders."

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    Simultaneously with the consummation of our initial public offering in July 1996, we effected a reorganization, in which Donna Karan, Stephan Weiss, their affiliated trust and Gabrielle Studio, on the one hand, and Frank Mori, Tomio Taki and Takihyo Inc., on the other hand, contributed to DKI, in exchange for equity in DKI, all of their direct and indirect partnership and/or other equity interests in the predecessor companies to DKI, other than the shares of Gabrielle Studio. Gabrielle Studio, which owns the principal trademarks and tradenames under which we sell our products, remained wholly owned by Ms. Karan, Mr. Weiss and their children's trust. In connection with our initial public offering and reorganization, we entered into a license agreement with Gabrielle Studio, under which Gabrielle Studio granted us an exclusive worldwide license in perpetuity to use, and to sublicense the right to use, the Donna Karan trademarks and tradenames in exchange for a one-time payment of approximately $5 million, in connection with the amendment of the terms of pre-existing licensing arrangements, and an annual royalty payment based on the net sales of DKI and our sublicensees. In 2000, these royalty payments aggregated approximately $30.6 million. The Gabrielle Studio license agreement grants to Gabrielle Studio quality control rights with respect to our products and consent rights with respect to sublicenses by us of the Donna Karan trademarks. The license agreement also grants to Gabrielle Studio the right to terminate the license agreement upon the occurrence of certain events, including upon the occurrence of a "change in control" of DKI, which term generally includes specified changes in the ownership of our voting securities, an acquisition by a third party of 30% or more of our voting securities, mergers involving us, sales of our assets and specified changes in the composition of our board of directors. The Gabrielle Studio license agreement does not place any restriction on the transferability of the shares of Gabrielle Studio or the ownership of Gabrielle Studio. The terms of the Gabrielle Studio license agreement have continued in effect without material modification or amendment since the inception of the license agreement in 1996.

    In 1998, in reaction to the declining market price of our common stock, we began to explore our strategic alternatives with a view toward maximizing our value to our stockholders. These efforts included discussions among the members of our board of directors regarding the possibilities of selling DKI and/or a restructuring of the Gabrielle Studio license agreement. Based on these discussions and the advice of financial and legal advisors we consulted, we reached the conclusion that there was little opportunity to sell DKI unless a potential acquiror could also obtain control either of our principal trademarks or Gabrielle Studio. This conclusion rested upon the importance of the Donna Karan trademarks to our business and the aforementioned termination right of Gabrielle Studio under the license agreement.

    From time to time beginning in 1998, informal discussions were held as to the possible sale by Gabrielle Studio of our principal trademarks to us or a material modification of the Gabrielle Studio license agreement. No agreement was reached as a result of these discussions, which were exploratory in nature.

    In 1999 and 2000, John D. Idol, our Chief Executive Officer, with the knowledge of our board of directors, had discussions with executives of a number of companies, including senior management of LVMH's indirect parent, LVMH Moet Hennessy Louis Vuitton S.A., regarding a possible sale of all or part of DKI or other strategic alliance. None of these discussions proceeded beyond a preliminary stage.

    In the spring of 2000, Ms. Karan and Mr. Weiss were asked by our board of directors whether they would be willing to cause Gabrielle Studio to sell the Donna Karan trademarks to any potential acquiror of DKI. In June 2000, Mr. Weiss informed us in writing that although he could not give unqualified assurances absent a specific transaction being presented, he and Ms. Karan would seriously consider any transaction that would enhance DKI stockholder value, so long as such transaction

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
adequately compensated Gabrielle Studio for the value it contributed to the transaction. Mr. Weiss explained that any final determination could be made only after Gabrielle Studio had the opportunity to discuss a bona fide offer with a proposed acquiror and, along with its advisors, review and consider any such proposal in detail.

    On July 18, 2000, our board of directors formed a special committee comprised of the four non-employee directors serving on our board, M. William Benedetto, who was selected to be the chairman of the special committee, John H. Eyler, Ann McLaughlin Korologos and Frank R. Mori. Our board of directors initially authorized the special committee to analyze our contractual and other relationships with Ms. Karan, Mr. Weiss and their affiliates and to take any action the special committee deemed appropriate with respect to these relationships. Our board of directors viewed the formation of the special committee as a prelude to the further exploration of our strategic alternatives, including a possible sale of DKI. Given the subject of the resolutions authorizing the special committee, Mr. Weiss and Ms. Karan abstained from voting on the matter. The special committee subsequently retained the law firm of Mayer, Brown & Platt as its legal counsel.

    Meanwhile, in June 2000, Ms. Karan, Mr. Weiss and their children's trust, as the holders of all of the stock of Gabrielle Studio, retained Credit Suisse First Boston Corporation to review their strategic and financial alternatives with respect to Gabrielle Studio, to evaluate the relationship between us and Gabrielle Studio and to assist them in analyzing and implementing any alternatives they deemed advisable. In July 2000, a representative of CSFB contacted Yves Carcelle, the President of the LVMH Fashion Group, to explore whether LVMH had any interest in pursuing a possible transaction with Gabrielle Studio and DKI. Mr. Carcelle invited Ms. Karan and a CSFB representative to meet with him in Paris on July 24, 2000 for preliminary discussions regarding a potential transaction between LVMH and Gabrielle Studio. On July 28, Ms. Karan and a representative of CSFB continued these preliminary discussions in Paris with Mr. Carcelle and Bernard Arnault, the Chairman and Chief Executive Officer of LVMH S.A. These preliminary discussions consisted primarily of an exchange of views regarding a possible transaction involving Gabrielle Studio and their potential vision for the Donna Karan brands. On August 15, 2000, the representative of CSFB met with Vincent Borgeot, Vice President of Development at Groupe Arnault, S.A., an affiliate of LVMH S.A., to continue discussions regarding the possibility of LVMH making a proposal to purchase Gabrielle Studio and the potential terms of such proposal. In connection with the proposed purchase of Gabrielle Studio, LVMH retained Barack Ferrazzano Kirschbaum
Perlman & Nagelberg as its legal counsel. Donna Karan and Stephan Weiss retained Skadden, Arps, Slate, Meagher & Flom LLP as their legal counsel. As the transaction progressed, LVMH retained Goldman Sachs as its financial advisor.

    A representative of CSFB met with Mr. Borgeot on September 19 and with Messrs. Borgeot and Carcelle on September 20 in New York to discuss the business of Gabrielle Studio, the general terms of the Gabrielle Studio license agreement and the parameters of a transaction in which LVMH would acquire all of the outstanding stock of Gabrielle Studio and make a proposal to acquire all of our outstanding stock. Discussions continued among Ms. Karan, Mr. Weiss,
Mr. Carcelle and a representative of CSFB during the weekend of September 23, 2000.

    Subsequent to August 2000, the special committee met a number of times to discuss the contractual and other relationships between DKI and Ms. Karan, Mr. Weiss and their affiliates. From these discussions, the special committee formed an opinion that, under the then-existing operating parameters and business conditions, the greatest improvement in our financial results and increase in our stockholder value most likely would be realized by one of three approaches: (1) the material modification of the royalty arrangement under the Gabrielle Studio license agreement, (2) the outright purchase by DKI of the Donna Karan trademarks from Gabrielle Studio and the subsequent cancellation of the existing license agreement, or (3) the sale of DKI to a third party that was interested in acquiring, and had the financial means to acquire, the Donna Karan trademarks or Gabrielle Studio in connection with its acquisition of DKI. Based on informal communications between

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
Mr. Weiss and Mr. Benedetto, the special committee concluded that DKI did not have sufficient financial resources to acquire the trademarks or Gabrielle Studio or to make modifications to the existing royalty arrangement that would be acceptable to Gabrielle Studio. As a result, on September 26, 2000, the special committee recommended to our board that we explore a sale of DKI. The special committee expressed to our board that a potential sale of DKI would likely need to involve Gabrielle Studio due to the importance to our businesses of the trademarks owned by Gabrielle Studio, its termination rights under the license agreement and the royalty payments required under the license agreement.

    At the September 26, 2000 meeting of our board of directors, Ms. Karan and Mr. Weiss stated that they were engaged in discussions with a third party, the identity of which they were not in a position to disclose at the time, that might result in a proposal being made to us for a strategic transaction. This third party was LVMH S.A. Ms. Karan and Mr. Weiss suggested that our board of directors defer from taking any definitive action with respect to a sale of DKI while these discussions progressed. After this conversation, the special committee concluded that it should retain a financial advisor in the event that a strategic transaction were proposed by a third party. In this connection, in October 2000, Mr. Benedetto, together with Mr. Idol and a representative of Proskauer Rose LLP, our regular outside counsel, interviewed three potential investment banks to act as our financial advisor. Mr. Idol continued to contact executives of companies to discuss a possible acquisition of or other strategic alliance with DKI during the fall of 2000. However, none of these discussions went beyond a preliminary stage.

    On a number of occasions following the September 26, 2000 meeting of our board of directors, Mr. Benedetto inquired as to the status of Mr. Weiss' discussions with the as yet unidentified third party and Mr. Weiss stated that those discussions were progressing and that the third party was still actively considering a potential strategic transaction. At a November 30, 2000 meeting, our board of directors expanded the role of the special committee to investigate, analyze, negotiate and take any other action deemed appropriate by the special committee with respect to any tender offer or other offer to purchase securities or assets of DKI or its subsidiaries, or otherwise to gain control of DKI or its subsidiaries, received by us and to seek out offers for any of such strategic transactions involving DKI. On that date, our board of directors also created an investment banking subcommittee of the special committee, consisting of Messrs. Eyler and Mori, for the purpose of engaging an investment bank to act as the special committee's financial advisor in connection with any strategic transaction. Given the subject of the resolutions under consideration at this meeting, Ms. Karan abstained from voting on both matters. Mr. Weiss and Mr. Eyler did not attend this meeting.

    On December 8, 2000, the investment banking subcommittee, together with representatives of Mayer Brown, interviewed three investment banking firms, including Benedetto, Gartland & Company, Inc., of which Mr. Benedetto is the chairman of the board and a major stockholder. On December 11, 2000, representatives of Merrill Lynch met with Messrs. Eyler and Mori, as well as with Mr. Idol and representatives of Mayer Brown, to discuss Merrill Lynch's credentials to serve as financial advisor to the special committee.

    Meanwhile, in October and November, Mr. Borgeot, on behalf of LVMH S.A., and Mr. Weiss, and their respective advisors, engaged in several meetings and telephone conferences in which they negotiated the terms and conditions of the Gabrielle Studio transaction and the related documents, including the purchase agreement by which LVMH would acquire all of the stock of Gabrielle Studio and would make a proposal to acquire all of our common stock for cash pursuant to a merger transaction that would require our board of directors' approval.
Mr. Carcelle participated in some of these discussions. On November 22, 2000, Gabrielle Studio and LVMH entered into a confidentiality agreement in which LVMH agreed to keep information relating to Gabrielle Studio or the Donna Karan trademarks provided to LVMH by Gabrielle Studio confidential. These negotiations continued in December 2000.

    On December 15, 2000, LVMH and Mr. Weiss, and their advisors, finalized their negotiations relating to the acquisition of Gabrielle Studio and executed the Gabrielle Studio purchase agreement, which is described in greater detail below. The Gabrielle Studio purchase agreement required LVMH to make an offer to acquire all of the shares of our common stock at a minimum price of $8.50 per share in cash in a merger transaction that had to be approved by our board of directors and to negotiate in good faith with our board of directors with respect to the offer. The Gabrielle Studio purchase agreement also provided for a refund of up to $50 million of the $450 million purchase price, net of agreed tax adjustments, to LVMH in the event that a merger transaction was approved by our board of directors within a specified time period and subsequently consummated. Ms. Karan and Mr. Weiss insisted that this refund provision be included in the Gabrielle Studio purchase agreement in order to encourage LVMH to pursue such a transaction.

    On the morning of Saturday, December 16, 2000, Mr. Carcelle contacted
Mr. Benedetto for the first time to inform him that during the previous evening LVMH had entered into an agreement to acquire 100% of the capital stock of Gabrielle Studio from Ms. Karan, Mr. Weiss and their children's trust. He stated that the agreement to acquire Gabrielle Studio contained no material contingencies but that the proposed transaction had not yet closed.
Mr. Carcelle further stated that LVMH proposed to enter into negotiations with us to acquire the outstanding shares of our common stock for $8.50 per share in cash and that this transaction would be subject to approval of our board of directors and LVMH's due diligence investigation. That afternoon, Mr. Benedetto received a letter from LVMH that described LVMH's proposed purchase of Gabrielle Studio and set forth LVMH's proposal to enter into negotiations with us to acquire the outstanding shares of our common stock through a merger transaction.

    On December 18, 2000, LVMH and Ms. Karan and Mr. Weiss issued separate press releases regarding LVMH's proposed acquisition of Gabrielle Studio and its proposal to enter into negotiations to acquire us. On that day, we also issued a press release regarding LVMH's proposal to enter into negotiations to acquire us. Shortly after the public announcement of LVMH's offer, several lawsuits were filed against us, our directors and, in some instances, LVMH, alleging breach of fiduciary duty and other claims. Also at this time, LVMH retained Davis Polk & Wardwell as additional legal counsel in connection with the proposed merger.

    Also on December 18, 2000, the special committee met with representatives of our senior management, Mayer Brown and Proskauer Rose to discuss their initial reactions to the LVMH proposal.

    Further, on December 18, 2000, the investment banking subcommittee formally retained Merrill Lynch as financial advisor to the special committee. The subcommittee retained Merrill Lynch because of its general reputation, recent apparel industry experience in representing the special committee of the board of directors of St. John Knits and the recommendation of our management based on its prior experience with representatives of Merrill Lynch. Shortly afterward, Merrill Lynch began its investigation into our financial condition and prospects. Merrill Lynch's investigation continued throughout the period of negotiations with LVMH.

    On December 20, 2000, we issued a press release announcing that the special committee had retained Merrill Lynch and Mayer Brown as its financial and legal advisors, respectively. The press release stated that the special committee would review the LVMH proposal carefully and make a recommendation to our board of directors regarding the proposal and that our board, "consistent with its fiduciary duty to review any credible proposal submitted to it," would determine what actions would be in the best interests of our stockholders. To this end, the special committee instructed Mayer Brown to send a letter on January 4, 2001 to Barack Ferrazzano and Skadden Arps requesting that LVMH, Ms. Karan and
Mr. Weiss agree to give DKI at least ten business days' prior notice before consummating the Gabrielle Studio acquisition. Each of LVMH, Ms. Karan and
Mr. Weiss respectfully declined to agree to this request.

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
    On January 8, 2001, we issued a press release stating that the special committee would evaluate LVMH's proposal to enter into merger negotiations, as well as "any viable proposal for a combination with another company" and other strategic alternatives, including "the option of remaining an independent company," with the goal of maximizing stockholder value.

    From the date LVMH made its initial proposal to us through March 31, 2001, the date we entered into the merger agreement with LVMH, the special committee met 22 times. Meetings were held about once a week through the middle of January and more frequently thereafter. During these meetings, the special committee was joined by representatives of Merrill Lynch and Mayer Brown. Mr. Idol, Joseph B. Parsons, our Chief Financial and Operations Officer, Lynn E. Usdan, our General Counsel, and representatives of Proskauer Rose also generally attended these meetings. These regular meetings served to keep the members of the special committee informed of ongoing developments with respect to our operations, the LVMH proposal, the lawsuits that were filed, our solicitation of qualified third parties with a potential interest in acquiring us and the consideration of other strategic alternatives. During the meetings, the special committee frequently conducted executive sessions in which only the special committee members and representatives of Mayer Brown participated. In these executive sessions, the special committee members discussed alternative courses of action to the LVMH proposal, decided how to instruct Merrill Lynch in negotiations with Goldman Sachs, LVMH's financial advisor, and made other decisions relating to the negotiations with LVMH.

    On January 4, 2001, Mr. Benedetto, on behalf of the special committee, sent a letter to Ms. Karan and Mr. Weiss, specifically requesting that Ms. Karan and Mr. Weiss cause Gabrielle Studio to irrevocably waive its termination right under the Gabrielle Studio license agreement if our board of directors decided to pursue a change of control transaction with a third party that provided our stockholders with greater value than the LVMH proposal. In addition, the special committee requested that Ms. Karan and Mr. Weiss consider in good faith any expressions of interest from us or third parties in purchasing Gabrielle Studio. Mr. Weiss responded to Mr. Benedetto by letter dated January 17, stating that he and Ms. Karan were not able to accede to Mr. Benedetto's requests because to do so would violate material terms of the Gabrielle Studio purchase agreement.
Mr. Weiss further explained that although they would certainly not prevent anyone from presenting him and Ms. Karan with an offer for Gabrielle Studio, they were not able to agree to Mr. Benedetto's request that they "consider in good faith any expressions of interest" because doing so would violate the no-solicitation provisions of the Gabrielle Studio purchase agreement.

    On January 17, 2001, LVMH consummated the acquisition of Gabrielle Studio. Legal counsel to LVMH and Gabrielle Studio each contacted representatives of Mayer Brown at the end of the day to inform them that the acquisition had closed.

    On January 18, 2001, a meeting of the special committee was held with representatives of our management, Merrill Lynch, Mayer Brown and Proskauer Rose present. The purpose of the meeting was for representatives of Merrill Lynch and Mayer Brown to give presentations to the special committee based on their preliminary consideration of the LVMH proposal and to review other strategic alternatives. Merrill Lynch provided an overview and analysis of the LVMH proposal, the apparel industry in general, the valuation of other publicly traded apparel companies, other comparable transactions and our financial condition. In addition, Merrill Lynch presented preliminary valuations of the LVMH proposal, its estimate of our hypothetical value to LVMH for the purposes of devising a negotiating strategy and evaluating LVMH's ability to pay based on an accretion/dilution analysis and reviewed our strategic alternatives, including the possibilities of remaining independent or soliciting a third-party bidder. Mayer Brown reviewed the fiduciary duties of the members of the special committee in connection with their consideration of the LVMH proposal, the Delaware business combination statute and other legal considerations in connection with the LVMH proposal. In addition, Mayer Brown reviewed our legal relationship with Ms. Karan and Mr. Weiss and the provisions of the Gabrielle Studio license agreement that placed constraints on the ability of the special committee to pursue strategic alternatives, particularly the right of Gabrielle Studio to terminate the license agreement upon the acquisition by a third party of 30% or more of our outstanding common stock, which would have a material adverse effect on our business.

    After Merrill Lynch and Mayer Brown had completed their presentations and related discussions had ended, the special committee continued the January 18 meeting in executive session to evaluate, on a preliminary basis, our strategic alternatives, including the possibility of remaining independent. After discussion, the special committee resolved to direct Merrill Lynch to pursue qualified third-party apparel industry companies to ascertain whether or not they might be interested in acquiring us or entering into some other form of strategic relationship. The special committee also directed Merrill Lynch to engage in discussions with Goldman Sachs about increasing the price to be offered by LVMH for our shares.

    Following the special committee meeting on January 18, 2001, Merrill Lynch contacted qualified third parties that might be interested in pursuing an acquisition of either DKI on a standalone basis or DKI and Gabrielle Studio combined, subject to the ability to address the transferability of the Gabrielle Studio license and the completed acquisition of Gabrielle Studio by LVMH, or other strategic transaction. This process continued until the early part of March. In all, Merrill Lynch contacted the chief executive officer or other high-ranking executives of nine different apparel companies. None of these companies expressed an interest in pursuing an acquisition or other strategic transaction with us. Merrill Lynch informed the special committee of its efforts and their results throughout this process.

    During the weeks of January 15 and 22, 2001, representatives of Merrill Lynch and Goldman Sachs engaged in several telephone conferences and participated in a meeting where they discussed financial aspects of the proposed merger, including the calculation of deferred income and the valuation of comparable companies and transactions. On January 25, 2001, LVMH's legal advisors provided a draft merger agreement for the special committee to consider. The merger agreement was considered at a meeting of the special committee held on January 29, 2001.

    Also on January 29, 2001, Goldman Sachs informed Merrill Lynch that, as a result of discussions between LVMH and us, but subject to LVMH's due diligence review, LVMH had increased its offer to $10.00 per share in cash. At the special committee meeting on this day, the special committee directed Merrill Lynch to express to Goldman Sachs that $10.00 per share was insufficient, but to invite LVMH and its advisors to conduct a due diligence investigation of us with a goal of inducing LVMH to increase further its per share offer.

    On February 2, 2001, Ms. Usdan and representatives of Proskauer Rose and Mayer Brown and representatives of Barack Ferrazzano and Davis Polk met to discuss the principal issues relating to the proposed merger agreement and the structure of the proposed transaction.

    On February 7, 2001, we entered into a confidentiality agreement with LVMH. Thereafter, on February 8, 2001, representatives of LVMH, Barack Ferrazzano, Goldman Sachs and Spielman Koenigsberg & Parker LLP, LVMH's accounting advisor, began to conduct a financial and tax due diligence review of our books and records. As part of that process, Messrs. Idol and Parsons gave a presentation to LVMH's representatives and advisors concerning our accounting procedures and positions regarding earnings and other financial matters. This presentation did not include our financial results for the year ended December 31, 2000, which we informed LVMH and its advisors would not be available until early March. In addition, Barack Ferrazzano and Davis Polk conducted legal due diligence document review at our offices from February 9 through February 12, 2001. On February 16, 2001, Goldman Sachs informed Merrill Lynch that LVMH would not consider increasing its offer or entering into a definitive merger agreement prior to reviewing our 2000 financial results.

    During the month of February 2001, the due diligence investigation by LVMH and its advisors continued and Mr. Idol met twice with representatives of LVMH. Mr. Idol first met with Mr. Carcelle on February 14, 2001. At this meeting, in furtherance of LVMH's due diligence, Messrs. Idol and

Carcelle discussed, among other things, our business plan and matters related to the conduct of our business between the signing and closing of a potential merger agreement. In addition, on February 16, 2001, Mr. Idol and
Messrs. Carcelle and Giuseppe Brusone of LVMH S.A. toured certain of our facilities and store locations and attended our fashion show. Also during February 2001, Merrill Lynch and Goldman Sachs continued their discussions regarding financial aspects of the merger, especially their respective clients' views of value. In addition, during this month LVMH and Ms. Karan and Mr. Weiss, and their respective advisors, began drafting the exchange and option agreement described in greater detail below, the general terms of which had been negotiated in connection with the sale of Gabrielle Studio. The exchange and option agreement was finalized by the parties at the end of March.

    In addition, during February and March, LVMH's and our respective advisors engaged in discussions with counsel to the plaintiffs in the lawsuits that had been filed in connection with LVMH's acquisition proposal for us, including several telephone conferences between Davis Polk and plaintiffs' counsel. On February 27, 2001, Ms. Usdan and representatives of Proskauer Rose and Mayer Brown met with plaintiffs' counsel to discuss the litigation generally. On March 12, 2001, representatives of Davis Polk and Goldman Sachs participated in a telephone conference with plaintiffs' counsel and financial expert in which they discussed valuation and other financial aspects of the merger. Representatives of Merrill Lynch, Proskauer Rose and Mayer Brown had a similar discussion with plaintiffs' counsel and financial expert on March 21, 2001.

    On March 9, 2001, Messrs. Idol and Parsons, together with representatives of Merrill Lynch and Ernst & Young LLP, our independent public accountants, met with representatives of LVMH, representatives of Spielman Koenigsberg & Parker and representatives of Goldman Sachs to review our financial results for 2000. At the direction of the special committee, representatives of Merrill Lynch once again suggested to their counterparts at Goldman Sachs that LVMH's then-current offer of $10.00 per share was insufficient.

    On March 12, 2001, Goldman Sachs informed Merrill Lynch that LVMH had increased its offer to $10.50 per share in cash. On March 13, 2001, we issued a press release announcing our fiscal year 2000 results. On March 15, 2001, Mr. Benedetto telephoned Mr. Carcelle and identified several outstanding issues relating to the draft merger agreement.

    During the week of March 19, 2001, our advisors and LVMH's advisors worked to resolve the remaining open issues, meeting again in person on March 20, 2001 to discuss the proposed merger agreement. Many of the outstanding legal points regarding the agreement were resolved at that meeting. Separately, LVMH's attorneys began to negotiate a voting agreement with Ms. Karan, Mr. Weiss and their affiliated trusts. On March 21, 2001, Mr. Benedetto and representatives of Merrill Lynch, Proskauer Rose and Mayer Brown met with representatives of Goldman Sachs and LVMH's counsel to discuss outstanding financial issues.

    On March 26, 2001, Mr. Benedetto and representatives of Merrill Lynch met via video conference with Mr. Carcelle and a representative of Goldman Sachs to discuss key issues relating to the proposed transaction. As part of this discussion, LVMH increased its offer to $10.60 per share in cash, or $10.75 per share in cash provided that Frank R. Mori, Tomio Taki and Takihyo Inc., substantial stockholders of DKI, and Ms. Karan, Mr. Weiss and their affiliated trusts, all entered into agreements with LVMH whereby they agreed to vote their shares in favor of the merger. LVMH stated that this was its best and final offer and also stated that its offer would expire at the close of business on the following day.

    On March 27, 2001, following a telephone conversation with Mr. Benedetto, James Lieber, the Director of Corporate Affairs of LVMH S.A., telephoned
Mr. Mori to discuss LVMH's offer. On the same day, at the request of Mr. Mori, LVMH agreed to extend its offer to the close of business on March 30, 2001 in order to allow Mr. Mori to further consider LVMH's offer and to coordinate with his partner overseas. On March 29 and March 30, Mr. Carcelle, Mr. Lieber and Mr. Mori continued to discuss the proposed merger and Mr. Mori's voting agreement during scheduled conference calls.

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
    On March 30, 2001, a joint meeting of the special committee and our board of directors was held. Our counsel and counsel to Ms. Karan and Mr. Weiss agreed that Ms. Karan and Mr. Weiss would not attend this meeting because of their interests as continuing stockholders in the merger. Present at the meeting were representatives of Merrill Lynch, Mayer Brown and Proskauer Rose, as well as our senior officers, including Mr. Idol, who is also a director. Mr. Benedetto reviewed the history and status of the proposed transaction with LVMH, including the negotiations that had taken place over the preceding three months.
Mr. Benedetto stated that LVMH had offered to pay $10.60 per share for each outstanding share of our common stock, except that LVMH had offered to pay $10.75 per share if Frank R. Mori, Tomio Taki and Takihyo Inc. and Ms. Karan, Mr. Weiss and their affiliated trusts, all entered into agreements whereby they agreed to vote their shares in favor of the merger. Mr. Benedetto stated that LVMH had refused to increase this offer, notwithstanding efforts by Mr. Benedetto and representatives of Merrill Lynch to obtain such an increase. Mr. Benedetto also informed the special committee and our board of directors that LVMH had stated on several occasions that the offer of $10.60/$10.75 was its best and final offer and that the deadline for us to accept or reject LVMH's offer was the end of that day, after which the offer would be automatically withdrawn.

    A discussion then ensued concerning LVMH's offer and the proposed merger. Representatives of Mayer Brown and Proskauer Rose reviewed the terms of the proposed merger agreement and related agreements, which had been finalized between LVMH's and our attorneys during the week of March 26, 2001. Our executive officers outlined the business and financial background for the proposed transaction. Mayer Brown then discussed the financial and other aspects of the arrangements that LVMH, in connection with its acquisition of Gabrielle Studio, agreed to enter into with Ms. Karan, Mr. Weiss and their affiliated trusts if a merger were consummated between LVMH and us. The special committee then discussed and asked questions regarding the valuation and financial and other aspects of these arrangements. In addition, Proskauer Rose and Mayer Brown reviewed with the special committee and our board of directors their fiduciary duties in connection with their consideration of the merger agreement and the proposed merger.

    In considering the proposed merger with LVMH, the special committee and our board of directors discussed our available strategic alternatives, including whether other potential acquirors would be willing to offer greater consideration to acquire us and whether or not our stockholders would be better served if we remained independent. Merrill Lynch noted that a number of other potential qualified buyers had been approached, but that none of these potential buyers had shown any interest in making an offer to acquire us. In addition, since the public announcement of LVMH's initial acquisition proposal on December 18, 2000, neither Merrill Lynch nor we had received any unsolicited, bona fide offers regarding a potential third-party acquisition or other strategic transaction. Proskauer Rose outlined a number of obstacles for other potentially interested bidders, including the fact that our principal trademarks are owned and licensed to us by Gabrielle Studio, which has the right to terminate the license agreement if we experience a change of control. Among the other concerns noted by Proskauer Rose was the concentration of our outstanding common stock among a few large stockholders who could seek appraisal rights if they were adverse to a proposed acquisition.

    Another alternative to LVMH's offer considered by the special committee and our board of directors was rejection of the offer and remaining an independent company. The members of the special committee and our board expressed reservations with respect to this alternative, since this course would require us to continue to make annual royalty payments to Gabrielle Studio under the license agreement. In addition, LVMH, as the new owner of Gabrielle Studio, had succeeded to Gabrielle Studio's rights under the license agreement, the exercise of certain of which might adversely affect our operations. The special committee and our board of directors also were concerned about the possible short-term and long-term effects on our stock price if LVMH's offer were rejected.

    Merrill Lynch then reviewed with the special committee and our board of directors its financial analysis of the proposed merger and its draft fairness opinion, assuming that no voting agreement

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
would be entered into among LVMH, Takihyo and Messrs. Mori and Taki. Merrill Lynch delivered its oral opinion to the special committee and our board to the effect that, as of that date and based upon the assumptions made, matters considered and limitations on the review described in its draft written opinion, the $10.60 per share in cash being offered by LVMH was fair, from a financial point of view, to holders of our common stock, excluding LVMH and its subsidiaries and Donna Karan, Stephan Weiss and their affiliated trusts with respect to the shares they are exchanging prior to the merger for shares of DKI Acquisition.

    Mr. Mori said that, while, in his view, the negotiation process had been adversely affected by LVMH's separate arrangements with Ms. Karan and Mr. Weiss, he believed that the special committee and its advisors had acted diligently and responsibly. Mr. Mori expressed his belief that LVMH's $10.60/$10.75 per share offer did not "represent a properly priced opportunity" for our stockholders because of the effect on the negotiation process of these separate arrangements. He expressed the view that the $10.60/$10.75 per share offer "is, at best, around the midpoint of the fairness range under a conventional investment banking valuation model," and that it was his point of view that a better model would have been to consider Gabrielle Studio and DKI as a whole. Mr. Mori had previously stated that he would support an offer of at least $11.00 per share.

    The special committee, joined by Mayer Brown, then met in an executive session. After full discussion of the merger and our alternatives to the merger and based in part on Merrill Lynch's oral opinion regarding the fairness of the proposed price per share, the special committee determined by a vote of three to one, with Mr. Mori voting against, (1) that the merger is fair to our stockholders, other than LVMH, Donna Karan, Stephan Weiss and their respective affiliates, at $10.60 per share or such higher price as might subsequently be achieved through any further discussions, and (2) to recommend to our board of directors that our board declare the merger advisable and in the best interests of DKI and our stockholders, approve the merger agreement and the merger and recommend that our stockholders vote to adopt the merger agreement and approve the merger.

    Immediately after the special committee's recommendation, our board of directors, other than Ms. Karan and Mr. Weiss, who did not attend the meeting due to their interest in the matters to be considered, met to receive the special committee's recommendation and to consider and vote upon the merger. After discussion and based in part on the recommendation of the special committee and Merrill Lynch's oral opinion regarding the fairness of the proposed price per share, our board of directors determined by a vote of four to one, with Mr. Mori again voting against, (1) that the merger is fair to our stockholders, other than LVMH, Donna Karan, Stephan Weiss and their respective affiliates, at $10.60 per share or such higher price as might subsequently be achieved through any further discussions, (2) that the merger is advisable and in the best interests of DKI and our stockholders and (3) that the voting agreements proposed to be entered into with Ms. Karan, Mr. Weiss and their affiliated trusts and with Messrs. Mori and Taki and Takihyo be approved. Accordingly, our board, by the same four to one vote, approved the merger agreement, the merger and the voting agreements and recommended that our stockholders vote to adopt the merger agreement and approve the merger.

    Following the approval of the merger by our board of directors, discussions continued among LVMH, Takihyo and Messrs. Mori and Taki with respect to the proposed voting agreement. Following these discussions, the parties signed the voting agreement as of March 31, 2001. Mr. Mori stated that he was executing the voting agreement because he believed it was the only opportunity to obtain greater consideration for all our stockholders. We and LVMH also entered into the voting agreement with Ms. Karan, Mr. Weiss and their affiliated trusts as of March 31, 2001. As a result of the execution of the voting agreements, the merger consideration was increased from $10.60 to $10.75 per share. As of March 31, 2001, we, LVMH and DKI Acquisition executed the merger agreement.

    On April 2, 2001, following the final determination of the merger consideration to be $10.75 in cash per share, Merrill Lynch delivered to the special committee and our board of directors its written fairness opinion confirming the oral opinion it had delivered on March 30, 2001, as to the increased consideration of $10.75 per share in cash.

    We and LVMH announced the merger by separate press releases issued on Monday, April 2, 2001.

OPINION OF MERRILL LYNCH

    On December 18, 2000, the special committee retained Merrill Lynch to act as its financial advisor in connection with assisting the special committee in its evaluation of the LVMH proposal in addition to all potential strategic alternatives, including the possibility of effecting the merger. The special committee retained Merrill Lynch to act as its financial advisor in connection with the merger because Merrill Lynch is a leading investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

    On March 30, 2001, Merrill Lynch delivered its oral opinion to the special committee and our board of directors to the effect that, as of that date, the then proposed merger consideration of $10.60 in cash per share of our common stock was fair, from a financial point of view, to the holders of our common stock, other than LVMH and its subsidiaries and the continuing stockholders with respect to the shares they are exchanging prior to the merger for shares of DKI Acquisition. Following the final determination of the merger consideration to be $10.75 in cash per share, on April 2, 2001, Merrill Lynch confirmed its oral opinion with a written opinion to the effect that, as of that date and based upon the assumptions made, matters considered and limitations on the review described in the opinion, the proposed merger consideration of $10.75 in cash per share of our common stock was fair, from a financial point of view, to the holders of our common stock, other than LVMH and its subsidiaries and the continuing stockholders with respect to the shares they are exchanging prior to the merger for shares of DKI Acquisition. Merrill Lynch expressed no opinion as to the fairness of the merger consideration to LVMH and its subsidiaries and the continuing stockholders with respect to the shares they are exchanging prior to the merger for shares of DKI Acquisition. The continuing stockholders will not receive the $10.75 in cash per share price for the shares they are exchanging.

    The full text of Merrill Lynch's opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement. You are urged to and should read carefully the opinion in its entirety. The following summary of Merrill Lynch's opinion is qualified by reference to the full text of the opinion.

    Merrill Lynch's opinion was addressed to the special committee and our board of directors and addressed only the fairness, from a financial point of view, of the consideration to be received in the merger by the holders of our common stock, other than LVMH and its subsidiaries and the continuing stockholders with respect to the shares they are exchanging prior to the merger for shares of DKI Acquisition. The continuing stockholders will not receive the $10.75 in cash per share price for the shares they are exchanging. The opinion does not address the merits of our underlying decision to engage in the merger and does not constitute, nor should it be construed as, a recommendation to you as to how you should vote with respect to the merger.

    In connection with the preparation of the opinion, Merrill Lynch, among other things:

    - reviewed certain publicly available business and financial information relating to us that it deemed to be relevant;

    - reviewed certain information, including financial forecasts, relating to our business, earnings, cash flow, assets, liabilities and prospects furnished to it by us;

    - conducted discussions with members of our senior management concerning the matters described above;

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
    - reviewed the market prices and valuation multiples for our common stock and compared them with those of certain publicly traded companies that it deemed to be relevant;

    - reviewed the results of our operations and compared them with those of certain publicly traded companies that it deemed to be relevant;

    - compared the proposed financial terms of the merger with the financial terms of certain other transactions that it deemed to be relevant;

    - participated in discussions and negotiations among representatives of LVMH and us and LVMH's and our financial and legal advisors;

    - reviewed the final version of the merger agreement; and

    - reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

    In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by Merrill Lynch, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying any of this information or undertaking an independent evaluation or appraisal of our assets or liabilities, nor was Merrill Lynch furnished with any independent evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of our properties or facilities. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by us, Merrill Lynch assumed that it had been reasonably prepared and that this information reflected the best then currently available estimates and judgment of our management as to our expected future financial performance.

    Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and upon the information made available to Merrill Lynch as of, the date of the opinion.

    The following is a summary of the material analyses performed by Merrill Lynch in connection with its oral opinion at the meeting of the special committee and our board of directors on March 30, 2001 as to the fairness, from a financial point of view, of LVMH's then proposed offer of $10.60 in cash per share. The analyses summarized below were conducted in connection with the delivery by Merrill Lynch of its oral opinion on March 30, 2001, and were therefore based on the then proposed offer of $10.60 in cash per share. Merrill Lynch was not requested to update its analysis to reflect the final proposed merger consideration of $10.75 in cash per share and did not do so.

VALUATION OF DKI

    HISTORICAL TRADING PERFORMANCE. Merrill Lynch reviewed our historical stock prices. The offer of $10.60 in cash per share of our common stock represents:

    - a premium of 117.4% to the closing price of our common stock on the last full trading day immediately preceding the public announcement of LVMH's initial $8.50 acquisition proposal;

    - a premium of 82.4% to the trading high and a premium of 112.0% to the average closing price of our common stock for the one-month period preceding that announcement;

    - a premium of 63.1% to the trading high and a premium of 92.4% to the average closing price of our common stock for the three-month period preceding that announcement;

    - a premium of 52.8% to the trading high and a premium of 80.9% to the average closing price of our common stock for the six-month period preceding that announcement;

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
    - a premium of 13.1% to the trading high and a premium of 61.3% to the average closing price of our common stock for the 12-month period preceding that announcement; and

    - a discount of 3.6% to the trading high and a premium of 46.4% to the average closing price of our common stock for the 24-month period preceding that announcement.

    In addition, Merrill Lynch considered the premiums paid for acquisitions with enterprise values between $100 and $500 million since 1998. This analysis resulted in the following range of premiums:

    - 246.7% to 0.1% to the stock price one month prior to announcement of the acquisition with a median of 37.4% and a mean of 46.2%;

    - 246.8% to 0.0% to the stock price one week prior to announcement of the acquisition with a median of 33.1% and a mean of 40.8%; and

    - 246.8% to 0.0% to the stock price one day prior to announcement of the acquisition with a median of 27.0% and a mean of 35.1%.

    The offer of $10.60 in cash per share of our common stock represents a premium of 88.4%, 120.3% and 117.4% to our stock price one month, one week and one day prior to announcement of LVMH's initial acquisition proposal, respectively.

    Merrill Lynch also considered the premiums paid for acquisitions of all of the outstanding common stock by an existing shareholder with ownership greater than 50% since 1998. This analysis resulted in the following range of premiums:

    - 263.0% to 1.4% to the stock price one month prior to announcement of the acquisition with a median of 28.0% and a mean of 41.2%;

    - 181.1% to 0.3% to the stock price one week prior to announcement of the acquisition with a median of 27.1% and a mean of 38.0%; and

    - 220.0% to 0.1% to the stock price one day prior to announcement of the acquisition with a median of 22.7% and a mean of 33.3%.

    Again, the offer of $10.60 in cash per share of our common stock represents a premium of 88.4%, 120.3% and 117.4% to our stock price one month, one week and one day prior to announcement of LVMH's initial acquisition proposal, respectively.

    SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Merrill Lynch compared certain of our financial and operating ratios with the corresponding financial and operating ratios for a group of publicly traded companies engaged primarily in the branded apparel industry that Merrill Lynch deemed to be comparable to us. For the purpose of its analysis, the following companies were used as companies comparable to us:

    - Jones Apparel Group, Inc.;

    - Liz Claiborne, Inc.;

    - Nautica Enterprises, Inc.;

    - Polo Ralph Lauren Corporation; and

    - Tommy Hilfiger Corporation.

    For each of the comparable companies, Merrill Lynch calculated stock price as a multiple of estimated earnings per share for the calendar year ending 2001. This analysis resulted in a range of multiples of 8.5x to 13.8x with a mean of 11.8x as of March 28, 2001, as compared to 6.4x for us pre-announcement based on publicly available research estimates. Based on the foregoing, Merrill

Lynch determined the relevant range to be 9.0x to 13.0x estimated 2001 earnings per share for an implied value per share of:

    - $7.40 to $10.65 based on our management's estimate of 2001 earnings per share; and

    - $6.85 to $9.90 based on publicly available research estimates of 2001 earnings per share.

    To calculate the trading multiples utilized in the analysis of selected comparable publicly traded companies, Merrill Lynch used publicly available information concerning the historical and projected financial performance of the comparable companies, including public historical financial information and consensus analysts' earnings estimates.

    None of the comparable companies is identical to us. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of these results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading volume of the comparable companies, as well as that of DKI. In addition, the multiples of stock price to estimated 2001 earnings multiples for the comparable companies are based on projections prepared by research analysts using only publicly available information. Accordingly, these estimates may or may not prove to be accurate.

    SELECTED COMPARABLE ACQUISITIONS. Using publicly available information, Merrill Lynch considered selected acquisitions in the branded apparel industry. For the purpose of its analysis, the following acquisitions were used as comparable to this acquisition:

    - Vestar Capital Partners' acquisition of Sun Apparel Incorporated;

    - The Warnaco Group, Inc.'s acquisition of Designer Holdings Ltd.;

    - Jones Apparel Group, Inc.'s subsequent acquisition of Sun Apparel Incorporated;

    - Vestar Capital Partners' acquisition of St. John Knits International, Incorporated;

    - Jones Apparel Group, Inc.'s acquisition of Nine West Group Inc.; and

    - The Great Universal Stores PLC's acquisition of Burberry SA.

    Using publicly available information, Merrill Lynch calculated the acquisition values of the acquired companies as a multiple of the latest
12 months revenue immediately preceding the announcement of each of the acquisitions. This analysis resulted in a range of multiples of 0.55x to 1.28x with a mean of 1.02x and a median of 0.91x. Applying the foregoing range to revenue for the calendar year ended 2000 for us, Merrill Lynch determined the relevant range to be 0.80x to 1.10x 2000 revenue for an implied value per share of $5.20 to $13.80. In determining the implied value per share, Merrill Lynch first determined an implied enterprise value based on the relevant range of 0.80x to 1.10x 2000 revenue. To arrive at an implied equity value, Merrill Lynch reduced the implied enterprise value by our average net debt position for 2000 (adjusted for option proceeds of $6.1 million) and, given the license agreement between Gabrielle Studio and us, the $400.0 million acquisition price for Gabrielle Studio.

    Based on the implied per share price of $5.20 to $13.80, the implied range of multiples of enterprise value to earnings before interest and taxes for us is 5.1x to 12.8x, as compared to a multiple of 9.9x based on the proposed merger consideration of $10.60 and a range of multiples for the selected acquisitions in the branded apparel industry of 7.2x to 10.8x, with a mean of 9.0x and a median of 9.2x.

    No company utilized in the selected comparable transactions analysis is identical to us nor is any transaction identical to the contemplated transaction between LVMH and us. An analysis of the results therefore requires complex considerations and judgments regarding our financial and operating characteristics and the companies involved in the comparable transactions, as well as other facts that could affect their publicly-traded and/or transaction values. The numerical results of the selected

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
comparable transactions analysis are not in themselves meaningful in analyzing the contemplated transaction as compared to comparable transactions.

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a discounted cash flow analysis (i.e., analysis of the present value of the projected unlevered after-tax cash flows) for us for the fiscal years ending 2001 through 2005, inclusive, using discount rates (determined through the use of the capital asset pricing model) ranging from 12% to 14% and terminal value multiples of year 2005 EBITDA ranging from 4.0x to 6.0x, based on the comparable publicly traded companies and pre-announcement trading levels of our common stock. Based upon the foregoing, Merrill Lynch determined an implied value per share to be:

    - $8.74 to $14.52 based on our management's financial forecasts; and

    - $6.20 to $10.66 based on financial forecasts extrapolated from publicly available equity research.

    PRESENT VALUE OF HYPOTHETICAL FUTURE SHARE PRICE. Merrill Lynch used financial forecasts provided by our management and extrapolated from publicly available equity research for the years 2001 through 2005, inclusive. Merrill Lynch applied a forward multiple of price to the forecasted earnings per share ranging from 9.0x to 13.0x, based on comparable publicly traded companies to us, to the years 2001 through 2005 inclusive to calculate our projected share price. Using discount rates reflecting an equity cost of capital of 15%, Merrill Lynch determined an implied value per share of:

    - $7.05 to $12.90 from our management's financial forecasts, not exceeding $10.60 until 2004 at the highest price to earnings multiple of 13.0x; and

    - $6.85 to $10.16 based on financial forecasts extrapolated from publicly available equity research.

    The summary set forth above does not purport to be a complete description of the analyses presented by Merrill Lynch. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that selecting any portion of its analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying Merrill Lynch's opinion. In arriving at its opinion, Merrill Lynch considered the results of all its analyses. The analyses performed by Merrill Lynch, including analyses based upon forecasts or future results, are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by Merrill Lynch's analyses. The analyses do not purport to be appraisals or to reflect the prices at which we might actually be sold or the prices at which our common stock may trade at any time in the future. The analyses were prepared solely for the purposes of Merrill Lynch providing its opinion to the special committee and our board of directors. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors related to general economic and competitive conditions beyond the control of the parties or their respective advisors, none of Merrill Lynch, DKI, LVMH or any other person assumes responsibility if future results or actual values are materially different from those forecast.

    Under the terms of an engagement letter dated December 18, 2000, we have agreed to pay a fee of $2,500,000 to Merrill Lynch for its services, one-half of which has been paid and one-half of which is payable upon consummation of the merger. In addition to any fees payable to Merrill Lynch under the engagement letter, we have agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with providing its services and rendering its opinion, including the reasonable fees of its legal counsel. We have also agreed to indemnify Merrill Lynch, its affiliates and each of their respective directors, officers, agents, employees and controlling persons against various liabilities, including liabilities arising under U.S. federal securities laws or related to or arising out of the merger or the engagement of Merrill Lynch.

    Merrill Lynch has, in the past, provided financing services to us, including serving as co-manager for our initial public offering in 1996, and provided financial advisory services to LVMH S.A., LVMH's

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
indirect parent, in connection with an acquisition transaction announced in January 2000, and has received customary fees for rendering these services. In addition, in the ordinary course of its business, Merrill Lynch actively trades shares of our common stock and other securities of ours, as well as securities of LVMH S.A., for Merrill Lynch's own account and for the accounts of its customers and, accordingly, Merrill Lynch may at any time hold a long or short position in these securities.

    The full text of Merrill Lynch's presentation to the special committee and our board of directors on March 30, 2001 has been included as Exhibit (c)(2) to the Schedule 13E-3 filed with the SEC by DKI, LVMH, DKI Acquisition and the continuing stockholders in connection with the merger, and the foregoing summary is qualified by reference to this exhibit. The full text of Merrill Lynch's presentation also is available for inspection and copying at the corporate offices of DKI during our regular business hours by any stockholder of DKI, or a stockholder's representative who has been so designated in writing.

REASONS FOR THE RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND OUR BOARD OF
  DIRECTORS

    In view of the wide variety of factors considered in connection with the evaluation of the merger, the special committee and our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations. In reaching their recommendations, the special committee and our board of directors considered a number of factors both for and against recommending the merger, including the following:

    - The presentation made by Merrill Lynch to the special committee and our board of directors on March 30, 2001 and Merrill Lynch's oral opinion as of that date, which was confirmed in writing on April 2, 2001 following the final determination of the merger consideration to be $10.75 in cash per share, to the effect that, based upon the assumptions made, matters considered and limitations on the review described in the written opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock, other than (1) LVMH and its subsidiaries and
      (2) the continuing stockholders with respect to the shares they are exchanging prior to the merger for shares of DKI Acquisition. The continuing stockholders will not receive the $10.75 in cash per share price for the shares they are exchanging. The special committee and our board of directors considered Merrill Lynch's presentation and opinion to be factors that weighed in favor of the merger.

    - The merger consideration represents a significant premium over the $4.875 closing price per share of our common stock on December 15, 2000, the last full trading day before the public announcement of LVMH's initial proposal to acquire us at $8.50 per share, and exceeds the market prices of our common stock for approximately 18 months prior to that date. The special committee and our board of directors considered this to be a factor that weighed in favor of the merger.

    - The fact that our board of directors delegated broad powers to the special committee in conducting its evaluation of LVMH's acquisition proposal, negotiating with LVMH and considering and pursuing other strategic alternatives to a transaction with LVMH and that, to advise it in connection with these matters, the special committee engaged Merrill Lynch as its independent financial advisor and Mayer, Brown & Platt as its independent legal advisor. As a result, the merger consideration and the other terms and conditions of the merger agreement were the result of arms'-length negotiations among the special committee, LVMH and their respective advisors. The special committee and our board of directors considered this to be a factor that weighed in favor of the merger.

    - The special committee's and our board of directors' belief that, after extensive negotiations by and on behalf of the special committee with LVMH and its representatives, DKI has obtained the highest price per share that LVMH is willing to pay. The special committee and our board of directors considered this to be a factor that weighed in favor of the merger.

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
    - The likelihood that a third party would not be willing to offer a higher price than LVMH in light of:

      (1) the fact that LVMH, through Karma Acquisition, owns Gabrielle Studio, the owner of our principal trademarks, and that LVMH's rights under the license agreement by which Gabrielle Studio licenses these trademarks to us, including its right to cause Gabrielle Studio to terminate the license agreement upon a change of control of DKI, could be a substantial deterrent to any potential third-party acquiror;

      (2) the likelihood that LVMH stands to realize more operational benefits by acquiring our business than would other third-party acquirors; the special committee's and our board of directors' belief that the acquisition of our business would add more value to LVMH than it would to other potential acquirors, by allowing LVMH to combine our business with that of Gabrielle Studio, led them to conclude that LVMH would be able to offer more for us than would other potential acquirors, particularly in light of the royalty fees under the Gabrielle Studio license agreement that would need to be paid by any other third-party acquiror;

      (3) the fact that, prior to the December 18, 2000 public announcement of LVMH's initial proposal to acquire us, we had discussions with executives of a number of companies, in addition to LVMH, regarding a strategic alliance or a possible sale of all or part of DKI and none of these companies made any offer relating to any such transaction;

      (4) the fact that, in the period of time between the December 18, 2000 public announcement of LVMH's initial proposal to acquire us and the special committee's decision to recommend approval of the merger on March 30, 2001, Merrill Lynch approached nine qualified potential acquirors regarding their interest in pursuing a transaction with us and none came forward with an offer to acquire us; and

      (5) the fact that, in the period of time between the December 18, 2000 public announcement of LVMH's initial proposal to acquire us and the special committee's decision to recommend approval of the merger on March 30, 2001, we did not receive any unsolicited bona fide offers from any third party regarding a potential acquisition transaction.

    The special committee and our board of directors considered these to be factors that decreased the likelihood that a third party would make a superior offer and, as such, considered them to be factors that weighed in favor of the merger.

    - Our internally generated financial forecasts compiled by our management, the risks associated with meeting our projections and the possible future values of our stock if our projections are, or are not, met. See "Special Factors--Our Forecasts." Although different assumptions about our future performance in relation to our projections may have dictated in favor of or against the merger depending on the assumptions made, on balance, the special committee and our board of directors considered our projections to be a factor that weighed in favor of the merger. There are numerous assumptions relating to, among other things, industry performance, market and financial conditions, as well as factors not within the control of a company, that must be made in attempting to determine the value of a company by projecting future cash flows. Although the special committee and our board of directors were aware that the upper range of implied value obtained from Merrill Lynch's valuation analyses derived from our projections was in excess of the per share merger consideration, the special committee and our board believed that the merger was a superior alternative to attempting to achieve value in excess of the per share merger consideration as an independent publicly traded company. This is because of the risks associated with the assumptions underlying an implied value of our common stock in excess of the per share merger consideration. These assumptions include achieving the financial results set forth in our projections as well as market conditions occurring that would provide favorable valuation multiples. In determining the independent going concern value of DKI for purposes of determining the fairness of the merger, the special committee and our board of directors relied to a significant extent upon the financial analyses performed by Merrill Lynch summarized in "Special Factors--Opinion of Merrill Lynch."

    - The special committee's and our board of directors' belief that we could continue to operate successfully as an independent publicly traded company. The special committee and our board of directors considered this to be a factor that weighed against the merger. They believed, however, that the merger was a superior alternative to continuing to operate independently in view of the uncertainty inherent in (1) forecasting future operational performance and market conditions and (2) LVMH's ownership, through Gabrielle Studio, of our principal trademarks. The special committee and our board expressed concern that LVMH, as an independent third party, might exercise its rights under the Gabrielle Studio license agreement in a manner not consistent with the past practice of the continuing stockholders and which might adversely affect our business. These rights include approval rights relating to our sublicensing arrangements and our quality control standards. These factors affect the likelihood that a share price in excess of the per share merger consideration would be achieved in the foreseeable future.

    - The likely trading prices of our common stock, in the short term and long term, in the event that LVMH's offer was withdrawn or rejected. The special committee and our board of directors believed that the likely short term effect of LVMH's offer being withdrawn or rejected would be a significant decline in the value of our common stock. In addition, as discussed above, the special committee and our board of directors believed that there are significant risks to attaining a trading price in excess of the merger consideration for our stockholders in the long term future. The special committee and our board of directors considered these to be factors that weighed in favor of the merger.

    - The fact that the merger is not subject to a financing condition. The special committee and our board of directors believed that LVMH has sufficient available financial resources to consummate the merger and that the lack of a financing contingency increases the likelihood that the merger will be consummated. The special committee and our board of directors considered this to be a factor that weighed in favor of the merger.

    - The likelihood that although some stockholders may prefer to receive cash for their shares, others may prefer to continue as stockholders of new DKI. If the merger is consummated, our stockholders will receive cash for their shares, and thus it will no longer be possible for our stockholders, other than the continuing stockholders, to maintain an equity ownership interest in DKI. The special committee and our board of directors considered this to be a factor that weighed against the merger.

    - The fact that the receipt of cash in the merger will be a taxable transaction to our stockholders. The special committee and our board of directors considered this to be a factor that weighed against the merger.

    - The fact that appraisal rights will be available under Delaware law with respect to the merger. The special committee and our board of directors considered this to be a factor that weighed in favor of the merger.

    - The special committee and our board of directors, with the assistance of their respective advisors, reviewed and considered the arrangements that were separately negotiated and entered into among LVMH and its affiliates and the continuing stockholders, including the financial aspects and economic terms of these arrangements. The special committee and our board of directors considered these arrangements to be a neutral factor in their evaluation of the merger.

OUR FORECASTS

    In connection with LVMH's review of DKI and in the course of the negotiations among DKI, the special committee and LVMH, we provided LVMH with non-public business and financial information. We also provided this information to Merrill Lynch, which used this information in its analysis of the fairness of the cash merger consideration to be received by our stockholders. See "Special Factors--Opinion of Merrill Lynch." The non-public information we provided included forecasts of our future operating performance. Our forecasts included management forecasts, as of January 15, 2001, of our net sales, operating income and net income. The special committee and our board of directors also reviewed our forecasts in connection with approving the merger agreement and the merger.

    We do not, as a matter of course, publicly disclose forecasts as to future revenues or earnings. Our forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because this information was made available to LVMH in connection with its due diligence investigation of us and was considered by the special committee and our board of directors in connection with approving the merger agreement and the merger. Our forecasts were not prepared with a view to comply with the published guidelines of the SEC regarding forecasts, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. Moreover, Ernst &
Young LLP, our independent auditors, has not examined, compiled or applied any procedures to our forecasts in accordance with standards established by the American Institute of Certified Public Accountants and expresses no opinion or any assurance on their reasonableness, accuracy or achievability. Our forecasts reflect numerous assumptions made by our management, many of which are inherently uncertain and subject to change. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause our forecasts or the underlying assumptions to be inaccurate. Accordingly, it is expected that there will be differences between actual and forecasted results, and actual results may be materially different from those contained in our forecasts.

    The inclusion of our forecasts in this proxy statement should not be regarded as an indication that the special committee, our board of directors, DKI, LVMH or any of their respective financial advisors considered or consider our forecasts to be a reliable prediction of future events, and our forecasts should not be relied upon as such. To the extent our forecasts represent our management's best estimate of possible future performance, this estimate is made only as of January 15, 2001, the date of the forecasts, and is not made as of any later date. You should take all of this into account when evaluating any factors or analyses based on our forecasts.

    The forecasts that we provided to LVMH, that Merrill Lynch used, in conjunction with its analyses as described above under the caption "--Opinion of Merrill Lynch," in rendering its fairness opinion and that the special committee and our board of directors reviewed in connection with approving the merger agreement and the merger are summarized below:

                                                               FISCAL YEARS
                                         --------------------------------------------------------
                                           2001       2002       2003        2004         2005
                                         --------   --------   --------   ----------   ----------
                                                          (DOLLARS IN THOUSANDS)
Net sales..............................  $752,191   $818,744   $904,666   $1,004,407   $1,112,796
Operating income.......................    33,700     36,806     42,930       55,363       69,005
Net income.............................    18,300     20,317     23,930       31,636       40,446

DKI'S POSITION AS TO THE FAIRNESS OF THE MERGER

    We believe the merger is fair to our stockholders. However, we express no opinion as to the fairness of the merger to LVMH, the continuing stockholders and their respective affiliates. Our belief as to fairness is based upon a number of factors, including the following material factors:

    - the merger consideration represents a significant premium over the $4.875 closing price per share of our common stock on December 15, 2000, the last full trading day before the public announcement of LVMH's initial proposal to acquire us at $8.50 per share, and exceeds the market prices of our common stock for approximately 18 months prior to that date (see "Introduction--Comparative Market Price Data");

    - the special committee recommended the approval of the merger agreement and the merger and, based on the factors described in "Special
      Factors--Reasons for the Recommendations of the Special Committee and our Board of Directors," determined that the merger is fair to our stockholders. The special committee expressed no opinion as to the fairness of the merger to LVMH, the continuing stockholders and their respective affiliates;

    - our board of directors delegated broad powers to the special committee, the members of which are not employees of DKI and are not affiliated with LVMH, to negotiate with LVMH and the merger agreement was extensively negotiated among the special committee, LVMH and their respective advisors. Therefore, the merger consideration and the other terms and conditions of the merger agreement were the result of arms'-length negotiations;

    - the special committee retained Merrill Lynch, a leading internationally recognized investment bank that is not affiliated with DKI's management or LVMH, to serve as independent financial advisor to the special committee, and Merrill Lynch rendered an opinion as to the fairness, from a financial point of view, of the merger consideration to our stockholders, other than
      (1) LVMH and its subsidiaries and (2) the continuing stockholders with respect to the shares they are exchanging prior to the merger for shares of DKI Acquisition. The continuing stockholders will not receive the $10.75 in cash per share price for the shares they are exchanging. Although Merrill Lynch has performed financial advisory services for LVMH S.A. in the past and has received fees for these services, the special committee did not believe that this affected Merrill Lynch's independence;

    - the special committee engaged Mayer, Brown & Platt, which is not affiliated with DKI's management or LVMH, to serve as independent legal advisor to the special committee;

    - the factors considered by the special committee and our board of directors, and the analysis of the special committee and our board of directors referred to under "Special Factors--Reasons for the Recommendations of the Special Committee and our Board of Directors;" and

    - the merger agreement and the merger were approved by our board of directors, including the vote of three of the four members of our board who served on the special committee, but excluding Donna Karan and Stephan Weiss, who refrained from participating in the board meeting due to their interests as continuing stockholders.

    In reaching this determination, we have not assigned specific weights to particular factors and considered all factors as a whole. None of the factors that we considered led us to believe that the merger was unfair to our stockholders. We express no opinion as to LVMH, the continuing stockholders and their respective affiliates.

    None of the members of our board of directors received any reports, opinions or appraisals from any outside party relating to the merger or the fairness of the merger consideration to be received by our stockholders, other than those received from Merrill Lynch.

LVMH'S AND DKI ACQUISITION'S POSITION AS TO THE FAIRNESS OF THE MERGER

    The rules of the SEC require LVMH and DKI Acquisition to express their belief as to the fairness of the merger to DKI's unaffiliated stockholders (I.E., stockholders other than the continuing stockholders). LVMH and DKI Acquisition believe that the merger is fair to DKI stockholders, other than the continuing stockholders. This belief is based on the following factors:

    - the special committee and its advisors thoroughly reviewed DKI's strategic options with the principal objective of maximizing value for DKI's stockholders, and successfully negotiated to increase the merger consideration from $8.50 to $10.75 per share;

    - the merger consideration represents a premium of 120% over the $4.875 closing price of DKI shares on December 15, 2000, the last full trading day before the public announcement of LVMH's initial proposal to acquire DKI, and exceeds the market prices of DKI shares for approximately
      18 months prior to that date;

    - the merger will provide consideration to DKI stockholders entirely in cash and is not subject to any financing condition;

    - the ability of DKI stockholders to obtain "fair value" for their shares if they exercise and perfect their appraisal rights under Delaware law;

    - the historical financial performance of DKI and the risks associated with DKI continuing to operate as an independent public company, including general economic, business and industry conditions;

    - the forecasts for DKI provided to LVMH by DKI's management, as described in "Special Factors--Our Forecasts," and the risks associated with meeting those projections;

    - since December 18, 2000, LVMH's proposal to acquire DKI and DKI's availability as an acquisition candidate have been known in the investment community and in the business community, and neither DKI nor its advisors has received any other bona fide offer to date for the acquisition of DKI;

    - the merger consideration and the other terms and conditions of the merger agreement were the result of arms'-length negotiations among LVMH, the special committee, consisting of non-employee directors not affiliated with LVMH, and their respective advisors;

    - the special committee retained Merrill Lynch, which is not affiliated with DKI's management or LVMH, to serve as independent financial advisor to the special committee, and the special committee received an opinion from Merrill Lynch as to the fairness, from a financial point of view, of the merger consideration to the holders of DKI common stock, other than
      (1) LVMH and its subsidiaries and (2) the continuing stockholders with respect to the shares they are exchanging prior to the merger for shares of DKI Acquisition. The continuing stockholders will not receive the $10.75 in cash per share price for the shares they are exchanging. Although

      Merrill Lynch has performed limited financial advisory services for LVMH S.A. in the past and has received fees for these services, LVMH and DKI Acquisition do not believe this affected Merrill Lynch's independence;

    - the special committee engaged Mayer, Brown & Platt, which is not affiliated with DKI's management or LVMH, to serve as independent legal advisor to the special committee; and

    - the merger was approved by the board of directors of DKI, including the vote of three of the four members of the board who served on the special committee (but excluding Donna Karan and Stephan Weiss, who refrained from participating in the board meeting because of their interests as continuing stockholders), with Frank R. Mori, the one dissenting member, subsequently signing a voting agreement in which he agreed to vote his shares of DKI common stock in favor of the merger.

    LVMH and DKI Acquisition considered each of the foregoing factors to support their determination as to the fairness of the merger. This belief, however, should not be construed as a recommendation to you as to how you should vote on the merger. Neither LVMH nor DKI Acquisition independently considered with respect to the fairness of the merger:

    - net book value, going concern value or liquidation value of DKI; or

    - purchase prices paid by LVMH or any of the continuing stockholders for past purchases of DKI common stock.

    Goldman Sachs generally acted as financial advisor to LVMH and DKI Acquisition in connection with this transaction and, in particular, performed analyses of the financial aspects of the proposed merger, advised LVMH on negotiating strategies and assisted LVMH in negotiations with DKI and Merrill Lynch. Goldman Sachs provided LVMH with two reports in connection with the merger, which are summarized under "Other Matters--Goldman Sachs Reports." However, Goldman Sachs did not deliver an opinion as to the fairness, from a financial point of view, to LVMH or any other person of the merger or the consideration to be paid to DKI stockholders.

    The foregoing discussion of the information and factors considered by LVMH and DKI Acquisition is not intended to be exhaustive but is believed to include all material factors.

LVMH'S AND DKI ACQUISITION'S REASONS FOR THE MERGER

    LVMH and DKI Acquisition believe that the merger will enable new DKI to expand its business internationally and to focus on high-end retail distribution of its products by leveraging LVMH's expertise, creative resources and global distribution network to realize the full potential of new DKI's business as a worldwide designer and manufacturer of luxury goods. After the merger, LVMH will combine new DKI's business with that of Gabrielle Studio, the owner of the principal Donna Karan trademarks, which LVMH purchased in January 2001. LVMH believes that combining Gabrielle Studio with new DKI will enable new DKI to focus on strengthening and re-positioning the Donna Karan brands as luxury lifestyle brands. LVMH further believes that it will be able to provide the significant resources required to fully implement the long-term business objectives of strengthening the Donna Karan brands and expanding new DKI's business internationally. LVMH believes that new DKI, as a private company, will be better positioned to implement its long-term business strategies.

THE CONTINUING STOCKHOLDERS' POSITION AS TO THE FAIRNESS OF THE MERGER

    The rules of the SEC require the continuing stockholders to express their belief as to the fairness of the merger to DKI's unaffiliated stockholders (I.E., stockholders other than the continuing stockholders).

    Each of the continuing stockholders believes that the merger is fair to DKI stockholders, other than the continuing stockholders, exclusively on the basis of its observations that:

    - the merger consideration represents a premium of 120% over the $4.875 closing price of DKI shares on December 15, 2000, the last full trading day before the public announcement of LVMH's initial proposal to acquire DKI at $8.50 per share, and exceeds the market prices of shares of DKI common stock for approximately 18 months prior to that date;

    - the historical financial performance of DKI and the risks identified by DKI's management and board of directors in connection with DKI continuing to operate as an independent public company, including general economic, business and industry conditions;

    - a special committee of independent directors, which consists entirely of non-management, independent directors appointed by the board of directors, was established and has represented solely the interests of DKI's unaffiliated stockholders in connection with the merger;

    - the special committee retained and was advised by its own independent financial advisor to assist it in evaluating strategic alternatives, including the merger, and provide it with financial advice;

    - the special committee retained and was advised by its own independent legal counsel;

    - to the knowledge of the continuing stockholders, the special committee, together with its independent financial and legal advisors, engaged in extensive negotiations and deliberations in evaluating the merger and the merger consideration;

    - the merger consideration and the other terms and conditions of the merger agreement were the result of arms'-length negotiations among LVMH, the special committee and their respective advisors;

    - negotiations among LVMH, the special committee and their respective advisors resulted in an increase in the merger consideration from LVMH's initial proposal of $8.50 per share to $10.75 per share;

    - the terms of the merger will provide consideration to the stockholders of DKI entirely in cash and are not subject to any financing condition;

    - the special committee approved the merger and the merger agreement by a vote of three to one and the board of directors approved the merger and the merger agreement by a vote of four to one (with Donna Karan and Stephan Weiss refraining from participating in the board meeting at which the vote was taken because of their interests as continuing stockholders) and recommended that the stockholders of DKI adopt the merger agreement and approve the merger; and

    - to the knowledge of the continuing stockholders, other than LVMH's offer, there have been no other firm offers for the acquisition of DKI made by any unaffiliated person during the last two years.

    The continuing stockholders considered each of the foregoing factors to support their belief as to the fairness of the merger. This belief, however, should not be construed as a recommendation to you as to how you should vote on the merger. The continuing stockholders have not considered any factors, other than as stated above, regarding the fairness of the merger to DKI's unaffiliated stockholders, as it is their view that the factors they considered provided a reasonable basis to form their belief. Specifically, none of the continuing stockholders independently considered with respect to the fairness of the merger:

    - net book value, going concern value or liquidation value of DKI; or

    - purchase prices paid by LVMH or any of the continuing stockholders for past purchases of DKI common stock.

    Although Credit Suisse First Boston Corporation, or CSFB, generally assisted the continuing stockholders in connection with the merger and advised the continuing stockholders in connection with the negotiations of the sale of the stock of Gabrielle Studio, participated in negotiations with LVMH and analyzed the projections and assumptions provided to CSFB by Gabrielle Studio relating to the business of Gabrielle Studio as licensor of the Donna Karan trademarks, CSFB did not deliver an opinion as to the fairness, from a financial point of view, to the continuing stockholders or any other person of the merger or the merger consideration to be paid to DKI stockholders and did not provide the continuing stockholders with any reports, opinions or appraisals related thereto.

THE CONTINUING STOCKHOLDERS' REASONS FOR THE MERGER

    As a condition to making an offer to purchase all of the outstanding shares of common stock of DKI pursuant to a board-approved transaction and to negotiating in good faith with the board of directors of DKI with respect to that offer, LVMH required the continuing stockholders to maintain a minimum equity interest in new DKI. LVMH and DKI Acquisition also granted the continuing stockholders options to purchase additional equity in new DKI. Accordingly, the continuing stockholders' reasons for participating in the merger are (1) to liquidate a portion of their DKI common stock at a price that represents a cash premium over the market price at which the shares traded prior to the public announcement of LVMH's initial proposal to acquire DKI, and (2) to the extent the continuing stockholders are required by LVMH to retain, or otherwise elect to exercise their options to acquire, equity interests in new DKI, to maximize the value of their remaining interests in new DKI.

PURPOSE AND STRUCTURE OF THE MERGER

    The purpose of the merger is to permit our stockholders to realize a significant premium over historical market prices for their shares and to enable LVMH to obtain control of DKI in an orderly fashion so that LVMH may pursue its long-term business objectives for DKI, including strengthening the Donna Karan brands and expanding DKI's international high-end retail distribution. The merger also will enable LVMH to combine our business with that of Gabrielle Studio, the owner of our principal trademarks, which it acquired on January 17, 2001. For further background on LVMH's reasons for the merger, see "Special Factors--Background of the Merger," "Special Factors--LVMH's and DKI Acquisition's Position as to the Fairness of the Merger" and "Special Factors--LVMH's and DKI Acquisition's Reasons for the Merger."

    The reason the acquisition has been structured as a merger is to effect a prompt and orderly transfer of ownership of DKI from our stockholders to LVMH and to provide our stockholders with cash for their shares and the right to receive "fair value" for their shares if they exercise and perfect their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

CERTAIN EFFECTS OF THE MERGER; PLANS OR PROPOSALS AFTER THE MERGER

    Following completion of the merger, the shares of our common stock will no longer be publicly traded or listed on the New York Stock Exchange. In addition, the registration of our shares and our reporting obligations under the Securities Exchange Act of 1934 will be terminated upon application to the SEC.

    Upon consummation of the merger, new DKI will be a privately held corporation. Accordingly, our stockholders, other than the continuing stockholders, will not have the opportunity to participate in the earnings and growth of new DKI after the merger and will not have any right to vote on corporate matters. Similarly, our stockholders, other than the continuing stockholders, will not face the risk of losses generated by new DKI's operations or decline in the value of new DKI after the merger.

    Currently, LVMH owns 100% of each of DKI Acquisition and Karma Acquisition. Karma Acquisition owns 100% of Gabrielle Studio. Immediately prior to the merger, the continuing stockholders will exchange 3,115,456 shares of our common stock for an equal number of shares of common stock of DKI Acquisition, valued at $10.75 per share. In the merger, DKI Acquisition will be merged with and into DKI, which will become a direct majority-owned subsidiary of LVMH. Upon consummation of the subsequent merger of Karma Acquisition with and into new DKI, and assuming that the continuing stockholders exercise in full their options to purchase additional shares of the common stock of new DKI from LVMH and DKI Acquisition, the ownership structure of new DKI will be as follows:

                             [ORGANIZATIONAL CHART]

    As a result of the merger, excluding the preferred stock that LVMH will own in new DKI and assuming that the continuing stockholders exercise in full their options to purchase additional shares of common stock of new DKI, the respective interests of LVMH and of the continuing stockholders in new DKI's net book value and net earnings will be 85.7% and 14.3%. Thus, based on DKI's financial statements for the fiscal year ended December 31, 2000, (1) LVMH would have an interest of $131.0 million and $16.4 million, respectively, in DKI's net book value and net earnings and (2) the continuing stockholders would have an interest of $21.9 million and $2.7 million, respectively, in DKI's net book value and net earnings. LVMH and the continuing stockholders will be entitled to the corresponding benefits and detriments resulting from their interests, including income or losses generated by new DKI's operations and future increases or decreases in new DKI's value. For U.S. federal income tax purposes, no gain or loss will be realized by DKI, LVMH or DKI Acquisition as a result of the merger.

    On May 16, 2001, Mr. Idol gave notice that he would resign as our Chief Executive Officer, effective upon the consummation of the merger. However, if the closing of the merger occurs before September 1, 2001, at LVMH's request his resignation will not become effective until August 31, 2001.

LVMH intends to appoint Giuseppe Brusone, Senior Vice President, Acquisitions and Brand Development of the LVMH Fashion Group, as the Chief Executive Officer of new DKI upon the consummation of the merger. Other than Mr. Idol, our executive officers immediately before the merger will remain as new DKI's executive officers immediately after the merger. DKI Acquisition's directors immediately before the merger will become new DKI's directors after the merger and will serve one-year terms. Except as otherwise described in this proxy statement, none of LVMH or the continuing stockholders has any current plans or proposals that relate to or would result in: (1) an extraordinary corporate transaction, such as a reorganization or liquidation involving DKI; (2) any purchase, sale or transfer of a material amount of assets of DKI; (3) any change in the management of DKI or any change in any material term of the employment contract of any executive officer; or (4) any other material change in DKI's corporate structure or business.

    Following the merger, LVMH, in conjunction with the continuing stockholders, will continue to review new DKI and its assets, corporate structure, capitalization, operations, property, management, personnel and policies to determine what changes, if any, are desirable to maximize LVMH's objectives of strengthening the Donna Karan brands and expanding DKI's international high-end retail distribution. LVMH, in conjunction with the continuing stockholders, expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

    In considering the recommendation of the special committee and our board of directors with respect to the merger agreement and the merger, you should be aware that, in addition to the matters discussed above, our executive officers and the members of the special committee and our board of directors have interests in the merger that are in addition to, or different from, the interests of our stockholders generally and that create potential conflicts of interest. These interests are described below and in the section entitled "Special Factors--Certain Relationships Among LVMH, DKI Acquisition and the Continuing Stockholders."

EXECUTIVE OFFICERS

STOCK OPTIONS

    The merger agreement provides that, immediately prior to the effective time of the merger, all outstanding options to purchase common stock will become fully vested, including those held by our executive officers. Lynn E. Usdan is our only executive officer who holds options. The merger agreement entitles
Ms. Usdan to receive, for each share subject to an outstanding stock option at the time of the merger, a cash payment equal to the difference between the $10.75 per share merger consideration and the per share exercise price of the option, referred to as the "spread," without interest, less any applicable withholding taxes.

    Ms. Usdan holds options to purchase an aggregate of 9,250 shares of our common stock, 1,000 of which are subject to unvested options that will vest immediately prior to the effective time of the merger. The aggregate spread for these options is $39,189.

RESTRICTED COMMON STOCK

    The merger agreement provides that, immediately prior to the effective time of the merger, all outstanding shares of restricted common stock will become fully vested, including those held by our executive officers. Under the merger agreement, for each share of restricted common stock outstanding at the time of the merger, our executive officers will have the right to receive a cash payment equal to the $10.75 per share merger consideration, without interest, less any applicable withholding taxes.

    The following table summarizes the number of shares of restricted common stock that are currently held by each executive officer who holds restricted common stock, and all of these executive officers as a group, as well as the aggregate amount to which each of these executive officers, and all of these executive officers as a group, would be entitled as of the date of this proxy statement. All of these shares of restricted common stock are currently unvested but, under the merger agreement, will vest immediately prior to the effective time of the merger:

                                                               RESTRICTED     AGGREGATE MERGER
NAME OF EXECUTIVE OFFICER                                     COMMON SHARES    CONSIDERATION
-------------------------                                     -------------   ----------------
John D. Idol................................................     548,503         $5,896,407
Joseph B. Parsons...........................................      67,303            723,507
Lee Goldenberg..............................................      56,754            610,106
Lynn E. Usdan...............................................       8,794             94,536
All executive officers as a group...........................     681,354         $7,324,556

EMPLOYMENT AGREEMENTS

DONNA KARAN

    Donna Karan has an employment agreement with us that provides for her employment as our Chairman of the Board and Chief Designer. The employment agreement had an initial three-year term through December 31, 1999 and is automatically renewable for successive three-year terms, unless otherwise terminated. The employment agreement provides for an annual base salary of $500,000, as adjusted annually for increases in the Consumer Price Index, and an annual bonus of up to 100% of base salary based on our adjusted pre-tax profits. In connection with and in support of the restructuring that we announced in November 1999, Ms. Karan agreed that for the balance of fiscal 1999 and for fiscal 2000 and fiscal 2001, her annual base salary would be reduced to $100,000, as adjusted for increases in the Consumer Price Index.

    Ms. Karan may terminate her employment agreement at any time for good reason in the event of a change in control, including as a result of specified changes in ownership of our voting securities, an acquisition by a third party of 30% or more of our voting securities, mergers, sales of assets and specified changes in the composition of our board of directors. If Ms. Karan terminates her employment for good reason, she is entitled to receive a lump sum cash payment equal to the sum of her current base salary and incentive bonus from the prior year for the greater of one year and the remaining term of her employment agreement. The employment agreement further provides that Ms. Karan will have no obligation to mitigate our financial obligations in the event of her termination.

    Upon consummation of the merger, Ms. Karan will enter into a new employment agreement with new DKI providing for her continued employment as Chief Designer of new DKI and its subsidiaries. As Chief Designer, Ms. Karan will continue to have ultimate authority and control over all creative and artistic, non-financial aspects of new DKI and its subsidiaries, in accordance with new DKI's strategic plans and annual financial and operating plans, and will continue to consult with new DKI's Chief Executive Officer with respect to the development of annual design budgets, creative budgets, strategic plans and public relations policies. The new employment agreement has an initial three-year term and is automatically renewable for successive one-year terms, unless otherwise terminated. The employment agreement provides for an annual base salary of $1,000,000, as adjusted annually for increases in the Consumer Price Index, and an incentive bonus based on new DKI's earnings. The bonus for the 2001 fiscal year will be a pro-rated portion of $500,000, and the bonus for the 2002 fiscal year is guaranteed to be at least $500,000. Under her new employment agreement, Ms. Karan will have rights with respect to the hiring by new DKI of a Chief Executive Officer, any employee for any position of Senior Design Director or any other senior creative personnel and any employee for the position of Brand President for either the DK or DKNY brands. If Ms. Karan terminates her employment for good reason, or if new DKI terminates her employment without cause, she will be entitled to receive a lump sum cash payment equal to the sum of her current base salary, as then in effect, and incentive bonus from the prior year for the greater of one year and the remaining term of her employment agreement.

STEPHAN WEISS

    Stephan Weiss has an employment agreement with us that provides for his employment as Vice Chairman of our board of directors. The agreement is automatically renewable for successive one-year terms, unless otherwise terminated. In 1997, Mr. Weiss' agreement was amended to provide for the elimination of his duties and responsibilities set forth in his employment agreement and his compensation, for so long as John D. Idol serves as our Chief Executive Officer. Mr. Weiss' employment agreement is in other material respects relating to termination similar to Ms. Karan's employment agreement. Upon consummation of the merger, Mr. Weiss intends to resign as Vice Chairman and his employment agreement will be terminated. It is not presently contemplated that Mr. Weiss will enter into a new employment agreement with new DKI.

JOHN D. IDOL

    John D. Idol has an employment agreement with us that provides for his employment as our Chief Executive Officer until June 30, 2002. The agreement is automatically renewable for an indefinite term unless and until 12 months' notice of non-renewal is given by Mr. Idol or us. Under the employment agreement, Mr. Idol is entitled to receive an annual base salary of $950,000 for the 2001 fiscal year; $475,000 for the period from the beginning of the 2002 fiscal year through June 30, 2002 if the employment agreement is not renewed; and, if renewed, $950,000 for each fiscal year thereafter. Mr. Idol is entitled to receive a performance bonus of up to $750,000 per year based on specified performance criteria, plus any amount not earned in prior years with regard to the award, provided that the maximum amount payable for any fiscal year may not exceed $3 million. Mr. Idol is also entitled to receive an incentive bonus of up to $2 million per year based on our attaining specified performance goals.

    If Mr. Idol is terminated without cause or he terminates his employment for good reason during the 12-month period following a change in control, which includes the merger, he will be entitled to receive:

    - the sum of three times his then current base salary plus three times his total bonus compensation for the immediately prior fiscal year.
      Mr. Idol's total bonus compensation for fiscal 2000 was $750,000;

    - continued health, long-term disability and life insurance at the level then in effect for 36 months. However, if Mr. Idol commences other full-time employment that offers substantially similar or improved health, long-term disability and life insurance, this continued coverage will cease;

    - full vesting of all then unvested shares of restricted common stock and stock options; and

    - outplacement services, up to $50,000, for a period of one year commencing on the date of termination, but in no event beyond the date on which Mr. Idol commences other full-time employment.

If these payments and benefits, or any other payments or benefits, are subject to the 20% excise tax under the Internal Revenue Code of 1986 as "excess parachute payments," then Mr. Idol will be entitled to receive a tax gross-up so that he is in the same after-tax position as if there were no excise tax.

    In November 2000, Mr. Idol and we entered into an amendment to his employment agreement, which provides that he is entitled to receive a transaction bonus equal to $750,000, payable in a lump sum within 10 days following the earliest to occur of the following events:

    - expiration of the six-month period following a change in control, provided that Mr. Idol is continuously employed by us or any successor for that six-month period, unless Mr. Idol dies or becomes disabled during that period;

    - the termination of his employment by us without cause on or after a change in control; or

    - the termination of his employment by him for good reason.

The merger will constitute a change in control for purposes of this $750,000 transaction bonus.

    In addition, the employment agreement provides that Mr. Idol is also entitled to a special performance bonus equal to $1,250,000 under circumstances specified in a separate letter agreement. Mr. Idol is not entitled to receive this bonus in connection with the merger.

    On May 16, 2001, Mr. Idol gave notice that he would resign as our Chief Executive Officer, effective upon the consummation of the merger. Mr. Idol agreed, however, that if the closing of the merger occurs before September 1, 2001, at LVMH's request his resignation will not become effective until August 31, 2001. Our compensation committee, with the consent of LVMH and consistent with the intent of his employment agreement, agreed to pay or provide Mr. Idol with the following:

    - $5.1 million, which represents the sum of three times his current base salary plus three times his total bonus compensation for fiscal 2000;

    - continued health, long-term disability and life insurance at the level in effect on the date of termination for 36 months, or the economic equivalent of that coverage in cash. However, if Mr. Idol commences other full-time employment that offers substantially similar or improved health, long-term disability and life insurance, this continued coverage will cease;

    - full vesting of all 548,503 unvested shares of restricted common stock held as of the date of termination;

    - outplacement services, up to $50,000, for a period of one year commencing on the date of termination, but in no event beyond the date on which Mr. Idol commences other full-time employment;

    - a transaction bonus of $750,000;

    - any salary and expenses that are accrued but unpaid as of the date of termination; and

    - the performance bonus that otherwise would have been paid to Mr. Idol for 2001, pro-rated to reflect the number of days worked for us prior to the date of termination, subject to his satisfying the conditions for receiving this bonus set forth in his employment agreement.

    LVMH intends to appoint Giuseppe Brusone, Senior Vice President, Acquisitions and Brand Development of the LVMH Fashion Group, as the Chief Executive Officer of new DKI upon the consummation of the merger.

JOSEPH B. PARSONS

    Joseph B. Parsons has an employment agreement with us that provides for his employment as our Chief Financial and Operations Officer until December 31, 2003. The agreement provides for automatic renewal for successive one-year terms unless 12 months' notice of non-renewal is given by Mr. Parsons or by us. Under the employment agreement, Mr. Parsons receives an annual base salary of $475,000 beginning on January 1, 2001 and $500,000 beginning on January 1, 2002. After that, we will review Mr. Parson's compensation annually and may, in our sole discretion, increase his base salary. Under his agreement, Mr. Parsons also is entitled to receive a cash bonus with a target between 50% and 100% of his base salary, determined in accordance with our executive incentive plan. The agreement further provides that, in the event of his termination by us without reason or his termination of the agreement for good reason, he will be entitled to receive an amount equal to his then current annual salary plus the bonus he earned during the prior fiscal year. Mr. Parsons' bonus for fiscal 2000 was $350,000.

    In addition, under his employment agreement, Mr. Parsons is entitled to receive $1,000,000, plus accrued interest at an annual rate of 9% compounded monthly, payable in a single lump sum in cash within 30 days of October 10, 2005. However, if there is a future disposition of our properties and business substantially in their entirety by merger, consolidation, sale of assets or otherwise or Mr. Parsons is terminated without cause within one year following a change in control, then the deferred amount will be fully vested and payable in a single lump sum in cash within 30 days of the closing of the transaction or the date of termination, as applicable. The merger will result in the accelerated vesting of the deferred amount. During his employment with us, Mr. Parsons will vest in the deferred amount at a rate of one-fifth of the deferred amount as of October 10, 2000 and one-fifth as of each of the first four anniversaries of that date. If Mr. Parsons is terminated without cause or he terminates his employment for good reason, he will forfeit the unvested portion of the deferred amount and receive payment of the vested amount within 30 days of the effective date of termination.

    In the event Mr. Parsons becomes subject to the 20% excise tax on "excess parachute payments" under the Internal Revenue Code of 1986, then payments to Mr. Parsons will be automatically reduced to one dollar less than an amount that would subject Mr. Parsons to the excise tax.

LEE GOLDENBERG

    Lee Goldenberg has an employment agreement with us that provides for his employment as our Corporate Executive Vice President, Worldwide Operations. Under the employment agreement, Mr. Goldenberg receives an annual base salary of $350,000, subject to increase at our discretion. This agreement has an initial term through December 31, 2003 and is automatically renewable for successive one-year terms, unless otherwise terminated. Under this agreement, Mr. Goldenberg is entitled to a target bonus of between 50% and 100% of his base salary, determined in accordance with our executive incentive plan. If we terminate Mr. Goldenberg's employment agreement without cause, he will be entitled to receive his base salary for a one-year period provided that he complies with specified confidentiality and non-solicitation covenants during that period.

LYNN E. USDAN

    In connection with the continued employment of Lynn E. Usdan, our Senior Vice President and General Counsel, we agreed, in January 2001, to pay
Ms. Usdan a special bonus in the amount of $150,000 payable on the earlier of
(1) the date a change in control, which includes the merger, occurs and
(2) June 30, 2001. If no change in control has occurred by June 30, 2001, we have agreed to pay Ms. Usdan an additional $75,000 payable on the earlier of
(A) the date a change in control occurs and (B) December 31, 2001. In any event, the aggregate amount of $225,000 is payable immediately if Ms. Usdan's employment is terminated without cause.

EXECUTIVE COMPENSATION PROGRAMS

    The following plans provide benefits to executive officers in connection with a change in control, which includes the merger.

EXECUTIVE SEVERANCE PLAN

    In addition to any termination benefits provided under an employment agreement, some of our executive officers are participants in a severance plan that provides that each participant is entitled to receive a severance benefit equal to his or her base salary upon:

    - the termination of a participant's employment without cause during the one-year period commencing on a change in control or during the 90 days prior to a change in control; or

    - our failure to receive written notice, at least five days prior to the anticipated closing date of the transaction giving rise to a change in control, from the successor to all or a substantial portion of our business and/or assets that the successor is willing to assume and agree to perform our obligations under the severance plan in the same manner and to the same extent that we are required to perform.

The severance benefit is payable in the form of a lump sum benefit within 10 business days following the later of the termination of employment or the effective date of a change in control, subject to the participant's execution of a release of claims against us.

    In the event a participant becomes subject to the 20% excise tax on "excess parachute payments" under the Internal Revenue Code of 1986, then payments to the participant will be automatically reduced to one dollar less than an amount that would subject the participant to the excise tax. However, if the participant has an employment agreement that addresses the excise tax, the terms of that agreement will govern.

DEFERRED COMPENSATION PLANS

    We make annual contributions on behalf of some of our executive officers to a wealth accumulation plan. Contributions are based on a predetermined percentage of an officer's compensation. Participants become fully vested in their account balance five years after becoming a participant in the plan.

    A participant's account balance will become 100% vested upon the occurrence of a change in control and a participant will receive his or her account balance in a lump sum payment as soon as administratively feasible following the change in control. However, if we receive written notice, at least five days prior to the anticipated closing date of the transaction giving rise to a change in control, from the successor to all or a substantial portion of our business and/or assets that the successor is willing to assume and agree to perform our obligations under the wealth accumulation plan in the same manner and to the same extent that we are required to perform, then no accelerated vesting or distribution will occur. Nevertheless, if a participant is terminated without cause during the period commencing on the date that is 90 days prior to the effective date of a change in control and ending on the first anniversary of the change in control, the participant's account balance will become 100% vested upon termination and the participant will receive his or her account balance in a lump sum payment as soon as administratively feasible following termination.

    In addition, under our deferred bonus plan, upon the occurrence of a change in control, an executive officer will receive a lump sum payment of his or her previously deferred annual performance awards or bonuses as soon as administratively practicable following the change in control.

EXECUTIVE INCENTIVE PLAN

    Performance awards under our incentive plan are generally paid to participants employed at the end of a plan year as soon as administratively feasible after the plan year in which the awards are earned. Our incentive compensation subcommittee is required to make at least a pro-rata award through the date of a change in control to each participant who is a participant at the time of the change in control. An award equal to or less than the individual target awards may be made by the subcommittee either during or after the plan year without regard to the actual achievement of the performance goals. Upon a change in control, the subcommittee may make an award, payable immediately, equal to a pro-rata portion, through the date of the change in control, of the individual target award payable upon achieving, but not surpassing, the performance goals for the relevant plan year. Any immediate pro-rata payment will reduce other awards made for the relevant plan year.

NON-EMPLOYEE DIRECTORS

STOCK OPTIONS

    The merger agreement provides that, immediately prior to the effective time of the merger, all outstanding options to purchase common stock will become fully vested, including those held by our non-employee directors. Under the merger agreement, for each share subject to an outstanding stock option at the time of the merger, our non-employee directors will have the right to receive a cash payment equal in amount to the spread, without interest, less any applicable withholding taxes.

    The following table summarizes the total number of shares subject to options, the number of shares subject to options that are currently held, vested and unvested, by each non-employee director, and all non-employee directors as a group, as well as the aggregate amount to which each non-employee director, and all non-employee directors as a group, would be entitled as of the date of this proxy statement:

                                           COMMON SHARES   COMMON SHARES
                                            SUBJECT TO      SUBJECT TO     COMMON SHARES
                                              VESTED         UNVESTED      SUBJECT TO ALL   AGGREGATE
NAME OF NON-EMPLOYEE DIRECTOR(1)              OPTIONS       OPTIONS(2)        OPTIONS        SPREAD
--------------------------------           -------------   -------------   --------------   ---------
M. William Benedetto.....................     10,000           1,000           11,000        $ 3,688
John H. Eyler............................      7,500           1,000            8,500         25,250
Ann McLaughlin Korologos.................      9,500           1,000           10,500          3,688
Non-Employee Directors as a Group........     27,000           3,000           30,000        $32,626

------------------------

(1) Frank R. Mori does not hold any options.

(2) The merger agreement provides that all unvested options will vest immediately prior to the effective time of the merger.

RESTRICTED COMMON STOCK

    The merger agreement provides that, immediately prior to the effective time of the merger, all outstanding shares of restricted common stock will become fully vested, including those held by our non-employee directors. Under the merger agreement, for each share of restricted common stock outstanding at the time of the merger, our non-employee directors will have the right to receive a cash payment equal to the $10.75 per share merger consideration, without interest, less any applicable withholding taxes.

    The following table summarizes the total number of shares of restricted common stock, the number of shares of restricted common stock that are currently held, vested and unvested, by each non-employee director, and all non-employee directors as a group, as well as the aggregate amount to which each non-employee director, and all non-employee directors as a group, would be entitled as of the date of this proxy statement:

                                                        UNVESTED
                                         VESTED        RESTRICTED                       AGGREGATE
                                       RESTRICTED        COMMON      ALL RESTRICTED      MERGER
NAME OF NON-EMPLOYEE DIRECTOR(1)      COMMON SHARES    SHARES(2)     COMMON SHARES    CONSIDERATION
--------------------------------      -------------   ------------   --------------   -------------
M. William Benedetto................      1,000            500           1,500           $16,125
John H. Eyler.......................        500            500           1,000            10,750
Ann McLaughlin Korologos............      1,000            500           1,500            16,125
Non-Employee Directors as a Group...      2,500          1,500           4,000           $43,000

------------------------

(1) Frank R. Mori does not hold any shares of restricted common stock.

(2) The merger agreement provides that all unvested shares of restricted common stock will vest immediately prior to the effective time of the merger.

DEFERRED COMPENSATION PLAN

    Under our voluntary deferred compensation plan for non-employee directors, our non-employee directors are able to defer the receipt of their annual retainer fees, meeting fees and fees paid for services as chair of any committee of our board of directors. As a result of their termination of service as directors upon consummation of the merger, our non-employee directors will receive a lump sum distribution of previously deferred amounts on either the first business day of the month of the consummation of the merger or the first business day of the immediately following month.

    Our non-employee directors have elected to invest a portion of the amounts they have deferred under this plan in hypothetical units of our common stock. Under this plan, as of April 3, 2001, M. William Benedetto has 14,143 stock units, John H. Eyler has 10,596 stock units and Ann McLaughlin Korologos has 3,173 stock units. Based on the $10.75 per share merger consideration, the value of the distributions with respect to these stock units will be $152,037 for Mr. Benedetto, $113,907 for Mr. Eyler and $34,110 for Ms. McLaughlin Korologos.

SPECIAL COMMITTEE

    John H. Eyler, Ann McLaughlin Korologos and Frank R. Mori, members of the special committee, will each receive compensation of $50,000 in connection with serving on the special committee, plus fees of $1,000 for each meeting of the special committee attended. These amounts are payable regardless of whether the merger is consummated. As a result of his significant role in evaluating and negotiating the merger, the chairperson of the special committee, M. William Benedetto, will receive total compensation of $500,000 for his services, $250,000 of which has already been paid and $250,000 of which will be paid regardless of whether the merger is consummated.

    The special committee has held 22 meetings in connection with LVMH's acquisition proposal and the merger. Our board of directors and the special committee believe that these payments do not affect the special committee's independence or impartiality.

INDEMNIFICATION AND INSURANCE

    The merger agreement provides that new DKI will, and LVMH will cause new DKI to:

    - indemnify and hold harmless, and provide advancement of expenses to, all past, present and future directors, officers and employees of DKI and our subsidiaries for acts or omissions occurring at or prior to the effective time of the merger:

       (1) at least to the same extent these individuals are indemnified, or have the right to advancement of expenses or to conduct the defense of any claims, as of March 31, 2001 under the certificates of incorporation, bylaws or comparable organizational documents of DKI and our subsidiaries and any indemnification agreements then in effect; and

       (2) without limiting the indemnification provided by clause (1), to the fullest extent permitted by law; and

    - to the extent permitted by law, include and cause to be maintained in effect in new DKI's certificate of incorporation and bylaws provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous than the corresponding provisions contained in our current certificate of incorporation and bylaws.

    In addition, for six years after the effective time of the merger, new DKI will, and LVMH will cause new DKI to, maintain in effect our current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the effective time. New DKI will provide this coverage for all individuals who are currently covered by our policy on terms and in amounts that are no less favorable than those of our current policy. New DKI may, however, substitute policies containing terms and amounts that are no less favorable to our directors or officers. New DKI will not be required to pay aggregate annual premiums for this insurance in excess of 200% of the aggregate premiums that we paid in fiscal 2000. If the annual premiums of this insurance coverage exceed this 200% amount, new DKI will obtain a policy with the greatest coverage available for a cost not exceeding that amount.

    The merger agreement also provides that any successor to, or assignee of all or substantially all of the assets of, new DKI must assume these indemnification and insurance obligations.

CERTAIN RELATIONSHIPS AMONG DKI, LVMH AND KARMA ACQUISITION

    On January 17, 2001, LVMH, through its direct wholly-owned subsidiary, Karma Acquisition, consummated the acquisition of all of the outstanding shares of Gabrielle Studio from Donna Karan, Stephan Weiss and a trust for the benefit of their children. Gabrielle Studio is now a direct wholly-owned subsidiary of Karma Acquisition. Because there are no restrictions on the transfer of the stock of Gabrielle Studio, the sale of the outstanding shares of Gabrielle Studio to LVMH was not subject to the consent of DKI or the approval of the special committee or our board of directors, neither of which was informed of the terms of this transaction with LVMH prior to the signing of the Gabrielle Studio purchase agreement. For a description of the terms of this acquisition, see "Special Factors--Certain Relationships Among LVMH, DKI Acquisition and the Continuing Stockholders."

    Gabrielle Studio owns our principal trademarks, DONNA KARAN, DONNA KARAN NEW YORK, DKNY and DK, and all variations of these marks. Under a license agreement, Gabrielle Studio has granted us an exclusive worldwide license in perpetuity to use, and to sublicense the right to use, these trademarks and to use, and to sublicense the right to use, the name, signature and likeness of Ms. Karan in connection with the design, manufacture, distribution, sale, advertising, marketing and promotion of products of any kind, nature or description. The license agreement contains an exception for use of the principal trademarks in connection with (1) specified products and other matters, such as food products, restaurants, toys and games, and (2) the provision of specified store services, all of which Gabrielle Studio has licensed to Ms. Karan since the time of our initial public offering in July 1996. In connection with LVMH's acquisition of Gabrielle Studio, this license agreement between Gabrielle Studio and Ms. Karan was canceled and replaced with a new agreement between Gabrielle Studio and an affiliate of Ms. Karan.

    Our license agreement with Gabrielle Studio provides that Gabrielle Studio may terminate it (1) upon our failure to pay any amount due within 60 days of receipt of notice of the failure or (2) if we violate the quality control provisions of the license agreement and fail to initiate and pursue appropriate corrective action within 60 days after a final, unappealable determination by an arbitration tribunal or court of competent jurisdiction that a violation has occurred. Gabrielle Studio also may terminate the license agreement upon the occurrence of a change of control of DKI, which includes specified changes in the ownership of our voting securities, an acquisition by a third party of 30% or more of our voting securities, mergers, sales of assets and specified changes in the composition of our board of directors. Gabrielle Studio has agreed that it will not engage in any activities other than those related to its license agreements with us and an affiliate of Ms. Karan. However, there is no restriction on the transferability of shares of Gabrielle Studio. We pay all costs in connection with the transfer of record ownership of the licensed trademarks to Gabrielle Studio and all costs associated with the registration, prosecution and infringement of the licensed trademarks.

    The license agreement imposes obligations on us with respect to the use of sales materials, protection of the licensed trademarks, indemnification of Gabrielle Studio, the maintenance of public liability insurance and quality control of products bearing the licensed trademarks or the Donna Karan name. The license agreement also limits the use of the licensed trademarks in specified circumstances and in general prohibits any transfer or assignment of the parties' rights under the license agreement.

    The license agreement provides that we will pay to Gabrielle Studio an annual royalty equal to 1.75% of the first $250 million of net sales for that year, plus 2.5% of the next $500 million of net sales for that year, plus 3% of the next $750 million of net sales for that year, plus 3.5% of all net sales for that year in excess of $1.5 billion. For purposes of computing the annual royalty, "net sales" includes sales by us, our affiliates, our subsidiaries and any sublicensees of products bearing any of the licensed trademarks or the Donna Karan name. During the year ended December 31, 2000 and prior to the sale of Gabrielle Studio to LVMH on January 17, 2001, we incurred royalty expenses of $30.6 million to Gabrielle Studio under the license agreement. Of this amount, $12.9 million was accrued in fiscal 2000 but will be paid in fiscal 2001.

    Concurrently with the execution of the merger agreement, and with our consent, Gabrielle Studio assigned its right under the license agreement to receive royalty payments, which accrue during the period from January 18, 2001 through the closing of the merger, to Karma Acquisition, which in turn assigned this right to LVMH.

    The merger agreement provides that LVMH will cause Gabrielle Studio to exercise its rights and perform its obligations under the license agreement in good faith and in accordance with its judgment, which it must exercise in a commercially reasonable manner.

CERTAIN RELATIONSHIPS AMONG LVMH, DKI ACQUISITION AND THE CONTINUING
  STOCKHOLDERS

    In considering the recommendation of our board of directors with respect to the merger agreement and the merger, you should be aware that Donna Karan and Stephan Weiss, two of the members of our board, have negotiated and entered into separate arrangements with LVMH that provide them with rights that are different from yours. These arrangements are described below.

    The following arrangements with the continuing stockholders were separately negotiated between representatives of LVMH, on the one hand, and representatives of Donna Karan, Stephan Weiss and their children's trust, on the other hand, in connection with the sale of Gabrielle Studio. Because there are no restrictions on the transfer of the stock of Gabrielle Studio, the sale of the outstanding shares of Gabrielle Studio to LVMH and the rights granted to the continuing stockholders in connection with that transaction were not subject to the consent of DKI or the approval of the special committee or our board of directors, neither of which was informed of the terms of this transaction with LVMH prior to the signing of the Gabrielle Studio purchase agreement. For the same reasons, the sale of Gabrielle Studio and the rights granted to the continuing stockholders in connection with that transaction are not subject to the approval of our stockholders.

    The following description of the Gabrielle Studio purchase agreement, including Annex A thereto, the exchange and option agreement, and the rights and obligations of the continuing stockholders under these agreements, is not intended to be complete and is qualified in its entirety by reference to the Gabrielle Studio purchase agreement, which is attached to this proxy statement as Appendix D, and to the exchange and option agreement, which is included as Exhibit (d)(7) to the Schedule 13E-3 filed with the SEC by DKI, LVMH, DKI Acquisition and the continuing stockholders in connection with the merger. Those documents are incorporated herein by reference.

GABRIELLE STUDIO PURCHASE AGREEMENT

    LVMH entered into a purchase agreement dated December 15, 2000 with Donna Karan, Stephan Weiss and a trust for the benefit of their children. On
January 11, 2001, LVMH assigned its rights under the purchase agreement to Karma Acquisition. Under this purchase agreement, Karma Acquisition purchased all of the outstanding shares of common stock of Gabrielle Studio, a New York corporation, from Ms. Karan, Mr. Weiss and their children's trust. The sale was consummated on January 17, 2001.

    The aggregate purchase price paid by Karma Acquisition for Gabrielle Studio was $450 million. The purchase price for Gabrielle Studio is subject to reduction as follows:

    - to $400 million, net of agreed tax adjustments, in the event DKI's board of directors approves and enters into a definitive agreement with respect to a merger transaction between DKI and LVMH or any of its affiliates on or before June 15, 2001 and subsequently this merger is consummated; or

    - to $425 million, net of agreed tax adjustments, in the event DKI and LVMH or any of its affiliates enter into a definitive agreement for a merger transaction approved by DKI's board of directors during the period after June 15, 2001 but on or before December 15, 2001 and subsequently this merger is consummated.

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    Because DKI and LVMH entered into the merger agreement prior to June 15,
2001, if the merger is consummated the purchase price for Gabrielle Studio will be reduced by, and the continuing stockholders will return to Karma Acquisition, $50 million, net of agreed tax adjustments.

    In the Gabrielle Studio purchase agreement, LVMH agreed to indemnify the continuing stockholders and their affiliates and representatives against all damages incurred by them as a result of LVMH's breach of specified sections of the Gabrielle Studio purchase agreement and specified third-party claims brought in connection with the Gabrielle Studio purchase agreement. In addition, Donna Karan, Stephan Weiss and their children's trust agreed to indemnify LVMH and its affiliates and representatives against all damages incurred by them as a result of the breach of specified sections of the Gabrielle Studio purchase agreement.

    In Annex A to the Gabrielle Studio purchase agreement, LVMH, Donna Karan and Stephan Weiss agreed that they would negotiate in good faith and, beginning immediately after the time that DKI's board of directors approved a merger with LVMH, would use their best efforts to enter into or adopt formal agreements regarding the following matters:

    - the capital structure of DKI Acquisition;

    - the governance of DKI Acquisition after the continuing stockholders become stockholders of DKI Acquisition as a result of their exchange of shares and the governance of new DKI following the merger;

    - arrangements regarding the transfer of shares of new DKI, including put and call rights with respect to the continuing stockholders' shares;

    - the acquisition by LVMH of the DONNA KARAN NEW YORK flagship store to be located at 819 Madison Avenue in New York;

    - the pledge by the continuing stockholders of their shares of common stock of DKI Acquisition and, following the merger, of new DKI, to secure their indemnification obligations under the Gabrielle Studio purchase agreement;

    - the guaranty by LVMH S.A. of LVMH's payment obligations in respect of any put by or call on the continuing stockholders of their shares of new DKI common stock, which guaranty will take effect if LVMH's net worth falls below $400 million; and

    - the operation of Urban Zen, LLC, Ms. Karan's wholly-owned limited liability company, and the acquisition by LVMH of a 5% ownership interest in Urban Zen.

    The material terms of these matters are described further below.

THE EXCHANGE AND OPTION AGREEMENT/CAPITAL STRUCTURE OF DKI ACQUISITION

    As contemplated by the Gabrielle Studio purchase agreement, LVMH, DKI Acquisition, Karma Acquisition and the continuing stockholders entered into an exchange and option agreement on March 31, 2001. The exchange and option agreement, among other things, provides for the following:

    - immediately prior to the consummation of the merger, the continuing stockholders will exchange 3,115,456 shares of common stock of DKI, representing approximately 14% of the outstanding shares of DKI, for 3,115,456 shares of common stock of DKI Acquisition, valued at $10.75 per share. As part of the merger, these shares will be converted into 3,115,456 shares of common stock of new DKI;

    - immediately following the consummation of the merger between DKI Acquisition and DKI, Karma Acquisition will be merged with and into new DKI, with new DKI continuing as the surviving corporation, at which time the shares of Karma Acquisition owned by LVMH will be converted into shares of common stock of new DKI;

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    - the exchange and option agreement grants two options to the continuing stockholders, as follows:

       - one option to purchase 1,895,581 shares of common stock of new DKI, as the surviving corporation in the merger with Karma Acquisition, from LVMH for aggregate consideration of $22,871,597, which is the total merger consideration they will receive for their remaining shares of our common stock; and

       - one option to purchase, for aggregate consideration of $25,000,000 of their personal funds, a number of newly-issued shares of common stock of new DKI that would result in the aggregate common stock ownership of the continuing stockholders being equal to 14.3% of the outstanding common stock of new DKI.

    The first option listed above is exercisable during the period of time beginning at the effective time of the merger between Karma Acquisition and new DKI and ending at 5:00 p.m. on the following day. It is only exercisable in the event that each of the exchange of shares, the DKI merger and the Karma Acquisition merger is consummated. The second option listed above is exercisable only if the first option is exercised, and also must be exercised no later than 5:00 p.m. on the day following the Karma Acquisition merger.

    The exchange and option agreement also provides that LVMH, on the one hand, and the continuing stockholders, on the other hand, agree to waive, as of the effective time of the exchange, specified claims, suits and causes of action that one may have against the other.

    Following the consummation of the mergers between DKI Acquisition and DKI and Karma Acquisition and new DKI, Gabrielle Studio will be a wholly-owned subsidiary of new DKI, as the surviving corporation in both the merger of DKI Acquisition into DKI and the merger of Karma Acquisition into new DKI. LVMH and the continuing stockholders agreed that Gabrielle Studio will be merged with and into new DKI, with new DKI surviving, as soon as reasonably practicable after December 31, 2001.

CAPITALIZATION OF DKI ACQUISITION AND NEW DKI

    Immediately prior to the consummation of the merger, DKI Acquisition's authorized capital stock will consist of 60,000,000 shares of common stock and 1,000 shares of Series A preferred stock. Holders of DKI Acquisition common stock will be entitled to one vote per share of common stock and will be entitled to receive dividends out of legally available funds as determined by the DKI Acquisition board of directors and in accordance with the terms of the DKI Acquisition shareholders agreement to be entered into by LVMH and the continuing stockholders and described below. The preferred stock is non-voting, and entitles its holders to receive cumulative cash dividends out of legally available funds at an annual rate of $15,000 per share beginning January 1, 2003. In the event of a liquidation, dissolution or winding up of DKI Acquisition, holders of the preferred stock will be entitled to receive, before any distribution or payment is made to holders of the common stock, a payment equal to the sum of (1) $130,000 per share of preferred stock, plus (2) any accrued and unpaid dividends. The rights and preferences of the common and preferred stock of new DKI will be identical to the rights and preferences of the common and preferred stock of DKI Acquisition.

    Prior to the consummation of the merger, LVMH will contribute to DKI Acquisition an amount of money sufficient to enable DKI Acquisition to pay all of the stockholders of DKI the amounts due to them in the merger. In exchange, LVMH will receive (1) all 1,000 shares of DKI Acquisition's authorized preferred stock with an aggregate value of $130,000,000 and (2) all of the then-outstanding shares of DKI Acquisition common stock, which will have a value equal to LVMH's remaining capital contribution, based on a per share value of $10.75, and will be converted into shares of new DKI in the merger. In addition, upon consummation of the merger of Karma Acquisition with new DKI, LVMH's

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shares of common stock of Karma Acquisition will be converted into 37,209,302 shares of common stock of new DKI.

    Following the exchange of shares by the continuing stockholders, the merger of DKI Acquisition with and into DKI and the merger of Karma Acquisition with and into new DKI, and assuming the full exercise by the continuing stockholders of both options described above, LVMH will own 100% of the preferred stock and 85.7% of the common stock of new DKI and the continuing stockholders will own 14.3% of the common stock of new DKI.

    Immediately following the merger of Karma Acquisition with and into new DKI, new DKI will have no funded indebtedness other than indebtedness of DKI assumed in connection with the merger and indebtedness related to the acquisition of the DONNA KARAN NEW YORK flagship store at 819 Madison Avenue.

CORPORATE GOVERNANCE

    At the time the continuing stockholders exchange their shares of DKI common stock for shares of DKI Acquisition common stock in accordance with the exchange and option agreement described above, LVMH and the continuing stockholders will enter into a shareholders agreement concerning the governance matters of DKI Acquisition and, following the merger, new DKI. The shareholders agreement will generally relate to items like the composition of the board of directors, matters requiring super-majority director approval, the dividend policy, external financing, put, call and drag-along rights, as well as transfer restrictions, on shares of new DKI stock, and the interaction between new DKI and LVMH and other companies within the LVMH fashion group, including the following matters:

    - For so long as the continuing stockholders maintain a common equity investment with a cash value of at least $10 million in new DKI and at least one of Ms. Karan and Mr. Weiss is alive:

       - Donna Karan and Stephan Weiss will have the right to designate two of the seven members of the board of directors of new DKI; and

       - Donna Karan and Stephan Weiss will have approval rights over designated corporate matters such as significant acquisitions and sales;

    - For so long as the continuing stockholders remain stockholders of new DKI but do not meet the requirements set forth above, they will have approval rights over a more limited range of corporate matters;

    - The continuing stockholders will have rights and obligations relating to their ownership interest in new DKI, including:

       - broad restrictions on transfer;

       - a right of first offer and, at times, a right of first refusal on any sale of shares by any other stockholder to an unrelated third party;

       - preemptive rights on any issuances of equity interests as long as they maintain a $10 million common equity investment in new DKI; and

       - put rights on their shares under designated circumstances, including specified terminations by either new DKI or Ms. Karan of her employment with, and specified sales of equity interests in, new DKI.

    - LVMH will have rights and obligations relating to its ownership interest in new DKI, including:

       - restrictions on transfer; and

       - call and drag-along rights on the continuing stockholders' shares under designated circumstances, including specified terminations by either new DKI or Ms. Karan of her employment with, and specified sales of equity interests in, new DKI.

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819 MADISON STORE

    In connection with the purchase of Gabrielle Studio, LVMH agreed to cause Karma Acquisition to acquire from Urban Zen the DONNA KARAN NEW YORK flagship store to be developed and located at 819 Madison Avenue in New York. LVMH, Urban Zen and Gabrielle Studio agreed that the acquisition of the 819 Madison Avenue store would occur (1) on June 15, 2001 or (2) if LVMH entered into a definitive agreement with respect to a merger transaction with DKI on or before June 15, 2001, then on September 15, 2001. In connection with the acquisition of the 819 Madison Avenue store, LVMH, Urban Zen and Gabrielle Studio agreed as follows:

    - Karma Acquisition or, if the merger has been consummated, new DKI will assume all of the rights and obligations of Urban Zen under the lease for the 819 Madison Avenue store, as well as all other agreements related to the design, construction, development and opening of the store;

    - Karma Acquisition or, if the merger has been consummated, new DKI will pay or reimburse Urban Zen for all past, present and future costs and expenses paid by Urban Zen relating to the design, construction, development and opening of the store and all losses incurred in connection with the operation of the store. Based on estimates from Urban Zen, the estimated total capital cost of the project is approximately $16.5 million; and

    - Karma Acquisition will assume all of the obligations of Urban Zen under the boutique license agreement between Urban Zen and Donna Karan Studio, which is described below. If the merger is consummated, the boutique agreement will be canceled and new DKI will operate the boutique.

PLEDGE AND GUARANTY

    In Annex A to the Gabrielle Studio purchase agreement, Donna Karan, Stephan Weiss and their children's trust agree that, if the merger is consummated and the continuing stockholders become stockholders of new DKI, they will pledge their shares of common stock of new DKI to LVMH in order to secure their indemnification obligations under the Gabrielle Studio purchase agreement. This pledge will be in effect until January 17, 2003, except that one-third of the pledged shares will be released on July 17, 2002.

    Also in Annex A to the Gabrielle Studio purchase agreement, LVMH S.A. agrees that, for so long as (1) the continuing stockholders have rights to put their new DKI common stock under the shareholders agreement or (2) LVMH has rights to call the continuing stockholders' new DKI common stock under the shareholders agreement, LVMH S.A. will unconditionally guarantee LVMH's payment obligations in respect of any put by or call on the continuing stockholders of their shares of common stock of new DKI. This guarantee is only effective if, and for so long as, LVMH's net worth falls below $400 million.

URBAN ZEN, LLC

    In Annex A of the Gabrielle Studio purchase agreement, the parties made agreements with respect to the operation of Urban Zen, including the following:

    - LVMH will acquire a 5% membership interest in Urban Zen in conjunction with the consummation of the merger at a cost equal to 5% of the equity invested to date in Urban Zen by Donna Karan;

    - LVMH will have a right of first offer and a right of first refusal on any sale by any member of Urban Zen of its membership interest in Urban Zen, other than for tax or estate planning purposes, but only for so long as either Ms. Karan is an employee of new DKI or the continuing

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      stockholders or their permitted transferees own any shares of new DKI.
      Donna Karan will have a right of first offer and a right of first refusal on any sale by LVMH of its membership interest in Urban Zen;

    - Urban Zen will give LVMH a right of first refusal with respect to licenses, joint ventures, strategic alliances and similar relationships; and

    - at Urban Zen's election, LVMH will provide support and services to Urban Zen based on arms'-length commercial agreements.

    Following the merger, Donna Karan, through Urban Zen, will be entitled to compete with new DKI in specified high-end luxury and/or couture markets and product categories, including apparel, accessories, home-related products and cosmetics/skin care. Urban Zen will determine which DONNA KARAN NEW YORK stores will carry Urban Zen products and will select the Urban Zen products to be carried in particular stores, subject to the approval of new DKI's Chief Executive Officer. Ms. Karan also will be entitled to operate independent stores for the sale of these products.

TAX SHARING AGREEMENT

    Following the merger of DKI Acquisition into DKI and the merger of Karma Acquisition into new DKI, it is contemplated that LVMH, Gabrielle Studio and new DKI will enter into a tax sharing agreement governing the manner in which they will share post-merger federal, state, local and foreign tax liability. Under this agreement, it is anticipated that new DKI, Gabrielle Studio and new DKI's other subsidiaries, which we collectively refer to as the new DKI subgroup, will join in the filing of any LVMH consolidated, combined or unitary tax returns, as permitted by law. The new DKI subgroup generally will be required to make payments to LVMH in amounts equal to the federal taxes it would have paid on all income it earned as if it filed as a separate group, unaffiliated with LVMH.

CERTAIN RELATIONSHIPS AMONG DKI AND THE CONTINUING STOCKHOLDERS

GABRIELLE STUDIO LICENSE AGREEMENT

    Prior to LVMH's acquisition of Gabrielle Studio, Gabrielle Studio was wholly owned by Donna Karan, Stephan Weiss and their children's trust. With respect to the period of their ownership, under our license agreement, we made or will make royalty payments to Gabrielle Studio of $30.6 million in respect of fiscal 2000, $25.0 million in respect of fiscal 1999 and $19.5 million in respect of fiscal 1998.

BOUTIQUE AGREEMENT

    On October 29, 1998, through Donna Karan Studio, we entered into a boutique license agreement with Urban Zen, LLC. The agreement grants Urban Zen the right to open and operate a DONNA KARAN NEW YORK flagship store in New York City. The store is scheduled to open in 2001. The boutique agreement has an initial five-year term, with two renewal periods at Urban Zen's option assuming specified conditions are met. The agreement provides that we will provide Urban Zen with management services in connection with the operation of the store, in exchange for an annual fee equal to the greater of 1.5% of sales and $75,000, and that Urban Zen will be entitled to offer for sale specified non-DKI products. In all other material respects, the boutique agreement is similar to our other boutique agreements for DONNA KARAN NEW YORK stores, including provisions for the sale of DKI merchandise to Urban Zen, minimum purchase requirements and minimum advertising requirements. Because the boutique was not open in fiscal 2000, no fees were incurred by Urban Zen under the boutique agreement.

    Additionally, in connection with the lease for this store, we agreed to permit Gabrielle Studio, which at the time was wholly owned by Donna Karan, Stephan Weiss and their children's trust, to guarantee Urban Zen's obligations under the lease.

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    In connection with the Gabrielle Studio purchase agreement, LVMH agreed that it will cause Karma Acquisition to acquire this store, by September 15, 2001, from Urban Zen at its documented cost and expenses. See "Special
Factors--Certain Relationships Among LVMH, DKI Acquisition and the Continuing Stockholders." The DONNA KARAN NEW YORK flagship store is expected to open later this year. It is further anticipated that the boutique agreement will be terminated upon the merger of Karma Acquisition with and into new DKI.

REGISTRATION RIGHTS AGREEMENT

    In connection with our initial public offering on July 3, 1996, we entered into a registration rights agreement with Donna Karan, Stephan Weiss, their children's trust, a trust for the benefit of Donna Karan and Gabrielle Studio. Frank R. Mori, Tomio Taki, Takihyo Inc. and affiliates of Frank R. Mori were also parties to this agreement. Under this agreement, we granted to these parties demand and "piggyback" registration rights and agreed to pay specified expenses related to the registration of our securities under this agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS

    The following is a description of the material U.S. federal income tax consequences of the merger to holders of shares of our common stock who dispose of their shares in the merger, who are United States Persons, as defined below, and who, on the date of disposition, hold their shares as capital assets, as defined in the Internal Revenue Code of 1986, each referred to as a "United States Holder." This discussion is based on the Internal Revenue Code, proposed and final income tax regulations issued under the Internal Revenue Code and administrative and judicial interpretations of the Internal Revenue Code and regulations, each as in effect and available on the date of this proxy statement. These income tax laws, regulations and interpretations, however, may change at any time, and any change could be retroactive to the date of this proxy statement. Although we will not seek any rulings from the Internal Revenue Service or an opinion of counsel with respect to the merger, we believe that the merger will have the U.S. federal income tax consequences described below to the United States Holders.

    We urge all holders to consult their own tax advisors regarding the specific tax consequences that may result from their individual circumstances as well as foreign, state, local and other tax consequences of the disposition of shares in the merger. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address special tax consequences that may be applicable to particular classes of taxpayers, including the following:

    - financial institutions;

    - real estate investment trusts;

    - regulated investment companies;

    - brokers and dealers or traders in securities or currencies;

    - persons whose functional currency is not the U.S. dollar;

    - insurance companies;

    - tax-exempt organizations;

    - S corporations;

    - persons who hold common stock as part of a position in a straddle or as part of a hedging or conversion transaction;

    - persons who acquired common stock as a result of an exercise of employee stock options or rights or otherwise as compensation;

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    - persons who hold employee stock options or rights to acquire common stock;
      and

    - taxpayers subject to alternative minimum tax.

    A "United States Person" is a beneficial owner of common stock who, for U.S. federal income tax purposes, is:

    - a citizen or resident of the U.S., including some former citizens or residents of the U.S.;

    - a partnership or corporation created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia;

    - an estate if its income is subject to U.S. federal income taxation regardless of its source; or

    - a trust if the trust validly has elected to be treated as a United States person for U.S. federal income tax purposes or if (A) a U.S. court can exercise primary supervision over its administration and (B) one or more United States persons have the authority to control all of its substantial decisions.

    A United States Holder generally will realize gain or loss upon the surrender of the holder's shares in the merger in an amount equal to the difference, if any, between the amount of cash received and the holder's aggregate adjusted tax basis in the shares surrendered.

    In general, any gain or loss realized by a United States Holder in the merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by a United States Holder will be long-term capital gain or loss if the shares giving rise to the recognized gain or loss have been held for more than one year. Otherwise, the capital gain or loss will be short-term. A non-corporate United States Holder's long-term capital gain generally is subject to U.S. federal income tax at a maximum rate of 20%. Any capital loss can be offset only against other capital gains plus $3,000 of other income in any tax year ($1,500 in the case of a married individual filing a separate return). Any unutilized capital loss will carry over as a capital loss to succeeding years for an unlimited time until the loss is exhausted.

    For corporations, a capital gain is subject to U.S. federal income tax at a maximum rate of 35%, while any capital loss can be offset only against other capital gains. Any unutilized capital loss generally can be carried back three years and forward five years to offset net capital gains generated in those years.

    Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent in the merger will be required to withhold, and will withhold, 31% of all cash payments to which a holder of shares or other payee is entitled under the merger agreement, unless the stockholder or other payee provides a tax identification number, certifies that number is correct and otherwise complies with the backup withholding tax rules. Each of our stockholders and, if applicable, each other payee should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

    The U.S. federal income tax consequences set forth above are for general information only and are not intended to constitute a complete description of all tax consequences relating to the merger. You are urged to consult your own tax advisor to determine the particular tax consequences to you of the merger, including the applicability and effect of foreign, state, local and other tax laws.

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                                   THE MERGER

    The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement, including the merger agreement, which is attached to this proxy statement as Appendix A and is incorporated herein by reference. You are urged to read Appendix A in its entirety. See also "The Merger--The Merger Agreement" below.

    Our board of directors has determined, based in part on the recommendation of the special committee, that the merger is advisable and in the best interests of DKI and our stockholders and that the merger is fair to our stockholders. Accordingly, our board of directors has approved the merger agreement and the merger and recommends that you vote "FOR" adoption of the merger agreement and approval of the merger. Our board of directors expressed no opinion as to the fairness of the merger to LVMH, the continuing stockholders and their respective affiliates. See "Special Factors--Reasons for the Recommendations of the Special Committee and our Board Of Directors."

    Our board of directors approved and recommended adoption of the merger agreement and approval of the merger by a vote of four to one, although the one dissenting member, Frank R. Mori, subsequently signed a voting agreement in which he agreed to vote his shares of our common stock in favor of the merger agreement and the merger. The execution of this voting agreement by Mr. Mori and his affiliates and the execution of the continuing stockholders' voting agreement resulted in LVMH increasing the merger consideration from $10.60 to $10.75 per share. Donna Karan and Stephan Weiss, two other members of our board, refrained from participating in the board meeting at which the merger agreement and the merger were approved because of their interests as continuing stockholders.

    In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from yours. Also, Donna Karan and Stephan Weiss have negotiated and entered into separate arrangements with LVMH that require them to exchange a portion of their shares of DKI for shares of DKI Acquisition immediately prior to the merger and provide them with rights that are different from yours. See "Special Factors--Interests of Executive Officers and Directors in the Merger" and "Special Factors--Certain Relationships Among LVMH, DKI Acquisition and the Continuing Stockholders."

EFFECTIVE TIME OF MERGER

    If the merger agreement is adopted and the merger is approved by the requisite vote of our stockholders and the other conditions to the merger are satisfied or, to the extent permitted, waived, the merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as otherwise agreed by DKI and DKI Acquisition and provided in the certificate of merger. If the merger agreement is adopted and the merger is approved by our stockholders, we expect to complete the merger as soon as practicable after the special meeting.

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

    LVMH has designated             to act as paying agent for purposes of
making the cash payments provided by the merger agreement. Immediately after the effective time of the merger, LVMH will deposit, or cause to be deposited, with the paying agent immediately available funds in an aggregate amount necessary to pay the $10.75 per share merger consideration to all of our stockholders. The paying agent will use these funds for the sole purpose of paying the merger consideration to our stockholders. The paying agent will, in accordance with irrevocable instructions, deliver to you your merger consideration according to the procedure summarized below.

    As soon as reasonably practicable after the effective time of the merger, new DKI will instruct the paying agent to mail to you a letter of transmittal and instructions advising you of the effectiveness of

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the merger and the procedure for surrendering to the paying agent your stock certificates in exchange for payment of the $10.75 per share merger consideration. Upon the surrender for cancellation to the paying agent of your stock certificates, together with a letter of transmittal, duly executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the paying agent will pay to you your $10.75 per share merger consideration and your stock certificates will be canceled. No interest will be paid or accrued on the merger consideration. Payments of merger consideration also will be reduced by any applicable withholding taxes.

    If your stock certificates have been lost, mutilated or destroyed, you may instead deliver to the paying agent an affidavit and indemnity bond in form and substance, and with surety, reasonably satisfactory to new DKI.

    If the merger consideration, or any portion of it, is to be paid to a person other than you, it will be a condition to the payment of the merger consideration that your stock certificates be properly endorsed or otherwise in proper form for transfer and that you pay to the paying agent any transfer or other taxes required by reason of the transfer or establish to the satisfaction of new DKI that the taxes have been paid or are not required to be paid.

    YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

    At and after the effective time of the merger, you will cease to have any rights as our stockholder, except for the right to surrender your stock certificates, according to the procedure described in this section, in exchange for payment of the $10.75 per share merger consideration, without interest, less any applicable withholding taxes, or, if you exercise your appraisal rights, the right to perfect your right to receive payment for your shares under Delaware law.

    At the effective time of the merger, our stock ledger with respect to shares of our common stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.

    After 180 days following the effective time of the merger, the paying agent will, on demand, deliver to new DKI all cash that has not yet been distributed in payment of the merger consideration, plus any accrued interest, and the paying agent's duties will terminate. Thereafter, you may surrender your stock certificates to new DKI and receive the $10.75 per share merger consideration, without interest, less any applicable withholding taxes. However, you will have no greater rights against new DKI than may be accorded to general creditors of new DKI under applicable law. None of LVMH, DKI or new DKI will be liable to you for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

ACCOUNTING TREATMENT

    The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among new DKI's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

FINANCING OF THE MERGER; FEES AND EXPENSES OF THE MERGER

    The total amount of funds required to consummate the merger and to pay LVMH's related fees and expenses is estimated to be approximately
$      million. LVMH plans to fund the purchase price through a combination of a capital contribution by LVMH S.A. and intercompany debt. The merger is not conditioned on any financing arrangements.

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    The fees and expenses in connection with the merger are set forth in the table below:

DKI Financial Advisor Fees..................................  $2,500,000
LVMH Financial Advisor Fees.................................   4,500,000
DKI Legal, Accounting and Other Professional Fees...........
LVMH Legal, Accounting and Other Professional Fees..........
Printing, Proxy Solicitation and Mailing Costs..............
Special Committee Fees......................................     716,000
Filing Fees.................................................      48,039
Hart-Scott-Rodino Fees......................................     125,000
Paying Agent Fees...........................................
Miscellaneous...............................................
                                                              ----------
  Total.....................................................  $
                                                              ==========

    The merger agreement provides that each party will pay all costs and expenses incurred by it in connection with the merger agreement, the voting agreements and the merger, except (1) with respect to claims for damages incurred as a result of a material breach of the merger agreement and (2) as otherwise provided under "The Merger--The Merger Agreement--Termination Fees; Expenses." None of these costs and expenses will reduce the $10.75 per share merger consideration to be received by our stockholders.

APPRAISAL RIGHTS

    Under Delaware law, if (1) you properly make a demand for appraisal in writing prior to the vote taken at the special meeting and (2) your shares are not voted in favor of the merger agreement or the merger, you will be entitled to exercise appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

    Section 262 is reprinted in its entirety as Appendix C to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. You should review this discussion and Appendix C carefully if you wish to exercise statutory appraisal rights or you wish to preserve the right to do so. Failure to strictly comply with the procedures set forth in Section 262 will result in the loss of your appraisal rights.

    If you:

    - make the demand described below with respect to your shares;

    - are continuously the record holder of your shares from the date of making the demand through the effective time of the merger;

    - otherwise comply with the statutory requirements of Section 262; and

    - neither vote in favor of the merger agreement or the merger nor consent to the merger agreement or the merger in writing,

and if a proper petition is filed with the Delaware Court of Chancery, as described below, you will be entitled to an appraisal by the Delaware Court of Chancery of the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery.

    Although the Delaware courts have not endorsed any particular valuation methodology for determining what constitutes "fair value" of a corporation's stock, several types of analyses have regularly been used in appraisal proceedings. Among these have been analyses based on discounted cash flow, comparable companies and comparable transactions. Merrill Lynch performed each of these analyses for the special committee and our board of directors in connection with its services to the special committee. Using a discounted cash flow analysis, Merrill Lynch derived an implied value per

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
share of our common stock between $6.20 and $10.66, based on financial forecasts extrapolated from publicly available equity research, and between $8.74 and $14.52, based on our management's financial forecasts. Merrill Lynch's application of a comparable company analysis yielded an implied value per share between $6.85 and $9.90, based on publicly available research estimates of our 2001 earnings per share, and between $7.40 and $10.65, based on our management's estimate of our 2001 earnings per share. Finally, using a comparable transaction approach, Merrill Lynch arrived at an implied value per share between $5.20 and $13.80. See "Special Factors--Opinion of Merrill Lynch" for a more detailed explanation of the valuation analyses performed by Merrill Lynch and the assumptions underlying these analyses. Merrill Lynch's analyses addressed only the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock, other than (1) LVMH and its subsidiaries and (2) the continuing stockholders with respect to shares of DKI they are exchanging prior to the merger for shares of DKI Acquisition, and were not prepared for purposes of estimating "fair value" in any appraisal proceedings. There can be no assurances that the valuation methodologies that the Delaware Court of Chancery might employ in the event that you exercise your appraisal rights will be consistent with those used by Merrill Lynch. In addition, the court's assessment of "fair value" may be higher or lower than that determined by these analyses or the $10.75 per share merger consideration.

    Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, we must notify you that appraisal rights are available not less than 20 days prior to the meeting and include in the notice a copy of Section 262. This proxy statement constitutes your notice of your appraisal rights, and the applicable statutory provisions are attached to this proxy statement as Appendix C.

    If you desire to exercise your appraisal rights, you must not vote in favor of the merger agreement or the merger and you must deliver a separate written demand for appraisal to us prior to the vote at the special meeting. If you sign and return a proxy without expressly directing, by checking the applicable box on the enclosed proxy card, that your shares be voted against the proposal or that an abstention be registered with respect to your shares in connection with the proposal, you effectively will have waived your appraisal rights as to those shares. This is because, in the absence of express contrary instructions, your shares will be voted in favor of the proposal. See "Introduction--Voting and Revocation of Proxies." Accordingly, if you desire to perfect appraisal rights with respect to any of your shares, you must, as one of the procedural steps involved in perfection, either (1) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to adopt the merger agreement and approve the merger or (2) check either the "Against" or the "Abstain" box next to the proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect to the proposal.

    Only a holder of record is entitled to assert appraisal rights for the shares of our common stock registered in that holder's name. A demand for appraisal must be executed by or on behalf of the holder of record and must reasonably inform us of the holder's identity and that the holder of record intends to demand appraisal of the holder's shares. If you have a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, you must act promptly to cause the record holder to follow properly and in a timely manner the procedures to perfect appraisal rights, and your demand must be executed by or for the record owner. If your shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal. However, the agent must identify the record owner(s) and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner(s).

    A record owner, such as a broker, fiduciary or other nominee, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all of the beneficial owners of shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares in the name of the record owner.

    If you elect to exercise appraisal rights, you should mail or deliver your written demand to: Donna Karan International Inc., 550 Seventh Avenue, New York, New York 10018, Attention: Corporate Secretary.

    The written demand for appraisal should specify your name and mailing address, the number of shares you own and that you are demanding appraisal of your shares. A proxy or vote against the merger agreement and the merger will not by itself constitute a demand. Within 10 days after the effective time of the merger, new DKI must provide notice of the effective time of the merger to you if you have complied with Section 262.

    Within 120 days after the effective time of the merger, either new DKI or you, if you have complied with the required conditions of Section 262 and are otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders demanding an appraisal. DKI does not have any present intention to file this petition in the event that a stockholder makes a written demand. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262. If you file a petition, you must serve a copy on new DKI. If appraisal rights are available and if you have complied with the applicable provisions of Section 262, within 120 days after the effective time of the merger, you will be entitled, upon written request, to receive from new DKI a statement setting forth the aggregate number of shares not voting in favor of the merger agreement and the merger and with respect to which we received demands for appraisal, and the aggregate number of holders of those shares. This statement must be mailed within 10 days after new DKI has received the written request for the statement or within 10 days after the expiration of the period for delivery of demands for appraisal rights, whichever is later.

    If a petition for an appraisal is timely filed by a holder of our shares and a copy is served upon new DKI, new DKI will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. If you have demanded an appraisal, the Delaware Court of Chancery may require you to submit your stock certificates to the Delaware Register in Chancery for notation on the stock certificates of the pendency of the appraisal proceeding. If you fail to comply with this direction, the Delaware Court of Chancery may dismiss the proceedings as to you. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares owned by stockholders demanding an appraisal, determining the "fair value" of those shares, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. THE DELAWARE COURT OF CHANCERY'S APPRAISAL MAY BE MORE THAN, LESS THAN OR EQUAL TO THE $10.75 PER SHARE MERGER CONSIDERATION. You should be aware that investment advisors' opinions as to fairness, from a financial point of view, are not opinions as to "fair value" under Section 262. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In relevant case law, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court may consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the merger that throw light on the future prospects of the merged corporation. The

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
Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."
Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

    The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder who has demanded an appraisal, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to an appraisal.

    If you have demanded appraisal in compliance with Section 262, you will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to your demand or to receive payment of dividends or other distributions on your shares, except for dividends or distributions payable to holders of record as of a date prior to the effective time of the merger.

    If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, your rights to appraisal will cease. You may withdraw your demand for appraisal by delivering to new DKI a written withdrawal of your demand for appraisal and an acceptance of the merger. However, (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of new DKI and
(2) no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

    IF YOU FAIL TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SET FORTH IN
SECTION 262, YOU WILL FORFEIT YOUR RIGHTS OF APPRAISAL AND WILL BE ENTITLED TO RECEIVE THE $10.75 PER SHARE MERGER CONSIDERATION FOR YOUR SHARES. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE THESE RIGHTS.

REGULATORY APPROVALS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, certain mergers and acquisitions may not be consummated unless notice has been given, and specified information has been furnished, to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. The merger is subject to the requirements of the Hart-Scott-Rodino Act. DKI and Mr. Bernard Arnault, the individual who ultimately controls LVMH, each filed a notification form under the Hart-Scott-Rodino Act on May 4, 2001 with the Federal Trade Commission and the Department of Justice and the applicable waiting period was terminated on May 15, 2000. In addition, Mr. Arnault and the continuing stockholders will be filing a notification form in connection with the continuing stockholders' acquisition of shares of new DKI, as required under the Hart-Scott-Rodino Act.

    LVMH and we expect to make any other filings required under other antitrust or competition laws or by other antitrust authorities, including under the laws of foreign jurisdictions. Groupe Arnault S.A., an affiliate of LVMH S.A., made an anti-competition filing under the laws of Ireland on May 2, 2001 and received clearance for the merger from the regulators on May 9, 2001. Groupe Arnault will be making additional anti-competition filings under the laws of Germany, Austria and Italy.

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
THE MERGER AGREEMENT

    The following discussion of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Appendix A, exclusive of all schedules, and is incorporated herein by reference.

GENERAL

    The merger agreement provides for DKI Acquisition to merge with and into us. New DKI will be the surviving corporation in the merger and a direct majority-owned subsidiary of LVMH.

CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF THE SURVIVING
  CORPORATION

    In the merger, our certificate of incorporation and bylaws will be amended and restated and, as so amended and restated, will be the certificate of incorporation and bylaws of new DKI. Also, as of the effective time of the merger, the directors of DKI Acquisition will be the directors of new DKI and our officers will be the officers of new DKI.

CONSIDERATION TO BE RECEIVED BY OUR STOCKHOLDERS

    At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive $10.75 in cash, without interest, less any applicable withholding taxes, other than shares held in our treasury, held by any of our wholly-owned subsidiaries, held by LVMH, DKI Acquisition, Sofidiv S.A., an affiliate of LVMH, or any wholly-owned subsidiary of LVMH, or held by stockholders who perfect their appraisal rights under Delaware law.

    Each share of common stock of DKI Acquisition issued and outstanding immediately prior to the effective time will, by virtue of the merger, become one fully paid and non-assessable share of common stock of new DKI, all of which will be held by LVMH and the continuing stockholders. In addition, each share of Series A Preferred Stock of DKI Acquisition issued and outstanding immediately prior to the effective time will, by virtue of the merger, become one fully paid and non-assessable share of Series A Preferred Stock of new DKI, all of which will be held by LVMH.

STOCK OPTIONS; RESTRICTED STOCK

    Immediately prior to the effective time of the merger, all outstanding options to purchase shares of our common stock will become fully vested. The merger agreement provides that each stock option, as of the effective time, will be canceled and will represent the right to receive an amount in cash, without interest, less any applicable withholding taxes, equal to the difference between the $10.75 per share merger consideration and the per share exercise price of the option, to the extent that difference is a positive number, multiplied by the number of shares of common stock subject to the option.

    Also immediately prior to the effective time of the merger, each share of restricted common stock will become fully vested. At the effective time, each share of restricted common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive the $10.75 cash merger consideration, without interest, less any applicable withholding taxes.

OUR REPRESENTATIONS AND WARRANTIES

    We have made representations and warranties in the merger agreement to LVMH and DKI Acquisition relating to:

    - our and our subsidiaries' organization, capital structure and other similar corporate matters;

    - our power and authority to enter into the merger agreement and consummate the merger and the validity, binding effect and enforceability of the merger agreement against us;

    - the absence of conflict with our and our subsidiaries' governing documents, agreements and obligations and applicable laws, judgments and orders;

    - required consents and approvals of governmental authorities and other persons;

    - the making and accuracy of our SEC filings and the fair presentation of our financial statements;

    - the accuracy of this proxy statement and the Schedule 13E-3 filed with the SEC in connection with the merger;

    - our compliance with permits and applicable laws;

    - the absence of material litigation;

    - tax matters;

    - the existence of employee benefit plans and employee and labor matters;

    - our conduct of business and absence of material adverse changes since December 31, 2000;

    - the absence of undisclosed material liabilities;

    - the opinion of Merrill Lynch;

    - the vote required by our stockholders to adopt the merger agreement and approve the merger;

    - our intellectual property rights and licenses;

    - our real property and real property leases;

    - the approval and recommendation of the merger, the merger agreement and the voting agreements by our board of directors and the special committee;

    - the identification and enforceability of, and absence of material violations under, material contracts;

    - our transactions with affiliates;

    - our insurance;

    - the non-contravention of the Delaware takeover statute and the anti-takeover provisions in our governing documents; and

    - our utilization of, and payment of fees and expenses to, brokers and finders.

OUR COVENANTS

    During the period from March 31, 2001 until the closing of the merger or the earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement or to the extent that LVMH otherwise consents in writing, we have agreed to:

    - carry on our business in the ordinary course in substantially the same manner as previously conducted; and

    - use all reasonable efforts to preserve our present business organization and goodwill, maintain our material rights and franchises, retain the services of our current officers and key employees and preserve our relationships with customers, suppliers and others having material business dealings with us.

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
    We also have agreed to the following specific restrictions during this period, which are subject to the exceptions described in the merger agreement. Without LVMH's prior approval, we have agreed not to:

    CAPITALIZATION

     - declare or pay any dividends on, or make other distributions in respect of, our capital stock, or set aside funds for that purpose, except that any of our wholly-owned subsidiaries may declare and pay a dividend to us;

     - split, combine or reclassify our capital stock;

     - issue, authorize or propose to issue any securities in respect of, in lieu of or in substitution for shares of our capital stock; or

     - repurchase or otherwise acquire our or our subsidiaries' capital stock, except as required by the terms of outstanding securities or any employee benefit plan in effect on March 31, 2001, or set aside funds for that purpose.

    OPTIONS; SALE OF STOCK

     - grant any options, warrants or other rights to purchase shares of our capital stock;

     - amend the terms of or reprice any option outstanding on March 31, 2001;
       or

     - issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of our capital stock, or any securities convertible into, or any rights, warrants or options to acquire, any shares of our capital stock. This prohibition does not apply to (1) shares issuable pursuant to the exercise of options outstanding on March 31, 2001 or
       (2) issuances of capital stock of any of our subsidiaries to us or to one of our wholly-owned subsidiaries.

    EXTRAORDINARY TRANSACTIONS

     - merge or consolidate with, or acquire any equity interest in, any entity, or enter into an agreement for any such transaction;

     - acquire or agree to acquire any material assets. However, we may purchase inventory, equipment, supplies and other similar items in the ordinary course of business. We also may make capital expenditures in accordance with our capital expenditure budget and in the ordinary course of business consistent with our past practice;

     - make any loan or advance to, or make any investment in, any person or entity that exceeds $25,000 per payment and $250,000 in the aggregate. We may make loans or advances to, or investments in, any of our wholly-owned subsidiaries existing on March 31, 2001. We also may make customary prepayments, in the ordinary course of business and in accordance with past practice, to manufacturers or suppliers or relating to design, production or advertising materials, which do not exceed $100,000 per prepayment and $500,000 outstanding at any time;

     - create any new subsidiary or affiliate, other than wholly-owned subsidiaries in the ordinary course of business; or

     - grant or agree to grant any allowances, credit memos, discounts or the like to customers or agree to accept any returns of inventory, other than pursuant to existing commitments and other commitments that expire on or before December 31, 2001, as reflected in our 2001 budget for returns and allowances.

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
    COMPENSATION AND BENEFITS

     - grant any increases in the compensation of any of our directors or officers or any of our employees whose annual base salary is at least $150,000 or who is a Senior Vice President, a Senior Director or a more senior officer;

     - pay or agree to pay any pension, retirement allowance or other employee benefit to any director or officer, whether past or present, or any employee, whether past or present, whose annual base salary is, or at the time the employee was last employed was, at least $150,000;

     - enter into any new, or amend any existing, employment agreement, severance agreement, termination agreement, change of control agreement or "golden parachute" agreement with any individual. This prohibition does not apply to:

       (A) any employment agreement with a new employee providing for annual base salary of less than $150,000, entered into in the ordinary course of business consistent with past practice; or

       (B) any severance or termination agreement with a former employee whose annual base salary at the time of termination was $150,000 or less, entered into in the ordinary course of business consistent with past practice. However, payments under these agreements may not exceed $100,000 per employee and $200,000 in the aggregate in any quarter;

     - hire or otherwise retain any design employee or any other employee with a proposed annual base salary of $150,000 or more;

     - terminate any design employee or any other employee whose annual base salary is $150,000 or more or who is a Senior Vice President, a Senior Director or a more senior officer;

     - become obligated under any new employee benefit plan, or amend any existing employee benefit plan or arrangement if the amendment would materially enhance any benefits under the plan or arrangement;

     - grant any general increase in compensation to employees whose annual base salary is less than $150,000, except for increases occurring in the ordinary course of business consistent with past practice; or

     - extend any loans or advances to any director, officer, management employee or key employee. We may make ordinary course of business advances for business-related expenses. We also may make bonus advances of not more than $100,000 per person and $750,000 in the aggregate. These bonus advances must be consistent in amount, timing and repayment terms with comparable advances that we made in 2000.

    Nevertheless, we may take any actions under this provision that are required
(1) by law, (2) under any of our employee benefit plans existing on March 31, 2001 or (3) under any employment agreement disclosed to LVMH in connection with the merger agreement.

    INDEBTEDNESS

     - assume or incur any indebtedness for borrowed money, except for drawdowns and entering into of letters of credit under existing revolving credit facilities made in the ordinary course of business consistent with past practice;

     - guarantee any indebtedness, except obligations of our wholly-owned subsidiaries;

     - issue or sell any debt securities or warrants or rights to acquire any debt securities;

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
     - guarantee any debt obligations of any other person or entity, except obligations of our wholly-owned subsidiaries;

     - enter into any lease, whether the lease is an operating or capital lease;

     - create any lien, claim or other encumbrance, other than encumbrances permitted by the merger agreement, on any property; or

     - enter into any agreement or arrangement to maintain the financial condition of any person or entity other than our wholly-owned subsidiaries.

    MATERIAL CONTRACTS

     - enter into, or commit to enter into, any license, distributorship, franchise, boutique, manufacturing or distribution agreements or any real estate leases;

     - enter into, or commit to enter into, any contract, agreement or understanding (A) requiring aggregate payments greater than $500,000 or
       (B) having a duration of more than one year and requiring annual payments greater than $100,000;

     - modify, rescind, terminate, waive, release or otherwise amend, in any material respect, any of the terms or provisions of any material contract; or

     - renew or extend, or agree to renew or extend, any material contract for a period or term greater than one year, other than any renewal or extension that is automatic and not within our discretion under the terms of the contract.

    OTHER COVENANTS

     - amend or propose to amend our governing documents;

     - sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of our material assets, other than sales of inventory or sales, returns or dispositions of obsolete, surplus or worthless equipment in the ordinary course of business consistent with past practice;

     - authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

     - make any tax election that is inconsistent with a prior tax election, revoke any tax election, settle or compromise any material tax liability or make any changes with respect to tax or accounting methods, policies, procedures and practices. We may make any tax election in connection with the anticipated change in our fiscal year end from the last Sunday of the year to the last Saturday of the year. We also may take any of these actions that is required by law, the SEC or GAAP applied on a consistent basis;

     - engage in, permit, agree to or commit to any transaction or act that is reasonably likely to render untrue any of our representations and warranties in the merger agreement;

     - take, or agree or commit to take, any action that would or is reasonably likely to result in any of the conditions to the merger not being satisfied, or that would materially impair our ability or the ability of LVMH or DKI Acquisition to consummate the merger or materially delay the consummation of the merger;

     - revalue in any material respect any assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by GAAP applied on a consistent basis;

     - settle or compromise any pending or threatened suit, action or claim relating to the merger;

     - enter into any agreement or arrangement that would limit or restrict new DKI and its affiliates, or any of their successors, from engaging or competing in any line of business or in any geographic area. This prohibition does not apply to agreements or arrangements entered into in the ordinary course of business and permitted under the heading "MATERIAL CONTRACTS" above.

    In accordance with the merger agreement, LVMH has identified for us the individuals responsible for reviewing and communicating the approval or disapproval of any of the above actions for which LVMH's approval is required. LVMH will cause these individuals to respond expeditiously to our requests for approval.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF LVMH AND DKI ACQUISITION; OBLIGATIONS OF LVMH AND DKI ACQUISITION

    In addition to customary representations and warranties, LVMH and DKI Acquisition have made the following representations and warranties in the merger agreement to us:

    - LVMH has a consolidated net worth of at least U.S. $400 million as of March 31, 2001 and will have sufficient cash available at the effective time of the merger to enable it to pay the aggregate merger consideration to our stockholders;

    - LVMH has provided to us copies or summaries of all legally binding arrangements entered into on or prior to March 31, 2001 between or among LVMH or any of its subsidiaries or affiliates, on the one hand, and any of the continuing stockholders, on the other hand, that provide for the payment of material consideration to, the satisfaction or assumption of material liabilities of, or material obligations to be performed by any of the continuing stockholders; and

    - neither LVMH nor DKI Acquisition knows of any facts, events, omissions or circumstances that would result in the failure of any of our representations and warranties to be true and correct in all material respects, which failures, in the aggregate, would reasonably be expected to have a material adverse effect on us.

    Furthermore, LVMH and DKI Acquisition have agreed that:

    - LVMH will cause Gabrielle Studio to exercise its rights and perform its obligations under its license agreement with us in good faith and in accordance with its judgment, which it must exercise in a commercially reasonable manner;

    - LVMH will cause Gabrielle Studio to comply with its confidentiality obligations under any license agreement to which we or any of our subsidiaries is a party; and

    - each of LVMH and DKI Acquisition will, at the special meeting, vote, or cause to be voted, any shares of our common stock that it then owns beneficially or of record, including shares owned by Sofidiv S.A., (1) in favor of the merger agreement and the merger and (2) against any matters submitted to our stockholders inconsistent with the merger.

    In addition, for at least one year following the effective time of the merger, LVMH will cause new DKI to maintain compensation and benefits for our and our subsidiaries' employees and former employees that, in the aggregate, are reasonably comparable to those provided under our and our subsidiaries' compensation and employee benefit plans and arrangements and perquisites in effect as of March 31, 2001. This does not apply, however, to our wealth accumulation plan or our equity incentive plans. In addition, LVMH will cause new DKI to comply with the terms of any employment agreement, severance agreement, termination agreement, change of control agreement or "golden parachute" agreement to which we or any of our subsidiaries is a party as of March 31, 2001.

    LVMH S.A. has agreed that it will cause each of LVMH, DKI Acquisition and new DKI to comply with all of its obligations under the merger agreement, including obligations with respect to the indemnification of officers, directors and employees of DKI.

NO SOLICITATION

    The merger agreement provides that we, our subsidiaries and our and our subsidiaries' representatives may not, directly or indirectly:

    - initiate, solicit, encourage, negotiate or take any action to facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any Acquisition Proposal, as defined below;

    - have any discussion with or provide any confidential information or data to, or otherwise cooperate in any way with, any third party that is seeking to make, or has made, an Acquisition Proposal;

    - engage in any negotiations concerning an Acquisition Proposal or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

    - approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or

    - approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement, or propose publicly or agree to take any of these actions related to any Acquisition Proposal.

    However, DKI, our board of directors and the special committee may:

       A. engage in any discussions or negotiations with, or provide any information to, any third party in response to an unsolicited bona fide written Acquisition Proposal made by that third party; or

       B. approve or recommend to our stockholders an unsolicited bona fide written Acquisition Proposal, or withdraw, modify or change, in any manner adverse to LVMH, the approval or recommendation of the merger agreement and the merger, or resolve to take any of these actions, if, and only to the extent that:

       - the special meeting of our stockholders has not occurred;

       - our board of directors or the special committee concludes in good faith that the Acquisition Proposal, in the case of paragraph A above, is reasonably likely to result in a Superior Proposal, as defined below, or, in the case of paragraph B above, is a Superior Proposal;

       - our board of directors or the special committee, after consultation with outside legal counsel, determines in good faith that the failure to take any action described in paragraph A or B above would be inconsistent with its fiduciary duties under applicable law; and

       - prior to providing any information or data to, or entering into discussions or negotiations with, any third party in connection with the Acquisition Proposal, our board of directors or the special committee receives from that third party an executed confidentiality agreement containing customary provisions.

    We must notify LVMH and DKI Acquisition promptly of any inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, any of our representatives relating to an Acquisition Proposal. We will promptly keep LVMH informed of the status and terms of any proposals or offers and the status and terms of any discussions or negotiations.

    Although we may take the above actions in connection with an unsolicited bona fide written Acquisition Proposal by a third party, we must still hold the special meeting of our stockholders to consider and vote upon the merger. In addition, the merger agreement prohibits us from submitting to a vote of our stockholders any Acquisition Proposal other than the merger.

    "Acquisition Proposal" means any agreement, offer or proposal for, any indication of interest in, or any submission of inquiries from any third party, other than the merger, for:

    - any merger, consolidation, share exchange, recapitalization, reorganization, business combination or other similar transaction involving us or any of our subsidiaries;

    - any sale, lease, exchange, mortgage, pledge, transfer or other disposition relating to 25% or more of our and our subsidiaries' assets, taken as a whole, in a single transaction or series of related transactions;

    - any sale, transfer, encumbrance or issuance of 25% or more of any class of our or any of our subsidiaries' outstanding shares of capital stock in a single transaction or series of related transactions;

    - any tender offer, including a self-tender, or exchange offer that, if consummated, would result in any third party beneficially owning 25% or more of any class of our or any of our subsidiaries' equity securities; or

    - any other transaction the consummation of which could reasonably be expected to prevent or materially delay the merger.

    "Superior Proposal" means a bona fide unsolicited written Acquisition Proposal, made by a person or entity other than LVMH, for at least a majority of the outstanding shares of our common stock on terms which our board of directors or the special committee in good faith concludes by majority vote (1) would, if consummated, result in a transaction that is more favorable and provides greater value to our stockholders, from a financial point of view, than the merger and
(2) is reasonably likely to be completed. In making this determination, our board of directors or the special committee must take into account, among other things, all terms and conditions of the proposal, including break-up fees, expense reimbursement provisions and conditions to consummation, and all legal, financial, regulatory and other aspects of the proposal and the person or entity making the proposal. Our board or the special committee also must receive the advice of its financial advisors and outside legal counsel.

CONDITIONS TO THE MERGER

    Each party's obligation to effect the merger is subject to the satisfaction of the following conditions:

    - the adoption of the merger agreement and approval of the merger by the holders of a majority in voting power of all outstanding shares of our common stock as of the record date;

    - the termination or expiration of any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any applicable foreign competition, antitrust or investment laws;

    - the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition, preventing the consummation of the merger; and

    - the absence of any statute, law, ordinance, rule, code, order or regulation of any governmental authority that prohibits the consummation of the merger.

    Our obligation to consummate the merger is subject to the satisfaction of the following conditions, unless we waive satisfaction of a condition in writing, with the approval of the special committee, or unless we cause a condition not to be satisfied:

    - the representations and warranties of LVMH and DKI Acquisition must be true and correct; and

    - each of LVMH and DKI Acquisition must have performed or complied with, in all material respects, its agreements and covenants under the merger agreement.

    The obligation of LVMH and DKI Acquisition to consummate the merger is subject to the satisfaction of the following conditions, unless LVMH waives satisfaction of a condition in writing or unless LVMH or DKI Acquisition causes a condition not to be satisfied:

    - our representations and warranties must be true and correct. This condition will be satisfied as long as all failures of our representations and warranties to be true and correct, taken together, would not reasonably be expected to have a material adverse effect on us; and

    - we must have performed or complied with, in all material respects, our agreements and covenants under the merger agreement. This condition will be satisfied as long as all failures by us to perform or comply with our agreements and covenants, taken together, would not reasonably be expected to (1) have a material adverse effect on us or (2) materially impair or delay the ability of any party to consummate the merger.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement and approval of the merger by our stockholders:

    - by mutual written consent of LVMH and us;

    - by either LVMH or us, if the effective time of the merger does not occur on or before December 31, 2001. This right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement caused, resulted in or primarily contributed to the failure of the effective time to occur on or before that date;

    - by either LVMH or us, if any governmental authority issues an order, decree or ruling, or takes any other action, which the parties have used their reasonable best efforts to resist, resolve or lift, permanently restraining, enjoining or otherwise prohibiting the merger, and the order, decree, ruling or other action becomes final and non-appealable;

    - by either LVMH or us, if the merger agreement is not adopted and the merger is not approved by the requisite vote of our stockholders at the special meeting or any adjournment of the special meeting;

    - by LVMH, if:

       (1) our board of directors withdraws or modifies, in any manner adverse to LVMH, its recommendation or approval of the merger or the merger agreement or resolves to do so; or

       (2) our board of directors approves or recommends to our stockholders an Acquisition Proposal other than the merger or resolves to do so.

       However, LVMH may condition the effectiveness of any termination described in (1) or (2) above upon receipt by LVMH or its designee of the fees and expenses described under "The Merger--The Merger
       Agreement--Termination Fees; Expenses;"

    - by LVMH, if there is any inaccuracy in or breach of any of our representations or warranties, or we breach or fail to perform any of our covenants or other agreements contained in the merger agreement, such that the conditions to LVMH's obligation to consummate the merger cannot be satisfied on or before December 31, 2001. Before LVMH may terminate the merger agreement, it must first give us written notice of the breach and a 30-day period in which to cure the breach; or

    - by us, if there is any inaccuracy in or breach of any of LVMH's representations or warranties, or LVMH breaches or fails to perform any of its covenants or other agreements contained in the merger agreement, such that the conditions to our obligation to consummate the merger cannot be satisfied on or before December 31, 2001. Before we may terminate the merger agreement, we must first give LVMH written notice of the breach and a 30-day period in which to cure the breach.

    Any termination of the merger agreement by us must first be approved by the special committee.

    Upon termination, the merger agreement will become void and none of the parties or their representatives will have any liability or obligation under the merger agreement, except (1) under specified sections of the merger agreement, including those pertaining to confidentiality obligations of LVMH and DKI Acquisition and payment of expenses incurred by the parties in connection with the merger agreement, the merger and the voting agreements, and (2) as set forth under "The Merger--The Merger Agreement--Termination Fees; Expenses." However, no termination will relieve any party from liability for a breach of the merger agreement.

TERMINATION FEES; EXPENSES

    The merger agreement provides for the payment by us to LVMH of a fee of $5,000,000 if the merger agreement is terminated under the following circumstances:

    - LVMH terminates the merger agreement because the effective time of the merger has not occurred on or before December 31, 2001. In this event, the fee will only be payable if (1) we have not yet held the special meeting of our stockholders and (2) the reason for the termination is attributable to our breach of the merger agreement;

    - LVMH terminates the merger agreement because:

       (1) our board of directors has withdrawn or modified, in any manner adverse to LVMH, its recommendation or approval of the merger or the merger agreement or has resolved to do so; or

       (2) our board of directors has approved or recommended to our stockholders an Acquisition Proposal other than the merger or has resolved to do so. However, the fee will not be payable if LVMH or DKI Acquisition is then in material breach of the merger agreement; or

    - LVMH or we terminate the merger agreement because our stockholders have voted against the merger at the special meeting or any adjournment of the special meeting and:

       (1) prior to the special meeting, a third party has publicly disclosed or announced an Acquisition Proposal for us; or

       (2) within 12 months of the date of termination, we enter into, or resolve to enter into, a definitive agreement with respect to any Acquisition Proposal by a third party.

           However, the fee will not be payable if (A) LVMH or DKI Acquisition is then in material breach of the merger agreement or (B) any of the continuing stockholders has failed to vote in favor of the merger agreement and the merger, resulting in the failure of the merger agreement to be adopted and the merger to be approved by our stockholders.

    In addition, we will promptly pay, or reimburse LVMH for, the amount of all out-of-pocket costs, fees and expenses reasonably incurred by or on behalf of LVMH or DKI Acquisition in connection with the merger agreement, the voting agreements and the merger, up to an aggregate of $2,500,000, if:

    - LVMH terminates the merger agreement because our stockholders have voted against the merger at the special meeting or any adjournment of the special meeting; or

    - LVMH terminates the merger agreement because of any inaccuracy in or breach of any of our representations or warranties, or any breach of or failure to perform any of our covenants or other agreements contained in the merger agreement.

    However, no payment or reimbursement will be made if the reason for termination is primarily attributable to a material breach of the merger agreement by LVMH or DKI Acquisition. Also, in the case of termination because of the failure to obtain the requisite stockholder approval, no payment or reimbursement will be made if any of the continuing stockholders has failed to vote in favor of the merger agreement and the merger, resulting in the failure of the merger agreement to be adopted and the merger to be approved by our stockholders.

    Payment of these amounts is an exclusive remedy under the merger agreement, except for cases of fraud, any willful breach of the merger agreement or in any action seeking specific performance.

    If we fail to pay any of these amounts and, in order to obtain payment, LVMH commences a suit which results in a judgment against us, we will pay to LVMH its reasonable and documented costs and expenses, including reasonable and documented attorneys' fees and expenses, in connection with the suit. We will also pay interest on the amount owed at the prime rate of Citibank, N.A., as in effect on the date we were required to make payment, plus 1%.

AMENDMENTS TO THE MERGER AGREEMENT

    The merger agreement may be amended, modified or supplemented only by written agreement of DKI, LVMH and DKI Acquisition, authorized by their respective boards of directors, at any time prior to the effective time of the merger. After adoption of the merger agreement and approval of the merger by our stockholders, no amendment or modification of the merger agreement may be made that by law requires further approval of our stockholders without obtaining this further approval. Any amendment of the merger agreement must also be approved by the special committee.

VOTING AGREEMENTS

VOTING AGREEMENT WITH THE CONTINUING STOCKHOLDERS

    Concurrently with the execution of the merger agreement, the continuing stockholders, who collectively beneficially own approximately 23.6% of our outstanding common stock, entered into a voting agreement with LVMH, DKI Acquisition and us. Under the terms of this voting agreement, each of the continuing stockholders has agreed:

    - to vote all shares of our common stock that he, she or it holds in favor of the adoption of the merger agreement and the approval of the merger;

    - to vote all of these shares against:

      (1) any reorganization, recapitalization, liquidation or winding up, or any other extraordinary transaction, other than the merger, involving us;

      (2) any corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the merger; and

      (3) any agreement, offer or proposal for, any indication of interest in, or any submission of inquiries from any third party, other than the merger, for:

         (A) any merger, consolidation, share exchange, recapitalization, reorganization, business combination or other similar transaction involving us or any of our subsidiaries;

         (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition relating to 25% or more of our and our subsidiaries' assets, taken as a whole, in a single transaction or series of related transactions;

         (C) any sale, transfer, encumbrance or issuance of 25% or more of any class of our or any of our subsidiaries' outstanding shares of capital stock in a single transaction or series of related transactions;

         (D) any tender offer, including a self-tender, or exchange offer that, if consummated, would result in any third party beneficially owning 25% or more of any class of our or any of our subsidiaries' equity securities; or

         (E) any other transaction the consummation of which could reasonably be expected to prevent or materially delay the merger.

    The continuing stockholders have also agreed to grant LVMH an irrevocable proxy to vote their shares in the manner contemplated above. Subject to limited exceptions, the continuing stockholders are prohibited from selling, transferring, encumbering or otherwise disposing of their shares and from granting any proxies or entering into any voting agreement with respect to the voting of their shares. This voting agreement terminates upon the earlier of
(1) the consummation of the merger and (2) the date of termination of the merger agreement in accordance with its terms.

    This voting agreement has been included as Exhibit (d)(5) to the
Schedule 13E-3 filed with the SEC by DKI, LVMH, DKI Acquisition and the continuing stockholders in connection with the merger, and the foregoing summary is qualified in its entirety by reference to that exhibit.

VOTING AGREEMENT WITH FRANK R. MORI, TOMIO TAKI AND TAKIHYO INC.

    Concurrently with the execution of the merger agreement, Frank R. Mori, Tomio Taki and Takihyo Inc., who collectively beneficially own approximately 23.2% of our outstanding common stock, entered into a voting agreement with LVMH and DKI Acquisition. Under the terms of the voting agreement, each of Frank R. Mori, Tomio Taki and Takihyo has agreed:

    - to vote all shares of our common stock that he or it holds in favor of the adoption of the merger agreement and the approval of the merger;

    - to vote all of these shares against:

      (1) any reorganization, recapitalization, liquidation or winding up, or any other extraordinary transaction, other than the merger, involving us;

      (2) any corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the merger; and

      (3) any agreement, offer or proposal for, any indication of interest in, or any submission of inquiries from any third party, other than the merger, for:

         (A) any merger, consolidation, share exchange, recapitalization, reorganization, business combination or other similar transaction involving us or any of our subsidiaries;

         (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition relating to 25% or more of our and our subsidiaries' assets, taken as a whole, in a single transaction or series of related transactions;

         (C) any sale, transfer, encumbrance or issuance of 25% or more of any class of our or any of our subsidiaries' outstanding shares of capital stock in a single transaction or series of related transactions;

         (D) any tender offer, including a self-tender, or exchange offer that, if consummated, would result in any third party beneficially owning 25% or more of any class of our or any of our subsidiaries' equity securities; or

         (E) any other transaction the consummation of which could reasonably be expected to prevent or materially delay the merger.

    Frank R. Mori, Tomio Taki and Takihyo have also agreed to grant LVMH an irrevocable proxy to vote their shares in the manner described above. LVMH has agreed to indemnify Messrs. Mori and Taki, Takihyo and Takihyo's directors, officers and employees against any liabilities and expenses arising out of any action or proceeding brought by any of our stockholders alleging damage based on the grant of this proxy or other actions contemplated by the voting agreement and the merger agreement, other than liabilities or expenses arising from Takihyo's or Messrs. Mori's or Taki's bad faith or gross negligence or their breach of the voting agreement. In a separate letter agreement, LVMH S.A. has agreed to cause LVMH to comply with its obligations under the voting agreement, including this indemnification obligation.

    Subject to limited exceptions, Takihyo and Messrs. Mori and Taki are prohibited from selling, transferring, encumbering or otherwise disposing of their shares and from granting any proxies or entering into any voting agreement with respect to the voting of their shares. This voting agreement terminates upon the earlier of (1) the consummation of the merger and (2) the date of termination of the merger agreement in accordance with its terms.

    This voting agreement has been included as Exhibit (d)(6) to the
Schedule 13E-3 filed with the SEC by DKI, LVMH, DKI Acquisition and the continuing stockholders in connection with the merger, and the foregoing summary is qualified in its entirety by reference to that exhibit.

                                 OTHER MATTERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The information set forth on the following table is furnished as of April 3, 2001 with respect to any person or group who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, and as to those shares of our equity securities beneficially owned by each of our directors and executive officers, and all of our directors and executive officers as a group.

    Donna Karan and Stephan Weiss are married to each other. There are no other family relationships among our directors and executive officers.

                                                              AMOUNT OF
                                                              BENEFICIAL
                                                              OWNERSHIP    PERCENT OF
NAME                                                          OF SHARES      CLASS
----                                                          ----------   ----------
PRINCIPAL STOCKHOLDERS
Donna Karan(1)..............................................   5,243,028      23.6%
Stephan Weiss(1)............................................   5,243,028      23.6%
The Stephan Weiss and Donna Karan Alaska Community Property
  Trust(2)..................................................   3,968,540      17.8%
Tomio Taki(3)...............................................   4,285,174      19.1%
Frank R. Mori(3)............................................   4,059,448      18.2%
Takihyo Inc.(3).............................................   3,183,881      14.3%
LVMH Moet Hennessy Louis Vuitton Inc.(4)....................  10,618,769      47.7%
H.R.H. Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud(5)...   1,501,350       6.7%

DIRECTORS AND EXECUTIVE OFFICERS
Donna Karan(1)..............................................   5,243,028      23.6%
Stephan Weiss(1)............................................   5,243,028      23.6%
John D. Idol(6).............................................     548,503       2.5%
M. William Benedetto(7).....................................      13,500         *
John H. Eyler(8)............................................      13,500         *
Ann McLaughlin Korologos(9).................................      13,000         *
Frank R. Mori(3)............................................   4,059,448      18.2%
Joseph B. Parsons(10).......................................      67,303         *
Lee Goldenberg(11)..........................................      56,854         *
Lynn E. Usdan(12)...........................................      17,444         *
Directors and Executive Officers as a Group (10 persons)....  10,032,580      45.1%

------------------------

   * Less than 1%

 (1) This amount is based on Amendment No. 4 to a Schedule 13D filed on April 3, 2001 by Donna Karan, Stephan Weiss, The Stephan Weiss and Donna Karan Alaska Community Property Trust, The 2000 Stephan Weiss Revocable Trust and The Trust Under Trust Agreement Dated February 2, 1996 For Benefit of Lisa Weiss Keyes, Corey Weiss and Gabrielle Karan. This amount includes 3,968,540 shares of common stock held by The Stephan Weiss and Donna Karan Alaska Community Property Trust, 982,800 shares of common stock held by The 2000 Stephan Weiss Revocable Trust and 291,688 shares of common stock held by The Trust Under Trust Agreement Dated February 2, 1996 For Benefit of Lisa Weiss Keyes, Corey Weiss and Gabrielle Karan. Ms. Karan and Mr. Weiss each disclaims beneficial ownership of these shares. LVMH shares voting and investment power with respect to these shares to the extent provided in the voting agreement described above under "The Merger--Voting Agreements--Voting Agreement with the Continuing Stockholders." This amount does not include shares of common stock held by Tomio Taki, Frank R. Mori, Takihyo Inc. and affiliates of Messrs. Taki and Mori, which shares are subject to the stockholders agreement described below under "Other Matters--Certain Voting Arrangements." This amount also does not include shares of Class B common stock held by each of Tomio Taki and Frank R. Mori, which shares are subject to the voting agreement described below under "Other Matters--Certain Voting Arrangements." This amount also excludes nine shares of Class A common stock held by each of Ms. Karan and Mr. Weiss, which shares are also subject to this voting agreement, as well as the voting agreement with LVMH. The business address of Ms. Karan and Mr. Weiss is 550 Seventh Avenue, New York, New York 10018.

 (2) This amount is based on Amendment No. 4 to a Schedule 13D filed on April 3, 2001 by Donna Karan, Stephan Weiss, The Stephan Weiss and Donna Karan Alaska Community Property Trust, The 2000 Stephan Weiss Revocable Trust and The Trust Under Trust Agreement Dated February 2, 1996 For Benefit of Lisa Weiss Keyes, Corey Weiss and Gabrielle Karan. Ms. Karan and Mr. Weiss each disclaims beneficial ownership of these shares. LVMH shares voting and investment power with respect to these shares to the extent provided in the voting agreement described above under "The Merger--Voting Agreements--Voting Agreement with the Continuing Stockholders." This amount does not include shares of common stock held by Tomio Taki, Frank R. Mori, Takihyo Inc. and affiliates of Messrs. Taki and Mori, which shares are subject to the stockholders agreement described below under "Other Matters--Certain Voting Arrangements." The business address of The Stephan Weiss and Donna Karan Alaska Community Property Trust is c/o Stephan Weiss, trustee, 550 Seventh Avenue, New York, New York 10018.

 (3) The shares attributed to Messrs. Taki and Mori include shares held of record by Takihyo Inc. Each of Messrs. Taki and Mori has a pecuniary interest in only a portion of these shares, and each disclaims beneficial ownership except to the extent of his interest. All of these shares are subject to the voting agreement described above under "The Merger--Voting Agreements--Voting Agreement with Frank R. Mori, Tomio Taki and
     Takihyo Inc." and the stockholders agreement described below under "Other Matters--Certain Voting Arrangements." Each of Messrs. Taki and Mori has sole voting and investment power with respect to the shares he holds of record and shares voting and investment power with respect to the shares Takihyo Inc. holds of record, except that LVMH shares voting and investment power with respect to all of these shares to the extent provided in the parties' voting agreement. This amount does not include shares of common stock held by the continuing stockholders, which shares are subject to the stockholders agreement. This amount also does not include nine shares of Class A common stock held by each of Donna Karan and Stephan Weiss, which shares are subject to the voting agreement described below under "Other Matters--Certain Voting Arrangements." This amount also does not include one share of Class B common stock held by each of Messrs. Taki and Mori, which is subject to this voting agreement and the voting agreement with LVMH. The business address of Messrs. Taki and Mori and Takihyo Inc. is 45 West 45th Street, New York, New York 10036.

 (4) This amount includes shares that LVMH has the shared power to vote and dispose of to the extent provided in the voting agreements described above under "The Merger--Voting Agreements." This amount also includes 215,000 shares owned by Sofidiv S.A., an affiliate of LVMH. The business address of LVMH is 19 East 57th Street, Fifth Floor, New York, New York 10022.

 (5) According to a Schedule 13D filed on September 29, 1997 by His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud, His Royal Highness is a citizen of the Kingdom of Saudi Arabia and has sole voting power and investment power with respect to the shares he holds of record. The business address of His Royal Highness is P.O. Box 8653, Riyadh, 11492, Kingdom of Saudi Arabia.

 (6) This amount represents shares subject to restricted stock awards.

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
 (7) This amount includes 1,000 shares jointly owned with Mr. Benedetto's wife, 500 shares subject to restricted stock awards and 10,000 shares which may be acquired upon the exercise of options that are presently exercisable or that will become exercisable within 60 days. This amount does not include 14,143 fully vested stock units held in stock accounts under the Voluntary Deferred Compensation Plan for Non-Employee Directors of Donna Karan International Inc., the value of which depends directly upon the market price of our common stock.

 (8) This amount includes 500 shares subject to restricted stock awards and 7,500 shares which may be acquired upon the exercise of options that are presently exercisable or that will become exercisable within 60 days. This amount does not include 10,596 fully vested stock units held in stock accounts under the Voluntary Deferred Compensation Plan for Non-Employee Directors of Donna Karan International Inc., the value of which depends directly upon the market price of our common stock.

 (9) This amount includes 500 shares subject to restricted stock awards and 9,500 shares which may be acquired upon the exercise of options that are presently exercisable or that will become exercisable within 60 days. This amount does not include 3,173 fully vested stock units held in stock accounts under the Voluntary Deferred Compensation Plan for Non-Employee Directors of Donna Karan International Inc., the value of which depends directly upon the market price of our common stock.

 (10) This amount represents shares subject to restricted stock awards.

 (11) This amount includes 56,754 shares subject to restricted stock awards.

 (12) This amount includes 8,794 shares subject to restricted stock awards and 8,250 shares which may be acquired upon the exercise of options that are presently exercisable or that will become exercisable within 60 days.

CERTAIN VOTING ARRANGEMENTS

    Under a stockholders agreement entered into on June 10, 1996, the continuing stockholders and Gabrielle Studio, collectively referred to as the "Karan/Weiss Group," are entitled to designate one member of our board of directors, in addition to Ms. Karan and Mr. Weiss, as long as the combined ownership of the shares of our common stock held by members of the Karan/Weiss Group is not less than 20% of our then outstanding common stock. Additionally, under the stockholders agreement, Messrs. Taki and Mori, Takihyo Inc. and affiliates of Messrs. Taki and Mori, collectively referred to as the "Takihyo Group," are entitled to designate (1) two members of our board of directors until such time as the Takihyo Group sells any shares of our common stock owned by it, other than shares distributed to stockholders of Takihyo Inc., and (2) thereafter, one member of our board of directors as long as the Takihyo Group owns not less than 10% of our then outstanding common stock. The Takihyo Group has informed us that it has not sold any shares of our common stock to date. However, if either
Mr. Taki or Mr. Mori is otherwise able to serve, and is serving, as the one designee of the Takihyo Group, then he will be entitled to continue to serve as a director as long as the Takihyo Group continues to own not less than 5% of our then outstanding common stock. The stockholders agreement provides that none of Mr. Mori, Mr. Taki or any other affiliate of the Takihyo Group may serve as a director as long as the Takihyo Group has an ownership interest in, or either Mr. Mori or Mr. Taki is an officer or director of, Anne Klein & Company or any of our other competitors. Under the stockholders agreement, the Karan/Weiss Group, on the one hand, and the Takihyo Group, on the other hand, have agreed to vote the shares of our common stock owned by them for each other's designees as directors and, in the case of the Takihyo Group, for Ms. Karan and Mr. Weiss. The designee to our board of directors of the Karan/Weiss Group and the designees of the Takihyo Group, other than Messrs. Taki or Mori, must be reasonably satisfactory to our board of directors. Ms. Karan and Mr. Weiss currently are serving on our board of directors as the only designees of the Karan/Weiss

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
Group. Mr. Mori currently is serving on our board of directors as the only designee of the Takihyo Group.

    Additionally, Ms. Karan and Mr. Weiss, each of whom holds nine shares of Class A common stock, and Messrs. Taki and Mori, each of whom holds one share of Class B common stock, have agreed in writing that, if the holders of Class A common stock or Class B common stock are entitled to vote separately as a class with respect to a matter, they will vote their shares as nearly as possible in the same manner as the holders of a majority of the shares of common stock vote their shares with respect to the matter. Adoption of the merger agreement and approval of the merger do not require a separate class vote.

GOLDMAN SACHS REPORTS

    LVMH has retained Goldman Sachs as its financial advisor in connection with the merger. In this capacity, Goldman Sachs prepared and delivered the Goldman Sachs Reports, as defined below, to the senior management of LVMH. Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and assumed the accuracy and completeness of this information for purposes of preparing the Goldman Sachs Reports. Accordingly, Goldman Sachs did not attempt to verify the accuracy or completeness of the information supplied by LVMH, DKI or obtained through other sources. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of DKI and Goldman Sachs was not furnished with any evaluation or appraisal. The Goldman Sachs Reports were provided solely for the information and assistance of the senior management and board of directors of LVMH in connection with their consideration of the merger.

    In connection with preparing the Goldman Sachs Reports, Goldman Sachs reviewed, among other things:

    - the Registration Statement on Form S-1, including the prospectus contained in the registration statement, relating to the initial public offering of shares of DKI as filed with the SEC on June 26, 1996;

    - Annual Reports on Form 10-K of DKI for the three-year period ended January 3, 1999 and draft financial statements of DKI for the year ended December 31, 2000;

    - interim reports to stockholders and Quarterly Reports on Form 10-Q of DKI;

    - other communications from DKI to its stockholders;

    - internal DKI reports prepared by its management; and

    - other publicly available information on DKI as filed by DKI with the SEC.

Goldman Sachs also held discussions with members of the senior management of LVMH and DKI regarding their assessment of the past and current business operations, financial condition and future prospects of DKI.

    On November 27, 2000, Goldman Sachs provided financial information and analyses regarding DKI to the senior management of LVMH, referred to as the "2000 Report." The 2000 Report has been filed as Exhibit (c)(3) to the
Schedule 13E-3 filed with the SEC by DKI, LVMH, DKI Acquisition and the continuing stockholders in connection with the merger. The summary of the material analyses contained in the 2000 Report set forth below is qualified by reference to the full text of the 2000 Report.

    The 2000 Report contains a number of financial analyses, including:

    - review of the historical closing price and volume activity of the shares of DKI since the initial public offering of shares of DKI on June 28, 1996, as well as the high, low and average price per share of DKI for the preceding six-month period, the preceding 12-month period, the preceding 24-month period and the period since the initial public offering of shares of DKI;

    - comparison of the historical indexed stock price of DKI, Polo Ralph Lauren and Tommy Hilfiger since the initial public offering of DKI;

    - comparison of historical earnings performance based on publicly available information filed with the SEC versus historical earnings estimates based on I/B/E/S data for DKI, Polo Ralph Lauren and Tommy Hilfiger from January 1997 to September 2000;

    - comparison of historical revenue, gross margin, operating margin and earnings before interest, taxes, depreciation and amortization, or EBITDA, based on publicly available information filed with the SEC for DKI, Polo Ralph Lauren and Tommy Hilfiger from 1997 to 1999;

    - comparison of the volume of shares of DKI traded over a six-month period commencing May 24, 2000, a one-year period commencing November 24, 1999, a two-year period commencing November 24, 1998 and the period from June 28, 1996 to November 24, 2000; and

    - review of the stockholder ownership history of DKI.

    Goldman Sachs also reviewed and compared financial information relating to DKI to corresponding financial information and public market multiples for the following six publicly-traded companies in the fashion and apparel industry:

    - Jones Apparel;

    - Liz Claiborne;

    - Polo Ralph Lauren;

    - Tommy Hilfiger;

    - Nautica Enterprises; and

    - Guess.

    The selected companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to DKI's business. Goldman Sachs compared the following information for the selected companies to that of DKI:

    - closing price per primary share as of November 24, 2000;

    - percent of the highest closing price per primary share for the preceding 52 weeks represented by the closing price per primary share as of November 24, 2000;

    - equity market capitalization and levered market capitalization;

    - estimated five-year cumulative annual growth rate in earnings per share based on I/B/E/S data; and

    - EBITDA margin and earnings before interest and taxes, or EBIT, margin for the last twelve-month period, referred to as the "LTM."

    Goldman Sachs' analyses also compared the following ratios of the selected companies to those of DKI:

    - ratios of enterprise value to LTM sales, estimated 2000 sales and estimated 2001 sales;

    - ratios of enterprise value to LTM EBITDA, estimated 2000 EBITDA and estimated 2001 EBITDA;

    - ratios of enterprise value to LTM EBIT, estimated 2000 EBIT and estimated 2001 EBIT;

    - ratios of the closing price per primary share as of November 24, 2000 to estimated 2000 earnings and estimated 2001 earnings; and

    - ratio of (1) the ratio of the closing price per primary share as of November 24, 2000 to estimated 2001 earnings to (2) estimated five-year cumulative annual growth rate in earnings per share, based on I/B/E/S data.

    The results of these ratio analyses are summarized as follows:

                                                                     ENTERPRISE VALUE/
                              ------------------------------------------------------------------------------------------------
                                          SALES                            EBITDA                            EBIT
                              ------------------------------   ------------------------------   ------------------------------
COMPANY                         LTM       2000E      2001E       LTM       2000E      2001E       LTM       2000E      2001E
-------                       --------   --------   --------   --------   --------   --------   --------   --------   --------
DKI.........................    0.17x      0.17x      0.15x      2.7x       2.7x       2.3x       4.5x       4.1x       3.4x
Jones Apparel...............    1.22       1.21       1.14       6.9        7.0        6.2        8.0        8.3        7.2
Liz Claiborne...............    0.84       0.80       0.72       6.6        6.3        5.5        8.1        7.9        6.9
Polo Ralph Lauren...........    1.24       1.10       0.97       7.4        6.7        5.9        9.2        8.6        7.6
Tommy Hilfiger..............    0.74       0.75       0.72       4.5        4.3        4.4        6.6        6.3        6.5
Nautica Enterprises.........    0.67       0.65       0.60       4.5        4.4        4.0        5.8        5.7        5.3
Guess.......................    0.47       0.46       0.43       2.7        3.1        3.0        3.6        4.6        4.3

Mean........................    0.86x      0.83x      0.76x      5.4x       5.3x       4.8x       6.9x       6.9x       6.3x
Median......................    0.79       0.78       0.72       5.5        5.3        4.9        7.3        7.1        6.7


                                                    2001 P/E
                                 P/E MULTIPLES         TO
                              -------------------   I/B/E/S
COMPANY                        2000E      2001E      GROWTH
-------                       --------   --------   --------
DKI.........................     8.3x       7.0x      0.44x
Jones Apparel...............    12.4       10.4       0.52
Liz Claiborne...............    11.4       10.3       0.83
Polo Ralph Lauren...........    13.7       11.9       0.95
Tommy Hilfiger..............     7.3        8.0       0.80
Nautica Enterprises.........    10.0        8.8       0.69
Guess.......................     5.6        4.8       0.25
Mean........................    10.1x       9.0x      0.67x
Median......................    10.7        9.5       0.74

    The selected companies analyses were based on earnings per share estimates from I/B/E/S, historical financial data from publicly available information of each company filed with the SEC and on forecasts, calenderized to a December year end, for the selected companies contained in the reports of selected investment banks and brokerages, as of the respective dates indicated:

    - DKI forecasts based on projections contained in Merrill Lynch research dated November 8, 2000, which research is unrelated to Merrill Lynch's services as financial advisor to the special committee;

    - Jones Apparel forecasts based on Lehman Brothers projections, dated October 26, 2000;

    - Liz Claiborne forecasts based on CSFB projections, dated April 24, 2000;

    - Polo Ralph Lauren forecasts based on CSFB projections, dated June 6, 2000;

    - Tommy Hilfiger forecasts based on Morgan Stanley Dean Witter projections, dated November 8, 2000;

    - Nautica Enterprises forecasts based on CSFB projections, dated November 9, 2000; and

    - Guess forecasts based on projections contained in Merrill Lynch research dated November 10, 2000, which research is unrelated to Merrill Lynch's services as financial advisor to the special committee.

    Between February 9, 2001 and March 9, 2001, Goldman Sachs provided financial information and analyses to the senior management of LVMH, referred to as the "2001 Report" and, together with the 2000 Report, the "Goldman Sachs Reports." The 2001 Report has been filed as Exhibit (c)(4) to the Schedule 13E-3 filed with the SEC by DKI, LVMH, DKI Acquisition and the continuing stockholders in connection with the merger. The summary of the material analyses contained in the 2001 Report set forth below is qualified by reference to the full text of the 2001 Report.

    The 2001 Report contains a number of financial analyses, including:

    - EBIT and EBITDA calculations for DKI, based on publicly available information for DKI filed with the SEC, for 1997, 1998, 1999 and 2000 and estimated EBIT and EBITDA calculations for 2001 based on Merrill Lynch research dated November 8, 2000, which research is unrelated to Merrill Lynch's services as financial advisor to the special committee;

    - a deferred income schedule for DKI, based on publicly available information for DKI filed with the SEC, for 1997, 1998, 1999 and the first three quarters of 2000;

    - amortization schedules of advance royalty payments and rights payments under specific license agreements based on publicly available information; and

    - income statements for DKI for the fourth quarter of 1999 based on publicly available information for DKI filed with the SEC and for 2000 based on draft financial statements for DKI for 2000 provided to Goldman Sachs by DKI, estimated income statements for DKI for 2000 based on projections prepared by LVMH management, dated February 2001, and estimated income statements for DKI for 2000 based on Merrill Lynch research dated
      November 8, 2000, which research is unrelated to Merrill Lynch's services as financial advisor to the special committee.

    The 2001 Report also contains an analysis of information relating to selected apparel licensee acquisitions by licensors and third parties since September 1997. Goldman Sachs' analysis of the selected transactions compared levered consideration as a multiple of LTM revenue, EBITDA and EBIT of the target company in the selected transactions to similar information for DKI. The analysis resulted in (1) a range of revenue multiples for the selected transactions from 0.72x to 3.24x, with a mean of 1.49x and a median of 1.19x;
(2) a range of EBITDA multiples for the selected transactions from 5.8x to 16.6x, with a mean of 8.5x and a median of 7.2x; and (3) a range of EBIT multiples for the selected transactions from 6.4x to 18.2x, with a mean of 9.5x and a median of 8.1x. The corresponding multiples for the merger, based on DKI's LTM results, were 0.38x revenue, 6.5x EBITDA and 10.8x EBIT, assuming levered consideration of $255.1 million, including $222.5 million for 22,255,000 shares, $2.8 million for options, $22.0 million for net debt based on the average net debt for 2000, $7.7 million for the advanced royalty revenue reserve to be amortized into operating income, and excluding transaction costs and international tax risk. Goldman Sachs also compared LTM EBITDA and EBIT margins for each of the target companies in the selected transactions to similar information for DKI, resulting in a range for the target companies of EBITDA margins from 8.9% to 24.2% and a range of EBIT margins from 7.8% to 22.2%. The EBITDA and EBIT margins for DKI for the same period were 6.0% and 3.6%, respectively.

    The preparation of the Goldman Sachs Reports was a complex process and is not necessarily susceptible to summary description. Selecting portions of the Goldman Sachs Reports or of the summary set forth above, without considering the Goldman Sachs Reports as a whole, could create an incomplete view of the Goldman Sachs Reports. No company or transaction used in the above analyses as a comparison is directly comparable to DKI or the contemplated transaction. The analyses were prepared solely for the purpose of Goldman Sachs providing the Goldman Sachs Reports to the senior management and board of directors of LVMH. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by the analyses. Because the analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of LVMH, DKI, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with LVMH having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement, as well as having acted as one of its financial advisors in connection with LVMH's investment in Gucci Group N.V. in 1999 and as its financial advisor in connection with the acquisition of 51% of Fendi SpA by LVP Holding BV, a joint venture equally controlled by LVMH and Prada Holding BV, in 1999. LVMH selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Under letter agreements, dated December 15, 2000 and December 18, 2000, LVMH engaged Goldman Sachs to act as its financial advisor in connection with the possible acquisition of all or a portion of the stock or assets of Gabrielle Studio, DKI or any of their respective affiliates. Under the terms of the engagement letters, LVMH has agreed to pay Goldman Sachs $4,500,000, a portion of which was paid to Goldman Sachs following the completion of the Gabrielle Studio acquisition with the remainder payable upon consummation of the merger. LVMH also has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including liabilities under the federal securities laws.

    Copies of the Goldman Sachs Reports have been filed as Exhibits (c)(3) and
(c)(4) to the Schedule 13E-3 filed with the SEC by DKI, LVMH, DKI Acquisition and the continuing stockholders in connection with the merger and are incorporated in this proxy statement by reference. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs and is qualified by reference to the Goldman Sachs Reports filed as exhibits to the Schedule 13E-3. Copies of the Goldman Sachs Reports are available for inspection and copying at the corporate offices of DKI during our regular business hours by any stockholder of DKI, or a stockholder's representative who has been so designated in writing.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

    Our board of directors is not aware of any matters to be presented for action at the special meeting other than those described in this proxy statement and does not intend to bring any other matters before the special meeting. However, if other matters should come before the special meeting, it is intended that the holders of proxies solicited hereby will vote on those matters in their discretion.

STOCKHOLDER PROPOSALS

    Due to the contemplated consummation of the merger, we do not currently expect to hold a 2001 annual meeting of stockholders because, following the merger, we will not be a publicly held company. However, if the merger is not consummated for any reason, we will promptly convene an annual meeting of stockholders. In that event, we must receive stockholder proposals intended to be presented at that meeting at our principal executive offices no later than the tenth day following our public announcement of the date of that meeting, for inclusion in our proxy statement and form of proxy relating to that meeting.

LEGAL COUNSEL

    Proskauer Rose LLP is outside counsel to DKI. The wife of one of the partners of Proskauer Rose owns 2,000 shares of our common stock. That partner is a director and holder of a small number of shares of Benedetto, Gartland & Company, Inc., of which Mr. M. William Benedetto, one of our directors and the chairperson of the special committee, is the chairman of the board and a major shareholder. Proskauer Rose also serves as outside counsel to Benedetto, Gartland & Company, Inc.

    Mayer, Brown & Platt is independent counsel to the special committee. Mayer, Brown & Platt also serves as outside counsel to Merrill Lynch, Goldman Sachs and Ernst & Young LLP, although not in connection with this transaction.

EXPERTS

    Our consolidated financial statements for the fiscal years ended
December 31, 2000, January 2, 2000 and January 3, 1999, incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors.

    It is not anticipated that a representative of Ernst & Young LLP will attend the special meeting.

AVAILABLE INFORMATION

    We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can also be obtained from the Public Reference Room of the SEC at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of these materials also may be accessed through the SEC's web site at www.sec.gov. Our common stock is listed on the New York Stock Exchange under the symbol "DK." These materials may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    DKI, LVMH, DKI Acquisition and the continuing stockholders have collectively filed a Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the
Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

    If you would like to request documents from us, please do so at least 10 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

    You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

    This proxy statement is dated             , 2001. You should not assume that
the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

INFORMATION INCORPORATED BY REFERENCE

    Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended by a Form 10-K/A filed on April 30, 2001, our Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2001 and our Current Report on Form 8-K dated April 2, 2001, each filed by us with the SEC (Commission File No. 1-11805), are incorporated by reference in this proxy statement. Our Form 10-K, Form 10-K/A, Form 10-Q and Form 8-K are not presented in this proxy statement or delivered with it, but are available, without exhibits, unless the exhibits are specifically incorporated by reference in this proxy statement, to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written or telephonic request directed to us at 550 Seventh Avenue, New York, New York 10018,
Attention: Corporate Secretary at 212-789-1500.

    All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference in this proxy statement and to be a part of this proxy statement from the respective dates of filing of these documents. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference in this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. Any references to Private Securities Litigation Reform Act in our publicly-filed documents which are incorporated by reference in this proxy statement are specifically not incorporated by reference in this proxy statement.

    No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. DKI has supplied all information contained in this proxy statement relating to DKI and our affiliates, except for information relating to Ms. Karan and Mr. Weiss other than in their capacities as officers or directors of DKI. LVMH has supplied all information contained in this proxy statement relating to LVMH, Karma Acquisition, DKI Acquisition and their affiliates. Donna Karan and Stephan Weiss have supplied all information contained in this proxy statement relating to the continuing stockholders, except for information relating to Ms. Karan and Mr. Weiss in their capacities as officers or directors of DKI, which information has been provided by DKI, as noted above.

                                          By order of the Board of Directors
                                          /s/ LYNN E. USDAN
                                          SECRETARY

            , 2001

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF MARCH 31, 2001

                                  BY AND AMONG

                        DONNA KARAN INTERNATIONAL INC.,

                     LVMH MOET HENNESSY LOUIS VUITTON INC.

                                      AND

                             DKI ACQUISITION, INC.

                               TABLE OF CONTENTS

1.     CERTAIN DEFINED TERMS.......................................   A-2

2.     THE MERGER..................................................   A-6

2.1.   The Merger..................................................   A-6
2.2.   Closing.....................................................   A-6
2.3.   Effective Time of the Merger................................   A-7
2.4.   Effects of the Merger.......................................   A-7

3.     EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
         CORPORATIONS; EXCHANGE OF CERTIFICATES....................   A-7

3.1.   Effect on Capital Stock.....................................   A-7
3.2.   Conversion of Shares........................................   A-8
3.3.   Payment for Shares..........................................   A-8
3.4.   Stock Transfer Books........................................   A-9
3.5.   Stock Option Plans and Other Equity-Based Awards............   A-9
3.6.   Dissenting Shares...........................................  A-10

4.     REPRESENTATIONS AND WARRANTIES..............................  A-11

4.1.   General Statement...........................................  A-11
4.2    Representations and Warranties of the Company...............  A-11
4.3.   Representations and Warranties of LVMH and Acquisition
         Sub.......................................................  A-21

5.     COVENANTS RELATING TO CONDUCT OF BUSINESS...................  A-23

5.1.   Affirmative Covenants of the Company........................  A-23
5.2.   Certain Other Covenants of the Company......................  A-23
5.3.   LVMH Consents...............................................  A-26

6.     ADDITIONAL AGREEMENTS.......................................  A-26

6.1.   Access to Information; Confidentiality......................  A-26
6.2.   Acquisition Proposal........................................  A-27
6.3.   Fees and Expenses...........................................  A-28
6.4.   Brokers or Finders..........................................  A-28
6.5.   Indemnification and Insurance...............................  A-28
6.6.   Reasonable Best Efforts; Cooperation........................  A-29
6.7.   Publicity...................................................  A-31
6.8.   Intentionally Omitted.......................................  A-31
6.9.   Notification of Certain Matters.............................  A-31
6.10.  Trustees....................................................  A-31
6.11.  Preparation and Filing of Proxy Statement and Schedule
         13E-3; Stockholders' Meeting..............................  A-31
6.12.  Intentionally Omitted.......................................  A-32
6.13.  Employment Matters..........................................  A-32
6.14.  Covenants of LVMH...........................................  A-32
6.15.  Obligations of LVMH and Acquisition Sub.....................  A-32

7.     CONDITIONS PRECEDENT........................................  A-32

7.1.   Conditions to the Company's Obligations.....................  A-32
7.2.   Conditions to LVMH's and Acquisition Sub's Obligations......  A-33
7.3.   Conditions to Each Party's Obligations......................  A-33

8.     TERMINATION AND AMENDMENT...................................  A-34

8.1.   Termination.................................................  A-34
8.2.   Effect of Termination.......................................  A-35
8.3.   Amendment...................................................  A-36
8.4.   Extension; Waiver...........................................  A-36
8.5.   Special Committee...........................................  A-36

9.     MISCELLANEOUS...............................................  A-36

9.1.   Notices.....................................................  A-36
9.2.   Nonsurvival of Covenants and Agreements.....................  A-37
9.3.   Entire Agreement; No Third Party Beneficiaries..............  A-37
9.4.   Assignment..................................................  A-38
9.5.   Director, Officer and Stockholder Liability.................  A-38
9.6.   Specific Performance........................................  A-38
9.7.   Effectiveness...............................................  A-38
9.8.   Legal Holiday...............................................  A-38
9.9.   Construction................................................  A-38
9.10.  Governing Law...............................................  A-38
9.11.  Remedies Cumulative.........................................  A-38
9.12.  Counterparts................................................  A-38
9.13.  Severability................................................  A-39
9.14.  Submission to Jurisdiction; Waivers.........................  A-39
9.15.  Definition of Knowledge.....................................  A-39

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), made as of March 31, 2001, by and among Donna Karan International Inc., a Delaware corporation (the "COMPANY"), LVMH Moet Hennessy Louis Vuitton Inc., a Delaware corporation ("LVMH"), and DKI Acquisition, Inc., a Delaware corporation and a direct wholly-owned subsidiary of LVMH ("ACQUISITION SUB"),

                         W I T N E S S E T H:  T H A T

    WHEREAS, the Boards of Directors of each of LVMH, Acquisition Sub and the Company have approved, and each deems it advisable and in the best interests of its stockholders to consummate, the acquisition of the Company by LVMH by means of the merger (the "MERGER") of Acquisition Sub with and into the Company, upon the terms and subject to the conditions set forth herein, and

    WHEREAS, as a result of the Merger, Acquisition Sub will be merged with and into the Company, and the Company will be the surviving corporation (the Company, as such surviving corporation, the "SURVIVING CORPORATION"), and

    WHEREAS, as a result of the Merger, the outstanding shares of the Common Stock of the Company, the Class A Common Stock and the Class B Common Stock of the Company (each as hereafter defined) (collectively, the "COMPANY COMMON STOCK") will be converted into the right to receive, and become exchangeable for, the Merger Consideration (as hereafter defined), and

    WHEREAS, as a condition and inducement to the Company's, LVMH's and Acquisition Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the Company, LVMH, Acquisition Sub, Donna Karan, Stephan Weiss and the Trusts (as hereafter defined and, collectively with Donna Karan and Stephan Weiss, the "DK/SW STOCKHOLDERS") are entering into a voting agreement (the "DK AGREEMENT") pursuant to which the DK/SW Stockholders have agreed to vote their respective shares of Company Common Stock in favor of the Merger, and

    WHEREAS, as a condition and inducement to LVMH and Acquisition Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, LVMH, Acquisition Sub, Takihyo Inc., Tomio Taki, and Frank Mori are entering into a voting agreement (collectively with the DK Agreement, the "VOTING AGREEMENTS") pursuant to which, among other things, they have agreed to vote their respective shares of Company Common Stock in favor of the Merger, and

    WHEREAS, as a result of the Merger, the outstanding shares of Acquisition Sub will be converted into shares of stock of the Surviving Corporation, and

    WHEREAS, after the Merger, the merger of Karma Acquisition, Inc. with and into the Surviving Corporation and assuming the exercise of all options by the DK/SW Stockholders, LVMH will beneficially own 85.7% of the issued and outstanding common stock of the Surviving Corporation and 100% of the issued and outstanding shares of the Series A Preferred Stock of the Surviving Corporation and the DK/SW Stockholders will, collectively, beneficially own 14.3% of the issued and outstanding common stock of the Surviving Corporation, and

    WHEREAS, LVMH, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation thereof,

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  CERTAIN DEFINED TERMS.

    As used in this Agreement, the following terms shall have the following meanings:

    "ACQUISITION PROPOSAL" shall mean any agreement, offer or proposal for, any indication of interest in, or any submission of inquiries from any Person (other than the Merger) for: (i) any merger, consolidation, share exchange, recapitalization, reorganization, business combination, or other similar transaction involving the Company or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition relating to 25% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any sale, transfer, encumbrance, or issuance of 25% or more of any class of the outstanding shares of capital stock of the Company or any of its Subsidiaries in a single transaction or series of related transactions; (iv) any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Person beneficially owning 25% or more of any class of equity securities of the Company or any of its Subsidiaries; or (v) any other transaction the consummation of which could reasonably be expected to prevent or materially delay the Merger.

    "AFFILIATE" of any Person shall mean any other Person (i) which controls such first Person, (ii) which such first Person controls, or (iii) which is under common control with such first Person.

    "AGREEMENT" shall mean this Agreement as the same may be amended or modified in accordance with SECTION 8.3 below.

    "ANTITRUST DIVISION" shall mean the Antitrust Division of the United States Department of Justice.

    "CERTIFICATES" shall mean certificates, which, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock.

    "CLAIMS" shall mean any and all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, mortgages, indentures, claims, transfer restrictions, liens, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise, in each case other than Permitted Encumbrances.

    "CLASS A COMMON STOCK" shall mean the Company's Class A common stock, par value $0.01 per share.

    "CLASS B COMMON STOCK" shall mean the Company's Class B common stock, par value $0.01 per share.

    "CODE" shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

    "COMMON STOCK" shall mean the Company's common stock, par value $0.01 per share.

    "COMPANY BENEFIT PLAN" shall mean all employee benefit plans, whether oral or written, under which any current or former employee or director of the Company or any of its ERISA Affiliates has any present or future right to benefits and which is contributed to, sponsored by or maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates has any obligation or liability, contingent or otherwise, including the Equity Incentive Plans, the Donna Karan International Inc. Voluntary Deferred Compensation Plan for Non-Employee Directors, the Donna Karan International Inc. Executive Incentive Plan, the Donna Karan International Inc. Wealth

Accumulation Plan, the Donna Karan International Inc. Deferred Bonus Plan, each as amended and currently in force on the date hereof, and any other material plan, program, agreement or arrangement providing for the payment, issuance or grant of any performance or other compensation awards or benefits to any employees, consultants, officers or directors of the Company or its ERISA Affiliates.

    "COMPANY CERTIFICATE OF INCORPORATION" shall mean the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware, including all amendments thereto.

    "DGCL" shall mean the Delaware General Corporation Law, as amended.

    "DKI LICENSE AGREEMENT" shall mean the Agreement dated as of July 3, 1996 between Gabrielle Studio, Inc. and Donna Karan Studio, as amended.

    "DK/SW AGREEMENTS" shall mean the DK Agreement, the Stockholders Agreement, the Bylaws of the Company, as amended, the Employment Agreement dated as of July 3, 1996 between the Company and Donna Karan, as amended, the License Agreement dated as of February 20, 2001 between Gabrielle Studio, Inc. and GD II LLC, the Employment Agreement dated as of July 3, 1996 between the Company and Stephan Weiss, as amended, the Voting Agreement dated as of July 3, 1996 among the Company, Donna Karan, Stephan Weiss, Tomio Taki and Frank R. Mori, and the Agreement between Donna Karan Studio and Urban Zen, LLC dated as of October 29, 1998, as amended.

    "EC MERGER REGULATION" shall mean Council Regulation No. 4064/89 of the European Community, as amended.

    "EQUITY INCENTIVE PLANS" shall mean the Donna Karan International Inc. 1996 Non-Employee Director Stock Option Plan, the Donna Karan International Inc. 1996 Stock Incentive Plan, the Donna Karan International Inc. 1998 Non-Employee Director Restricted Stock Plan, and any other plan, program, agreement or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any Affiliate.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

    "FTC" shall mean the United States Federal Trade Commission.

    "GAAP" shall mean generally accepted accounting principles in the United States.

    "GOVERNMENTAL AUTHORITY" shall mean any court or any agency, commission, department (including the executive department) or body of any municipal, township, county, local, state, federal or foreign governmental, regulatory, administrative, judicial or quasi-governmental unit, entity or authority.

    "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "INTELLECTUAL PROPERTY" shall mean (i) all Trademarks, together with information regarding all registrations and pending applications to register any such Trademarks; (ii) all proprietary formulations, manufacturing methods, inventions, designs, know-how and trade secrets; (iii) Internet technologies, designs and domain names; (iv) all patents on and pending applications to patent any technology or design; (v) all copyrights, whether or not registered;
(vi) all licenses of rights in Trademarks, patents, copyrights, unpatented formulations, manufacturing methods and other know-how, including those to or by the Company; and (vii) all goodwill associated with any of the above, in each case owned, used or held for use by the Company or any of its Subsidiaries.

    "IRS" shall mean the United States Internal Revenue Service.

    "LAW" shall mean any federal, state, local or foreign statute, law, ordinance, rule, code, order or regulation of any Governmental Authority.

    "MATERIAL ADVERSE EFFECT" shall mean, with respect to any party, any events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operations of such party and its Subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effect principally attributable to any of the following shall be disregarded: (i) general economic, business, industry or financial market conditions; (ii) the taking of any action permitted or required by this Agreement; (iii) the announcement or pendency of the Merger, including any suit, action or proceeding arising in connection with the Merger; (iv) in the case of a Material Adverse Effect on the Company, the breach of this Agreement by LVMH or Acquisition Sub; (v) in the case of a Material Adverse Effect on LVMH, the breach of this Agreement by the Company;
(vi) in the case of a Material Adverse Effect on the Company, the breach by Gabrielle Studio, Inc. of any of its obligations under the DKI License Agreement or the failure of Gabrielle Studio, Inc. to act in good faith and in accordance with its judgment, which shall be exercised in a commercially reasonable manner, under the DKI License Agreement; (vii) in the case of a Material Adverse Effect on the Company, the breach by any of the DK/SW Stockholders or any of their respective Affiliates of any of the DK/SW Agreements or the failure of any of the DK/SW Stockholders or any of their respective Affiliates to act in good faith and in accordance with their judgment, which shall be exercised in a commercially reasonable manner, under any of the DK/SW Agreements; (viii) in the case of a Material Adverse Effect on the Company, the approval by LVMH or Acquisition Sub of any action prohibited by SECTION 5.2; and (ix) in the case of a Material Adverse Effect on the Company, the failure of LVMH or Acquisition Sub to approve of any action prohibited by SECTION 5.2.

    "PERMITTED ENCUMBRANCES" shall mean, only to the extent that they would not have a Material Adverse Effect, (i) Claims for Taxes, assessments or governmental charges or levies not yet due or delinquent and being diligently contested in good faith, (ii) statutory Claims of carriers, warehousemen, mechanics, materialmen and the like arising in the ordinary course of business and for obligations not yet due and payable, (iii) recorded easements, restrictive covenants, rights of way and other similar imperfections of title,
(iv) zoning, building and other similar restrictions and (v) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation.

    "PERSON" shall mean any individual, partnership, corporation, limited liability company, joint venture, trust, firm, association, unincorporated organization or other entity.

    "REPRESENTATIVE" of a Person shall mean that Person's employees, officers, directors, representatives (including any investment banker, attorney or accountant), agents or Affiliates.

    "SEC" shall mean the United States Securities and Exchange Commission.

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

    "SUBSIDIARY" shall mean, with respect to any Person, any other Person whether incorporated or unincorporated, of which: (i) such first Person or any other Subsidiary of such first Person is, directly or indirectly, a general partner; (ii) voting power to elect, directly or indirectly, a majority of the Board of Directors or others performing similar functions with respect to such second Person is held by such first Person or by any one or more of its Subsidiaries, or by such first Person and any one or more of its Subsidiaries; or (iii) at least 50% of the equity, other securities or other interests in such second Person is, directly or indirectly, owned or controlled by such first Person or by any one or more of its Subsidiaries, or by such first Person and any one or more of its Subsidiaries.

    "TAKEOVER STATUTES" shall mean any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation known to the Company (after consultation with legal counsel) to apply to the Merger and the Voting Agreements (including
Section 203 of the DGCL).

    "TAX" (and, with correlative meaning, "TAXES") shall mean (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company or any of its Subsidiaries, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority, (ii) any liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated or consolidated group or arrangement whereby liability of the Company or any of its Subsidiaries for the payment of such amounts was determined or taken into account with reference to the liability of any other Person for any period, and (iii) liability of the Company or any of its Subsidiaries with respect to the payment of any amounts of the type described in
(i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

    "TAX RETURN" shall mean all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to the Company or any of its Subsidiaries in respect of any Taxes, including
(i) any consolidated federal income Tax return in which the Company or any of its Subsidiaries is included and (ii) any state, local or foreign income Tax returns filed on a consolidated, combined or unitary basis (for purposes of determining tax liability) in which the Company or any of its Subsidiaries is included.

    "TRADEMARKS" shall mean all registered or common law trademarks, derivative marks and abbreviations thereof and associated trademarks, service marks, service names, tag lines, slogans, graphics, symbols, domain names, logos, trade names and business names, trade dress and the like, all registrations and applications for registration of the foregoing, and all goodwill associated therewith.

    "TRUSTS" shall mean, collectively, the Trust FBO Lisa Weiss Keyes, Corey Weiss and Gabrielle Karan U/A/D 2/2/96, the 2000 Stephan Weiss Revocable Trust and the Stephan Weiss and Donna Karan Alaska Community Property Trust.

    In addition to the terms defined above, the following capitalized terms shall have the meanings set forth in the referenced section:

                                                              SECTION WHERE
TERM                                                             DEFINED
----                                                          -------------
ACQUISITION SUB.............................................    Preamble
AGREEMENT...................................................    Preamble
CERTIFICATE OF MERGER.......................................       2.3
CLOSING.....................................................       2.2
CLOSING DATE................................................       2.2
COBRA.......................................................    4.2.11(i)
COMPANY.....................................................    Preamble
COMPANY COMMON STOCK........................................    Premises
COMPANY DEBT................................................      4.2.3
COMPANY LITIGATION..........................................      4.2.8
COMPANY ORDER...............................................      4.2.8
COMPANY PERMITS.............................................      4.2.7
COMPANY PREFERRED STOCK.....................................      4.2.3
COMPANY RESTRICTED SHARE....................................      3.5.3
COMPANY SEC DOCUMENTS.......................................      4.2.5
COMPANY STOCKHOLDER APPROVAL................................     4.2.15
COMPANY STOCKHOLDERS' MEETING...............................     6.11.4
CONFIDENTIALITY AGREEMENT...................................       6.1

                                                              SECTION WHERE
TERM                                                             DEFINED
----                                                          -------------
CONSTITUENT CORPORATIONS....................................       2.1
CORPORATE TAKEOVER PROVISIONS...............................     4.2.22
DISCLOSURE SCHEDULES........................................       4.1
DISSENTING SHARES...........................................      3.6.1
DK AGREEMENT................................................    Premises
DK/SW STOCKHOLDERS..........................................    Premises
EFFECTIVE TIME..............................................       2.3
ERISA AFFILIATE.............................................    4.2.11(i)
FINANCIAL ADVISOR...........................................     4.2.14
INJUNCTION..................................................      7.3.3
LVMH........................................................    Preamble
LVMH S.A....................................................      6.15
MATERIAL CONTRACTS..........................................    4.2.19(i)
MEETING DATE................................................      4.2.6
MERGER......................................................    Premises
MERGER CONSIDERATION........................................      3.2.1
OPTION CONSIDERATION........................................      3.5.1
OPTIONS.....................................................      3.5.1
PAYING AGENT................................................      3.3.1
PAYMENT FUND................................................      3.3.1
PROXY STATEMENT.............................................   4.2.4(iii)
REAL PROPERTY LEASES........................................     4.2.17
REGULATORY LAW..............................................      6.6.3
SCHEDULE 13E-3..............................................   4.2.4(iii)
SPECIAL COMMITTEE...........................................     4.2.18
STOCKHOLDERS AGREEMENT......................................      4.2.3
SUBSIDIARY DEBT.............................................      4.2.2
SUPERIOR PROPOSAL...........................................      6.2.2
SURVIVING CORPORATION.......................................    Premises
TERMINATION DATE............................................      8.1.2
UNAUDITED 2000 FINANCIALS...................................    4.2.5(ii)
VIOLATION...................................................    4.2.4(ii)
VOTING AGREEMENTS...........................................    Premises

2.  THE MERGER

    2.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Acquisition Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Acquisition Sub shall cease, and the Company shall continue as the Surviving Corporation (Acquisition Sub and the Company are sometimes hereinafter referred to as the "CONSTITUENT CORPORATIONS") and shall continue under the name "Donna Karan International Inc."

    2.2. CLOSING. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to SECTION 8.1, and subject to the satisfaction or waiver of the conditions set forth in SECTION 7, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m., New York City time, as promptly as practicable (but in no event later than the second business day) after satisfaction and/or waiver of all of the conditions set forth in
SECTION 7 (the "CLOSING DATE"), at the offices of Davis Polk & Wardwell, unless another date, time or place is agreed to in writing by the parties hereto.

    2.3. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, as provided in the DGCL, and make all other filings or recordings required under the DGCL, as soon as practicable after the Closing. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger as the Company and Acquisition Sub shall agree (the "EFFECTIVE TIME").

    2.4.  EFFECTS OF THE MERGER.

        2.4.1. DGCL. At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Acquisition Sub, all as provided under the DGCL, this Agreement and the Certificate of Merger.

        2.4.2. DIRECTORS AND OFFICERS. The directors of Acquisition Sub holding office immediately prior to the Effective Time and the officers of the Company holding office immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

        2.4.3. CERTIFICATE OF INCORPORATION. At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in the form attached as EXHIBIT A, by operation of this Agreement and by virtue of the Merger without any further action by the stockholders or directors of the Surviving Corporation and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

        2.4.4. BYLAWS. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in the form attached as EXHIBIT B, by operation of this Agreement and by virtue of the Merger without any further action by the stockholders or directors of the Surviving Corporation and, as so amended, such bylaws shall be the bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and the DGCL.

3. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES.

    3.1. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of LVMH, the Company, Acquisition Sub, any of the holders of Company Common Stock or any holder of shares of capital stock of Acquisition Sub:

        3.1.1. CAPITAL STOCK OF ACQUISITION SUB. Each share of the common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and each share of the Series A Preferred Stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of Series A Preferred Stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

        3.1.2. CANCELLATION OF TREASURY STOCK AND STOCK HELD BY LVMH. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned, directly or indirectly, by the Company or any wholly-owned Subsidiary of the Company or by LVMH or Acquisition Sub or any other wholly-owned Subsidiary of LVMH shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

    3.2. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of LVMH, Acquisition Sub, the Company or any of the holders of Company Common Stock:

        3.2.1. CONVERSION FOR MERGER CONSIDERATION. Subject to the other provisions of this SECTION 3.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock canceled pursuant to SECTION 3.1.2 and any Dissenting Shares) shall be converted into the right to receive $10.75 per share (the "MERGER CONSIDERATION"), payable to the holder thereof in cash, without any interest thereon, less any required withholding taxes, upon surrender and exchange of the Certificate representing such share of Company Common Stock pursuant to the terms hereof.

        3.2.2. EFFECT OF CONVERSION. All such shares of Company Common Stock, when converted as provided in SECTION 3.2.1, no longer shall be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate previously evidencing such shares of Company Common Stock shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by Law and, upon the surrender of Certificates in accordance with the provisions of SECTION 3.3, shall only have the right to receive for such shares the Merger Consideration, less any required withholding taxes, without any interest thereon. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, with the aggregate Merger Consideration payable to each holder of shares of Company Common Stock in such case being rounded to the nearest penny.

    3.3.  PAYMENT FOR SHARES.

        3.3.1. PAYING AGENT. Prior to the Effective Time, LVMH shall appoint a United States bank or trust company reasonably acceptable to the Company to act as paying agent (the "PAYING AGENT") for the payment of funds in amounts and at times necessary for the payment of the Merger Consideration, and immediately following the Effective Time, LVMH shall deposit, or shall cause to be deposited, with the Paying Agent the funds, in amounts and at times necessary for the payment of the Merger Consideration, in a separate fund (the "PAYMENT FUND") established for the benefit of the holders of Certificates, for payment in accordance with this SECTION 3, through the Paying Agent, and such deposit shall be in immediately available funds in amounts necessary to make the payments pursuant to SECTION 3.2.1 and this
    SECTION 3.3.1. The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund as soon as practicable following the Effective Time.

        If for any reason the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under
    SECTION 3.2.1 and this SECTION 3.3.1, LVMH shall take all steps necessary to deposit, or cause to be deposited, in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and LVMH and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

        3.3.2. PAYMENT PROCEDURES. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of a Certificate or Certificates (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as the Surviving Corporation reasonably may specify and as shall be reasonably acceptable to the Company) and
    (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, or an "agents message" in the case of a book entry transfer, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (a) the number of shares of Company Common Stock formerly represented by such Certificate, multiplied by (b) the Merger Consideration, less any required withholding taxes, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If any holder of a Certificate shall be unable to surrender such holder's Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

        3.3.3. TERMINATION OF PAYMENT FUND; INTEREST. Any portion of the Payment Fund which remains undistributed to the holders of shares of Company Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this SECTION 3 and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration to which such holder is entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to the Surviving Corporation.

        3.3.4. NO LIABILITY. None of LVMH, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    3.4. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

    3.5.  STOCK OPTION PLANS AND OTHER EQUITY-BASED AWARDS.

        3.5.1. CANCELLATION OF OPTIONS. The Company shall take all actions necessary to provide that, immediately prior to the Effective Time,
    (i) each then outstanding option (each, an "OPTION" and collectively, the "OPTIONS") to purchase or acquire shares of Company Common Stock under any of the Equity Incentive Plans, whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Option which is then outstanding shall be canceled as of the Effective Time and (iii) in consideration of such cancellation, each Option shall, as of the Effective Time, represent for all purposes only the right to receive in cash, with respect to each Option, an amount (net of any applicable withholding tax) equal to the difference between the Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number, multiplied by the number of shares of Company Common Stock subject to such Option (such amount in cash as described above being hereinafter referred to as the "OPTION CONSIDERATION"), payable as provided in SECTION 3.5.2.

        3.5.2. PAYMENT PROCEDURES. Upon the Effective Time, LVMH shall, or shall cause the Surviving Corporation to, pay to each holder of an Option the Option Consideration (net of any applicable withholding tax and without any interest thereon) in respect thereof; PROVIDED, HOWEVER, that with respect to any Person subject to Section 16(a) of the Exchange Act, any such Option Consideration shall not be payable until the first date payment can be made without liability to such Person under Section 16(b) of the Exchange Act, but shall be paid as soon as practicable thereafter. No interest shall be paid or accrued on the Option Consideration. Until settled in accordance with the provisions of this SECTION 3.5.2, each Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Consideration.

        3.5.3. RESTRICTED STOCK. The Company shall take all actions necessary to provide that, immediately prior to the Effective Time, each restricted share of Company Common Stock granted pursuant to any of the Equity Incentive Plans (each such share, a "COMPANY RESTRICTED SHARE") that is outstanding immediately prior to the Effective Time shall vest and become free of all restrictions to the extent provided by the terms thereof. At the Effective Time, each Company Restricted Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration, as provided in and in accordance with the terms set forth in SECTION 3.2.1 and SECTION 3.2.2 hereof.

        3.5.4. TERMINATION OF RIGHTS. Prior to the Effective Time, the Company shall take all action necessary (including causing the Board of Directors of the Company or any Subsidiary (or any respective committees thereof) to take such actions as are allowed by the Equity Incentive Plans) to ensure that
    (i) following the Effective Time, no holder of an Option or a Company Restricted Share nor any party to or participant in any of the Equity Incentive Plans shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and
    (ii) the Equity Incentive Plans shall terminate as of the Effective Time.

    3.6.  DISSENTING SHARES.

        3.6.1. TREATMENT OF DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger and who properly shall have demanded appraisal for such shares in accordance with
    Section 262 of the DGCL (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration, less any required withholding taxes, upon surrender, in the manner provided in SECTION 3.3, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock.

        3.6.2. NOTIFICATIONS WITH RESPECT TO DISSENTING SHARES. The Company shall give LVMH (i) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of LVMH, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

4.  REPRESENTATIONS AND WARRANTIES

    4.1. GENERAL STATEMENT. All representations and warranties of the Company are made subject to the exceptions noted in the schedules delivered by the Company to LVMH and Acquisition Sub concurrently herewith and identified as the "DISCLOSURE SCHEDULES." Each schedule contained in the Disclosure Schedules shall be numbered to correspond to the applicable paragraph of SECTION 4.2 to which such exception refers.

    4.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to LVMH and Acquisition Sub as follows:

        4.2.1. ORGANIZATION; STANDING AND POWER. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation or other entity and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not have a Material Adverse Effect with respect to the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger. The Company has heretofore made available to LVMH true, complete and correct copies of the Company Certificate of Incorporation and its bylaws and the certificates of incorporation and bylaws (or like organizational documents) of each of its Subsidiaries.

        4.2.2. SUBSIDIARIES. A complete list of all the Subsidiaries of the Company, together with the jurisdiction of incorporation or formation of each Subsidiary, the jurisdiction of qualification to do business of each Subsidiary and the percentage of capital stock or equity interest of each Subsidiary owned by the Company, each other Subsidiary of the Company, and any other Person owning such capital stock or equity interest, is set forth on SCHEDULE 4.2.2. Except as disclosed on SCHEDULE 4.2.2, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable, and (ii) are owned directly or indirectly by the Company, free and clear of all Claims. Except as disclosed in
    SCHEDULE 4.2.2, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person. No shares of capital stock or other equity interests of any Subsidiary of the Company are reserved for issuance. Except as set forth on SCHEDULE 4.2.2, no bonds, debentures, notes or other instruments or evidence of indebtedness of any Subsidiary of the Company ("SUBSIDIARY DEBT") are issued or outstanding. There are no outstanding securities convertible into, or exchangeable or exercisable for, shares of capital stock of any Subsidiary of the Company. There are no options, warrants, calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, any securities or other equity interests of any

    Subsidiary of the Company, including shares of capital stock and Subsidiary Debt, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. With respect to the stock or other equity interests of the Company's Subsidiaries owned by the Company or its Subsidiaries, there are no restrictions on the Company or its Subsidiaries with respect to the voting of such stock or other equity interests.

        4.2.3. CAPITAL STRUCTURE. The authorized capital stock of the Company consists of (i) 35,000,000 shares of Common Stock, (ii) 18 shares of Class A Common Stock, (iii) two shares of Class B Common Stock, and
    (iv) 1,000,000 shares of preferred stock, par value $0.01 per share ("COMPANY PREFERRED STOCK"). At the close of business on March 28, 2001:
    (a) 22,253,254 shares of Common Stock were issued and outstanding (including Company Restricted Shares); (b) 18 shares of Class A Common Stock were issued and outstanding; (c) 2 shares of Class B Common Stock were issued and outstanding; (d) 16,270 shares of Company Common Stock were held by the Company in its treasury or by its Subsidiaries; (e) no shares of Company Preferred Stock were issued or outstanding; and (f) no shares of Company Preferred Stock were held by the Company in its treasury or by its Subsidiaries. At the close of business on March 28, 2001, 2,700,000 shares of Common Stock were reserved for issuance pursuant to the Equity Incentive Plans, of which 886,431 shares were subject to outstanding Options. A complete list of all Options, together with the current exercise price, date of grant, number granted and vesting schedule of such Options for each holder thereof, is set forth on SCHEDULE 4.2.3. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all shares that are reserved for issuance pursuant to the Equity Incentive Plans are duly authorized and, when issued in accordance with the terms of the applicable Equity Incentive Plan, will be validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on
    SCHEDULE 4.2.3, no bonds, debentures, notes or other instruments or evidence of indebtedness of the Company ("COMPANY DEBT") are issued or outstanding. Other than the Options, (A) there are no outstanding securities convertible into, or exchangeable or exercisable for, shares of capital stock or other securities of the Company and (B) there are no options, warrants, calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, any securities of the Company, including shares of capital stock, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except for the DK Agreement, the Stockholders Agreement, dated as of June 10, 1996, among the Company, Donna Karan, Stephan Weiss, the trust under trust agreement for the benefit of Lisa Weiss Keyes, Corey Weiss and Gabrielle Karan and the trust under the trust agreement for the benefit of Donna Karan, Gabrielle Studio, Inc., Takihyo Inc., Tomio Taki, Frank R. Mori, Christopher Mori and Heather Mori, as amended (the "STOCKHOLDERS AGREEMENT"), and the Voting Agreement dated as of July 3, 1996, among the Company, Donna Karan, Stephan Weiss, Tomio Taki and Frank R. Mori, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any securities of the Company or any of its Subsidiaries. To the knowledge of the Company, other than as set forth in the Company SEC Documents as of the date hereof, no Person or group beneficially owns 5% or more of the Company's outstanding voting securities.

        4.2.4.  AUTHORITY; NO VIOLATIONS; CONSENTS AND APPROVALS.

           (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to, with respect to the consummation of the Merger, the Company Stockholder Approval, to consummate the Merger. The execution and delivery of this Agreement and the DK Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company, subject to, with respect to the consummation of the Merger, the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of LVMH and Acquisition Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and conditions except that the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors' rights generally and
       (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) or by an implied covenant of good faith or fair dealing.

           (ii) Except as set forth on SCHEDULE 4.2.4(II), the execution and delivery of this Agreement and the DK Agreement and the consummation of the Merger by the Company will not (A) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification, amendment, creation of a payment obligation, or acceleration (including pursuant to any put right) of any material obligation or the loss of a material benefit under, or the creation of a Claim on assets or property, or right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "VIOLATION"), pursuant to, any provision of the Company Certificate of Incorporation or bylaws or the certificate of incorporation or bylaws or like organizational documents of any of its Subsidiaries or (B) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in SCHEDULE 4.2.4(II) or paragraph (iii) of this SECTION 4.2.4 are duly and timely obtained or made, and assuming, with respect to the consummation of the Merger, the Company Stockholder Approval has been obtained, result in any Violation of (1) any loan or credit agreement, note, mortgage, deed of trust, indenture, lease, Company Benefit Plan, Company Permit, or any other agreement, obligation, instrument, concession, franchise or license to which the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound or affected or (2) any Company Order or Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, except in the case of clauses
       (1) and (2) for any Violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger.

          (iii) Except as set forth in SCHEDULE 4.2.4(II), no consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Person or Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the DK Agreement by the Company or the consummation by the Company of the Merger, except for: (A) the filing of a pre-merger notification and report form by the Company under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, and compliance with any foreign competition, antitrust or investment laws; (B) the filing with the SEC of (1) with respect to consummation of the Merger, a proxy statement or information statement in definitive form for distribution to the stockholders of the Company in advance of the meeting, if any, of the holders of Company Common Stock to adopt this Agreement in accordance with Regulation 14A or Regulation 14C promulgated under the Exchange Act (such proxy statement or information statement, as amended or supplemented from time to time, being hereinafter referred to as the "PROXY STATEMENT"), (2) with respect to consummation of the Merger, a Rule 13E-3 Transaction Statement on Schedule 13E-3 (as amended or supplemented from time to time, the "SCHEDULE 13E-3") and (3) such other reports under and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement, the Voting Agreements and the Merger; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company does business; (D) such filings and approvals as may be required by any applicable state takeover Law; (E) the Company Stockholder Approval; and (F) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger.

        4.2.5.  DISCLOSURE DOCUMENTS; FINANCIAL STATEMENTS.

           (i) The Company has filed (i) each of the Forms 10-K with the SEC as required to be filed for the fiscal years of the Company ended
       January 2, 2000 and January 3, 1999 and (ii) since January 3, 2000, all other required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (those documents referenced in clauses (i) and (ii) being collectively referred to as the "COMPANY SEC DOCUMENTS"). No Subsidiary of the Company is required to file any report, schedule, form, statement or other document with the SEC. As of their respective filing dates, and, in the case of any registration statement under the Securities Act, its effective date, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (ii) Except for customary year-end audit adjustments that do not materially affect the financial statements, the consolidated statement of operations for the year ended December 31, 2000, the consolidated balance sheet at December 31, 2000 and the consolidated statement of cash flow for the year ended December 31, 2000 attached hereto as
       SCHEDULE 4.2.5(II) (together, the "UNAUDITED 2000 FINANCIALS") were prepared in accordance with GAAP, except that they do not include the related consolidated statements of stockholders' equity and the notes to financial statements. The Unaudited 2000 Financials fairly present, in all material respects, in accordance with applicable requirements of GAAP (subject to the exceptions described in the previous sentence), the consolidated financial position of the Company and its Subsidiaries as of December 31, 2000 and the consolidated results of operations and the consolidated cash flow of the Company and its Subsidiaries for the year ended December 31, 2000.

          (iii) The financial statements of the Company included in the Company SEC Documents, which, when filed with the SEC, complied as to form, as of their respective filing dates with the SEC, and the audited consolidated financial statements of the Company and its Subsidiaries for the year ended December 31, 2000, which, when filed with the SEC, will comply as to form, as of their filing date with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, were or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present or will fairly present, as the case may be, in all material respects, in accordance with applicable requirements of GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01 of Regulation S-X of the SEC, and any other adjustments described therein), the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

        4.2.6. INFORMATION SUPPLIED. None of the information to be contained or incorporated by reference in the Proxy Statement, none of the information supplied or to be supplied in writing (including electronically) by the Company specifically for inclusion or incorporation by reference in the
    Schedule 13E-3, and none of the information to be contained or incorporated by reference in any other document to be filed by the Company with the SEC, including annual reports on Form 10-K and quarterly reports on Form 10-Q will, at the respective times filed with the SEC and, in the case of the Proxy Statement, on the date it is first mailed to the holders of the Company Common Stock, and at the date of the related stockholders' meeting (the "MEETING DATE") contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC after the date hereof, will comply as to form, in all material respects, with the provisions of the Securities Act, the Exchange Act or the rules and regulations thereunder, as applicable. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied in writing (including electronically) by LVMH or Acquisition Sub expressly for inclusion or incorporation by reference in the Proxy Statement or the
    Schedule 13E-3.

        4.2.7. COMPLIANCE WITH APPLICABLE LAWS. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the "COMPANY PERMITS"), except where the failure to hold any such Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger. The Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable Laws, including Laws relating to equal employment opportunities, fair employment practices, occupational health and safety, wages and hours, discrimination, hazardous materials and the environment, and product labeling and sales, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger. No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, has been threatened that would reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger.

        4.2.8. LITIGATION. Except as set forth on SCHEDULE 4.2.8 or in the Company SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties ("COMPANY LITIGATION") which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any material judgment, decree, unfunded settlement, conciliation agreement, letter of deficiency, award, temporary restraining order, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Company or any of its Subsidiaries ("COMPANY ORDER") that individually or in the aggregate would have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement, approve the Voting Agreements and/or prevent the consummation of the Merger.

        4.2.9.  TAXES.  Except as set forth on SCHEDULE 4.2.9:

           (i) All material Tax Returns required to be filed by the Company and its Subsidiaries on or prior to the Closing Date have been or shall be (when due) properly completed and filed on a timely basis; all such Tax Returns are or shall be (when filed) true, accurate and complete in all material respects; and any and all material Taxes required to be paid by the Company and its Subsidiaries on or prior to the Closing Date (whether or not shown on any Tax Return) have been or shall be paid in full on a timely basis;

           (ii) Each of the Company and its Subsidiaries has in all material respects complied with all withholding, information reporting and backup withholding requirements in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. Neither the Company nor any of its Subsidiaries has been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise Tax Returns (other than a group of which the Company was the common parent) for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired; and

          (iii) An extension of time within which to file any Tax Return that has not been filed has not been requested or granted. No issues have been raised and communicated to the Company (and are currently pending), and no adjustments have been proposed in writing, by any taxing authority in connection with any of the Tax Returns. No Claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no pending or, to the knowledge of the Company, threatened audits or actions or proceedings for the assessment or collection of Taxes against the Company or any of its Subsidiaries the unfavorable resolution of which would reasonably be expected to materially affect the Taxes payable by the Company or any Subsidiaries. There are no requests for information from the IRS or any state, local or foreign taxing authority currently outstanding that could reasonably be expected to materially affect the Taxes payable by the Company or any of its Subsidiaries. No waivers of statutes of limitation with respect to the Tax Returns have been given by or requested from the Company. Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting methods or otherwise. Neither the Company nor any of its Subsidiaries is (nor has it ever been) a party to any tax sharing agreement.

        4.2.10.  EMPLOYEES.

           (i) SCHEDULE 4.2.10 contains a complete list of each management, employment, consulting or other agreement, contract or legally binding commitment, whether oral or in writing, to which the Company or any of its Subsidiaries is a party that provides for (i) the employment of any individual or the retention of any Person for management, executive or consulting services involving annual payments in excess of $250,000, or
       (ii) the payment or accrual of any compensation, benefits or severance pay upon (A) a change in control or ownership or sale of assets of the Company or any of its Subsidiaries or (B) any modification or termination of such management, employment, consulting or other relationship, in each of (A) or (B) above involving annual payments in excess of $250,000. All compensation earned pursuant to the foregoing, including any amounts payable or to be paid as deferred compensation, through December 31, 2000, has been fully and accurately accrued for and reflected in the Unaudited 2000 Financials to the extent required by GAAP.

           (ii) SCHEDULE 4.2.10 contains a complete list of each Company Benefit Plan. All awards or grants made pursuant to the Company Benefit Plans for the fiscal year ended December 31, 2000, have been either fully paid to the participants in accordance with the terms of the Company Benefit Plans or have been fully and accurately accrued for and reflected in the Unaudited 2000 Financials to the extent required by GAAP. Except as set forth in SCHEDULE 4.2.10, the execution and delivery of this Agreement and the consummation of the Merger will not result in or give rise to any material liability of the Company, any of its Subsidiaries or their respective successors under or pursuant to any of the Company Benefit Plans.

          (iii) Neither the Company nor any ERISA Affiliate or Subsidiary of the Company has incurred any material liability for any Tax with respect to any Company Benefit Plan, including Taxes arising under Section 4971, 4977, 4978, 4978B, 4979, 4980 or 4980B of the Code, and no event has occurred and no circumstance has existed that could give rise to any such material liability.

        4.2.11.  PENSION AND BENEFIT PLANS; ERISA.

           (i) Except as set forth on SCHEDULE 4.2.11, neither the Company nor any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with the Company under Section 414(b), (c), (m) or
       (o) of the Code (an "ERISA AFFILIATE") maintains, sponsors or contributes to, nor has the Company or any ERISA Affiliate maintained, sponsored or been obligated to contribute to, within the last six years, any Company Benefit Plan which is subject to Title IV of ERISA and Section 412 of the Code. A favorable IRS determination letter or opinion letter has been issued for each Company Benefit Plan which is intended to be tax-qualified. Except with respect to any obligation to provide continued life or health insurance benefits following a termination of employment pursuant to the employment agreements set forth on SCHEDULE 4.2.10, neither the Company nor any ERISA Affiliate maintains retiree life or retiree health insurance plans that are "welfare benefit plans" within the meaning of Section 3(1) of ERISA and that provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or at the sole expense of the participant or any participant's beneficiary. Each of the Company and any ERISA Affiliate that maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of
       Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

           (ii) With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate could reasonably be expected to be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law which would have a Material Adverse Effect on the Company or any ERISA Affiliate.

          (iii) Except as set forth on SCHEDULE 4.2.11, neither the Company nor any ERISA Affiliate of the Company has, within the last six years, maintained, contributed to or otherwise had any obligation with respect to any "multiemployer plan" as defined in Section 3(37) of ERISA.

           (iv) Neither the Company nor any Subsidiary of the Company is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Subsidiary of the Company and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Subsidiary of the Company except as disclosed in the Company SEC Documents or on SCHEDULE 4.2.11. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which would materially interfere with the respective business activities of the Company or any of its Subsidiaries. As of the date of this Agreement, to the knowledge of the Company, none of the Company, any of its Subsidiaries, or their respective Representatives, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no charge or complaint against the Company or its Subsidiaries by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of the Company, threatened, except where such unfair labor practice, charge or complaint would not reasonably be expected to have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger.

        4.2.12. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2000, except as disclosed in SCHEDULE 4.2.12 (and except in connection with the negotiation and execution and delivery of this Agreement and the consummation of the Merger), (i) each of the Company and its Subsidiaries has conducted its respective business, in all material respects, only in the ordinary course and in a manner consistent with past practice, and
    (ii) there has not been any event or events (whether or not covered by insurance), individually or in the aggregate, that have had, or would be reasonably expected to have, a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger.

        4.2.13.  NO UNDISCLOSED MATERIAL LIABILITIES.  Except as set forth on
    SCHEDULE 4.2.13 or disclosed in the Company SEC Documents filed prior to the date hereof or in the Unaudited 2000 Financials, since January 3, 2000, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (i) liabilities under this Agreement relating to or in connection with the Merger,(ii) liabilities incurred in the ordinary course of business or (iii) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        4.2.14. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Merrill Lynch & Co. (the "FINANCIAL ADVISOR") to the effect that, as of the date thereof, the Merger Consideration to be received by the holders of Company Common Stock (other than the DK/SW Stockholders) in the Merger is fair from a financial point of view to such holders, and such opinion has not been withdrawn or modified. LVMH and Acquisition Sub acknowledge that such opinion has been rendered for the benefit of the Special Committee (as hereafter defined) and the Board of Directors of the Company and may not be relied upon by LVMH, Acquisition Sub or any of their respective Affiliates or Representatives. True, complete and correct copies of all agreements between the Company or any of its Affiliates (other than the DK/SW Stockholders) or Representatives (other than of the DK/SW Stockholders) and the Financial Advisor relating to the Merger have been provided by the Company to LVMH.

        4.2.15. VOTE REQUIRED. The affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon as required by Section 251 of the DGCL is the only vote or consent of the holders of any class or series of the Company's capital stock necessary (under applicable Law or otherwise) to approve and adopt this Agreement and the Merger (the "COMPANY STOCKHOLDER APPROVAL").

        4.2.16. INTELLECTUAL PROPERTY. Schedule 4.2.16 sets forth a complete list and summary description of all registered and pending Trademarks, copyrights, patents or domain names owned or licensed (as reflected in SCHEDULE 4.2.16) by the Company or one of its Subsidiaries. Except as set forth on SCHEDULE 4.2.16, the Company or one of its Subsidiaries is the owner (except for the

    Intellectual Property licensed under the DKI License Agreement, of which Gabrielle Studio, Inc. is the owner) of all right, title, and interest in and to or, in the case of such licensed Intellectual Property, has valid right to use, all such Intellectual Property, free and clear of all Claims. Except as disclosed in SCHEDULE 4.2.16, the Company owns, is licensed or otherwise has the lawful right to use all patents, common law trademarks, trade names, unregistered copyrights, technology, know-how and processes material to the Company's and its Subsidiaries' businesses as currently conducted, taken as a whole. Except as disclosed on SCHEDULES 4.2.16 and 4.2.19, there are no outstanding, or to the knowledge of the Company threatened, material disputes or disagreements with respect to any licenses of Intellectual Property.

           (i) Except as set forth on SCHEDULE 4.2.16, with respect to those Trademarks included within the Intellectual Property and that are material to the Company's and its Subsidiaries' businesses as currently conducted, (v) all such Trademarks that have been registered with the United States Patent and Trademark Office are currently in substantial compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) and all such Trademarks are valid and enforceable (except to the extent that any such Trademarks are not currently being used by the Company or any of its Subsidiaries or have had gaps in usage in the past, which non-use would not reasonably be expected to have a Material Adverse Effect on the Company); (w) no such Trademark has been or is now involved in any opposition, invalidation, or cancellation proceeding and to the knowledge of the Company no such action is threatened with respect to any of such Trademarks, (x) to the knowledge of the Company, there is no potentially interfering trademark or trademark application of any Person and (y) no such Trademark is infringed by any Person or, to the knowledge of the Company, has been challenged or threatened in any way, and none of such Trademarks used by the Company or its Subsidiaries infringes or is alleged to infringe any Trademark of any Person, except where such non-compliance, failure to be valid and enforceable, proceeding, action, interference, infringement or other event would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed on SCHEDULE 4.2.16, the Company and/or the licensees of its Subsidiaries have the exclusive right to use such Trademarks that are material to the business of the Company and its Subsidiaries as currently conducted in those countries where such Trademarks are registered.

           (ii) Except as disclosed on SCHEDULE 4.2.16, there are no outstanding, or to the knowledge of the Company threatened, material disputes or disagreements (a) that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with respect to any copyrights or right of publicity which would reasonably be expected to have a Material Adverse Effect on the Company, or (2) that any Person is infringing any of the Company's copyrights which would reasonably be expected to have a Material Adverse Effect on the Company.

          (iii) Except as provided under the DKI License Agreement or disclosed on SCHEDULE 4.2.16, the Company has no obligation to compensate any Person for any use of the Intellectual Property. Except as disclosed in
       SCHEDULE 4.2.16, the Company has not granted any material licenses or sublicenses or other material rights of any kind or nature in or to any of the Intellectual Property to any Person and, except for the DKI License Agreement, no Person has granted any material licenses or other material rights of any kind or nature to the Company for any of the Intellectual Property.

        4.2.17.  REAL PROPERTY.

           (i) None of the Company or any of its Subsidiaries owns any real property.

           (ii) SCHEDULE 4.2.17 sets forth a complete list of each lease, sublease or other agreement (collectively, the "REAL PROPERTY LEASES") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property used in the conduct of the businesses of the Company and its Subsidiaries. Except to the extent that it would not have a Material Adverse Effect on the Company, impair the ability of the Company to perform its obligations under this Agreement and/or prevent the consummation of the Merger, each Real Property Lease is valid and binding on the Company or such Subsidiary (and the Company has no knowledge that it is not valid and binding on the other parties thereto) and is in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenants thereunder are current, and no termination event or condition or uncured default on the part of the Company or any of its Subsidiaries exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Claims, except Permitted Encumbrances and those Claims listed on
       SCHEDULE 4.2.17.

        4.2.18. BOARD APPROVAL. The Company's Board of Directors (at a meeting duly called and held) has (i) determined that this Agreement and the Merger are advisable and in the best interests of the Company and the holders of Company Common Stock, (ii) approved the execution, delivery and performance of this Agreement and the DK Agreement by the Company and the consummation of the Merger, (iii) approved the Voting Agreements and (iv) resolved to recommend that the holders of the Company Common Stock approve this Agreement and the Merger. The Company further represents that a special committee of the Board of Directors composed entirely of non-management and non-employee independent and disinterested directors (the "SPECIAL COMMITTEE") has recommended approval of this Agreement, the Merger and the Voting Agreements by the Company's Board of Directors.

        4.2.19.  MATERIAL CONTRACTS.

           (i) As of the date hereof, except as disclosed in the Company SEC Documents or SCHEDULE 4.2.19, neither the Company nor any of its Subsidiaries is a party to, and none of any of its or their properties or assets is bound by, any contract, agreement or understanding (written or oral) that is material to the business, properties or assets of the Company and its Subsidiaries (collectively, the "MATERIAL CONTRACTS"). For the avoidance of doubt, Material Contracts shall be deemed to include: (A) any material contracts or agreements for product design or development; (B) any license agreements (other than off-the-shelf software licenses), including all license agreements for the licensing, as licensor or licensee, of any and all forms of Intellectual Property;
       (C) any distributorship, franchise, boutique or material similar contracts or agreements; (D) any material agreements relating to the manufacture and distribution of products; (E) any material contracts or agreements to sell products to third persons; (F) any contract or agreement that provides for exclusive rights that are material to the Company or that purports to materially limit, curtail, or restrict the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business or with any Person or to solicit any customers or employees; and (G) any other contract, agreement, or understanding (written or oral) requiring aggregate payments greater than $1,000,000 or having a duration in excess of one year and requiring annual payments of at least $250,000.

           (ii) Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or a Subsidiary of the Company, enforceable against the Company or such Subsidiary in accordance with its terms, and is in full force and effect, except to the extent any Material Contract has previously expired in accordance with its terms. Except as set forth on SCHEDULE 4.2.19, there is no Violation under any Material Contract either by the Company, any of its Subsidiaries, or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a Violation thereunder by the Company, any of its Subsidiaries, or, to the Company's knowledge, any other party, except in each case for those Violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth on
       SCHEDULE 4.2.19, no party to any such Material Contract has given notice to the Company or any of its Subsidiaries of or made a claim against the Company or any of its Subsidiaries with respect to any material breach or default thereunder which remains uncured.

          (iii) Except as disclosed in the Company SEC Documents or as set forth on SCHEDULE 4.2.19, there are no transactions or arrangements between the Company or any of its Subsidiaries and (i) any director or officer of the Company or any Subsidiary, or any Affiliate or spouse, ancestor, descendant or sibling of any such director or officer or (ii) any Affiliate of the Company.

        4.2.20. INSURANCE. Each of the Company and its Subsidiaries has insurance policies in full force and effect for such amounts as are customary for Persons conducting businesses and owning assets similar in nature and scope to those of the Company.

        4.2.21.  INTENTIONALLY OMITTED.

        4.2.22. TAKEOVER STATUTES. The Board of Directors of the Company has taken all actions necessary such that neither Section 203 of the DGCL nor any applicable anti-takeover provision in the governing documents of the Company (including ARTICLE SEVENTH of the Company Certificate of Incorporation) (such provisions, "CORPORATE TAKEOVER PROVISIONS") is, or at the Effective Time will be, applicable to the Company, Acquisition Sub, LVMH, the shares of Company Common Stock or the Merger. The Company has not entered into and its Board of Directors has not adopted or authorized the adoption of a shareholder rights or similar agreement.

    4.3. REPRESENTATIONS AND WARRANTIES OF LVMH AND ACQUISITION SUB. LVMH and Acquisition Sub represent and warrant to the Company as follows:

        4.3.1. ORGANIZATION; STANDING AND POWER. Each of LVMH and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not impair the ability of LVMH or Acquisition Sub to consummate the Merger. Immediately prior to the Merger, all of the issued and outstanding capital stock of Acquisition Sub, other than capital stock held by the DK/SW Stockholders, will be owned directly by LVMH free and clear of any Claims, other than Permitted Encumbrances. LVMH and Acquisition Sub have heretofore made available to the Company true, complete and correct copies of their respective certificates of incorporation and bylaws.

        4.3.2.  AUTHORITY; NO VIOLATIONS; CONSENTS AND APPROVALS.

           (i) Each of LVMH and Acquisition Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement and the Voting Agreements and the consummation of the Merger have been respectively duly authorized by all necessary corporate action on the part of LVMH and Acquisition Sub. Each of this Agreement and the Voting Agreements has been duly executed and delivered by each of LVMH and Acquisition Sub and, assuming that each of this

       Agreement and the Voting Agreements constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of LVMH and Acquisition Sub enforceable against them in accordance with its terms and conditions except that the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

           (ii) The execution and delivery of this Agreement and the Voting Agreements and the consummation of the Merger by each of LVMH and Acquisition Sub will not (A) result in any Violation pursuant to any provision of the respective certificates of incorporation or bylaws of LVMH or Acquisition Sub or (B) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this SECTION 4.3.2 are duly and timely obtained or made, result in any Violation of (1) any loan or credit agreement, note, mortgage, deed of trust, indenture, lease, permit or other agreement, obligation, instrument, concession, franchise or license to which LVMH or Acquisition Sub is a party or by which any of their respective assets or properties is bound or affected or (2) any material judgment, decree, unfunded settlement, conciliation agreement, letter of deficiency, award, temporary restraining order, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or Law applicable to LVMH or Acquisition Sub or their respective properties or assets, except in the case of clauses (1) and (2) for any Violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on LVMH or Acquisition Sub, impair the ability of any of LVMH or Acquisition Sub to perform its obligations hereunder, and/or prevent the consummation of the Merger.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Person or Governmental Authority is required by or with respect to either of LVMH or Acquisition Sub in connection with their respective execution and delivery of this Agreement and the Voting Agreements or the consummation by each of LVMH and Acquisition Sub of the Merger, except for: (A) the filing of a pre-merger notification and report form by LVMH under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, and compliance with any foreign competition, antitrust or investment laws; (B) the compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement, the Voting Agreements and the Merger; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (D) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect on LVMH or Acquisition Sub, impair the ability of LVMH or Acquisition Sub to perform its obligations under this Agreement and/or prevent the consummation of the Merger.

        4.3.3. INFORMATION SUPPLIED. None of the information supplied or to be supplied in writing (including electronically) by LVMH or Acquisition Sub specifically for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto, the Schedule 13E-3 will at the respective times filed with the SEC and, in the case of the Proxy Statement, on the date it or any amendment or supplement is first mailed to the holders of Company Common Stock and at the Meeting Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, LVMH and Acquisition Sub make no representation or warranty with respect to the information supplied or to be supplied in writing (including electronically) by the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

        4.3.4. BOARD RECOMMENDATION. As of the date hereof, the respective Boards of Directors of LVMH and Acquisition Sub have determined by unanimous written consent that this Agreement and the Merger, taken together, are fair to and in the respective best interests of LVMH and Acquisition Sub and have approved the execution, delivery and performance of this Agreement and the Voting Agreements by each of LVMH and Acquisition Sub and the consummation of the Merger, which approval by LVMH was also in its capacity as sole stockholder of Acquisition Sub. No vote of the holders of any class of securities of LVMH is necessary to approve this Agreement or the Merger.

        4.3.5. FINANCIAL RESOURCES. As of the date hereof, LVMH has a consolidated net worth, computed in accordance with GAAP, consistently applied, of at least U.S.$400 million. LVMH will have sufficient cash available at the Effective Time to enable it to comply with its obligations under SECTIONS 3.3 and 3.5 and to perform its other obligations hereunder.

        4.3.6 AGREEMENTS WITH DK/SW STOCKHOLDERS. LVMH has provided to the Company true, correct and complete copies or summaries of all legally binding, written or oral agreements, arrangements, understandings and commitments entered into on or prior to the date hereof that provide for the payment of material consideration to, the satisfaction or assumption of material liabilities of, or material obligations to be performed by, any of the DK/SW Stockholders or any of their respective Affiliates, between or among LVMH or any of its Subsidiaries or Affiliates, on the one hand, and any of the DK/SW Stockholders or any of their respective Affiliates, on the other hand, whether or not relating to Gabrielle Studio, Inc., Karma Acquisition, Inc. or the Surviving Corporation.

        4.3.7. NO KNOWLEDGE OF BREACH. Neither LVMH nor Acquisition Sub knows of any facts, events, omissions or circumstances that would result in the failure of any of the Company's representations and warranties to be true and correct in all material respects, which failures, in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. For the purposes of this SECTION 4.3.7, the "knowledge" of LVMH or Acquisition Sub means the actual knowledge of Yves Carcelle and Giuseppe Brusone.

5.  COVENANTS RELATING TO CONDUCT OF BUSINESS.

    5.1. AFFIRMATIVE COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Closing Date or the earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement or to the extent that LVMH shall otherwise consent in writing,
(i) the Company shall, and shall cause each of its Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and (ii) the Company shall, and shall cause each of its Subsidiaries to, use all reasonable efforts to preserve substantially intact its present business organization and goodwill, maintain its material rights and franchises, and retain the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having material business dealings with it.

    5.2. CERTAIN OTHER COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Closing Date or the earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement or to the extent that LVMH shall otherwise consent in writing:

        5.2.1. CAPITALIZATION. The Company shall not, and shall not permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (except that a wholly-owned Subsidiary of the Company may declare and pay a dividend to its parent with regard to its capital stock), or set aside funds therefor;
    (ii) split, combine or reclassify any of its capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or
    (iii) repurchase or otherwise acquire any shares of its or any of its Subsidiaries' capital stock, except as required by the terms of its securities outstanding or any Company Benefit Plan in effect on the date hereof, or set aside funds therefor.

        5.2.2. OPTIONS; SALES OF STOCK. The Company shall not, and shall not permit any of its Subsidiaries to, (i) grant any options, warrants or other rights to purchase shares of capital stock, (ii) amend the terms of or reprice any Option outstanding on the date of this Agreement or
    (iii) except for shares issuable pursuant to the exercise of Options outstanding on the date of this Agreement and except for issuances of capital stock of the Company's Subsidiaries to the Company or to a wholly-owned Subsidiary of the Company, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares.

        5.2.3. CERTIFICATES OF INCORPORATION; BYLAWS. The Company shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend their respective certificates of incorporation or bylaws or other governing documents.

        5.2.4.  EXTRAORDINARY TRANSACTIONS.  Except as set forth on
    SCHEDULE 5.2.4, the Company shall not, and shall not permit any of its Subsidiaries to, (i) merge or consolidate with, or acquire any equity interest in, any Person, or enter into an agreement with respect thereto,
    (ii) acquire or agree to acquire any material assets, except for the purchase of inventory, equipment, supplies and other similar items in the ordinary course of business and except for capital expenditures made in accordance with the capital expenditure budget attached hereto as part of
    SCHEDULE 5.2.4 and in the ordinary course of business consistent with the Company's past practice, (iii) make any loan or advance to, or otherwise make any investment in, any Person exceeding $25,000 per payment and $250,000 in the aggregate, other than loans or advances to, or investments in, a wholly-owned Subsidiary of the Company existing on the date of this Agreement or loans or advances permitted by clause (vii) of SECTION 5.2.7 and other than customary prepayments made, in the ordinary course of business and in accordance with past practice, to manufacturers or suppliers or relating to design, production or advertising materials, not to exceed $100,000 per prepayment and $500,000 outstanding at any time, (iv) create any new Subsidiary or Affiliate (other than wholly-owned Subsidiaries in the ordinary course of business), or (v) grant or agree to grant any allowances, credit memos, discounts, or the like to its customers or agree to accept (in writing or otherwise) any returns of inventory, other than pursuant to commitments existing on the date hereof and any other commitments that terminate or expire on or before December 31, 2001, in each case, as reflected in the 2001 budget for returns and allowances attached hereto as part of SCHEDULE 5.2.4, which budget LVMH acknowledges represents an estimate of existing commitments and that actual amounts may exceed budgeted levels. The Company shall provide to LVMH promptly at the end of each month a status report setting forth the actual amounts of any such allowances, credit memos or discounts made or returns of inventory accepted during such month.

        5.2.5. SALES AND ENCUMBRANCES. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its material assets (including any capital stock or other ownership interest of any Subsidiary of the Company), other than sales of inventory or sales, returns or dispositions of obsolete, surplus or worthless equipment in the ordinary course of business consistent with past practice.

        5.2.6. LIQUIDATION. The Company shall not, and shall not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution.

        5.2.7. COMPENSATION AND BENEFITS. The Company shall not, and shall not permit any of its Subsidiaries to, except as may be required by Law or pursuant to any of the Company Benefit Plans existing on the date of this Agreement or any employment agreements listed on

    SCHEDULE 4.2.10, (i) grant any increases in the compensation (including salary, bonus and other benefits) of any of its directors or officers or any of its employees, whose annual base salary is at least $150,000 or who is a Senior Vice President, a Senior Director or a holder of a more senior office of the Company; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit to any director or officer, whether past or present, or any employee, whether past or present, whose annual base salary is, or at the time such employee was last employed was, at least $150,000;
    (iii) except as set forth on SCHEDULE 5.2.7, enter into any new, or amend any existing, employment or severance agreement, termination agreement, change of control or "golden parachute" agreement with any individual (other than (A) any employment agreement with a new employee providing for annual base salary of less than $150,000 entered into in the ordinary course of business consistent with the Company's past practice or (B) any severance or termination agreement with a former employee whose annual base salary at the time of such termination was $150,000 or less, entered into in the ordinary course of business consistent with the Company's past practice, PROVIDED that payments under such agreements do not exceed $100,000 per employee and $200,000 in the aggregate in any quarter) or hire or otherwise retain any design employee or any other employee with a proposed annual base salary of $150,000 or more; (iv) terminate any design employee or any other employee whose annual base salary is $150,000 or more or who is a Senior Vice President, a Senior Director or a holder of a more senior office of the Company; (v) become obligated under any new Company Benefit Plan, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder; (vi) grant any general increase in compensation (including salary, bonus and other compensation) to employees whose annual base salary is less than $150,000, except for increases occurring in the ordinary course of business consistent with past practice; or (vii) extend any loans or advances to any of its directors, officers, management employees or key employees, except for ordinary course of business advances for business-related expenses and except for bonus advances of not more than $100,000 per person and $750,000 in the aggregate, which such advances shall be consistent in amount, timing and repayment terms with comparable advances made by the Company in 2000.

        5.2.8. INDEBTEDNESS. Except as set forth on SCHEDULE 5.2.8, the Company shall not, and shall not permit any of its Subsidiaries to,
    (i) assume or incur any indebtedness for borrowed money (except for drawdowns and entering into of letters of credit by the Company or any of its Subsidiaries under existing revolving credit facilities made in the ordinary course of business consistent with past practice); (ii) guarantee any such indebtedness (except obligations of wholly owned Subsidiaries of the Company); (iii) issue or sell any debt securities or warrants or rights to acquire any debt securities; (iv) guarantee any debt obligations of any other Person (except obligations of wholly-owned Subsidiaries of the Company); (v) enter into any lease (whether such lease is an operating or capital lease); (vi) create any Claim (other than Permitted Encumbrances) on the property of the Company or any of its Subsidiaries; or (vii) enter into any "keep well" or other agreement or arrangement to maintain the financial condition of any other Person except wholly-owned Subsidiaries of the Company.

        5.2.9. CONTRACTS. Except as set forth on SCHEDULE 5.2.9, the Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into or commit to enter into any license, distributorship, franchise, boutique, manufacturing or distribution agreements, or any real estate leases;
    (ii) enter into or commit to enter into, any contract, agreement or understanding (A) requiring aggregate payments greater than $500,000 or
    (B) having a duration in excess of one year and requiring annual payments greater than $100,000; (iii) modify, rescind, terminate, waive, release or otherwise amend, in each case in any material respect, any of the terms or provisions of any Material Contract; or (iv) renew or extend, or agree to renew or extend, any Material Contract for a period or term greater than one year, other than any such renewal or extension that is automatic and not within the discretion of the Company under the terms of the applicable Material Contract. For the avoidance of doubt, the Company may document any legally binding oral agreement listed on SCHEDULE 4.2.19, so long as such documentation reflects terms and conditions substantially similar to those of such oral agreement as previously disclosed to LVMH.

        5.2.10. TAXES. Except for any Tax election in connection with the change in the Company's fiscal year end from the last Sunday of the year to the last Saturday of the year, the Company shall not, and shall not permit any of its Subsidiaries to, other than as required by the SEC, Law or GAAP applied on a consistent basis, make any Tax election that is inconsistent with a prior Tax election or revoke any Tax election, settle or compromise any Tax liability material to the Company or its Subsidiaries, or make any changes with respect to Tax or accounting methods, policies, procedures and practices.

        5.2.11. TRANSACTIONS. The Company shall not, and shall not permit any of its Subsidiaries to, engage in, permit, agree to or commit to any transaction or act that is reasonably likely to render untrue any of the representations and warranties of the Company contained in this Agreement.

        5.2.12. IMPAIRMENT. The Company shall not, and shall not permit any of its Subsidiaries to, take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in SECTION 7 not being satisfied, or that would materially impair the ability of the Company, LVMH or Acquisition Sub to consummate the Merger in accordance with the terms hereof or materially delay such consummation.

        5.2.13. REVALUE. The Company shall not, and shall not permit any of its Subsidiaries to, revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP applied on a consistent basis.

        5.2.14. LITIGATION. The Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise any pending or threatened suit, action or claim relating to the Merger.

        5.2.15. LIMIT OF COMPETITION. Except as entered into in the ordinary course of business and permitted pursuant to SECTION 5.2.9. the Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that would limit or restrict the Surviving Corporation and its Affiliates (including LVMH) or any successor thereto, from engaging or competing in any line of business or in any geographic area.

    5.3. LVMH CONSENTS. As soon as practicable following the execution hereof, LVMH shall identify to the Company a person or persons responsible for reviewing and communicating the approval or disapproval of any actions for which approval is required pursuant to SECTION 5.2. LVMH shall cause such persons expeditiously to respond to the Company's requests for approval pursuant to SECTION 5.2.

6.  ADDITIONAL AGREEMENTS.

    6.1. ACCESS TO INFORMATION; CONFIDENTIALITY. Between the date hereof and the Closing Date, upon reasonable notice and subject to the restrictions contained in this SECTION 6.1, the Company shall, and shall cause each of its Subsidiaries to, afford reasonable access to the Representatives of LVMH and Acquisition Sub (including their employees, accountants, counsel and other Representatives), during normal business hours, to all its properties, books, contracts, commitments, senior personnel and records, and shall cause each of its Subsidiaries to furnish promptly to LVMH or its Representatives all other information concerning its business, properties and personnel as LVMH may reasonably request, provided no investigation pursuant to this SECTION 6.1 shall affect or modify any representation or warranty given by the Company or the conditions to the obligation of LVMH and Acquisition Sub hereunder; provided, however, that the Company may restrict the foregoing access to the extent that
(x) any Law, or Company Order requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (y) the information is subject to confidentiality obligations to a third party or (z) the information is subject to the attorney-client privilege. Each of LVMH and Acquisition Sub will, and will cause their respective Representatives to, hold any such information obtained pursuant to this SECTION 6.1 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality letter, dated February 7, 2001, between LVMH and the Company (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement shall continue in full force and effect after the date hereof.

    6.2.  ACQUISITION PROPOSAL.

        6.2.1. NO SOLICITATION. Except as provided in SECTION 6.2.2, the Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their employees or other Representatives (including any investment banker, financial advisor, attorney or accountant retained by it or any of its Subsidiaries) to, directly or indirectly, (i) initiate, solicit, encourage (including by way of furnishing information which has not been previously publicly disseminated), negotiate, or take any action to facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any Acquisition Proposal; (ii) have any discussion with or provide any confidential information or data to, or otherwise cooperate in any way with, any Person that is seeking to make, or has made, an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal. The Company agrees that it will, and will cause its Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

        6.2.2. SUPERIOR PROPOSAL. Notwithstanding anything in this Agreement to the contrary, each of the Company, its Board of Directors and the Special Committee shall be permitted (A) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal, (B) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person or
    (C) to approve or recommend an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company or to withdraw, modify or change, in any manner adverse to LVMH, its approval or recommendation of this Agreement and the Merger, or to resolve to do any of the foregoing, but if and only to the extent that, in any such case referred to in clause (B) or (C), (i) the Company Stockholders' Meeting shall not have occurred,
    (ii) it has received an unsolicited bona fide written Acquisition Proposal from a Person and the Company's Board of Directors or the Special Committee concludes in good faith that such Acquisition Proposal, in the case of clause (B), is reasonably likely to result in a Superior Proposal (as defined below) or, in the case of clause (C), constitutes a Superior Proposal, (iii) the Company's Board of Directors or the Special Committee, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person in connection with an Acquisition Proposal by any such Person, the Company's Board of Directors or the Special Committee receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel. The Company shall notify LVMH and Acquisition Sub promptly of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. The Company agrees that it will promptly keep LVMH informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. The Company agrees that it will use reasonable best efforts to promptly inform its Representatives of the obligations undertaken in this SECTION 6.2. Nothing in this SECTION 6.2 shall affect the obligation of the Company to hold the Company Stockholders' Meeting to obtain the Company Stockholder Approval in accordance with SECTION 6.11.4. The Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger. "SUPERIOR PROPOSAL" means a bona fide unsolicited written Acquisition Proposal made by a Person other than LVMH for at least a majority of the outstanding shares of Company Common Stock on terms which the Board of Directors of the Company or the Special Committee in good faith concludes by majority vote (following receipt of the advice of its financial advisors and outside legal counsel), taking into account, among other things, all terms and conditions of the proposal (including break-up fees, expense reimbursement provisions and conditions to consummation) and all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is more favorable and provide greater value to the stockholders of the Company (in their capacities as stockholders), from a financial point of view, than the Merger and (y) is reasonably likely to be completed.

    6.3. FEES AND EXPENSES. Except as otherwise provided in SECTION 8.2 and except with respect to claims for damages incurred as a result of a material breach of this Agreement, all costs and expenses incurred in connection with this Agreement, the Voting Agreements and the Merger shall be paid by the party incurring such cost or expense.

    6.4.  BROKERS OR FINDERS.

        6.4.1 THE COMPANY. The Company represents, as to itself, its Subsidiaries and its Affiliates (other than the DK/SW Stockholders), that no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with the Merger, except the Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firm.

        6.4.2 LVMH AND ACQUISITION SUB. Each of LVMH and Acquisition Sub represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other Person engaged by any of them is or will be entitled to receive from the Company any broker's or finders fee or any other commission or similar fee in connection with the Merger.

    6.5.  INDEMNIFICATION AND INSURANCE.

        6.5.1. INDEMNIFICATION. The Surviving Corporation shall, and LVMH shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past, present and future directors, officers and employees of the Company and its Subsidiaries (in all of their capacities) (x) at least to the same extent such persons are indemnified or have the right to advancement of expenses or to conduct the defense of any claims as of the date hereof by the Company and its Subsidiaries pursuant to their respective certificates of incorporation, bylaws (or comparable organizational documents) and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries, and (y) without limitation to clause (x), to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement, the Voting Agreements, the Merger or the consummation of any transactions between or among any of the DK/SW Stockholders or any of their respective Affiliates, on the one hand, and LVMH or any of its

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    Subsidiaries or Affiliates, on the other hand), and (ii) to the extent permitted by Law, include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws after the Effective Time provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Company Certificate of Incorporation and bylaws.

        6.5.2. INSURANCE. For six years after the Effective Time, the Surviving Corporation shall, and LVMH shall cause the Surviving Corporation to, maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that the Surviving Corporation may substitute therefor policies containing terms with respect to coverage and amount no less favorable to such directors or officers; PROVIDED, FURTHER, that in no event shall the Surviving Corporation be required to pay aggregate annual premiums for insurance under this
    SECTION 6.5.2 in excess of 200% of the aggregate premiums paid by the Company in fiscal 2000 for such purpose; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. LVMH agrees, and will cause the Surviving Corporation, not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this SECTION 6.5.2.

        6.5.3. ENFORCEABILITY. The provisions of this SECTION 6.5 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her Representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individuals may have by contract or otherwise. The obligations of the Surviving Corporation under this SECTION 6.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitees to whom this SECTION 6.5 applies without the consent of such affected indemnitee.

        6.5.4. SUCCESSORS. In the event that after the Effective Time the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that any successor or assign of the Surviving Corporation shall assume the obligations set forth in this SECTION 6.5.

    6.6.  REASONABLE BEST EFFORTS; COOPERATION.

        6.6.1. REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including
    (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings with, and the taking of all steps as may be necessary to obtain a necessary approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (including, without limitation, the consents listed on SCHEDULE 6.6.1(II)), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Voting Agreements or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Each party hereto agrees to furnish the others with such necessary information and reasonable assistance as such other parties and their respective Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authorities, including any filings necessary under the provisions of the HSR Act.

        6.6.2. HSR. Each party hereto shall file or cause to be filed with the FTC and the Antitrust Division any notification required to be filed by their respective "ultimate parent entities" under the HSR Act and the rules and regulations promulgated thereunder with respect to the Merger. Such parties will use all reasonable efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates (in the case of the Company, other than the DK/SW Stockholders) and their respective Representatives (in the case of the Company, other than the DK/SW Stockholders), on the one hand, and the FTC, the Antitrust Division or any other Governmental Authority or members or their respective staffs, on the other hand, with respect to this Agreement, the Voting Agreements and the Merger, other than confidential financial information filed therewith.

        6.6.3. DEFENSE OF LITIGATION. In furtherance and not in limitation of any of the covenants of the parties contained in this SECTION 6.6, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as hereafter defined) or if any Law, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Authority which would make the Merger illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger, each of the Company and LVMH shall cooperate in all respects with each other and use its reasonable best efforts, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger. Notwithstanding the foregoing or any other provisions of this Agreement, in no event shall LVMH, Acquisition Sub or the Company or any of their respective Affiliates be required to divest itself of any assets, conduct its business in a specified manner, amend any license agreement to which it is a party or take any other action that would render untrue any of the representations and warranties of such party contained in this Agreement or otherwise have a Material Adverse Effect on such party in connection therewith. Further, notwithstanding the foregoing or any other provision of this Agreement, nothing in this
    SECTION 6.6 shall limit a party's right to terminate this Agreement pursuant to SECTION 8.1.2 or 8.1.3 so long as such party has up to then complied with its obligations under this SECTION 6.6. For purposes of this Agreement, "REGULATORY LAW" means the Sherman Anti-Trust Act, as amended, the EC Merger Regulation, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws, orders, decrees, administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate (i) mergers, acquisitions or other business combinations or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

        6.6.4. STATE TAKEOVER STATUTES. Without limiting the foregoing, the Company and its Board of Directors shall (i) take all actions necessary or otherwise reasonably requested by LVMH to exempt the Merger and the Voting Agreements from the provisions of any applicable Takeover Statutes or Corporate Takeover Provisions and (ii) if any Takeover Statute or similar statute or regulation or Corporate Takeover Provision becomes applicable to the Merger or this Agreement, take all action reasonably necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated herein and otherwise to minimize the effect of such Takeover Statute or other statute or regulation or Corporate Takeover Provision on the Merger.

    6.7. PUBLICITY. The parties will consult with each other upon any press release or public announcement pertaining to the Merger and shall not issue any such press release or make any such public announcement prior to such consultation, except as may be required by applicable Law (or stock exchange rules), in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

    6.8.  INTENTIONALLY OMITTED.

    6.9. NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt written notice to the others of (i) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at any time from the date hereof until the Closing Date and
(ii) the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder.

    6.10. TRUSTEES. The Company will use its reasonable best efforts to obtain from each officer or director of the Company or any of its Subsidiaries who is serving as a trustee of any Company Benefit Plan a duly executed resignation letter resigning from such position effective as of the Effective Time.

    6.11. PREPARATION AND FILING OF PROXY STATEMENT AND SCHEDULE 13E-3; STOCKHOLDERS' MEETING.

        6.11.1. PROXY STATEMENT. As promptly as practicable following the date of this Agreement, and in any event within 45 days, the Company shall prepare, in consultation with LVMH, and file with the SEC the Proxy Statement. The Company shall, as promptly as practicable after receipt thereof, provide true, complete and correct copies of any written comments received from the SEC with respect to the Proxy Statement to LVMH and shall advise LVMH of any oral comments with respect to the Proxy Statement received from the SEC. The Company shall provide LVMH with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and shall provide LVMH with a copy of all such filings made with the SEC.

        6.11.2. SCHEDULE 13E-3. As promptly as practicable following the date of this Agreement, LVMH, Acquisition Sub and the Company shall file with the SEC, and shall use all reasonable best efforts to cause any of their respective Affiliates engaging in this transaction to file with the SEC, the
    Schedule 13E-3 with respect to the Merger.

        6.11.3. PROVISION OF INFORMATION; COOPERATION. Each of the parties hereto agrees to use all reasonable best efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement and the
    Schedule 13E-3. The Schedule 13E-3 shall be filed with the SEC concurrently with the filing of the Proxy Statement. Each party hereto agrees promptly to supplement, update and correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 if and to the extent that such information is or shall have become incomplete, false or misleading.

        6.11.4. STOCKHOLDERS' MEETING. The Company shall, as promptly as practicable following the date of this Agreement and the completion of any SEC review of the Proxy Statement, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS' MEETING") for the purpose of considering and voting upon the approval of this Agreement and the Merger. Subject to the fiduciary duties of the Board of Directors of the Company, as described in the following proviso, the Proxy Statement shall include the recommendation of the Board of Directors of the Company to the stockholders of the Company in favor of approval of the Merger and this Agreement; PROVIDED, HOWEVER, that the Board of Directors of the Company may, at any time prior to the date of the Company Stockholders' Meeting, withdraw, modify or change any such recommendation in accordance with SECTION 6.2; PROVIDED, FURTHER, however, that such withdrawal, modification or change shall not affect the Company's obligation to hold the Company Stockholders' Meeting for the purpose of seeking the Company Stockholder Approval.

    6.12.  INTENTIONALLY OMITTED.

    6.13. EMPLOYMENT MATTERS. For not less than one year following the Effective Time, the Surviving Corporation shall, and LVMH shall cause the Surviving Corporation to, maintain compensation and employee benefits plans and arrangements and perquisites for employees and former employees of the Company and its Subsidiaries that, in the aggregate, are reasonably comparable to those provided pursuant to their compensation and employee benefit plans and arrangements and perquisites in effect as of the date hereof (other than the Donna Karan International Inc. Wealth Accumulation Plan and the Equity Incentive Plans). In addition, the Surviving Corporation shall, and LVMH shall cause the Surviving Corporation to, comply with the terms of any employment agreement (including, without limitation, with respect to any payments due upon termination of any such agreement), severance agreement, termination agreement, change of control agreement or "golden parachute" agreement to which the Company or any of its Subsidiaries is a party on the date hereof.

    6.14.  COVENANTS OF LVMH.

        6.14.1. LVMH shall cause Gabrielle Studio, Inc. to exercise its rights and perform its obligations under the DKI License Agreement in good faith and in accordance with its judgment, which shall be exercised in a commercially reasonable manner.

        6.14.2. LVMH shall cause Gabrielle Studio, Inc. to comply with its confidentiality obligations under any license agreement to which the Company or any Subsidiary is a party.

        6.14.3. Each of LVMH and Acquisition Sub agrees that it will, at the Company Stockholders' Meeting, vote (or cause to be voted) any shares of Company Common Stock then owned beneficially or of record by it (i) in favor of this Agreement and the Merger and (ii) against any matters submitted to the stockholders of the Company inconsistent with the Merger.

    6.15. OBLIGATIONS OF LVMH AND ACQUISITION SUB. LVMH Mot Hennessy Louis Vuitton S.A. ("LVMH S.A.") shall cause each of LVMH, Acquisition Sub and the Surviving Corporation to comply with all of its respective obligations under this Agreement (including indemnification obligations set forth in SECTION 6.5).

7.  CONDITIONS PRECEDENT.

    7.1. CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligation of the Company to consummate the Merger is subject to the fulfillment of all of the following conditions on or prior to the Closing Date (unless satisfaction of any such condition is expressly waived in writing by the Company, or unless the Company causes such condition not to be satisfied).

        7.1.1. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of LVMH and Acquisition Sub contained in this Agreement that is qualified by a reference to materiality or Material Adverse Effect shall be true and correct in all respects when made and on and as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties that are so qualified and relate to a particular date, which representations and warranties shall be true and correct in all respects as of such date), and each of the representations and warranties of LVMH and Acquisition Sub contained in this Agreement that is not so qualified shall be true and correct in all material respects when made and on and as of the Closing Date as if made on and as of the Closing Date (except for those representations and

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
    warranties that are not so qualified and relate to a particular date, which representations and warranties shall be true and correct in all material respects as of such date) and the Company shall have received a certificate of a senior executive officer of each of LVMH and Acquisition Sub to such effect.

        7.1.2. COVENANTS. Each of LVMH and Acquisition Sub shall have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of a senior executive officer of each of LVMH and Acquisition Sub to such effect.

    7.2. CONDITIONS TO LVMH'S AND ACQUISITION SUB'S OBLIGATIONS. The obligation of LVMH and Acquisition Sub to consummate the Merger is subject to the fulfillment of all of the following conditions on or prior to the Closing Date (unless satisfaction of any such condition is expressly waived in writing by LVMH, or unless LVMH or Acquisition Sub causes such condition not to be satisfied).

        7.2.1. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct when made and on and as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties that relate to a particular date, which representations and warranties shall be true and correct as of such date), provided that this SECTION 7.2.1 shall be deemed satisfied so long as all failures of such representations and warranties to be true and correct (disregarding all such qualifications as aforesaid), taken together, would not reasonably be expected to have a Material Adverse Effect on the Company and LVMH shall have received a certificate of a senior executive officer of the Company to such effect.

        7.2.2. COVENANTS. The Company shall have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, provided that this SECTION 7.2.2shall be deemed satisfied so long as all failures by the Company to perform or comply with such agreements and covenants, taken together, would not reasonably be expected to (i) have a Material Adverse Effect on the Company or (ii) materially impair or delay the ability of the Company, LVMH or Acquisition Sub to consummate the Merger in accordance with the terms hereof, and LVMH shall have received a certificate of a senior executive officer of the Company to such effect.

    7.3. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

        7.3.1. APPROVAL. The Company Stockholder Approval shall have been obtained.

        7.3.2. WAITING PERIOD. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any applicable foreign competition, antitrust or investment laws shall have been terminated or shall have expired.

        7.3.3. NO INJUNCTION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Merger shall be in effect.

        7.3.4. NO LAW. No Law shall have been enacted, promulgated or otherwise issued by any Governmental Authority that prohibits the consummation of the Merger.

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
8.  TERMINATION AND AMENDMENT.

    8.1. TERMINATION. Subject to SECTION 8.5, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company:

        8.1.1.  By mutual written consent of the Company and LVMH;

        8.1.2. By either the Company or LVMH, if the Effective Time shall not have occurred on or before December 31, 2001 (the "TERMINATION DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this
    SECTION 8.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, or primarily contributed to, the failure of the Effective Time to occur on or before the Termination Date;

        8.1.3. By either the Company or LVMH, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with SECTION 6.6) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

        8.1.4. By LVMH or the Company, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken;

        8.1.5. By LVMH, if (i) the Board of Directors of the Company (whether or not under circumstances permitted by this Agreement) shall have failed to make the recommendation contemplated by SECTION 4.2.18 and SECTION 6.11.4 or shall have withdrawn or modified, in any manner which is adverse to LVMH, its recommendation or approval of the Merger or this Agreement or shall have resolved to do so or (ii) the Board of Directors of the Company shall have approved or recommended to the stockholders of the Company any Acquisition Proposal (other than the Merger) or shall have resolved to do so; PROVIDED THAT LVMH may condition the effectiveness of such termination pursuant to this SECTION 8.1.5 upon receipt by LVMH or its designee of the amounts that are payable to LVMH or its designee under SECTION 8.2;

        8.1.6. By LVMH, if there has been any inaccuracy in or breach of any of the Company's representations or warranties, or the Company shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, in each case such that the conditions set forth in SECTION 7.2 are not capable of being satisfied on or before the Termination Date; provided, however, that before LVMH may terminate this Agreement under this SECTION 8.1.6, it shall deliver written notice to the Company specifying such breach in reasonable detail and shall give the Company a period of thirty (30) days following receipt of such notice in which to cure such breach, regardless of whether such 30-day period extends beyond the Termination Date; and

        8.1.7. By the Company, if there has been any inaccuracy in or breach of any of LVMH's or Acquisition Sub's representations or warranties, or LVMH or Acquisition Sub shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, in each case such that the conditions set forth in SECTION 7.1 are not capable of being satisfied on or before the Termination Date; provided, however, that before the Company may terminate this Agreement under this SECTION 8.1.7, it shall deliver written notice to LVMH specifying such breach in reasonable detail and shall give LVMH a period of thirty (30) days following receipt of such notice in which to cure such breach, regardless of whether such 30-day period extends beyond the Termination Date.

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
    8.2.  EFFECT OF TERMINATION.

        8.2.1. In the event of termination of this Agreement by either the Company or LVMH as provided in SECTION 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of LVMH, Acquisition Sub or the Company or their respective Affiliates, officers, directors, or stockholders or other Representatives, except
    (a) SECTION 6.1 (with respect to the confidentiality obligations of LVMH and Acquisition Sub thereunder), SECTION 6.3, SECTION 8.2 and SECTION 9 shall survive such termination, and (b) no such termination shall relieve any party from liability for a breach of any term or provision hereof.

        8.2.2.  If (i) LVMH shall terminate this Agreement pursuant to
    SECTION 8.1.2, (without the Company Stockholders' Meeting having occurred);
    (ii) LVMH shall terminate this Agreement pursuant to SECTION 8.1.5;
    (iii) this Agreement shall be terminated pursuant to SECTION 8.1.4 and, prior to the Meeting Date, an Acquisition Proposal shall have been publicly disclosed or announced; or (iv) this Agreement shall be terminated pursuant to SECTION 8.1.4 and, within twelve months of the date of such termination, the Company shall have entered into, or shall have resolved to enter into, a definitive agreement with respect to any Acquisition Proposal, then the Company shall promptly, but in no event later than five days after the date of such termination (or, in the case of clause (iv), five days after the date the Company enters into, or resolves to enter into, such definitive agreement), pay LVMH an amount equal to $5,000,000; PROVIDED, however, that, notwithstanding the foregoing, such amount shall not be payable if: (A) the reason for the termination pursuant to SECTION 8.1.2 is not attributable to the breach of this Agreement by the Company; or (B) in the case of termination pursuant to SECTION 8.1.4 OR 8.1.5, LVMH or Acquisition Sub is then in material breach of this Agreement, or (C) in the case of termination pursuant to SECTION 8.1.4, any of the DK/SW Stockholders shall have failed to vote in favor of the Merger as required by the DK Agreement and as a result of such failure the Company Stockholder Approval shall not be obtained.

        8.2.3.  If LVMH shall terminate this Agreement pursuant to
    SECTION 8.1.4 or SECTION 8.1.6, the Company shall promptly pay, or reimburse LVMH for, the amount of all out-of-pocket costs, fees and expenses reasonably incurred by LVMH or Acquisition Sub or on their behalf arising out of, in connection with, or related to this Agreement, the Voting Agreements and the Merger (including HSR Act and other filing fees, fees and expenses of printers, accountants, financial advisors, attorneys, consultants and appraisers), as well as commitment and other fees, charges and expenses of any such Person; PROVIDED, that, the Company's aggregate payments and reimbursements pursuant to this SECTION 8.2.3 shall in no event exceed $2,500,000; PROVIDED, however, that, notwithstanding the foregoing, such amounts shall not be payable if the reason for the termination pursuant to SECTION 8.1.4 OR 8.1.6 is primarily attributable to a material breach of this Agreement by LVMH or Acquisition Sub or, in the case of termination pursuant to SECTION 8.1.4, any of the DK/SW Stockholders shall have failed to vote in favor of the Merger as required by the DK Agreement and as a result of such failure the Company Stockholder Approval shall not be obtained.

        8.2.4.  The parties acknowledge that the agreements contained in this
    SECTION 8.2 are an integral part of this Agreement and that, without these agreements, none of the parties would enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this SECTION 8.2, and, in order to obtain such payment, LVMH commences a suit which results in a judgment against the Company for the fee set forth in this SECTION 8.2, the Company shall pay to LVMH its reasonable and documented costs and expenses (including reasonable and documented attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus 1%, notwithstanding the provisions of SECTION 6.3. The parties agree that any remedy or amount payable pursuant to this SECTION 8.2 shall be an exclusive remedy, except for fraud, any willful breach of any representation, warranty, covenant or agreement contained in this Agreement or any action seeking specific performance.

    8.3. AMENDMENT. Subject to SECTION 8.5, this Agreement may be amended, modified or supplemented, before or after the Company Stockholder Approval, only by written agreement of LVMH, Acquisition Sub and the Company authorized by their respective Boards of Directors at any time prior to the Effective Time with respect to any of the terms contained herein; PROVIDED, HOWEVER, that, after the Company Stockholder Approval, no term or condition contained in this Agreement shall be amended or modified in any manner that by Law requires further approval by the stockholders of the Company without so obtaining such further stockholder approval.

    8.4. EXTENSION; WAIVER. Subject to SECTION 8.5, at any time prior to the Effective Time, any party hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, with respect to any party that is not an Affiliate of such first party (i) extend the time for the performance of any of the obligations or other acts of any of the other non-Affiliate parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

    8.5. SPECIAL COMMITTEE. No (i) termination of this Agreement by the Company under SECTION 8.1 may be effected, (ii) amendment of this Agreement under SECTION 8.3 may be made or (iii) extension or waiver by the Company under
SECTION 8.4 may be granted, in each case, without the prior approval of the Special Committee.

9.  MISCELLANEOUS

    9.1. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection herewith shall be given in writing and directed to the parties hereto as follows:

    If to the Company:                          Donna Karan International Inc.
                                                550 Seventh Avenue
                                                New York, New York 10018, USA
                                                Attention: John D. Idol, Chief Executive Officer,
                                                and Lynn E. Usdan, General Counsel
                                                Fax: (212) 789-1692

    and with a copy to:                         Proskauer Rose LLP
                                                1585 Broadway
                                                New York, New York 10036, USA
                                                Attention: Arnold S. Jacobs, Esq.
                                                Fax: (212) 969-2900

    and with a copy to:                         The Special Committee of the Board of Directors of
                                                Donna Karan International Inc.
                                                c/o Donna Karan International Inc.
                                                550 Seventh Avenue--9th Floor
                                                New York, New York 10018, USA
                                                Attention: M. William Benedetto, Chairperson
                                                Fax: (212) 789-1692

    and with a copy to:                         Mayer Brown & Platt
                                                1675 Broadway
                                                New York, New York 10019-5820, USA
                                                Attention: Philip Allen Lacovara, Esq
                                                Fax: (212) 262-1910

    If to LVMH or Acquisition Sub:              LVMH Moet Hennessy Louis Vuitton Inc.
                                                19 East 57th Street, Fifth Floor
                                                New York, New York 10022, USA
                                                Attention: General Counsel
                                                Fax: (212) 340-7620

    and with a copy to:                         LVMH Moet Hennessy Louis Vuitton
                                                30, avenue Hoche
                                                Paris, FRANCE
                                                Attention: Yves Carcelle, President, Fashion Group
                                                Fax: 011-33-1-44-13-24-68

    and with a copy to:                         Barack Ferrazzano Kirschbaum
                                                Perlman & Nagelberg
                                                333 West Wacker Drive, 27th Floor
                                                Chicago, Illinois 60606, USA
                                                Attention: Peter J. Barack, Esq.
                                                Fax: (312) 984-3150

    and with a copy to:                         Davis Polk & Wardwell
                                                450 Lexington Avenue
                                                New York, New York 10017, USA
                                                Attention: Paul R. Kingsley, Esq.
                                                Fax: (212) 450-5591

Notices shall be deemed properly delivered and received (i) if personally delivered, upon receipt or refusal to accept delivery, (ii) if sent via facsimile, upon mechanical confirmation of successful transmission thereof generated by the sending telecopy machine, (iii) if sent by a commercial overnight courier for delivery on the next business day, on the first business day after deposit with such courier service, or (iv) if sent by registered or certified mail (postage prepaid, return receipt requested), five days after deposit thereof in the U.S. mail. Any party may change its address for delivery of notices by properly notifying the others pursuant to this SECTION 9.1.

    9.2. NONSURVIVAL OF COVENANTS AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements contained in SECTION 3, SECTION 6.5,
SECTION 6.13 and SECTION 6.15 and any other covenant or agreement that contemplates performance after the Effective Time.

    9.3. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, the Confidentiality Agreement, any other documents and instruments referred to herein and the Exhibits and Schedules hereto, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement and the Exhibits and Schedules hereto shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
SECTION 6.5 and SECTION 6.13, which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons.

    9.4. ASSIGNMENT Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Acquisition Sub may assign, in its sole discretion, all of its rights, interests and obligations hereunder to any newly-formed direct wholly-owned Subsidiary of LVMH or Acquisition Sub. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    9.5. DIRECTOR, OFFICER AND STOCKHOLDER LIABILITY. The directors, officers and stockholders of LVMH and its Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that the Company may assert). The directors, officers, and stockholders of the Company and its Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that LVMH or Acquisition Sub may assert).

    9.6. SPECIFIC PERFORMANCE. The parties recognize that in the event the Company should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. LVMH and Acquisition Sub shall therefore be entitled, in addition to any other remedies which may be available, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the Company hereby waives the defense that there is an adequate remedy at law.

    9.7. EFFECTIVENESS. This Agreement shall not become effective until such time as this Agreement (or counterparts hereof) has been executed and delivered by each of the parties hereto.

    9.8. LEGAL HOLIDAY. If any date herein set forth for the performance of any obligations or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any city, state or federal holiday for which financial institutions or post offices are generally closed in New York City or the State of New York for observance thereof.

    9.9. CONSTRUCTION. Whenever used in this Agreement, the singular shall include the plural and vice versa (where applicable), the use of the masculine, feminine or neuter gender shall include the other genders (unless the context otherwise requires), the words "hereof," "herein," "hereto," "hereby," "hereunder" and other words of similar import refer to this Agreement as a whole (including all schedules and exhibits), and the words "include", "includes" and "including" shall mean "include, without limitation", "includes, without limitation" and "including, without limitation", respectively. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that LVMH, Acquisition Sub and the Company have all contributed substantially and materially to the preparation of this Agreement. The headings of various Sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

    9.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflict of laws rules.

    9.11. REMEDIES CUMULATIVE. Except as otherwise provided herein, all remedies of any party hereunder are cumulative and not alternative, and are in addition to any other remedies available at law, in equity or otherwise.

    9.12. COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement.

    9.13. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.

    9.14. SUBMISSION TO JURISDICTION; WAIVERS. Each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement, or for recognition and enforcement of any judgment in respect hereof, brought by any other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise),
(c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and
(d) any right to a trial by jury.

    9.15. DEFINITION OF KNOWLEDGE. As used herein, the word "knowledge" shall, with respect to the Company, mean the actual knowledge of those people listed on
SCHEDULE 9.15.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                         PARENT:

                                               LVMH MOET HENNESSY LOUIS VUITTON INC.

                                               By:        /s/ BRUCE G. INGRAM
                                                            --------------------------------------
                                               Name:      Bruce G. Ingram
                                               Title:     Senior Vice President

                                         ACQUISITION SUB:

                                               DKI ACQUISITION, INC.

                                               By:        /s/ BRUCE G. INGRAM
                                                            --------------------------------------
                                               Name:      Bruce G. Ingram
                                               Title:     President

                                         THE COMPANY:

                                               DONNA KARAN INTERNATIONAL INC.

                                               By:        /s/ JOHN D. IDOL
                                                            --------------------------------------
                                               Name:      John D. Idol
                                               Title:     Chief Executive Officer

LVMH S.A. hereby accepts and agrees to Sections 6.15 and 9.14 of this Agreement and acknowledges that the Company (and, if any breach of Section 6.15 relates to Section 6.5 or Section 6.13 of this Agreement, any Person who may enforce
Section 6.5 or Section 6.13, as the case may be, pursuant to Section 9.3 of this Agreement) may proceed directly against LVMH S.A. in the event of any breach of
Section 6.15.

                                               LVMH MOET HENNESSY LOUIS VUITTON S.A.

                                               By:        /s/ YVES CARCELLE
                                                            --------------------------------------
                                               Name:      Yves Carcelle
                                               Title:     President

                                                                      APPENDIX B

                         [Letterhead of Merrill Lynch]

                                                                   April 2, 2001

Special Committee of the Board of Directors
Donna Karan International, Inc.
c/o William Benedetto
Benedetto Gartland & Company
1330 Avenue of the Americas
New York, NY 10019

Board of Directors
Donna Karan International, Inc.
550 Seventh Avenue
New York, NY 10018

Members of the Special Committee and
Members of the Board of Directors:

    Donna Karan International Inc. (the "Company"), LVMH Moet Hennessy Louis Vuitton Inc. (the "Acquiror") and Karma Acquisition, Inc., a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), have entered into an Agreement and Plan of Merger, dated March 31, 2001 (the "Agreement"), pursuant to which the Acquisition Sub will be merged with the Company in a merger (the "Merger") in which each outstanding share of the Company's common stock, par value $0.01 per share (the "Company Shares"), other than any Company Shares owned by the Acquiror or the Company or any of their respective subsidiaries, all of which will be canceled, or as to which appraisal rights have been perfected, and other than certain Company Shares held by the DK/SW Stockholders (as defined in the Agreement), who will exchange such Company Shares pursuant to the DK Agreement (as defined in the Agreement) for shares of the surviving corporation in the Merger (the "Exchange Shares"), would be converted into the right to receive $10.75 per share in cash (the "Consideration").

    You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares (other than the Acquiror and its subsidiaries and the DK/SW Stockholders as to the Exchange Shares) pursuant to the Merger is fair from a financial point of view to such holders.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

    (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

    (3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

    (4) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed relevant;

    (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

    (7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

    (8) Reviewed the Agreement; and

    (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company.

    Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

    We are acting as financial advisor to the Special Committee in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financing services to the Company, including serving as co-manager for the Company's initial public offering in 1996, and provided financial advisory services to the Acquiror, and have received fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Special Committee of the Board of Directors and the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

    On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares (other than the Acquiror and its subsidiaries and the DK/SW Stockholders as to the Exchange Shares) pursuant to the Merger is fair from a financial point of view to such holders.

                                               Very truly yours,

                                               MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                            INCORPORATED

                                                                      APPENDIX C

                          SECTION 262 OF THE DELAWARE
                            GENERAL CORPORATION LAW

    APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
    Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           (d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders' shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceeding as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) the Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or together distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however; that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (last amended by Ch. 339, L. '98. Eff. 7-1-98.)

                                                                      APPENDIX D

                                   AGREEMENT
                         DATED AS OF DECEMBER 15, 2000
                                  BY AND AMONG
                                  DONNA KARAN,
                                 STEPHAN WEISS,
                  TRUST FBO LISA WEISS KEYES, COREY WEISS AND
                          GABRIELLE KARAN U/A/D 2/2/96
                                      AND
                     LVMH MOET HENNESSY LOUIS VUITTON INC.

                                   AGREEMENT

    THIS AGREEMENT ("AGREEMENT"), made this December 15, 2000, by and among LVMH Moet Hennessy Louis Vuitton Inc., a Delaware corporation ("PURCHASER"), and each of Donna Karan ("KARAN"), Stephan Weiss ("WEISS"), and Trust FBO Lisa Weiss Keyes, Corey Weiss and Gabrielle Karan U/A/D 2/2/96 (the "TRUST") (Karan, Weiss and the Trust, each a "STOCKHOLDER" and, collectively, the "STOCKHOLDERS"),

                                WITNESSETH: THAT

    WHEREAS, the Stockholders are currently the holders of all of the equity interests in Gabrielle Studio, Inc., a New York corporation (the "COMPANY"), a corporation qualified as an "S" corporation under Section 1361 of the Code (as defined herein), and

    WHEREAS, the Company is currently the owner of certain registered and common law Trademarks (as defined herein) as and to the extent set forth on SCHEDULE 1 attached hereto (collectively, the "DONNA KARAN MARKS"), and

    WHEREAS, the Company is currently the licensee of certain personal information (including the name, part of name, initials, likeness and signature of Karan)(collectively, the "DONNA KARAN NAME") pursuant to that certain Irrevocable Consent Agreement dated June 3, 1996 between Karan and the Company, as amended (the "CONSENT AGREEMENT"), and

    WHEREAS, the Company is currently the licensor of the Donna Karan Marks and the sublicensor of the Donna Karan Name to Donna Karan Studio, a New York general partnership ("DKS") and a subsidiary of Donna Karan International Inc., a Delaware corporation ("DKI"), pursuant to that certain Agreement dated as of June 3, 1996 between the Company and DKS (as amended, the "DK LICENSE AGREEMENT"), and

    WHEREAS, the Stockholders desire to sell to Purchaser all of the equity interests in the Company, and Purchaser desires to acquire all of such equity interests, all on the terms and subject to the conditions set forth herein,

    NOW, THEREFORE, in consideration of the foregoing premises (which constitute an integral part of this Agreement) and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

    "ACTION" shall mean any claim, action, suit (including those at law or in equity), arbitration, inquiry, proceeding, litigation or investigation by or before any Governmental Authority or any arbitral body or other dispute resolution proceeding.

    "ACQUISITION PROPOSAL" shall mean any agreement or offer (other than the transactions among the Stockholders and Purchaser contemplated hereunder and other than any Permitted Transfer in accordance with SECTION 4.1.3(I)) involving the Company or any of the Stockholders for: (i) any merger, consolidation, share exchange, recapitalization, reorganization, business combination, or other similar transaction involving the Company; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of the Company in a single transaction or series of transactions; or
(iii) any sale, transfer, encumbrance, or issuance of all or any of the shares of capital stock of the Company in a single transaction or series of transactions. For the purposes of SECTION 8.3.3, all references in the preceding sentence to "Company" shall be deemed to be "DKI".

    "AFFILIATE" of any person or entity shall mean any other person or entity
(i) which controls such first person or entity or a Related Party to such first person or entity, (ii) which such first person or entity or a Related Party to such first person or entity controls, (iii) which is under common control with such first person or entity or with a Related Party to such first person or entity, or (iv) which is a Related Party to such first person or entity. For the purposes of this Agreement, neither DKI nor any of its subsidiaries shall be deemed to be Affiliates of the Company, Karan or Weiss and none of the Stockholders shall be deemed to be an Affiliate of Purchaser.

    "AGREEMENT" shall mean this Agreement as the same may be amended or modified in writing in accordance with the terms hereof.

    "BUSINESS" shall mean (i) owning the Donna Karan Marks, (ii) licensing the Donna Karan Name pursuant to the Consent Agreement, (iii) licensing the Donna Karan Marks and sublicensing the Donna Karan Name under and pursuant to the terms of the DK License Agreement and (iv) performing the Company's obligations and exercising the Company's rights under and pursuant to the terms of the DK License Agreement and the Consent Agreement.

    "CLAIMS" shall mean any and all judgments, pledges, charges, escrows, rights of first refusal or first offer, mortgages, indentures, claims, transfer restrictions, liens, equities, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise.

    "CODE" shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

    "CONTROL" shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through stock ownership, ownership of membership interests, contract or otherwise.

    "DAMAGES" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any such matter.

    "DKI TRANSACTION" shall mean a merger of Purchaser (or any of its Affiliates) with DKI pursuant to which Purchaser (and/or its Affiliates) acquire all of the outstanding common stock of DKI (except for those shares of DKI common stock owned by Purchaser (or any of its Affiliates). For the avoidance of doubt, shares of common stock for which dissenters' appraisal rights are exercised with respect to the merger described in the preceding sentence shall be deemed to be acquired by Purchaser (or its Affiliates) in such merger.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended. All citations to ERISA shall include any amendments or any substitute or successor provisions thereto.

    "GAAP" shall mean generally accepted accounting principles in the U.S., consistently applied in accordance with past practices.

    "GOVERNMENTAL AUTHORITY" shall mean any court or any agency, commission, department (including the executive department) or body of any municipal, township, county, local, state, federal or foreign governmental, regulatory, administrative, judicial or quasi-governmental unit, entity or authority.

    "GOVERNMENTAL ORDER" shall mean any order, ruling, writ, injunction, judgment, award, determination or decree of any court, arbitral body or other Governmental Authority.

    "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "INDEMNIFIED PARTY" shall mean either a Stockholder Indemnitee or a Purchaser Indemnitee, as the case may be, who is entitled to indemnification from another party hereto pursuant to SECTION 8 below.

    "INDEMNIFYING PARTY" shall mean a party hereto who is required to provide indemnification under SECTION 8 below to another party hereto.

    "INTELLECTUAL PROPERTY" shall mean (i) all Trademarks, together with information regarding all registrations and pending applications to register any such Trademarks; (ii) all proprietary formulations, manufacturing methods, inventions, designs, know-how and trade secrets; (iii) all computer software, Internet technologies, designs and domain names; (iv) all patents on and pending applications to patent any technology or design; (v) all registrations of and applications to register copyrights and all common law copyrights; (vi) all licenses of rights in computer software, Trademarks, patents, copyrights, unpatented formulations, manufacturing methods and other know- how, including those to or by the Company; and (vii) all goodwill associated with any of the above.

    "LAW" shall mean any federal, state, local or foreign statute, law, ordinance, rule, code, order or regulation of any Governmental Authority.

    "LIABILITIES" shall mean any and all debts, liabilities, and obligations, of any nature whatsoever, whether direct or indirect, determined or determinable, accrued or fixed, matured or unmatured, absolute, accrued, contingent or otherwise, including those arising under any Law, Action, or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

    "MATERIAL ADVERSE EFFECT" means, with respect to any entity, any event or change that, individually or collectively, is or is reasonably likely to be materially adverse to the business (or, in the case of the Company, the Business), financial condition, results of operations or assets (including intangible assets) of such entity (in the case of DKI or Purchaser, taken as a whole together with its subsidiaries), other than any event or change to the extent that it relates solely to (i) the economy and financial markets generally and not specifically relating to such entity, (ii) the industry in which such entity operates generally and not specifically relating to such entity, or
(iii) the announcement of the transactions contemplated by this Agreement, including any Claims or Actions arising in connection with such transactions.

    "NON-DKI BUSINESS" shall mean any and all businesses, activities, matters and items of the Company other than the Business, including (i) owning the following assets of the Company that are unrelated to and not necessary for the operation of the Business: (w) shares of common stock of DKI, (x) the assets constituting the "inspiration library and archives", (y) any refunds receivable in respect of Taxes paid by the Company for any period ending on or prior to the Closing, and (z) cash on hand, (ii) guaranteeing the lease obligations of Urban Zen, LLC for the premises commonly known as 570 Seventh Avenue, and
(iii) performing the Company's obligations under any existing employment agreements.

    "RELATED PARTIES" and individually, a "RELATED PARTY," of any person shall mean any present or former spouse, ancestor or descendant or sibling of such person or any trust or other similar entity for the benefit of such persons or for the benefit of any of such Related Parties.

    "REPRESENTATIVE" of a person shall mean that person's employees, officers, directors, representatives (including any investment banker, attorney or accountant), agents or Affiliates.

    "RETURNS" shall mean all returns, declarations, reports, statements, exhibits, attachments and other documents required to be supplied or filed in respect of Taxes, and the term "RETURN" means any one of the foregoing Returns.

    "SHARES" shall mean shares of the common stock, no par value, of the Company.

    "TAXES" shall mean all taxes, levies and assessments of any kind or nature imposed by any Governmental Authority with taxing authority, including all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, value added, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, intangible, windfall profits, alternative or add-on minimum, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "TAX" means any one of the foregoing Taxes.

    "THIRD PARTY CLAIM" shall mean any Claim or Action which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

    "TRADEMARK ASSIGNMENTS" shall mean that certain Trademark Assignment dated July 3, 1996 between the Company and Karan, and that certain Trademark Assignment dated July 3, 1996 between the Company and DKS.

    "TRADEMARKS" shall mean all registered or common law trademarks, derivative marks and abbreviations thereof and associated trademarks, service marks, service names, slogans, graphics, symbols, domain names, logos, trade names and business names, trade dress and the like, all registrations and applications for registration of the foregoing, and all goodwill associated therewith.

    In addition to the terms defined above, the following capitalized terms shall have the meanings set forth in the referenced section:

TERM                                               SECTION WHERE DEFINED
----                                               ---------------------
Allocation Schedule..............................        7.3
Antitrust Division...............................       4.3.3
Basket...........................................       8.7.1
Ceiling..........................................       8.7.1
Closing..........................................        2.1
Closing Date.....................................        2.1
Company..........................................     Premises
Conditional Governance Terms.....................        7.6
Consent Agreement................................     Premises
Contracts........................................       3.3.6
Determination Date...............................       2.2.1
Disclosure Schedules.............................        3.1
DK License Agreement.............................     Premises
DKI..............................................     Premises
DKI Transaction..................................        4.2
DKS..............................................     Premises
Donna Karan Marks................................     Premises
Donna Karan Name.................................     Premises
Due Date.........................................       7.4.1
Excluded Taxes...................................       7.4.2
FTC..............................................       4.3.3
Formal Governance Agreements.....................        7.6
Highest Offer Price..............................        4.2
Initial Purchase Price...........................        2.2
Karan............................................     Preamble
LVMH.............................................        4.5
Mediator.........................................        7.6
Net Worth Statement..............................        7.7
Permits..........................................      3.3.11
Permitted Transfers..............................       4.1.3
Purchase Price...................................        2.2

TERM                                               SECTION WHERE DEFINED
----                                               ---------------------
Purchaser........................................     Preamble
Purchaser Indemnitees............................        8.2
Qualified Accountant.............................        7.3
Recipient........................................       7.4.5
Reserved Rights Agreement........................       3.3.6
SEC..............................................        8.3
Second Basket....................................       8.7.1
Section 338(h)(10) Election......................        7.3
Shortfall........................................        7.7
Stockholder(s)...................................     Preamble
Stockholder Indemnitees..........................        8.3
Stockholder's Proportionate Interest.............        2.2
Straddle Period..................................       7.4.1
Tax Claim........................................       7.4.5
Tax Determination................................      7.4.11
Tax Dispute Notice...............................      7.4.11
Tax Indemnification Cut-off Date.................       7.4.2
Tax Indemnification Notice.......................      7.4.11
Tax Indemnification Period.......................       7.4.2
Tax Indemnified Party............................      7.4.11
Tax Indemnifying Party...........................      7.4.11
Tax-Related Payment..............................      7.4.11
Transfer Taxes...................................       7.4.3
Trust............................................     Preamble
Weiss............................................     Preamble

    2.  PURCHASE AND SALE OF SHARES; CLOSING AND MANNER OF PAYMENTS.

    2.1. AGREEMENT TO PURCHASE AND SELL SHARES. On the terms and subject to the conditions contained in this Agreement, as soon as practicable on or after the date that the conditions contained in SECTION 5 below have been fulfilled or waived (the "CLOSING DATE"), Purchaser shall purchase from each Stockholder, and each Stockholder shall sell to Purchaser, the Shares held of record by such Stockholder, free and clear of all Claims. The closing of such purchase and sale (the "CLOSING") shall occur at 10:00 a.m., New York time, on the Closing Date at the offices of the Company or at such other place as the parties mutually agree and shall be deemed to be effective as of 11:59 p.m., New York time, on the Closing Date.

    2.2. PURCHASE PRICE; PAYMENT. The purchase price for the Shares shall be equal to the sum of (i) U.S.$450 million (the "INITIAL PURCHASE PRICE"), as it may be reduced pursuant to SECTION 2.2.1 and SECTION 2.2.2 below, and as it may be adjusted from time to time in respect of Sales Royalty payments under
SECTION 2.3, Tax indemnity payments under SECTION 7.4 and other indemnity payments made pursuant to SECTION 8 hereof (together with the Initial Purchase Price, the "PURCHASE PRICE"). Purchaser shall pay the Initial Purchase Price in cash at Closing, by paying to each Stockholder an amount equal to the product of
(a) the Initial Purchase Price, multiplied by (b) the quotient (a "STOCKHOLDER'S PROPORTIONATE INTEREST") of (x) the number of Shares held of record by such Stockholder divided by (y) the aggregate number of Shares outstanding, each as measured immediately prior to the Closing.

        2.2.1. In the event that Purchaser (i) enters into a definitive agreement with DKI for the DKI Transaction on or before the six month anniversary (the "DETERMINATION DATE") of the date hereof and
    (ii) subsequently consummates the DKI Transaction substantially in accordance with the terms of such definitive agreement (as the same may be amended, waived or otherwise modified by the parties thereto), then the Initial Purchase Price shall be reduced by $50 million (to $400 million) and the Stockholders shall (concurrently with the consummation of such DKI Transaction), and are jointly and severally obligated to, return to Purchaser $50 million of the Initial Purchase Price, net of that certain amount set forth on SCHEDULE 2.2.

        2.2.2. In the event that Purchaser (i) does not enter into a definitive agreement with DKI for the DKI Transaction by the Determination Date,
    (ii) enters into a definitive agreement with DKI for the DKI Transaction in the period after the Determination Date and on or before one year after the date hereof and (iii) subsequently consummates the DKI Transaction substantially in accordance with the terms of such definitive agreement (as the same may be amended, waived or otherwise modified by the parties thereto), then the Initial Purchase Price shall be reduced by $25 million (to $425 million) and the Stockholders shall (concurrently with the consummation of such DKI Transaction), and are jointly and severally obligated to, return to Purchaser $25 million of the Initial Purchase Price, net of that amount as set forth on SCHEDULE 2.2.

    2.3. PAYMENTS IN RESPECT OF ACCRUED SALES ROYALTY. The Stockholders shall also be entitled to receive from Purchaser and Purchaser shall be obligated to pay to the Stockholders, an amount equal to the full amount of the Sales Royalty (as defined in the DK License Agreement) accrued in respect of all Net Sales (as defined in the DK License Agreement) up to and including the Closing Date. The parties acknowledge and agree that the payment of such amount shall be in addition and an adjustment to the Purchase Price and shall be delivered to the Stockholders as soon as practicable following the payment thereof by DKS to the Company and shall be paid among the Stockholders in the same proportions as the Initial Purchase Price. The payments in respect of the accrued Sales Royalty shall be made on the following basis:

        2.3.1. With respect to any Sales Royalty payable for a calendar quarter of the applicable Annual Period (as defined in the DK License Agreement) that ends prior to Closing, the Stockholders shall be entitled to receive an amount equal to the full amount of such Sales Royalty.

        2.3.2. With respect to any Sales Royalty payable for a quarter of the applicable Annual Period beginning prior to Closing and ending after Closing, the Stockholders shall be entitled to receive a portion of such Sales Royalty equal to the pro rated portion of the entire Sales Royalty for that quarter to be calculated by multiplying the dollar amount of the Sales Royalty payable for such full quarter by a fraction the numerator of which shall be the number of days in the period between the end of the last quarter and Closing (including the Closing Date) and the denominator of which shall be the number of days in the quarter which includes the Closing Date.

        2.3.3. The Stockholders shall retain for 24 months following the Closing Date the right to give notice pursuant to which it will conduct Licensor Audits (as defined in the DK License Agreement) pursuant to and in accordance with the terms of subsection 7.1 of the DK License Agreement for all periods up to and ending on the Closing Date and shall be entitled to exercise, and Purchaser shall reasonably cooperate with Stockholders in such exercise, all the rights of Licensor (as defined in the DK License Agreement) under Section 7 of the DK License Agreement in connection with any such Licensor Audit.

    3.  REPRESENTATIONS AND WARRANTIES.

    3.1. GENERAL STATEMENT. All the representations and warranties set forth in this SECTION 3 (including the references to the Disclosure Schedules set forth therein) are material, are being relied upon by the other parties hereto and shall survive the Closing as expressly provided in SECTION 8.7 (and none shall merge into any instrument of conveyance), regardless of any investigation or lack of investigation by any of the parties to this Agreement. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Except as otherwise expressly set forth herein, including SECTION 9.2.1, representations and warranties of the parties are initially made as of the date hereof and shall be deemed remade as of the Closing Date. All representations and warranties of the Stockholders are made subject to the exceptions noted in the schedules delivered by the Stockholders to Purchaser concurrently herewith and identified as the "DISCLOSURE SCHEDULES". Each schedule contained in the Disclosure Schedules shall be numbered to correspond to the applicable paragraph of SECTION 3.3to which such exception refers.

    3.2. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Stockholders as follows:

        3.2.1. ORGANIZATION AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing, under the laws of the State of Delaware. Purchaser has full corporate power and authority to enter into and perform this Agreement. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action. This Agreement has been duly executed and delivered by a duly authorized officer of Purchaser, and constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

        3.2.2. CONSENTS. No consent, waiver, authorization, order or approval of, or filing or registration with, any Governmental Authority or other person or entity, or under or with respect to any permit, license, contract, agreement or other instrument to which Purchaser is a party or by which Purchaser is bound, is required for or in connection with the execution and delivery by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby, except for the same as may be required pursuant to the HSR Act.

        3.2.3. NO CONFLICTS. Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, will (i) violate, conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of Purchaser, (ii) violate, conflict with or result in a breach of any Law, Permit or Governmental Order to which Purchaser is a party or by which Purchaser is, or its assets are, bound or affected, or (iii) violate, conflict with or result in a breach of or constitute a default (or event which, with the giving of notice or the passage of time, or both, would become a default) under, require a consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Claims on any of the assets or properties of Purchaser pursuant to, or result in any payment or charge under, any permit, license, contract, agreement or other instrument or arrangement (written or oral) to which Purchaser is a party or by which any of such assets or properties is bound or affected and no such permit, license, contract, agreement or other instrument or arrangement shall prohibit or delay the timely performance by Purchaser of its obligations under this Agreement.

        3.2.4. LITIGATION. There is no Action (whether or not the defense thereof or the liability thereunder is covered by any policy of insurance) pending or, to the best knowledge of Purchaser, threatened against Purchaser which questions the validity of this Agreement or the ability of Purchaser to consummate the transactions contemplated by this Agreement.

        3.2.5. BROKERS. Except for Goldman, Sachs & Co., Purchaser has no agreement with any broker, finder or intermediary in connection with this Agreement or the transactions contemplated hereby, and is not committed to pay any brokers' or finders' fees or any similar fees in connection with the transactions contemplated hereby.

        3.2.6. AVAILABILITY OF FUNDS. At the Closing, Purchaser will have sufficient immediately available funds, in cash, to pay the Initial Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

        3.2.7. CERTAIN FINANCIAL INFORMATION. Purchaser has consolidated net worth, computed in accordance with GAAP, of at least U.S.$400 million.

    3.3. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each of the Stockholders jointly and severally represents and warrants to Purchaser as follows that, except as expressly set forth in the Disclosure Schedules:

        3.3.1. ORGANIZATION AND AUTHORITY OF THE COMPANY AND THE TRUST. The Company is a corporation, duly organized, validly existing and in good standing, under the laws of the State of New York. The Company has full corporate power and authority to carry on its businesses, including the Business, as they are now being conducted. The Trust is an irrevocable trust, duly created, validly existing and in good standing under the laws of the State of New York. The Trust has full trust power and authority to own the Shares currently owned by it.

        3.3.2. AUTHORITY OF STOCKHOLDERS. Each of the Stockholders has full legal capacity, and, in the case of the Trust, trust power, to enter into, execute and perform this Agreement. The execution and delivery by the Trust of this Agreement and the performance by the Trust of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite trust action. This Agreement has been duly executed and delivered by the duly authorized trustee of the Trust. This Agreement constitutes a valid and legally binding obligation of each of the Stockholders, enforceable against each of the Stockholders in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

        3.3.3. CONSENTS. Except as set forth on SCHEDULE 3.3.3, no consent, waiver, authorization, notice, order or approval of, or filing or registration with, any Governmental Authority or other person or entity, or under or with respect to any Permit or Contract to which any of the Stockholders or the Company is a party or by which any of the Stockholders or the Company is bound, is required for or in connection with the execution and delivery by any of the Stockholders of this Agreement, and the consummation by any of the Stockholders of the transactions contemplated hereby, except for the same as may be required pursuant to the HSR Act and except those relating solely to the transfer of the Non-DKI Business.

        3.3.4. NO CONFLICTS. Neither the execution and delivery of this Agreement by each of the Stockholders, nor the consummation by each of the Stockholders of the transactions contemplated hereby, will (i) violate, conflict with or result in a breach of any of the terms, conditions or provisions of the Company's Certificate of Incorporation or By-laws,
    (ii) violate, conflict with or result in a breach of any of the terms, conditions or provisions of the Trust's trust agreement or other constituent documents, (iii) violate, conflict with or result in a breach of any Law, Permit or Governmental Order to which any of the Stockholders or the Company is a party or by which any of the Stockholders or the Company is, or their respective assets are, bound or affected, or (iv) violate, conflict with or result in a breach of or constitute a default (or event which, with the giving of notice or the passage of time, or both, would become a default) under, require a consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Claims on any of the assets or properties of any of the Stockholders or the Company pursuant to, or result in any payment or charge under, any Permit or Contract to which any of the Stockholders or the Company is a party or by which any of such assets or properties is bound or affected, and no such Permit or Contract shall prohibit, prevent or delay the timely performance by any of the Stockholders of any of their obligations under this Agreement.

        3.3.5. BOOKS AND RECORDS. True and complete copies of the Certificate of Incorporation and By-laws of the Company and the trust agreement for the Trust are attached as SCHEDULE 3.3.5 hereto, all as amended and currently in force. All of the books and records of the Company relating to its operations are and have been maintained in the Company's usual, regular and ordinary manner, and all material transactions to which the Company is, or has been, a party are properly reflected therein. The books and records of the Company contain true and complete copies of all resolutions adopted by, as appropriate, the shareholders and the board of directors of the Company, and any other action formally taken by any of them respectively as such.

        3.3.6. NO SUBSIDIARIES; CONDUCT OF BUSINESS; CONTRACTS. The Company does not hold any direct or indirect interest in any corporation, joint venture, partnership, association or other entity, foreign or domestic except for the shares of common stock of DKI set forth on SCHEDULE 3.3.6. No person or entity (including any of the Stockholders) owns any assets (whether tangible or intangible) necessary for the operation of, or that are used by or in the operation of, the Business, except for the Intellectual Property licensed to the Company pursuant to the Consent Agreement and except as contemplated by SECTION 4.1.8 and SECTION 7.5. True and complete copies of each of the DK License Agreement, the Consent Agreement, that certain License Agreement dated July 3, 1996 between the Company and Karan (the "RESERVED RIGHTS AGREEMENT") and the Trademark Assignments are attached hereto as SCHEDULE 3.3.6. All contracts, licenses, agreements and other instruments and arrangements (written or oral) (the "CONTRACTS") to which the Company (or any of the Stockholders to the extent related to the Business) is a party or to which any of the Company's assets or properties is bound are listed on SCHEDULE 3.3.6. Except as set forth on
    SCHEDULE 3.3.6, all of the Contracts are in full force and effect and binding upon the parties thereto. Except as set forth on SCHEDULE 3.3.6, the Company is not in default under any Contract and, to the knowledge of the Stockholders, none of the other parties to the DKI License Agreement, the Consent Agreement, the Reserved Rights Agreement or the Trademark Assignments is in default under such Contract.

        No written notice has been given to the Company or any of the Stockholders that the Company or any of the other parties to any Contract is in default under any such Contract. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by the Company or, to the knowledge of the Stockholders, the other contracting parties under any Contract. Except as set forth on SCHEDULE 3.3.6, the Company has not released or waived any of its rights under any Contract and the Company has no contractual obligation, and is not subject to any claim for a legal right, to renegotiate any Contract.

        3.3.7. OWNERSHIP OF STOCK. The Stockholders own the Shares of the Company in the proportions and amounts set forth on SCHEDULE 3.3.7. The Shares listed on SCHEDULE 3.3.7 constitute all of the issued and outstanding shares of capital stock of the Company. Each of the Stockholders has good, valid and marketable title to the Shares, free and clear of all Claims, options, proxies, voting trusts or voting agreements (other than the encumbrances created by this Agreement, and except as set forth in
    SCHEDULE 3.3.7). Except as set forth in SCHEDULE 3.3.7, there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, or other agreements or commitments of any character relating to any Shares or other equity interests in the Company. Except as set forth in SCHEDULE 3.3.7, there are no agreements or understandings to which any of the Stockholders or the Company is a party with respect to the Shares or to any corporate governance matters. Upon Closing, Purchaser will obtain good, valid and marketable title to the Shares, free of all Claims.

        3.3.8. SALES ROYALTIES. Schedule 3.3.8 contains true and complete copies of the statements of Sales Royalties required to be delivered by DKS pursuant to Section 6 of the DK License Agreement for fiscal years 1998 and 1999 and for the period from January 1, 2000 through the date hereof. Except as set forth on SCHEDULE 3.3.8, DKI has paid and the Company has received all Sales Royalties set forth on such statements.

        3.3.9. NO LIABILITIES. Except as set forth on SCHEDULE 3.3.9, at Closing, the Company shall have no Liabilities related to the Non-DKI Business and, except for the executory portion of any Contract set forth on
    SCHEDULE 3.3.6, the Company shall have no Liabilities related to the Business.

        3.3.10.  TAXES AND TAX RETURNS.  Except as set forth on
    SCHEDULE 3.3.10, (i) all material Returns required to be filed by the Company have been filed on a timely basis; (ii) all such Returns are true, correct, complete and accurate in all material respects; and (iii) any and all material Taxes required to be paid by the Company have been paid in full or adequately provided for in the Company's financial statements in accordance with GAAP. No extension of time within which to file any Return that has not been filed has been requested or granted. Except as set forth in SCHEDULE 3.3.10, (i) no material claim has been made in writing by any federal, state, local or foreign Governmental Authority in connection with the Returns, (ii) there are no Actions for the assessment or collection of any material Taxes by any federal, state, local or foreign Governmental Authority pending or threatened in writing against the Company, (iii) there are no material deficiencies asserted against the Company by any federal, state, local or foreign Governmental Authority that have not been paid in full or adequately provided for in the Company's financial statements in accordance with GAAP, (iv) there are no material adjustments under
    Section 481 of the Code by reason of a change in accounting methods or otherwise that the Company is required to make, and (v) there are no written requests for information from any federal, state, local or foreign Governmental Authority relating to Taxes of the Company. No waivers of statutes of limitation with respect to the Returns have been given by or requested from the Company.

        3.3.11. PERMITS. SCHEDULE 3.3.11 identifies every license, permit, registration, authorization, approval, waiver, agreement, consent or other instrument (collectively, the "PERMITS") issued or given to, or (as and if indicated in such SCHEDULE 3.3.11) applied for or pending by, the Company (other than registration of Intellectual Property with the U.S. Patent and Trademark Office or comparable Governmental Authority in any jurisdiction other than the United States disclosed on SCHEDULE 3.3.16), and every agreement with any Governmental Authority (also a "PERMIT") entered into by the Company, which is in effect or has been applied for or is pending. The Permits constitute all licenses, permits, registrations, authorizations, approvals, waivers, agreements and consents which are required in order for the Company to conduct its business, including the Business, in a manner consistent with past practices. To the extent applicable, the Company is in full compliance with all such Permits and all such Permits are valid, fully paid and in full force and effect. None of the Stockholders nor the Company have received any notice that the Company is in default under any such Permit.

        3.3.12.  EMPLOYEES AND EMPLOYEE BENEFIT PLANS.  Except as set forth on
    SCHEDULE 3.3.12 and for the comptroller or other financial bookkeeper working at offices of the Company located at 201 Wolfs Lane, Pelham, New York 10803 (whose total annual compensation does not exceed $60,000), the Company has no employees. Except as set forth on SCHEDULE 3.3.12, the Company is not, and never has been, a party to, sponsor of or participant in any plans or agreements providing for any benefit or compensation to any current or former employee of the Company. The Company is not currently and has never been, a party to or subject to any collective bargaining agreement or other arrangement with any union.

        3.3.13. LITIGATION. Except as provided in SCHEDULE 3.3.13, there is no Action (whether or not the defense thereof or the liability thereunder is covered by any policy of insurance) pending or, to the best knowledge of any of the Stockholders, threatened, or any judgment levied against the Company, or pending or, to the best knowledge of any of the Stockholders, threatened, against any of the Stockholders that relates to the Company, questions the validity of this Agreement or the ability of any of the Stockholders to consummate the transactions contemplated hereby.

        3.3.14. COMPLIANCE WITH LAWS. The Company is not a party to, or bound by, any Governmental Order. The Company has conducted its business, including the Business, in compliance with all applicable Laws, Government Orders and Permits, and the Company is not in violation of, or delinquent in respect to, any Law or any Permit from any Governmental Authority to which the property, assets, personnel or business activities, including the Business, of the Company are subject; provided, however that no representation is made regarding whether DKI is in violation of, or delinquent in respect to, any Law or Permit from any Governmental Authority. Except as provided on SCHEDULE 3.3.14, the Company has not received any notice or other communication (whether oral or written) from any Governmental Authority or any other person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law.

        3.3.15. TITLE TO ASSETS. The Company has good and marketable title to the assets referred to in SCHEDULES 3.3.6 and the Company's rights under the Contracts identified in SCHEDULE 3.3.6, free and clear of any Claims other than liens for Taxes not yet due and payable. The Company does not own or lease any real estate.

        3.3.16.  INTELLECTUAL PROPERTY.

       (i) Except with respect to typographical errors or similarly incorrect entries, the Company is the record owner of the Trademark applications and registrations as and to the extent set forth on
           SCHEDULE 3.3.16 (with the exception of (i) certain rights to the Donna Karan Name with respect to which Karan is the owner and the Company is the licensee pursuant to the Consent Agreement,
           (ii) recordation of certain assignments as reflected in
           SCHEDULE 3.3.16 from Karan to the Company, (iii) the domain names listed on SCHEDULE 3.3.16 and (iv) those Trademark applications and registrations, if any, to be transferred pursuant to SECTIONS 4.1.8 and 7.5), free and clear of all pledges, charges (other than filing charges), escrows, rights of first refusal or first offer, transfer restrictions, liens, security interests (including assignments as security), and any other encumbrances placed, authorized, caused or incurred by the Company (except for (a) a security interest granted to DKS pursuant to Section 16 of the DK License Agreement, (b) a restriction on transfer of the Trademarks pursuant to Section 12.2 of the DK License Agreement and (c) liens for Taxes not yet due and payable). The Company has no obligation to pay any third party for the Company's rights to use or license such Trademarks. Except as set forth on SCHEDULE 3.3.16, all of (x) the Consent Agreement, (y) the DK License Agreement (assuming the due authorization, execution and delivery thereof by DKS) and (z) the Trademark Assignments have been validly executed and delivered by the respective parties thereto, constitute the legal, valid and binding obligations of each party thereto, and are in full force and effect, and there are no defaults under any of such agreements. The license granted to the Company pursuant to the Consent Agreement is a valid, exclusive, royalty-free, perpetual world-wide right to use the Donna Karan Name in accordance with the terms thereof.

       (ii) To the knowledge of the Stockholders, except with respect to typographical errors or similarly incorrect entries, SCHEDULE 3.3.16 sets forth a complete and accurate list and summary description of all registered and pending applications for Intellectual Property owned or licensed by the Company (with the exception of commercial software generally available for purchase and use by the public). Except as disclosed on SCHEDULE 3.3.16, to the knowledge of Stockholders, with respect to those Trademarks which make up part of the Intellectual Property of the Company, (t) the Company owns all right, title and interest in and to the registered Trademarks,
           (u) the Company and its licensees have the right to use the registered Trademarks in connection with the goods and/or services listed in the Trademark registrations, (v) all such Trademarks that are registered with the United States Patent and Trademark Office are currently in substantial compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes falling due within six (6) months after the date hereof,
           (w) no such Trademark is involved in any opposition, invalidation, or cancellation proceeding and no such action is threatened with respect to any of such Trademarks, (x) no Trademark is infringed or is subject to an Action, and, to the knowledge of the Stockholders, none of the Trademarks used by the Company infringes or, to the knowledge of the Stockholders, is alleged to infringe any trade name, trademark, or service mark of any third party, (y) except with respect to applications filed on an intent-to-use basis, to the knowledge of the Stockholders, since their respective application dates, the Trademarks DONNA KARAN NEW YORK, DKNY and DONNA KARAN CASHMERE MIST have been continually used in commerce in the United States so as not to render such Trademarks abandoned and, since their respective application dates, the Trademarks DONNA KARAN NEW YORK and DKNY have been continually used in commerce in Japan so as not to render such Trademarks abandoned and (z) the Company does not own any applied-for or registered Intellectual Property or license any Intellectual Property, all except as set forth on SCHEDULE 3.3.16 (with the exception of commercial software generally available for purchase and use by the public). Except as disclosed on
           SCHEDULE 3.3.16, to the knowledge of the Stockholders, there are no outstanding or threatened disputes against any of the Trademarks of the Company set forth on SCHEDULE 3.3.16.

       (iii) Purchaser acknowledges that (i) the use, maintenance and enforcement of the Intellectual Property has been managed by DKI and/or its subsidiaries (as the perpetual Licensee under the DK License Agreement) and its trademark counsel since June 3, 1996,
           (ii) information within the knowledge of DKI and its trademark counsel is not attributable to the knowledge of the Stockholders solely because such information is known by DKI or its trademark counsel and (iii) information contained in the International WISS Searches for the Trademarks DK (T&T Ref. #75474113-51), DONNA KARAN (T&T Ref. #75474111-51), DKNY (T&T Ref. #75474112-51), in the
           International WISS Applicant Searches on GABRIELLE STUDIO (T&T Ref. #75474121-51) and DONNA KARAN (T&T Ref. #76303611-51), and in U.S. TM
           Portfolio Search for DONNA KARAN (T&T Ref. #76303621-19), which has been received by the Company's Representatives shall not be attributable to the knowledge of Stockholders if not known to the Stockholders prior to the receipt on December 14, 2000 by the Stockholders' Representatives of such reports.

        3.3.17. BROKERS. Except for Credit Suisse First Boston, neither the Company nor any of the Stockholders has any agreement with any broker, finder or intermediary in connection with this Agreement or the transactions contemplated hereby, and is not committed to pay any brokers' or finders' fees or any similar fees in connection with the transactions contemplated hereby.

        3.3.18. QUALIFIED STOCK PURCHASE. The Company is and has been since January 1, 1990, an "S" corporation under Section 1361 of the Code (and comparable provisions of New York State law). Pursuant to the terms of this Agreement, the Company agrees to sell, and Purchaser agrees to purchase, stock of the Company representing at least 80% of the total vote and 80% of the total value of the outstanding stock of the Company as of the Closing Date for cash.

    4.  CONDUCT PRIOR TO CLOSING.

    4.1. OBLIGATIONS OF THE STOCKHOLDERS. The following are the obligations of the Stockholders, made for the benefit of Purchaser, from and after the date hereof until the earlier of the Closing or a termination of this Agreement pursuant to SECTION 9 below:

        4.1.1. The Stockholders shall cause the Company to conduct the Business only in the usual and ordinary course and consistent with prudent industry and past practices, and shall comply fully with its obligations under the Consent Agreement and the License Agreement. Notwithstanding anything to the contrary contained in this SECTION 4, except for those items listed on
    SCHEDULE 3.3.9, the Stockholders shall cause the Company prior to Closing to transfer as promptly as practicable all of the Non-DKI Business, together with all of its associated assets and Liabilities, to the Stockholders or their Affiliates (and the Stockholders shall be entitled to remove from the Disclosure Schedules disclosures relating to the Non-DKI Business, to the extent that such disclosures are no longer true as result of Stockholders' transfer of the Non-DKI Business pursuant to this sentence, by written notice to Purchaser of such removal not less than 7 days prior to Closing (provided, that if any such transfer is effected less than 7 days prior to Closing, then the Stockholders shall be entitled to make such removal if the Stockholders deliver such written notice promptly following such transfer but in any event before Closing).

        4.1.2. Without the prior written consent of Purchaser and without limiting the generality of any other provision of this Agreement, the Stockholders shall cause the Company not to:

       (i) amend the Company's Certificate of Incorporation or By-laws;

       (ii) authorize, issue or sell any Shares or other equity interests in the Company;

       (iii) place, authorize or cause or incur any Claim (other than a Claim for Taxes not yet due and payable) on any of its assets (whether tangible or intangible) related to the Business;

       (iv) enter into or amend, terminate or give notice of termination with respect to the DK License Agreement, the Consent Agreement, the Reserved Rights Agreement or the Trademark Assignments or waive any rights under DK License Agreement (except for such waivers that are undertaken in the ordinary course of business consistent with past practices), the Consent Agreement, the Reserved Rights Agreement or the Trademark Assignments; or

       (v) agree, undertake or become obligated to do any of the foregoing.

        4.1.3.  No Stockholder shall:

       (i) sell, dispose of or otherwise transfer any of the Shares held of record by such Stockholder except for certain transfers to his or her siblings, descendants or any trust formed under the laws of any state of the United States for the benefit solely of one or more of the Stockholders, their siblings and descendants for the purposes of income tax or estate planning ("PERMITTED TRANSFERS"), provided that
           (x) the Stockholders and the transferees of any such Permitted Transfer will continue to hold in aggregate all of the beneficial and economic interests in the Shares (even though legal title to the Shares may be held by trustees of the above-referenced trusts),
           (y) any transferee of a Permitted Transfer agrees to become bound by this Agreement as a "Stockholder" as if originally a party hereto with all of the obligations thereof (except that such transferee shall not be entitled to make any Permitted Transfer other than to the original Stockholders, the siblings of the original Stockholders, descendants of the original Stockholders or any trust formed under the laws of any state of the United States for the benefit solely of one or more of the original Stockholders, the siblings of the original Stockholders or descendants of the original Stockholders for the purposes of income tax or estate planning) and (z) any transferor of any Permitted Transfer continues to remain liable hereunder as if such Permitted Transfer has not occurred;

       (ii) place, incur or suffer any Claim on any of the Shares held of record by such Stockholder; or

       (ii) agree, undertake or become obligated to do any of the foregoing.

        4.1.4. At all times prior to Closing or the earlier termination of this Agreement pursuant to SECTION 9 below, the Stockholders shall cause the Company to (i) give to Purchaser's Representatives reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of the Company, provided that such examinations or other access shall not unreasonably interfere with the Company's operations and activities, (ii) furnish to Purchaser and such persons as Purchaser shall designate such information as Purchaser or such persons may at any time and from time to time reasonably request, and (iii) cooperate in all ways reasonably requested by Purchaser in its due diligence investigation of the Company.

        4.1.5. From and after the date hereof until the termination of this Agreement pursuant to SECTION 9 below, each Stockholder will not, and will cause the Company not to and will use reasonable best efforts to cause the Stockholders' and the Company's respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into any agreement contemplating an Acquisition Proposal, (iii) maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or for the purpose of obtaining an Acquisition Proposal, (iv) agree to or endorse any Acquisition Proposal, (v) without the prior written consent of Purchaser, amend the DK License Agreement or
    (vi) release any third party from any standstill or confidentiality agreement, or waive or amend any provision thereof, to which it is a party relating to the Shares; provided, however, that with respect to any of
    (i) through (iv) hereof, nothing set forth herein shall limit or prohibit the ability of a Stockholder who is a director or officer of DKI to participate in discussions with the members of the DKI Board of Directors and DKI's Representatives if such Stockholder determines, after taking into account the advice of his or her counsel, that failing to so act would reasonably be expected to constitute a breach of his or her fiduciary duty as a director or officer of DKI. The Stockholders shall notify Purchaser orally, as promptly as practicable, of all of the relevant details relating to, and all material aspects of (including the identity of the person or entity making such inquiry or proposal), all oral or written inquiries and proposals which any Stockholder or the Company or any of their respective Representatives may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Stockholders shall deliver to Purchaser a copy of such inquiry or proposal as promptly as practicable; provided, however, that no such disclosure or delivery of such copy shall be required if it would reasonably be expected to constitute a breach of their fiduciary duty as directors or officers of DKI (as reasonably determined by such Stockholders after taking into account the advice of their counsel). Nothing in this SECTION 4.1.5 shall permit the Company or any of the Stockholders to enter into any agreement with the purpose of effectuating any Acquisition Proposal prior to the termination of this Agreement pursuant to SECTION 9 below. The Stockholders shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Stockholders, the Company or any Representatives with respect to any Acquisition Proposal existing on the date hereof.

        4.1.6. The Stockholders shall cause the Company to provide to DKS the notice required pursuant to Section 14.1(b) of the DK License Agreement in connection with this Agreement and the transactions contemplated hereby.

        4.1.7. Except as otherwise set forth in SECTION 7.5, Karan shall transfer and convey to the Company, and cause any of her Affiliates (if applicable) to transfer and convey to the Company, for only such consideration as can be and is satisfied and discharged in full by the Company prior to the Closing Date, all Intellectual Property owned by Karan or her Affiliates (if applicable) if and to the extent that Karan has not fully complied with her obligations pursuant to the DK License Agreement, the Consent Agreement, or the Trademark Assignments, or any other contractual obligation relating to such Intellectual Property, to have so transferred and conveyed such Intellectual Property to the Company.

    4.2. OBLIGATIONS OF PURCHASER. Purchaser agrees to use its best efforts to make promptly a proposal to the Board of Directors of DKI for a DKI Transaction, which proposal will include a per share price no less than that which Purchaser advised the Stockholders it was including in its proposal letter of even date herewith immediately prior to the execution hereof and to negotiate in good faith with the Board of Directors of DKI with respect to such proposal with a view toward entering into an agreement pertaining thereto as promptly as practicable; provided, however, that in no event shall Purchaser be obligated to (or be deemed to have failed to use best efforts in the event Purchaser fails to) increase the consideration set forth in any such proposal. If Purchaser has not entered into a definitive agreement with DKI for the DKI Transaction on or before the Determination Date, Purchaser hereby agrees that for a period of one year from the earlier of the Determination Date or the date on which DKI or Purchaser publicly announces that such negotiations have been terminated, Purchaser will not and will cause its Affiliates not to solicit, offer to effect or actually effect, negotiate with, or make in writing any statement or proposal, either alone or in concert with others, to the Board of Directors of DKI, to any director or officer of DKI or to any stockholder of DKI or make any public announcement or proposal or offer whatsoever (including any "solicitation" of "proxies" as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to (i) any form of business combination or similar transaction with DKI, including a merger or a tender or exchange offer, (ii) any form of restructuring or similar transaction of DKI, or (iii) any purchase of any common stock of DKI or rights to acquire any common stock of DKI, in each of the cases referred to in clauses (i)--(iii), involving an offer price per share of DKI common stock that is less than the highest price per share of DKI common stock (the "HIGHEST OFFER PRICE") offered in any definitive formal offer (authorized by LVMH) presented by Purchaser to the Board of Directors of DKI during the course of the negotiations engaged in between Purchaser and the DKI Board of Directors pursuant to this SECTION 4.2; provided, however, that Purchaser may take any of the foregoing actions with respect to any purchase or acquisition, either alone or in concert with others, of any shares of capital stock of DKI from an accredited investor in any transaction other than (x) a tender offer (as such term is used in the Securities Exchange Act of 1934, as amended) or (y) a transaction executed on a national securities exchange or on an automated quotation system (provided that any "block" transactions that are transacted off- exchange and subsequently reported on a national securities exchange or the consolidated reporting system shall not be deemed executed on a national securities exchange or on an automated quotation system). On the Determination Date, Purchaser shall notify the Stockholders of the Highest Offer Price. The parties hereby acknowledge and agree that (x) DKI shall be a third party beneficiary of this SECTION 4.2, and
(y) in the event DKI shall waive the provisions of this SECTION 4.2, then the Stockholders shall automatically, without further action, and shall be deemed, also to have waived the provisions of this SECTION 4.2.

    4.3. JOINT OBLIGATIONS. The following shall apply with equal force to each of the Stockholders and Purchaser and shall be an obligation owed by each respective party to every other party:

        4.3.1. No party shall willfully perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect.

        4.3.2. Each of the parties hereto shall promptly give every other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of any party untrue or which might reasonably be expected to prevent the consummation of the transaction contemplated hereby.

        4.3.3. Each of the Stockholders and Purchaser shall file or cause to be filed with the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice (the "ANTITRUST DIVISION") any notification required to be filed by the "ultimate parent" of the Company or Purchaser, respectively, under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated in this Agreement. Such parties will use all reasonable efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Authority or members or their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated thereby, other than personal financial information filed therewith.

    4.4. MUTUAL ACKNOWLEDGMENTS. In executing this Agreement, the Stockholders have acted in their capacities as owners of the Company, and not with the purpose or effect of changing or influencing the control of DKI, nor in connection with or as a participant in any transaction having such purpose or effect (other than pursuant to a transaction approved by the Board of Directors of DKI). The parties agree that the Stockholders have reserved all of their respective rights with respect to, and have no agreement, arrangement or understanding with Purchaser relating to, any shares of DKI. Without limiting the generality of the foregoing, the Stockholders shall be free, subject to applicable securities laws, to acquire or dispose of any additional shares of common stock of DKI in their sole discretion.

    4.5. OBLIGATIONS OF LVMH. LVMH Moet Hennessy Louis Vuitton S.A. ("LVMH") shall cause Purchaser to comply with all of its obligations under this Agreement (including those indemnification obligations set forth in SECTION 8.3).

    5.  CONDITIONS TO CLOSING.

    5.1. CONDITIONS TO THE STOCKHOLDERS' OBLIGATIONS. The obligation of each of Stockholders to consummate and close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date (unless satisfaction of any such condition is expressly waived in writing by all of the Stockholders, or unless any of the Stockholders causes a condition set forth in any of SECTION 5.1.2 through SECTION 5.1.4 not to be satisfied). Upon the non-fulfillment of any of the following conditions, this Agreement may, at the Stockholders' option, be terminated pursuant to and with the effect set forth in SECTION 9.

        5.1.1. Each and every representation and warranty made by Purchaser shall have been true and correct when made and shall be true and correct as if originally made on and as of the Closing Date except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Purchaser or the Company.

        5.1.2. All obligations of Purchaser to be performed hereunder prior to the Closing Date shall have been performed in all material respects.

        5.1.3 No Action shall have been instituted or pending by any Governmental Authority on any grounds to restrain, enjoin or hinder, or to seek a material amount of damages on account of, the consummation of the transactions contemplated hereby.

        5.1.4. The waiting period (and any extension thereof) applicable to the transaction contemplated by this Agreement under the HSR Act, if applicable, shall have expired or been terminated.

        5.1.5. Purchaser shall be prepared to deliver to the Stockholders all of the instruments, documents and considerations described in SECTION 6.2, and the form and substance of all such deliveries shall be reasonably satisfactory in all respects to the Stockholders and their counsel.

    5.2. CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligation of Purchaser to close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date (unless satisfaction of any such condition is expressly waived in writing by Purchaser or unless Purchaser causes such condition not to be satisfied). Upon the non- fulfillment of any of the following conditions, this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in SECTION 9.

        5.2.1. Each and every representation and warranty made by the Stockholders shall have been true and correct when made and shall be true and correct as if originally made on and as of the Closing Date except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) (i) does not have and is not reasonably likely to have a material adverse effect on the Company and (ii) does not have and is not reasonably likely to have an effect (other than a de minimus effect) on the ability of any Stockholders to consummate the transactions contemplated by this Agreement; provided that a breach or breaches of the first sentence of paragraph (i) of SECTION 3.3.16 shall be deemed to have or be reasonably likely to have a material adverse effect on the Company only if the Damages therefrom exceed U.S.$7,500,000.

        5.2.2. All obligations of each of the Stockholders to be performed hereunder prior to the Closing Date shall have been performed in all material respects.

        5.2.3. From the date hereof until the Closing Date, no event shall have occurred which is reasonably likely to have a material adverse effect on DKI or the Company.

        5.2.4. No Action shall have been instituted or pending by any Governmental Authority on any grounds to restrain, enjoin or hinder, or to seek a material amount of damages on account of, the consummation of the transaction contemplated hereby.

        5.2.5. The waiting period (and any extension thereof) applicable to the transaction contemplated by this Agreement under the HSR Act, if applicable, shall have expired or been terminated.

        5.2.6. The Stockholders shall be prepared to deliver to Purchaser all of the instruments, documents and considerations described in SECTION 6.3, and the form and substance of all such deliveries shall be reasonably satisfactory in all respects to Purchaser and its counsel.

    6.  CLOSING.

    6.1. FORM OF DOCUMENTS. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this SECTION 6. All documents which any of the Stockholders shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel. All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to the Stockholders and their counsel.

    6.2. PURCHASER'S DELIVERIES. Subject to the fulfillment or written waiver of the conditions set forth in SECTION 5.2, Purchaser shall execute and/or deliver to the Stockholders all of the following:

        6.2.1. The Initial Purchase Price in the aggregate, payable to each such Stockholder in accordance with its respective Stockholder's Proportionate Interest, by wire transfer of immediately available funds to the account directed by such Stockholder;

        6.2.2. A copy of the Certificate of Incorporation of Purchaser and a certificate of good standing (long-form) of Purchaser, in each case issued not earlier than two (2) days prior to the Closing Date by the Secretary of State of Delaware, together with a copy of the By-laws of Purchaser, certified as true and complete by an officer of Purchaser and dated as of the Closing Date;

        6.2.3. A copy of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement by Purchaser, and any other document delivered by Purchaser hereunder, certified as true and complete, and in full force and effect, by an officer of Purchaser and dated as of the Closing Date;

        6.2.4. An incumbency certificate(s) with respect to the officers of Purchaser executing this Agreement, and any other document delivered hereunder, on behalf of Purchaser; and

        6.2.5. A closing certificate(s) executed by the President of Purchaser and the Secretary of Purchaser (or any other officer of Purchaser authorized to do so), on behalf of Purchaser, pursuant to which Purchaser certifies to the fulfillment of the conditions set forth in SECTIONS 5.1.1 and 5.1.2, and that all documents to be executed and delivered by Purchaser at the Closing have been executed by duly authorized officers of Purchaser, as the case may be.

    6.3. DELIVERIES OF THE STOCKHOLDERS. Subject to the fulfillment or written waiver of the conditions set forth in SECTION 5.1, the Stockholders shall execute and/or deliver to Purchaser all of the following:

        6.3.1. Certificates evidencing all of Shares, properly endorsed by the Stockholders, accompanied by such stock powers and other documents as may be necessary (or reasonably requested by Purchaser) to transfer record ownership of such Shares into Purchaser's name on the stock transfer books of the Company;

        6.3.2. A certified copy of the Company's Certificate of Incorporation and certificate of existence for the Company, in each case issued not earlier than two (2) days prior to the Closing Date by the Secretary of State of the State of New York, together with a copy of the By-laws of the Company, certified as true and complete by an officer of the Company and dated as of the Closing Date;

        6.3.3. A copy of the Trust Agreement of the Trust, certified as true and complete by the trustee of the Trust and dated as of the Closing Date;

        6.3.4. A closing certificate duly executed by each of the Stockholders pursuant to which each such party certifies to the fulfillment of the conditions set forth in SECTIONS 5.2.1 and 5.2.2, and that all documents to be executed and delivered by any of them at the Closing have been executed by the Stockholders or the trustee thereof in the case of the Trust;

        6.3.5. Resignations of each of the officers and directors of the Company, duly executed by such person; and

        6.3.6. A legal opinion from counsel to the Trust and any other Stockholder that is a trust as to the due existence and good standing of such trust under the laws of the state of its formation, such trust's power and authority to execute this Agreement and to consummate the transactions contemplated hereby, and the legality, validity and enforceability of this Agreement and the documents delivered pursuant hereto against such trust.

    7.  ADDITIONAL AGREEMENTS.

    7.1. PAYMENT OF BROKERS FEES. The Stockholders (and not the Company) shall be responsible for and shall pay the fees and other charges of Credit Suisse First Boston related to this Agreement and the transactions contemplated hereby. Purchaser shall be responsible for and shall pay the fees and other charges of Goldman, Sachs & Co. related to this Agreement and the transactions contemplated hereby.

    7.2. CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS. None of the parties hereto shall disclose any of the business terms of this transaction without the written consent of the other parties, except, on a need to know basis, to its professional advisors and except insofar as such disclosure may be required by applicable Law (including the securities Laws, including with respect to any Schedule 13D filed by certain Stockholders and any amendment thereto), or by existing obligations pursuant to any listing agreement with any securities exchange on which the shares of any party (or a Controlling direct or indirect parent of such party) are listed. Promptly following the Closing, the parties hereto shall issue a joint press release in a form reasonably satisfactory to each of the parties.

    7.3. TAX ELECTIONS. Each of Purchaser and the Stockholders shall (a) make an election under Code Section 338(h)(10) (the "SECTION 338(H)(10) ELECTION") (and any comparable election under applicable state, local or foreign law) with respect to the acquisition of the Company by Purchaser and (b) cooperate fully with the other in the making of such elections. Within thirty (30) days following the Closing Date, Purchaser shall deliver to the Stockholders for their review and approval, a schedule of the allocation of the purchase price (as determined under Section 338 of the Code and the Treasury Regulations thereunder) among the assets of the Company in the manner prescribed under
Section 338 of the Code and the Treasury Regulations promulgated thereunder (the "ALLOCATION SCHEDULE"). If the Stockholders and Purchaser are unable to agree upon an Allocation Schedule within sixty (60) days following the Closing Date, the parties shall promptly retain a mutually acceptable accounting firm (which shall be one of the Big Five firms who is not the regular firm of accountants for either Purchaser or any of the Stockholders or DKI (a "QUALIFIED ACCOUNTANT")) to produce an Allocation Schedule as soon as practicable, but in no event later than 120 days after the Closing Date. The Stockholders and Purchaser shall share equally the costs of the accounting firm incurred in connection with such Allocation Schedule. The Stockholders and Purchaser shall
(i) be bound by the Allocation Schedule (as agreed by the Stockholders and Purchaser or as prepared by the Qualified Accountants, as the case may be) and shall take no position inconsistent with the Allocation Schedule for any Tax purpose, including any audit or judicial or administrative proceeding and
(ii) prepare and file all Returns and determine all Taxes in a manner consistent with the Allocation Schedule. In particular and not by way of limitation, in order to effect the Section 338(h)(10) Election, within 150 days after the Closing Date, Purchaser and the Stockholders shall (a) jointly execute necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations and (b) file such Form 8023 with the Internal Revenue Service in a timely manner.

    7.4.  TAX MATTERS.

        7.4.1.  TAX RETURNS.  Except as otherwise provided in this SECTION 7.4:

       (i) The Stockholders shall file or cause to be filed when due all Returns that are required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing Date and shall remit (or cause to be remitted), any Taxes due in respect of such Returns. Purchaser shall pay to the Stockholders the Excluded Taxes (as hereinafter defined) which are payable with any such Return upon the written request of the Stockholders, setting forth in detail the computation consistent with past practices of the amount owed no later than two days prior to the date such Return is due to be filed, taking into account any valid extensions (the "DUE DATE").

       (ii) The Purchaser shall file or cause to be filed when due all Returns that are required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date, provided that any Straddle Period Return be filed consistent with past practices, and Purchaser shall remit (or cause to be remitted) any Taxes due in respect of such Returns.

           (1) Any Return required to be filed by Purchaser relating to any taxable year or period beginning on or before and ending after the Closing Date (the "STRADDLE PERIOD") shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to the Stockholders for their approval not less than 30 days prior to the Due Date for the filing of such Return, which approval shall not be unreasonably withheld.

           (2) The Stockholders shall pay to Purchaser the Taxes for which the Stockholders are liable (pursuant to SECTION 7.4.4) but which are payable with any Return to be filed by Purchaser with respect to any Straddle Period upon the written request of Purchaser, setting forth in detail the computation of the amount owed, no later than two days prior to the Due Date.

        7.4.2.  TAX INDEMNIFICATION.

       (i) The Stockholders shall, during the Tax Indemnification Period, indemnify and hold Purchaser harmless from and against the following:
           (1) any liability for Taxes imposed on the Company for any taxable year or period that ends on or before the Closing Date (including Taxes attributable to the Section 338(h)(10) Election) and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date (as determined pursuant to SECTION 7.4.4); (2) any liability for a breach of the representations in SECTION 3.3.18 (to the extent not payable pursuant to subsection (1) hereof); and (3) Transfer Taxes; provided, however, that the Stockholders shall not be liable for and shall not indemnify Purchaser for one-half of Taxes imposed on the Company by New York State or a locality therein that are attributable to the
           Section 338(h)(10) Election (as such, the "EXCLUDED TAXES");

       (ii) Purchaser shall, during the Tax Indemnification Period, indemnify and hold the Stockholders harmless from and against the following:
           (1) Taxes imposed on the Company for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date (determined pursuant to SECTION 7.4.4); and
           (2) Excluded Taxes; provided, however, that Purchaser shall not be liable for and shall not indemnify the Stockholders for Transfer Taxes;

       (iii) For purposes hereof, the term "TAX INDEMNIFICATION PERIOD" shall mean, with respect to any obligation with respect to Taxes payable by any party pursuant to THIS SECTION 7.4 (including any Tax-Related Payment), the period commencing on the Closing Date and ending on the sixtieth (60th) day (the "TAX INDEMNIFICATION CUT-OFF DATE") following the expiration of the applicable statute of limitations with respect to such obligation for Taxes; provided, however, that the Tax Indemnification Period shall be automatically extended with respect to any and all Taxes for which a Tax Indemnification Notice has been delivered prior to the Tax Indemnification Cut-Off Date, until the date upon which the Tax-Related Payment, if any, has been determined and made in accordance with the provisions of
           SECTION 7.4.11 hereof.

        7.4.3. TRANSFER TAXES. All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties resulting directly from the transactions contemplated by this Agreement (the "TRANSFER TAXES"), shall be borne by the Stockholders. Notwithstanding any other provision of this SECTION 7.4, any Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local Law for filing such Returns, and such party shall provide such Returns to the other party for review at least ten days prior to the Due Date for such Returns and shall file those Returns only with the consent of such other party, which consent shall not be unreasonably withheld.

        7.4.4.  COMPUTATION OF TAX LIABILITIES.

       (i) To the extent permitted or required by Law or administrative practice, the taxable year of the Company which includes the Closing Date shall be treated as closing on (and including) the Closing Date. For purposes of apportioning between the Stockholders and Purchaser the Taxes for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such Taxes shall be apportioned between the period deemed to end at the close of the Closing Date and the period beginning the day after the Closing Date on the basis of an interim closing of the books, except that Taxes imposed on a periodic basis (such as real property Taxes) shall be allocated on a daily basis.

       (ii) In determining the Stockholders' liability for Taxes pursuant to this Agreement, the Stockholders shall be credited with the amount of estimated Taxes paid by or on behalf of the Company prior to the Closing. To the extent that the Stockholders' liability for Taxes for a taxable year or period is less than the amount of estimated Taxes previously paid by or on behalf of the Company with respect to all or a portion of such taxable year or period, Purchaser shall pay the Stockholders the difference, no later than two days prior to the Due Date, of the Returns relating to such Taxes.

        7.4.5.  CONTEST PROVISIONS.

       (i) Each of Purchaser, on the one hand, and the Stockholders, on the other hand (the "RECIPIENT"), shall notify the other party in writing within 15 days of receipt by the Recipient of written notice of any pending or threatened audits, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit, dispute or other claim (a "TAX CLAIM") which could affect the liability for Taxes of such other party. If the Recipient fails to give such prompt notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Claim if and to the extent that such failure to give notice materially and adversely affects the other party's right to participate in the Tax Claim.

       (ii) The Stockholders shall have the sole right to represent the Company's interests in any Tax Claim relating to taxable periods ending on or before the Closing Date. The Stockholders and Purchaser shall have joint control with respect to representation of the Company's interests in any Tax Claim relating to a Straddle Period unless such Tax Claim relates solely to one portion of the Straddle Period or the other and only one party is responsible for all Taxes relating to such Tax Claim, in which instance such party shall control the defense of such Tax Claim. Without implication that the contrary would otherwise be true, Purchaser shall have the sole right to represent the Company's interests in any Tax Claim relating to taxable periods beginning after the Closing Date. None of Purchaser, any of its Affiliates, or the Company may settle or otherwise dispose of any Tax Claim for which the Stockholders may have a liability under this Agreement, or which may result in an increase in the Stockholders' liability under this Agreement, without the prior written consent of the Stockholders, which consent may be withheld in the sole discretion of the Stockholders, unless Purchaser fully indemnifies the Stockholders in writing with respect to such liability in a manner satisfactory to the Stockholders. None of the Stockholders or any of their respective Affiliates may settle or otherwise dispose of any Tax Claim for which Purchaser may have a liability under this Agreement, or which may result in an increase in Purchaser's liability under this Agreement, without the prior written consent of Purchaser, which consent may be withheld in the sole discretion of Purchaser, unless the Stockholders fully indemnify Purchaser in writing with respect to such liability in a manner satisfactory to Purchaser.

        7.4.6.  REFUNDS.

       (i) Any Tax refund (including any interest in respect thereof) received by Purchaser or the Company, and any amounts credited against Tax to which Purchaser or the Company becomes entitled (including by way of any amended Returns) that relate to any taxable period, or portion thereof, ending on or before the Closing Date and that relate solely to the Company (and not Purchaser or its Affiliates) or the Stockholders shall be for the account of the Stockholders, and Purchaser shall pay over to the Stockholders any such refund or the amount of any such credit within five days after receipt or entitlement thereto. Any Tax refund (including any interest in respect thereof) received by the Stockholders, and any amounts credited against Tax to which the Stockholders become entitled (including by way of any amended Returns) that relate to any taxable period, or portion thereof, beginning after the Closing Date and that relate solely to the Company, Purchaser or their respective Affiliates shall be for the account of Purchaser, and the Stockholders shall pay over to Purchaser any such refund or the amount of any such credit within five days after receipt or entitlement thereto. For purposes of this SECTION 7.4.6, where it is necessary to apportion a refund or credit between Purchaser and the Stockholders for a Straddle Period, such refund or credit shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that refunds or credits of Taxes imposed on a periodic basis (E.G., real property Taxes) shall be allocated on a daily basis.

       (ii) The Purchaser shall use its reasonable best efforts to cooperate, and cause the Company to use its reasonable best efforts to cooperate, in obtaining any refund that the Stockholders reasonably believe should be available, including through filing appropriate forms with the applicable taxing authorities. Any out-of-pocket expense incurred by Purchaser or the Company in connection with such activities shall be reimbursed by the Stockholders within ten
           (10) days of written notice by Purchaser or the Company of such expense.

        7.4.7. RESOLUTION OF ALL TAX-RELATED DISPUTES. In the event that the Stockholders and Purchaser cannot agree on the calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by a Qualified Accountant, whose decision shall be final and binding upon all persons involved and whose expenses shall be shared equally by the Stockholders and Purchaser.

        7.4.8. POST-CLOSING ACTIONS WHICH AFFECT THE STOCKHOLDERS' LIABILITY FOR TAXES.

       (i) Purchaser shall not permit the Company to take any action after the Closing Date which could increase the Stockholders' liability for Taxes (including any liability of the Stockholders to indemnify Purchaser for Taxes pursuant to this Agreement). The Stockholders shall not take any action after the Closing Date, which could increase Purchaser's or the Company's liability for Taxes (including any liability of Purchaser to indemnify the Stockholders for Taxes pursuant to this Agreement).

       (ii) Purchaser shall not (and shall not cause or permit the Company to) amend, refile or otherwise modify any Return relating in whole or in part to the Company with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of the Stockholders, which consent may be withheld in the reasonable good faith discretion of the Stockholders.

        7.4.9. ASSISTANCE AND COOPERATION. After the Closing Date, each of the Stockholders and Purchaser shall:

       (i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Returns or other reports with respect to Transfer Taxes;

       (ii) assist the other party in preparing any Returns which such other party is responsible for preparing and filing in accordance with this
           SECTION 7.4;

       (iii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Returns of the Company;

       (iv) make available to the other and to any taxing authority as reasonably requested in connection with any Return all information relating to any Taxes or Returns of the Company; and

       (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

        7.4.10. ADJUSTMENT TO PURCHASE PRICE. For all Tax purposes, unless otherwise required by applicable Law, any payment by Purchaser or the Stockholders under this SECTION 7.4. shall be treated as an adjustment to the Purchase Price.

        7.4.11. TAX-RELATED INDEMNIFICATION PAYMENTS. Any and all payments required to be made pursuant to this SECTION 7.4 (each, a "TAX-RELATED PAYMENT") shall be paid by wire transfer of immediately available funds to the party seeking indemnification (a "TAX INDEMNIFIED PARTY") within fifteen
    (15) days of the date upon which the Tax Indemnified Party delivers to the party from whom indemnification is sought (a "TAX INDEMNIFYING PARTY") a notice in writing of its claim for indemnification for a Tax-Related Payment (the "TAX INDEMNIFICATION NOTICE"); provided however, that, if the Tax-Related Payment requested pursuant to the Tax Indemnification Notice is disputed as provided in this SECTION 7.4.11, such payment shall be due within fifteen (15) days following the applicable Tax Determination. Each Tax Indemnification Notice shall set forth, in reasonable detail, the computation, amount, and basis of the Tax-Related Payment, which

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
    computation shall be in accordance with the historical tax accounting practices of the Company. If (a) the Tax Indemnifying Party delivers, within fifteen (15) days of receipt of a Tax Indemnification Notice, written notice (a "TAX DISPUTE NOTICE") to the Tax Indemnified Party that the Tax Indemnifying Party disputes the amount of any Tax-Related Payment set forth in the applicable Tax Indemnification Notice and (b) the parties are, within fifteen (15) days of delivery of such Tax Dispute Notice, unable to resolve the dispute as to the Tax-Related Payment, the parties shall mutually retain a Qualified Accountant to resolve such dispute, the cost of which Qualified Accountant shall be borne equally by the parties and the conclusion of which Qualified Accountant as to the amount of the Tax-Related Payment (the "TAX DETERMINATION"), if any, shall be binding upon the parties. Any claim for a Tax-Related Payment by one party may be offset by a claim for a Tax-Related Payment by the other party, but only to the extent that the parties have delivered appropriate Tax Indemnification Notices therefor and no Tax Dispute Notices that remain unresolved have been delivered with respect thereto. The net Tax-Related Payment of any party shall be made in accordance with the terms of this SECTION 7.4.11.

    7.5. INTELLECTUAL PROPERTY APPLICATIONS. In the event that there exist any applications to register any Intellectual Property in the name of Donna Karan or any of her Affiliates (if applicable) which are required to be assigned or transferred to the Company prior to the Closing pursuant to SECTION 4.1.7 above and, pursuant to applicable law, such applications cannot be so assigned or transferred prior to the Closing, then immediately following such time as any registration is granted pursuant to any such application, Karan shall, and shall cause any of her Affiliates (if applicable), to take all actions necessary in order to assign or transfer the Intellectual Property included in such registrations to Purchaser after the Closing, with no additional consideration to be paid by Purchaser in connection therewith.

    7.6. FUTURE AGREEMENTS. Following the date hereof, the Stockholders and Purchaser shall negotiate in good faith and, beginning immediately following the time that the DKI Transaction is approved by the DKI Board of Directors, use their respective best efforts to enter into or adopt formal agreements, including the certificate of incorporation and bylaws (the "FORMAL GOVERNANCE AGREEMENTS"), with respect to the governance of DKI (or any successor thereof following consummation of the DKI Transaction) and related arrangements on the terms set forth on Annex A hereto (the "CONDITIONAL GOVERNANCE TERMS") and such other terms as the Stockholders and Purchaser may agree in writing, to become effective only upon consummation of the DKI Transaction or, in the case of the GS II Agreement (as defined in Annex A), as promptly as practicable but in no event more than 20 days following the Closing Date. If (i) the DKI Transaction is approved by the DKI Board of Directors, (ii) the DKI Transaction is consummated, and (iii) the Stockholders and Purchaser do not enter into and adopt all of the necessary Formal Governance Agreements prior to consummation of the DKI Transaction then the Stockholders and Purchaser hereby agree, without any further action by any of them, that DKI (or any successor thereof following consummation of the DKI Transaction) shall be governed pursuant to the Conditional Governance Terms. If the Stockholders and Purchaser (x) become governed by the Conditional Governance Terms on the Closing Date pursuant to the immediately preceding sentence and (y) do not thereafter enter into and adopt all of the necessary Formal Governance Agreements at any time prior to six months after Closing, then the parties agree to submit to a mediator ("MEDIATOR"), for binding mediation, selected by and pursuant to the rules of the American Arbitration Association (and the provisions of the last sentence hereto) and located in New York, New York, the determination of the form of the Formal Governance Agreements. The Mediator shall so determine the form of the Formal Governance Agreements (subject to the provisions of the last sentence hereof), which determination shall be made no later than six (6) months following his selection, and his determination shall be final and non-appealable. After the Mediator so determines the form of the Formal Governance Agreements, each of the parties hereto shall execute and deliver such Formal Governance Agreements to the other parties hereto. Anything to the contrary herein notwithstanding, the Mediator shall (1) be an attorney with over 20 years experience in corporate transactions, (2) in so determining the form of any Formal Governance Agreement, agree to accept all those provisions of such Formal Governance Agreement which all of the parties hereto confirm in writing to the Mediator have already been agreed upon, (3) determine the form of those provisions of the Formal Governance Agreements not otherwise agreed upon by the parties hereto based upon the intent and agreement of parties as evidenced by (I) the Conditional Governance Terms (which shall in any case be deemed part of such agreement), (II) any drafts of Formal Governance Agreements which may have been circulated among the parties,
(III) interviews with the parties and their representatives, (IV) form and custom in other comparable transactions, (V) what is reasonable under the circumstances, and (VI) such other information that the Mediator may reasonably deem relevant to making such determination, and (4) to the extent not otherwise inconsistent with the prior clauses of this sentence, be bound by the rules of the American Arbitration Association regarding mediation.

    7.7. NET WORTH STATEMENTS. The Stockholders shall deliver to Purchaser, no later than forty-five (45) days after each of December 31, 2001 and December 31, 2002, a letter (the "NET WORTH STATEMENT") from their accountant, Mahoney Cohen & Company CPA, P.C. (or another accounting firm of at least comparable reputation), stating that the aggregate net worth (as determined in accordance with GAAP) of the Stockholders is at least U.S.$50 million, or, if less, the extent to which the aggregate net worth (as determined in accordance with GAAP) is less than U.S.$50 million (the "SHORTFALL"). If the Stockholders fail to deliver the Net Worth Statement within the time period set forth in this
SECTION 7.7, the Shortfall shall be deemed to be U.S.$50 million. In the event that there is a Shortfall, the Stockholders shall deposit an amount equal to such Shortfall with a U.S. bank with at least U.S.$1 billion in assets as escrow agent. The Stockholders and Purchaser shall enter into an escrow agreement, governing the terms of such deposit, reasonably acceptable to each, which escrow agreement shall provide for release of all or part of the escrowed amount
(i) to Purchaser in the event that Purchaser makes a successful claim for indemnification pursuant to SECTION 8 of this Agreement and (ii) to the extent not previously released to Purchaser, to the Stockholders (a) on the second anniversary of the Closing Date or (b) upon the pledge of capital stock contemplated by the terms of Annex A.

    8.  INDEMNIFICATION.

    8.1. GENERAL. Except as set forth herein, from and after the Closing, the parties shall indemnify each other as provided in this SECTION 8; provided, however, that no Indemnified Party shall be indemnified for any Claim regarding Taxes pursuant to this SECTION 8, but shall instead be indemnified as provided in and pursuant to the terms of SECTION 7.4. No specifically enumerated indemnification obligation with respect to a particular subject matter as set forth below shall limit or affect the applicability of a more general indemnification obligation as set forth below with respect to the same subject matter. The representations, warranties, covenants and obligations in this Agreement, including any exhibits, annexes, or Disclosure Schedules attached hereto, will survive in accordance with the terms set forth in SECTION 8.7. The right to indemnification and payment of Damages or any other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or obligation. Except as set forth in this Agreement, including in SECTION 9.2.1, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, the payment of Damages, or any other remedy based on such representations, warranties, covenants and obligations. For the purposes of this SECTION 8 but subject to
SECTION 9.2.1, each party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing. Any representation or warranty made at Closing shall be breached if untrue on the Closing Date regardless of whether such breach constitutes a failure of condition set forth in SECTION 5.2.1 to Purchaser's obligation to consummate the transactions contemplated hereby or a failure of condition set forth in SECTION 5.1.1 to the Stockholders' obligation to consummate the transactions contemplated hereby.

    8.2. INDEMNIFICATION OBLIGATIONS OF THE STOCKHOLDERS Except as set forth herein (including SECTION 8.7.1 and SECTION 8.7.2), each of the Stockholders (as such, an "INDEMNIFYING PARTY") shall jointly and severally defend, indemnify, save and keep Purchaser and its Affiliates, officers, directors, agents, attorneys, accountants, and employees, and each of their successors and permitted assigns ("PURCHASER INDEMNITEES"), harmless against and from all Damages asserted, sustained or incurred by any Purchaser Indemnitee, as a result of or arising out of or by virtue of:

        8.2.1. Any breach of any representation or warranty (including the references to the Disclosure Schedule set forth herein) made by any of the Stockholders to Purchaser in SECTION 3.3 hereof (other than SECTION 3.3.10 and SECTION 3.3.18).

        8.2.2. Any breach of, or failure to perform, any of the covenants or obligations of the Stockholders under this Agreement to be performed by any of them (including their obligations under this SECTION 8).

    8.3. PURCHASER'S INDEMNIFICATION COVENANTS. Except as set forth herein (including in SECTION 8.7.1 and SECTION 8.7.2), Purchaser (as such, an "INDEMNIFYING PARTY") shall defend, indemnify, save and keep the Stockholders and each of their Affiliates, officers, directors, agents, attorneys, accountants and employees and each of their successors and permitted assigns ("STOCKHOLDER INDEMNITEES"), harmless against and from all Damages asserted, sustained or incurred by any Seller Indemnitee, as a result of or arising out of or by virtue of:

        8.3.1. Any breach of any representation or warranty made by Purchaser to the Stockholders in SECTION 3.2 hereof.

        8.3.2. Any breach by Purchaser of, or failure by Purchaser to comply with, any of the covenants or obligations under this Agreement to be performed by Purchaser (including its obligations under this SECTION 8).

        8.3.3. Any Third Party Claim (a) by or on behalf of DKI, (b) by a stockholder of DKI that is (i) not a Stockholder or any of their respective Affiliates and (ii) not Purchaser or any of its Affiliates or (c) any person or entity (other than Purchaser or any of its Affiliates) that makes (between the date hereof and the earlier of (i) the consummation of the DKI Transaction or (ii) six (6) months following the abandonment by Purchaser (and/or its Affiliates) of its efforts to consummate the DKI Transaction) an Acquisition Proposal, against any of the Stockholders arising out of, based upon or relating to the negotiation, execution or performance of this Agreement, the actions required to be taken or prohibited to be taken by the Stockholders by the terms of this Agreement, or the DKI Transaction. Notwithstanding anything to the contrary contained herein, Purchaser shall not, and shall not be obligated to, indemnify, save or keep harmless any of the Stockholders for any intentional misstatement of material fact by such Stockholder in a press release or any document filed with the U.S. Securities and Exchange Commission (the "SEC") in such Stockholder's capacity as a stockholder of DKI, or any omission by such Stockholder to state a fact that is necessary to make such a press release or other such a document filed with the SEC, in light of the circumstances in which they are made, not misleading or any failure to file any document with the SEC, in such Stockholder's capacity as a stockholder of DKI, when required to be filed.

    8.4. COOPERATION. Subject to the provisions of SECTION 8.6, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of any such Third Party Claim.

    8.5. REQUIREMENTS AS TO CLAIMS. The Indemnifying Party shall not be entitled to require that any Action be brought against any other person before a Claim is made against it hereunder by the Indemnified Party.

    8.6. THIRD PARTY CLAIMS. Except as set forth in SECTION 7.4 for Claims regarding Taxes,

        8.6.1. Forthwith following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall
    (i) notify the other party of the existence of such Third Party Claim, setting forth with reasonable specificity the facts and circumstances relating to the Third Party Claim of which such party is aware and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. The Indemnified Party (a) may, upon reasonable notice from the Indemnified Party, tender the defense of a Third Party Claim to the Indemnifying Party and (b) shall, upon reasonable notice from the Indemnifying Party, tender such defense to the Indemnifying Party.

        8.6.2.  If the defense of a Third Party Claim is tendered pursuant to
    SECTION 8.6.1, then the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim (except as provided in SECTION 8.6.4). The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided.

        8.6.3. The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall not agree to undertake the defense of a Third Party Claim within 30 days following the tender thereof pursuant to clause (a) of SECTION 8.6.1 or shall fail to diligently contest the Third Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the right to contest, defend and litigate the Third Party Claim and shall have the right, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable (except as provided in SECTION 8.6.4). All expenses (including attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party.

        8.6.4. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnifying Party shall, and no Indemnified Party shall be required by an Indemnifying Party to, (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation,
    (y) enter into any settlement that attributes by its terms liability to the Indemnified Party or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this SECTION 8 shall relieve it of such obligations to the extent they exist.

        8.6.5. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to clause (a) of
    SECTION 8.6.1, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, pursuant to SECTION 8.6.3, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this SECTION 8.6, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as hereinabove provided, the

    Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses and court costs of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses and court costs.

    8.7.  CERTAIN LIMITATIONS; SURVIVAL.

        8.7.1.  Notwithstanding anything to the contrary contained herein,
    (i) an Indemnifying Party shall not be required to indemnify the Indemnified Party pursuant to SECTION 8.2.1 or SECTION 8.3.1 above unless and until the aggregate Damages suffered by the Indemnified Party on account of all breaches of representations and warranties of the Indemnifying Party (other than as described in clause (ii) below) shall exceed U.S.$3,000,000 (the "BASKET") (other than willful breaches of representations and warranties set forth in SECTION 3.3.7 and SECTION 3.3.9, to which the foregoing limitation shall not apply), (ii) an Indemnifying Party shall not be required to indemnify the Indemnified Party pursuant to SECTION 8.2.1 above in the case of any breach of the first sentence of paragraph (i) of SECTION 3.3.16 on account of any facts, events or circumstances first arising after April 28, 2000 until the aggregate Damages suffered by the Indemnified Party on account of all such breaches of representations and warranties shall exceed U.S.$7,500,000 (the "SECOND BASKET"), in which case only such Damages arising from breaches of the first sentence of paragraph (i) of
    SECTION 3.3.16 on account of any facts, events or circumstances first arising after April 28, 2000 in excess of the Second Basket shall be indemnifiable under SECTION 8.2.1 above, subject to the Basket, and
    (iii) once such Damages exceed the Basket, the Indemnified Party may make all claims and the Indemnifying Party shall be liable for all such Damages from the first dollar (I.E., regardless of the Basket) up to a maximum amount (the "CEILING") equal to U.S.$150,000,000. Notwithstanding anything to the contrary contained herein, the Company and the Stockholders shall assign to Purchaser, and Purchaser shall assign to the Stockholders, any right any one of them may have to insurance proceeds on account of any of the events or circumstances described in any of SECTION 8.2 or SECTION 8.3 hereof for which the other has suffered Damages; provided, however, that each such party shall be required to remit any portion of such proceeds to the person or entity that assigned the rights thereto to the extent that the sum of such proceeds and the amount the party receives pursuant to this
    SECTION 8 exceed such party's Damages. In no event shall any party hereto have any liability hereunder in respect of lost profits or consequential (provided that any diminution in the valuation of the Company shall be deemed to constitute actual damages, and not consequential damages, to the extent that it results from a breach of any representation or warranty set forth in SECTION 3.3.8), speculative, special, incidental or punitive damages.

        8.7.2. Any provision of this Agreement (other than SECTION 7.4) that imposes an obligation or restriction, or confers a right or benefit, the observance, performance, or exercise of which may or must occur after the Closing shall survive indefinitely except as set forth in the immediately following sentence. Without limitation of the foregoing, (1) all representations and warranties, to the extent they relate solely to the Business, shall terminate at Closing (except that such representations and warranties shall survive for the applicable periods set forth in clause (2) hereof (without regard to whether they relate to the Business) (a) if such representations and warranties are set forth in SECTION 3.3.8, in
    SECTION 3.3.9 (but not to the extent such Liabilities are described in SECTION 3.3.16(II))or in SECTION 3.3.16(I) or (b) if, and to the extent that, any of the Stockholders actually knows on the date hereof of any fact, event or circumstance that constitutes a breach of any such representation or warranty) and (2) all representations and warranties, to the extent that they do not relate solely to the Business, if set forth (w) in SECTIONS 3.2.1, 3.2.2, 3.3.1, 3.3.2, 3.3.3, and 3.3.7, shall survive forever, (x) in
    SECTION 3.3.10, shall terminate at Closing, (y) in SECTION 3.3.18, shall survive until sixty (60) days following any applicable statute of limitations period and (z) in all other subsections of SECTION 3.2 and 3.3, shall survive for a period of

    18 months after the Closing. If any party provides a written notification to the other party of a breach or of an alleged breach of any representation or warranty (which notice describes such breach or alleged breach) prior to the end of the applicable survival period, such specific representation or warranty shall with respect to such breach or alleged breach survive without limitation. For the avoidance of doubt, any particular representation or warranty, in the context of an alleged breach thereof, can both relate solely to the Business (and therefore be described in clause (1) hereof) with respect to certain facts or circumstances and not relate solely to the Business (and therefore be described in clause (2) hereof) with respect to certain other facts or circumstances. For example, the representations and warranties set forth in SECTION 3.3.11 shall relate solely to the Business with respect to a Permit of the Company required for any Trademark of the Company, if any were so required, and shall not relate solely to the Business with respect to a Permit required for the Company to do business in the City of New York.

    9.  TERMINATION/REMEDIES.

    9.1. RIGHT TO TERMINATE. Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated as follows: (i) by the mutual written consent of Purchaser and the Stockholders; or
(ii) upon the Stockholders written notice to Purchaser at any time thereafter if the Closing has not occurred at or before 11:59 p.m. on the date that is six
(6) months after the date hereof.

    9.2. FAILURE OF CONDITION. In the event of the nonfulfillment of any condition to a party's closing obligations on or prior to September 30, 2001, such party may elect to do one of the following:

        9.2.1. Proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the Closing shall not be deemed a waiver of a breach of any representation, warranty or covenant or of any party's rights and remedies with respect thereto; provided, however, that consummation of the Closing despite the nonfulfillment of the closing condition set forth in SECTION 5.2.1 shall be deemed a waiver of any particular breach of representation and warranty but only if and to the extent that such particular breach (a) relates to the Business, (b) is due to facts, events or circumstances not actually known by any of the Stockholders on the date of this Agreement, (c) is not willfully caused by any of the Stockholders and (d) for which the Stockholders have delivered written notice to Purchaser not less than seven (7) days prior to Closing (provided, that if the Stockholders learn of any particular fact, event or circumstance described in (b) on a date that is less than seven (7) days prior to Closing, then this subsection (d) shall be satisfied if the Stockholders deliver written notice thereof promptly to Purchaser after so learning of such particular fact, event or circumstance, but in all events before Closing);

        9.2.2. Decline to close, terminate this Agreement and thereafter seek Damages for breach of any representation, warranty or covenant; or

        9.2.3. Seek specific performance of the obligations of the other party. Each party hereby agrees that in the event of any breach by such party of this Agreement, the remedies available to the other party at law would be inadequate and that such parties' obligations under this Agreement may be specifically enforced.

    9.3.  RIGHT TO DAMAGES.  If this Agreement is terminated pursuant to
SECTION 9.1 or 9.2, such termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of the party terminating this Agreement pursuant to SECTION 9.1 or 9.2 for breach of any representation, warranty or covenant hereunder to the extent set forth herein. In no event shall any party hereto have any liability hereunder in respect of lost profits or consequential (provided that any diminution in the valuation of the Company shall be deemed to constitute actual damages, and not consequential damages, to the extent that it results from a breach of any representation or warranty set forth in SECTION 3.3.8), speculative, special, incidental or punitive damages.

    10.  MISCELLANEOUS.

    10.1. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to the parties hereto as follows:

    If to any of the Stockholders:

       Mr. Stephan Weiss
       c/o Gabrielle Studio, Inc.
       201 Wolfs Lane
       Pelham, New York 10803, U.S.A.
       Fax:

    with a copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       Four Times Square
       New York, New York 10036-6522, U.S.A.
       Attention: Eileen T. Nugent, Esq.
       Fax: (212) 735-2000

    If to Purchaser:

       LVMH Moet Hennessy Louis Vuitton Inc.
       19 East 57th Street
       Fifth Floor
       New York, New York 10022, U.S.A.
       Attention: General Counsel
       Fax: (212) 340-7620

    and with a copy to:

       LVMH Moet Hennessy Louis Vuitton
       30, avenue Hoche
       Paris, France
       Attention: Patrick Houel
       Fax: (33 1) 45 638 752

    and with a copy to:

       Barack Ferrazzano Kirschbaum
       Perlman & Nagelberg
       333 West Wacker Drive, 27th Floor
       Chicago, Illinois 60606, U.S.A.
       Attention: Peter J. Barack, Esq.
       Fax: (312) 984-3150

Notices shall be deemed properly delivered and received when (i) if personally delivered, upon receipt or refusal to accept delivery, (ii) if sent via facsimile, upon mechanical confirmation of successful transmission thereof generated by the sending telecopy machine, (iii) if sent by a commercial overnight courier for delivery on the next business day, on the first business day after deposit with such courier service, or (iv) if sent by registered or certified mail, five (5) days after deposit thereof in the U.S. mail. Any party may change its address for delivery of notices by properly notifying the others pursuant to this SECTION 10.1.

    10.2. BENEFIT; ASSIGNMENT. Except as set forth in SECTION 4.2, this Agreement is for the benefit only of the parties hereto and their respective successors (and with respect to Purchaser, the Stockholders and their respective permitted assigns as provided below), and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof, except insofar as such person or entity may be entitled to indemnification as an Indemnified Party under SECTION 8 above. No party may assign any of its rights or obligations under this Agreement without the prior written consent of all of the other parties (in their respective sole discretion), except that (i) Purchaser may assign its rights and obligations hereunder to any wholly owned subsidiary of Purchaser, provided that Purchaser shall remain liable under this Agreement and (ii) any of the Stockholders may assign its rights and obligations hereunder to a transferee pursuant to a Permitted Transfer, provided that such Stockholder shall remain liable under this Agreement.

    10.3. FURTHER ASSURANCES. All actions required to be taken pursuant to this Agreement to effectuate the transaction contemplated herein shall be taken promptly and in good faith by Purchaser or by the Stockholders, as the case may be. Purchaser and each of the Stockholders shall use their best efforts to consummate the transactions contemplated hereby (except that, except as expressly set forth herein, no Stockholder will have an obligation with respect to any proposal made by Purchaser to the DKI Board of Directors or in connection with the transactions contemplated by such proposal), including causing the conditions to closing set forth in SECTION 5 to be satisfied, and, without limiting the generality of the foregoing, shall cooperate with and assist the other in its efforts to obtain or cause to be obtained any and all consents and approvals of third parties (including, but not limited to, Governmental Authorities) that may be necessary in connection with the transactions contemplated hereby, including all filings pursuant to the HSR Act. Purchaser and the Stockholders agree to (i) furnish with, or cause to be furnished to, the other party such documents or further assurances, and (ii) perform, or cause to be performed, such undertakings as the other party may reasonably request at any time in connection with (x) the transactions contemplated hereby, and (y) the respective obligations of Purchaser and each of the Stockholders, as the case may be, set forth in this Agreement. Notwithstanding anything to the contrary contained herein, in no event shall Purchaser be obligated to (or be deemed to have failed to use best efforts in the event Purchaser fails to) increase the consideration set forth in any proposal made by Purchaser made pursuant to the terms of this Agreement to acquire the outstanding common stock of DKI.

    10.4. SCHEDULES. Disclosure of any fact or item in any section of the Disclosure Schedule hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not an explicit cross-reference appears. Certain of the representations and warranties set forth in this Agreement contemplate that there will be included in the Disclosure
Schedule information that might be "material" or have a "material adverse effect." The Stockholders may, at their option, include in such schedules items that are not material or are not likely to have a material adverse effect in order to avoid any misunderstanding, and any such inclusion shall not be deemed to be an acknowledgment or representation that such items are material or would have a material effect, to establish any standard of materiality or material adverse effect on the Business, or to define further the meaning of such terms for purposes of this Agreement.

    10.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement, including any exhibits, annexes or schedules attached hereto, documents, and instruments referred to herein or delivered pursuant hereto, constitute the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements with respect to such transaction are hereby superseded. The only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in or made pursuant to this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent specifically set forth in such instrument. No such waiver shall be deemed to be a waiver of any other or similar provision or condition, or of any future event, act, breach or default, and no course of dealing shall be implied or arise from any waiver or series of waivers (written or otherwise) of any right or remedy hereunder.

    10.6. CONSTRUCTION. Whenever used in this Agreement, the singular shall include the plural and vice versa (where applicable), the use of the masculine, feminine or neuter gender shall include the other genders (unless the context otherwise requires), the words "hereof," "herein," "hereto," "hereby," "hereunder" and other words of similar import refer to this Agreement as a whole (including all schedules and exhibits), and the word "include", "includes" and "including" shall mean "include, without limitation", "includes, without limitation" and "including, without limitation", respectively. For the purposes of this Agreement, the actual knowledge of the Stockholders shall be deemed to include the actual knowledge of David L. Bressman acquired while an officer of the Company (even if also acquired in a different capacity or at a different time). This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that Purchaser and each of the Stockholders have contributed substantially and materially to the preparation of this Agreement. The headings of various Sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

    10.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflict of laws rules.

    10.8. JURISDICTION; FORUM. By the execution and delivery of this Agreement, Purchaser and each of the Stockholders submits to the personal jurisdiction of any state or federal court in the State of New York, County of New York in any suit or proceeding arising out of or relating to this Agreement.

        10.8.1. To the extent that Purchaser or any of the Stockholders has or hereafter may acquire any immunity from jurisdiction of any New York court from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Purchaser or such Stockholder, as the case may be, hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

        10.8.2. The parties hereto agree that the appropriate and exclusive forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of New York, County of New York. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the parties to obtain execution of judgment in any other jurisdiction. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

    10.9. PARTIAL INVALIDITY. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.

    10.10. EXPENSES. Except as set forth herein, Purchaser and each of the Stockholders shall each bear their own respective costs and expenses relating to the transactions contemplated hereby, including fees and expenses of legal counsel, accountants, investment bankers or other representatives for the services used, hired or connected with the proposed transactions mentioned above.

    10.11. REMEDIES CUMULATIVE. Except as otherwise provided herein, all remedies of any party hereunder are cumulative and not alternative, and are in addition to any other remedies available at law, in equity or otherwise. The amount recoverable by Purchaser from any of the Stockholders on account of any breach hereof or default hereunder by any of them shall not be diminished by reason of the fact that the principal or sole damage resulting therefrom is suffered by or relates to the Company.

    10.12. COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement.

    10.13. TERMINATION OF CERTAIN AGREEMENTS. In connection with the transactions contemplated in this Agreement, the Stockholders hereby agree that both (i) the Shareholders Agreement, dated September 1, 1989, among the Company, Karan and Weiss, as amended, and (ii) the Agreement, dated June 10, 1996, by and among Karan, Weiss, certain trusts and the Company shall automatically terminate (without any further action required by the parties thereto) and be of no further force and effect as of the Closing.

           [The remainder of this page is intentionally left blank.]

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                       PURCHASER:
                                                       LVMH MOET HENNESSY LOUIS VUITTON INC.

                                                       By:  /s/ BRUCE G. INGRAM
                                                            -----------------------------------------
                                                            Name: Bruce G. Ingram
                                                            Title: SENIOR VICE PRESIDENT

                                                       STOCKHOLDERS:

                                                            /s/ DONNA KARAN
                                                            -----------------------------------------
                                                            Donna Karan

                                                            /s/ STEPHAN WEISS
                                                            -----------------------------------------
                                                            Stephan Weiss

                                                       TRUST FBO LISA WEISS KEYES, COREY WEISS AND
                                                       GABRIELLE KARAN U/A/D 2/2/96

                                                       By:  /s/ STEPAN WEISS
                                                            -----------------------------------------
                                                            Stephan Weiss
                                                            TRUSTEE

    LVMH hereby accepts and agrees to SECTION 4.5 of this Agreement and the section entitled "OTHER TRANSACTION ISSUES--KARMA-PARENT GUARANTY" of the Conditional Governance Terms. LVMH hereby acknowledges that each Stockholder who is a signatory hereto may proceed directly against LVMH in the event of any breach of SECTION 4.5 of this Agreement and the section entitled "OTHER TRANSACTION ISSUES--KARMA-PARENT GUARANTY" of the Conditional Governance Terms.

                                                       LVMH MOET HENNESSY LOUIS VUITTON S.A.

                                                       By:  /s/ MYRON ULLMAN
                                                            -----------------------------------------
                                                            Name: Myron Ullman
                                                            Title:  DIRECTOR GENERAL

                                                                         ANNEX A
                                                                        REDACTED

    L WILL FORM KARMA, A WHOLLY OWNED, DIRECT OR INDIRECT, DELAWARE SUBSIDIARY, WHICH, UPON SATISFACTION OF ALL RELEVANT CONDITIONS, WILL ACQUIRE ALL OF THE OUTSTANDING STOCK OF GABRIELLE STUDIO, INC. ("GS") PURSUANT TO THE TERMS OF THE AGREEMENT BETWEEN DK/SW AND THE RELATED TRUSTS (GENERALLY REFERRED TO HEREIN COLLECTIVELY AS "DK/SW") AND L (THE "AGREEMENT"). THE DATE OF CONSUMMATION OF THE ACQUISITION OF THE STOCK OF GS IS REFERRED TO AS THE "GS CLOSING DATE." THEREAFTER, L MAY MERGE OR LIQUIDATE GS WITH AND INTO KARMA. IN THE EVENT THAT L DOES NOT MERGE OR LIQUIDATE GS WITH AND INTO KARMA, GS WILL REMAIN AS A WHOLLY-OWNED SUBSIDIARY OF KARMA. IN ALL EVENTS, DK/SW AND KARMA (OR L IF L IS ACQUIROR) WILL MAKE A SECTION 338(H)(10) ELECTION IN CONNECTION WITH THE ACQUISITION OF GS. IN ADDITION, L SHALL BE RESPONSIBLE FOR 50% OF THE NEW YORK STATE AND NEW YORK CITY TAXES IMPOSED ON GS AS A RESULT OF THE
SECTION 338(H)(10) ELECTION, WHICH REIMBURSEMENT OF TAXES SHALL BE TREATED AS AN ADJUSTMENT TO THE PURCHASE PRICE OF GS.

    THE FOLLOWING DESCRIBES THE POSSIBLE STRUCTURE AND GOVERNANCE OF KARMA IF THE DKI BOARD APPROVES AND DKI, L AND KARMA ENTER INTO A DEFINITIVE AGREEMENT WITH RESPECT TO A MERGER TRANSACTION BETWEEN DKI AND KARMA (THE "DKI MERGER"):

    If DKI, L and Karma enter into a definitive agreement with respect to the DKI Merger within 12 months of the date of the Agreement and the DKI Merger is consummated, DK/SW will take the steps set forth in the second succeeding para graph and all of the provisions of this Annex A will come into effect. If the DKI Merger does not take place in accordance with the preceding sentence, until the third anniversary of the date of this Agreement, then (i) DK/SW shall have the option to take the steps set forth in such second succeeding paragraph and exercise in full their rights to acquire shares of Karma common stock (with the understanding that in such circumstance, i.e., the exercise by DK/SW in full of such rights to acquire shares of Karma common stock, the terms governing such investment set forth in this Annex A will then come into effect on the same terms that would apply if the DKI Board of Directors had approved and entered into a definitive agreement with respect to the DKI Merger within 12 months of the Agreement) and (ii) L shall have the right to cause DK/SW to exchange the DKI Karma Exchange Shares (as defined below) for an equal number of shares of Karma common stock, but not to make any of the other investments described herein (with the understanding that in such circumstance the parties will not otherwise have the rights or obligations set forth in this Annex A and that the governance of Karma will not be subject to the terms of Annex A, but the parties will negotiate in good faith contractual provisions relating to tag- and drag-along rights and transfers of such shares to permitted transferees or to third parties, subject to L's right of first refusal).

CAPITAL STRUCTURE OF KARMA

    - Immediately before the consummation of the DKI Merger, L will cause the Karma capital structure to consist of (x) Karma common stock valued on a per share basis at the same price as the cash price per share paid to DKI common stockholders (the "DKI Price") in the DKI Merger and (y) Karma Series A Preferred Stock which will be valued at $130M (the "Preferred") and will entitle L to receive the cumulative preferred dividend set forth below. L will contribute to Karma cash sufficient to undertake the DKI Merger. Karma will not have any funded indebtedness other than the indebtedness assumed pursuant to the DKI Merger and the acquisition of the store at 819 Madison Avenue.

    - It is the parties' intent that, immediately prior to the DKI Merger, DK/SW will exchange shares of stock in DKI representing 14.0% of the outstanding shares of common stock of DKI for an equal number of shares of Karma common stock (the "DKI Karma Exchange Shares"), valued at the DKI Price. The remaining shares of DKI stock owned by DK/SW will be converted in the DKI Merger into the right to receive the DKI Price (the "DK/SW Merger Cash"). After the DKI Merger, DK/SW will have the option (to be exercised immediately after the DKI Merger) (i) first, to use all of the DK/SW Merger Cash to purchase from L, and (ii) after all such

      DK/SW Merger Cash is so used, thereafter to use all of an additional
      $25 million in cash (the "Additional Investment Amount") to purchase from Karma, additional shares of Karma common stock, such that, if such DK/SW Merger Cash and Addi tional Investment Amount is so used, DK/SW will own (together with the DKI Karma Exchange Shares) an aggregate number of shares of Karma common stock representing 14.3% of shares of Karma common stock. Immediately after the closing of the DKI Merger and any purchase of Karma shares by DK/SW pursuant to the preceding sentence, L will own all of the remaining shares of Karma common stock not owned by DK/SW.

    - After the purchase by DK/SW of any shares of Karma common stock as provided in the prior paragraph and prior to three months after the closing of the DKI Merger (the "DKI Closing Date"), with the consent of DK/SW (which consent shall not be unreasonably withheld), L shall have the right to sell an aggregate number of shares of Karma common stock representing up to 5.69% of the shares of Karma common stock to accredited investors
    [intentionally omitted]
     which sales shall not be subject to the Right of First Offer described below or any other restric tion. L and DK/SW agree that Karma will not issue any additional equity for 15 months from the DKI Closing Date (except
     (i) for sales to DK/SW as provided above, (ii) for issuances under employee stock option or other incentive plans in accordance with the terms of this Annex A, (iii) as pro vided in External Financing/Capital Calls below, and
     (iv) any acquisitions approved as provided by the terms of this Annex A).

    - On the DKI Closing Date, L(US) will own, directly or indirectly, at least 80% of Karma's common stock and will consolidate with Karma for tax purposes.

    - Except as expressly provided in this Annex A, any other common equity interests in Karma will be in the form of phantom stock or other similar equity incentives granted to the CEO or YC, subject in the case of the CEO to achieving certain performance goals. Other equity incentive programs to retain and incentivize key senior Karma executives will need to be developed by L and DK/SW. L(US) will consolidate with Karma for US tax purposes and Karma and L(US) will enter into a tax sharing agreement pursuant to which Karma will be required to pay to L(US) an amount equal to the federal, state and local taxes that would have otherwise been owing by Karma if Karma had not been consolidated for tax purposes with L(US). For the purpose of determining the payment due from Karma to L(US), Karma shall not be able to use L(US)'s operating losses or other attributes generated by the L(US) group (excluding Karma). The tax sharing agreement will contain similar provisions relating to the utilization by the L(US) group of any losses or other attributes generated by Karma. The tax sharing agreement will provide appropriate procedures for the contest of tax controversies consistent with the status of Karma as a non-wholly-owned member of the L(US) group.

    - As soon as practicable but in no event more than 20 days following the GS Closing Date, L and G Studio II, LLC ("GS II") will enter into an agreement, substantially in the form attached hereto as Appendix I (the "GS II Agreement").

GOVERNANCE ISSUES

    - Karma will be an independent company within L, organized under and reporting to L's Fashion Group. Karma's charter and by-laws will provide that the only permitted action of Karma will be conducting the business of DKI subject to the amendment of the charter or by-laws pursuant to the procedures set forth below. Karma will be managed in accordance with the Conceptual Business Plan attached hereto as Appendix IV, which Conceptual Business Plan will be subject to modification or change in accordance with the procedures applicable to Super Majority Board Decisions as set forth below.

    - Karma will be governed by a seven-member Board consisting of DK and SW (or their designees for so long as the Ownership Threshold (as defined below) is met), the CEO, and four designees of L (including, (x) YC as long as he is an employee or consultant of L or an affiliate of L and (y) the Chairman of L Fashion Group).

    - The CEO will report to the Board and will have authority over day-to-day ordinary course business decisions, acting within the constraints of approved strategic plans and operating budgets. Such plans and budgets will be developed by the CEO in conjunction with the Chairman of L Fashion Group and DK and SW (or their designees) and presented to the Board for its approval, all as consistent with the corporate budget process of the L Fashion Group. DK will be Chief Designer of Karma and will have creative control of Karma consistent with the terms of the form of the employment agreement to be entered into between DK and Karma (the "DK/Karma Employment Agreement"), substantially in the form attached hereto, and the by-laws of Karma. DK/SW and L agree that they will work together to form Karma and to cause the Karma certificate of incorporation and by-laws to reflect the provisions of this Annex A in accordance with the terms hereof; it being understood that the duties and scope of authority of DK as set forth in the DK/Karma Employment Agreement will also be incorporated in the Karma by-laws so long as she is employed by Karma.

    - L agrees that it will, and will cause its Board designees to, operate Karma in a manner consistent with its and their fiduciary obligations to all Karma shareholders.

    - For so long as DK/SW (for the avoidance of doubt, including the family trusts, family members, beneficiaries, etc.) maintain an investment in shares of Karma common stock with a cash value of least $10M, based on the Base Price as computed in Appendix II attached hereto (such threshold being referred to as the "Ownership Threshold"), the following decisions ("Super Majority Board Decisions") require approval by a super-majority of the Board (i.e., the vote of six members which must include DK and SW (or each of their designees as applicable) (the "Super Majority Approval")).

       (1) Any change in Karma's dividend policy (as described below).

       (2) (a) Any acquisition by Karma or one of its subsidiaries in an amount above $15M (including the assumption of debt) or (b) any divestiture or sale of assets of Karma or one of its subsidiaries which are material to Karma taken as a whole (the determination of materiality will be subject to arbitration if the parties cannot decide at the time the decision is being made).

           - Note that if the Karma Board reviews and does not obtain Super Majority Approval, L will have the right to make such acquisition itself and may enter into a Related Party Transaction (as defined below).

       (3) The (a) decision to obtain External Financing or a Capital Contribu tion or (b) any change in the process relating to External Financing/Capital Calls (as described below).

       (4) The decision to register the equity or debt securities of Karma or one of its subsidiaries for sale on a public exchange or stock market.

       (5) Any change in Karma's equity capital structure (e.g., issuance of new equity, authorization of supervoting shares, preferred stock or an employee stock option plan, not including issuances of up to 3% of the common equity interest of Karma to employees under stock option and other incentive plans).

       (6) Any change in Karma's charter, by-laws, the shareholder agreement or other governance documents (except for changes to Karma's by- laws that are effected subsequent to the termination of DK's employ ment to reflect the fact that DK is no longer Chief Designer).

       (7) Any substantial modification or changes to the scope of Karma's business beyond that described in the Conceptual Business Plan.

       (8) The liquidation or dissolution of Karma.

       (9) The guarantee of payment obligations or the performance of the other obligations of third parties (other than L or any of its subsidiaries or affiliates), including liens on material assets of Karma for the benefit of third parties (other than L or any of its subsidiaries or affiliates), other than guarantees made in the ordinary course of business of Karma.

       (10) Entering into any transaction with L or any subsidiary or affiliate of L (a "Related Party Transaction"); provided, however, that "Related Party Transaction" shall not include transactions solely for the provision of treasury, cash management or other corporate support services (which shall be provided on a third party arm's length basis) (Related Party Transactions would include, for example, any manufacturing or distribution agreement, real estate lease or licensing agreement, including with respect to services provided by any businesses ac quired by L following the failure to obtain Super Majority Approval with respect to any such acquisition).

    - Except with respect to the two matters specified below, if Super Majority Approval of any of the matters set forth above is not obtained, L will have a Call Right on all the DK/SW shares of Karma common stock at agreed-upon prices (as described in Appendix II) which L must exercise in full if Karma is to take the action in dispute. If Karma nonetheless takes the action without L exercising its Call Right, DK/SW may then put all (but not some) of its shares at the same price as would have applied to L's Call Right.
    However, failure to obtain a Super Majority Approval of the following items will not provide L with a Call Right (and therefore Karma will be prohibited from taking any such action):

       - Acquisitions in the amount above US$15M (but see above).

       - Entering into a Related Party Transaction.

Notwithstanding the Ownership Threshold set forth above, if both DK and SW are deceased, the DK/SW interests will not have the right to designate members to the Karma Board and will not have the approval rights set forth above, but they will have the right to approve the matters set forth in numbers 1, 3(b), 6, and 8 above (such rights to be embodied as a contract right in the Karma shareholders agreement).

DIVIDEND POLICY

    - The Preferred will be non-voting and will carry a non-participating, cumulative preferred dividend of zero for the calendar years 2001 and 2002 and $15M per annum payable quarterly in arrears thereafter.

    - If paid, dividends or other distributions, redemptions or returns of capital to any of its holders of shares of Karma common stock ("Dividends") will be paid on an equal per share basis (the "Per Share Dividend"); provided that Dividends on the Preferred will have priority.

    - Until December 31, 2003, Karma will not pay Dividends to its common shareholders.

    - From and after December 31, 2003 until December 31, 2006, Karma may pay Dividends to its common shareholders in an aggregate amount per year of no more than 25% of net income for such year (as calculated in accordance with U.S. accounting principles in a manner consistent with Karma's past practice ("US GAAP")).

    - From December 31, 2006 until December 31, 2010, Karma may pay Dividends to its common shareholders in an aggregate amount per year of no more than 65% of net income, calculated in accordance with US GAAP.

    - Following December 31, 2010, Karma may pay Dividends to its common shareholders in an aggregate amount per year of no more than 80% of net income for such year, calculated in accordance with US GAAP.

EXTERNAL FINANCING/CAPITAL CALLS

    - If, as long as the Ownership Threshold is met, the Board determines by Super Majority Approval that Karma requires additional capital (beyond internally- generated funds), it will require that Karma seek to borrow such amount from an unrelated institutional lender on commercially reasonable terms. If Karma is successful in obtaining a source for such funds, the Board must notify L, which has the option to provide such funds on the same terms. If L declines to make such loan, Karma may borrow from the unrelated lender. If Karma is unable to borrow such amounts on commercially reasonable terms, the Board may request (only by Super Majority Approval) the shareholders to provide a capital contribution, in proportion to their respective ownership interest. If any shareholder elects not to make a capital contribution, the shareholder's ownership interest will be adjusted to reflect this and the respective contribution of the other shareholders. Notwithstanding the foregoing, if both DK and SW are deceased, the decision to obtain additional capital described above will not be subject to Super Majority Approval, but any variations from the process described above will require the contractual consent described in the last paragraph under "Governance Issues."

    - DK/SW and/or L may present alternative financing proposals to the Board for consideration.

HIRING DECISIONS

    - [intentionally omitted]

    - DK, as long as she is an employee of Karma, will have veto rights (as set forth below) over the selection of the CEO

    - [intentionally omitted]

    In this context, the following procedure must be followed:

       - L must present to DK for her consideration and approval three quali fied CEO candidates with experience and credentials (consistent with L's existing standards for similarly situated executives) within a six-month period (it being understood that L must give DK a reasonable amount of time during such six month period to evaluate each candidate). At the time that either (1) at least three candidates have been presented to DK or (2) six-months from the commencement of the CEO selection process have elapsed, whichever is longer, DK must approve one of the CEO candidates (the "CEO Selection") within 45 days. If DK does not make a CEO Selection within 45 days after the later of the time frames specified in (1) and (2) of the preceding sentence, the Karma Board of Directors will have the right to make the CEO Selection. (This process is the "CEO Selection Process").

       - If the CEO Selection Process occurs but a CEO is chosen without DK's approval, she will have the right to exercise a Put Right on her shares of Karma common stock at (i) the Premium Price for the thirty day period following commencement of such CEO's employment and (ii) the Base Price at any time after such thirty day period and during the one year period following commencement of such CEO's employment. Note that DK will be able to terminate her employment agree ment for "Good Reason" under this circumstance, in accordance with the terms of the DK/Karma Employment Agreement; provided that the prices applicable to any exercise of a put by DK/SW in such circumstance will be governed by the pricing terms set forth in the preceding sentence. For purposes of this put, the applicable Valuation Date for the Equity Value of Karma will be the date that such non-approved CEO commences employment.

    - DK, as long as she is an employee of Karma, will have the right to propose or veto and the Karma CEO will have the right to propose or veto, as the case may be, the hiring of the following employees in the same procedure as the CEO Selection Process (modified as appropriate to reflect which party is proposing and which party is vetoing and that in each case the person who sets forth the proposal has the ultimate decision-making ability):

       - For the hiring of Senior Design Directors or any other senior creative personnel, all of whom shall report to her, including senior product design and development personnel, senior creative advertising and marketing personnel and senior personnel responsible for retail visual imaging and merchandising, retail fashion coordination and the non-financial aspects of public relations: DK proposes, Karma CEO vetoes; it being understood that the failure of Karma CEO to approve one of DK's senior creative personnel candidates within the time frame specified will result in DK having the right to make the final selection. Notwithstanding the foregoing, Karma will not be obligated to hire any of the aforementioned senior creative personnel, provided it has "good reason" (i.e., evidence on the part of the pro spective senior creative employee of alcohol abuse, illicit drug use, the commission of any material act of dishonesty or fraudulent behavior, the conviction of a felonious criminal act, or the like).

       - For the hiring of the Brand Presidents of DK and DKNY or any other brand of similar importance developed by Karma during the term of DK's employment: Karma CEO proposes, DK vetoes; it being under stood that the failure of DK to approve one of such candidates within the time frame specified will result in the Karma CEO having the right to make the final selection.

       - With respect to these executives (for the avoidance of doubt, not including the CEO), in the event that the candidate selection process results in the selection of a candidate DK has vetoed, she will not have a Put Right and she will not be able to terminate her employment agreement for "Good Reason".

    - L agrees that neither it nor any of its affiliates (other than Karma) will hire (x) any potential employee of Karma for a position as a Brand President, Head Designer, First Assistant to a Head Designer, Head of Creative Services, who, to the knowledge of L's designees on the Board, is in substantive employment negotiations with Karma, or (y) any existing employee of Karma, without the approval of Karma's CEO or, in the case of design or creative personnel, without the approval of DK, unless said employee or potential employee has himself previously initiated contact with L or its affiliates directly.

DK/KARMA EMPLOYMENT AGREEMENT

    - Upon consummation of the DKI Merger, DK agrees to enter into the DK/Karma Employment Agreement, the form of which is attached hereto as Appendix V.

OTHER TRANSACTION ISSUES

    TERMS RELATING TO 819 MADISON

    - The parties agree that if L enters into a definitive agreement for the DKI Transaction within 6 months from the date of the Agreement, L will cause Karma to acquire, within 9 months from the date of the Agreement, the 819 Madison Avenue store (including the lease and all related agreements) from UZ at its documented cost and expenses, and will complete the project and operate the store as a DK Collection store. No adjustment will be made to the respective equity holdings of Karma's shareholders in respect of the provision of such funds. The estimated total capital cost of the project (excluding rent, inventory and other non-capital expenses) is approximately US$13.7M. The existing Boutique Agreement between UZ and DKI will be cancelled. In the event L does not enter into a definitive agreement for the DKI Transaction within 6 months of the date of the Agreement, L shall be obligated to assume the obligations relating to the 819 Madison Avenue store described above, effective from the end of such 6 month period and in accordance with the terms of the letter agreement entered into among L, DK/SW and UZ on the date hereof.

    - In order for Karma to so acquire the 819 Madison store in accordance with the terms of the lease, UZ shall assign to Karma (or if the DKI Merger has already occurred, DKI), and Karma or, if applicable, DKI will accept the assignment of, such lease from UZ immediately upon the consummation of the DKI Merger. This method of transfer will not in any way limit the obligation of Karma to directly reimburse UZ for all of its documented costs and expenses. Additionally, Karma will indemnify UZ for its continuing obligations as "Tenant", if any, despite the valid assignment of the 819 Madison lease.

    PLEDGE OF SHARES OF KARMA COMMON STOCK

    - As collateral security for DK/SW's indemnification obligations that may arise under the Agreement, after the DKI Merger is consummated and DK/SW becomes a Karma shareholder (if such DKI Merger occurs prior to 24 months from the GS Closing Date), DK/SW will pledge their shares of Karma common stock ("Pledge Agreement") to L; provided, however, that in no event shall the term of the Pledge Agreement continue beyond 24 months from the GS Closing Date; provided, further, that the Pledge Agreement shall include a mechanism that will provide for the release of one-third of such shares of Karma common stock from such pledge 18-months thereafter.

    KARMA-PARENT GUARANTY

    - If at any time during the period from the DKI Closing Date to the full exer cise by DK/SW of the put rights, or by L of the call rights, described herein L's net worth falls below $400M, L-Parent agrees for so long as L's net worth remains below $400M to unconditionally guaranty the payment obligations of L in respect of any put by DK/SW of their shares of Karma common stock.

    [intentionally omitted]

INTERACTION WITH L AND OTHER L GROUP COMPANIES

    - Karma may access the resources of L or other L Group companies (i.e., manufacturing, sourcing, media buying, real estate) or provide resources (i.e., DKI Hong Kong office or Creative Services Group) to L or other L Group companies, as it sees fit in the sole discretion of Karma's management and under certain circumstances, its Board of Directors.

    - All commercial agreement and/or transactions between Karma and L will be on a third-party, arm's-length basis and subject to Super Majority Approval as discussed above.

    - DK/SW will have a Right of First Offer, as defined below, on any sales by any Karma shareholder (or any of its affiliates), other than DK/SW, of its ownership interests in Karma to any unrelated third party, as more fully described in the Put/Call Matrix attached hereto.

    - For so long as the Ownership Threshold is met, DK/SW will have preemptive rights on any issuances of equity interests by Karma or any of its subsidiaries in accordance with the following general terms. In the event Karma or any of its subsidiaries issues, sells or grants rights to acquire any shares of common stock, or options, warrants or similar instrument or any other security convertible or exchangeable therefor (except for issuances to employees, employee benefit plans, issuances as consideration to sellers in connection with acquisitions and issuances to directors, consultants and officers; it being understood that any such issuances (other than issuances of up to 3% of the common equity interest in Karma to employees under stock option or other incentive plans) will constitute changes to Karma's equity structure and will be subject to Super-Majority Approval), then Karma will be obligated to offer DK/SW the right to purchase at the sale price and on the same cash or cash equivalent terms and conditions of the sale, up to such amount of shares of common stock or such other equity interest as would be necessary to maintain their then current pro rata ownership interest in Karma's common equity. Karma will promptly notify DK/SW in writing of any proposed issuance, sale, transfer or grant of equity interests of Karma or any of its subsidiaries and the material terms thereof. Within 30 days of receipt of Karma's notice that it or any of its subsidiaries intends to issue equity interests, DK/SW must notify Karma of their desire to purchase any such equity interests.

    - Appendix II is the Put/Call Matrix which outlines the (1) circumstances and valuations of the put and call rights on the shares of Karma common stock held by DK/SW pursuant to which DK/SW may put to L, and L may call from DK/SW, the Karma shares owned by DK/SW, (2) DK/SW's tag-along rights and L's drag-along rights and (3) DK/SW's Right of First Offer (as defined below) on L's Karma shares. Appendices II and III include certain definitions and formulas relevant to the put/call purchase price (the "Put/Call Purchase Price"). No put or call is exercisable for the first year following the DKI Closing Date. DK/SW cannot transfer any shares in Karma, except (x) as described on the attached Put/Call Matrix, (y) to the Karan-Weiss Foundation or (z) to or for the benefit of family members for tax or estate planning purposes provided that the Karan-Weiss Foundation or any such trusts or family members are bound by this Annex A.

URBAN ZEN

    - UZ will have a high-end luxury and/or couture positioning in all of the markets and product categories in which it will compete with Karma including, but not limited to, apparel, accessories, home-related products and cosmetics/skin care.

    - Trademark and any derivatives thereof and business to be retained by DK (e.g., "SubUrban Zen").

    - L will acquire symbolic ownership in UZ (i.e., 5%), in conjunction with the consummation of the DKI Merger and the valuation of such ownership shall be based on DK's actual investment in UZ at the time.

    - UZ will determine which DK Collection stores will carry UZ products and will select the UZ products to be carried in particular DK Collection stores; provided, that Karma CEO will have the right to approve or disapprove of the sale of UZ products in DK Collection stores. If approved by the Karma CEO, UZ products will be carried in DK Collection stores [intentionally omitted] and will provide space for UZ products on a non-discriminatory basis consistent with existing Boutique Agreement.

    - L will have a Right of First Offer and a Right of First Refusal, both as defined below, on any sale by any shareholder of UZ (other than L) of his or her ownership interests in UZ other than for tax or estate-planning purposes and DK will have a Right of First Offer and a Right of First Refusal on any sale by L of its ownership interests in UZ. L's Right of First Offer and Right of First Refusal will terminate upon DK/SW ceasing to own any shares of Karma common stock and DK ceasing to be employed by Karma.

    - On the GS Closing Date, GS and DK will enter into an agreement acknowledging DK's rights to use her name and likeness in connection with her involvement in UZ, consistent with the provisions contained in
      Section 1.5 of the DK/Karma Employment Agreement.

    - There are no restrictions on DK in her activities regarding UZ or UZ in its business or activities, except that UZ products may only be sold in DK Collection full price retail stores (and Karma may claim that it is the exclusive third-party retailer of UZ products) or UZ free-standing retail stores, but the decision to purchase or distribute UZ products in DK Collection stores must be acceptable to both UZ and Karma (as compared to UZ stores, which is solely a DK/SW decision).

    - To the extent UZ chooses to enter into license, joint venture, strategic alliance or other similar relationship to develop its services, real property assets or products, it will offer such opportunity first to L. However, UZ will have no obligation to use L, if L cannot provide the appropriate product quality, distribution, pricing or expertise required by UZ in its sole discretion.

    - L will commit to provide services and support (including, but not limited to, manufacturing and sourcing) to UZ through L or Karma based upon arms-length commercial agreements to be established at the time the services are requested.

DEFINITIONS OF RIGHTS OF FIRST OFFER/ RIGHTS OF FIRST REFUSAL

    - For purposes of this Annex A, a Right of First Offer is defined as follows: If a selling party desires to sell all or a portion of its shares, it shall provide written notice to the other shareholder or shareholder group requesting that it or they deliver an offer to purchase its shares. The shareholder or shareholder group has 30 days from receipt of such notice to make a bone fide all-cash offer for the shares of the selling party. If the shareholder or shareholder group elects not to make an offer for the shares, the selling party shall be free to sell all or a portion of its shares to any third party, subject to tag-along and drag-along rights, if any, on any terms for a period of 90 days. If the share holder or shareholder group delivers to the selling party an offer ("Offer Notice") for all or part of its shares ("Subject Interests"), the selling party must accept or decline such offer within 30 days of receipt of the Offer Notice ("Offer Period"). In the event the selling party declines to accept the proposal made in the Offer Notice, for a period of 90 days following the Offer Period, the selling party shall be free to sell the Subject Interests to a third party either (i) at a price no less than 105% of the purchase price proposed in the Offer Notice or (ii) at any price less than 105% of the purchase price proposed in the Offer Notice, subject to compliance with applicable rights of first refusal described below. If the selling party does not sell the Subject Interests within 90 days of the termination of the Offer Period, the selling party's right to sell such Subject Interests shall terminate and the other shareholder's or shareholder group's right of first offer with respect to such Subject Interests would be reinstated.

    - For purposes of this Annex A, a Right of First Refusal is defined as follows: If a selling party receives an offer from an unrelated third party, he must provide notice to the other shareholder or shareholder group setting forth the terms of such offer and the identity of such third party. The other shareholder or shareholder group has the option to purchase from the selling party all of the shares that are the subject of the third party offer on the same cash or cash equivalent terms as such offer for a period of 30 days. If at the end of such period, the shareholder or shareholder group has not elected to purchase the shares, the selling party shall be free to sell the shares to the third party for a period of 90 days, after which time the shareholder's or shareholder group's right of first offer described above shall be reinstated.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF DONNA KARAN INTERNATIONAL INC.

     The undersigned hereby appoints John D. Idol, Joseph B. Parsons and Lynn
E. Usdan, or any of them, proxies (each with full power of substitution) to vote, as indicated below and in their discretion upon such other matters, not known or determined at the time of solicitation of this proxy, as to which stockholders may be entitled to vote at the special meeting of the stockholders of Donna Karan International Inc. to be held at _______________ on ____________, 2001 at _____, local time, and at any adjournment or postponement of the special meeting, as indicated on the reverse side.

     This proxy is solicited on behalf of the board of directors of Donna Karan International Inc. This proxy, when properly executed, will be voted in a manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted "FOR" proposal 1. If other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

               (Continued and to be signed on the reverse side)

     1. A proposal to adopt the Agreement and Plan of Merger, dated as of March 31, 2001, by and among Donna Karan International Inc., LVMH Moet Hennessy Louis Vuitton Inc. and DKI Acquisition, Inc. and approve the merger of DKI Acquisition, Inc. with and into Donna Karan International Inc. as provided therein.

                / / FOR          / / AGAINST          / / ABSTAIN

     The undersigned hereby acknowledges receipt of the notice of the special meeting and the proxy statement.

                     PLEASE SIGN AND DATE THIS PROXY BELOW.


                                            Date:

                                            ___________________________________

                                            ___________________________________

                                            ___________________________________

                                            Please sign exactly as your name
                                            appears at left. When signing as
                                            attorney, executor, administrator,
                                            guardian or corporate official,
                                            please give full title.